As filed with the Securities and Exchange Commission on August 13, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NIO Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 20, No. 56 AnTuo Road, Jiading District

Shanghai, 201804

People’s Republic of China

+86 21 6908 3306

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Will H. Cai, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Allen Wang, Esq. Latham & Watkins 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852-2912-2500

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Class A ordinary shares, par value US$0.00025 per share(1)	US$1,800,000,000	US$224,100

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-                ). Each American depositary share represents                Class A ordinary shares.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued                 , 2018.

American Depositary Shares

NIO Inc.

Representing                  Class A Ordinary Shares

NIO Inc. is offering              American depositary shares, or ADSs. This is our initial public offering and no public market exists for our ADSs or ordinary shares. Each ADS represents              of Class A ordinary shares, par value US$0.00025 per share. We anticipate that the initial public offering price per ADS will be between US$             and US$             .

We have applied for the listing of our ADSs on the New York Stock Exchange under the symbol “NIO.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 14.

PRICE US$                 PER ADS

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to us
Per ADS	US$	US$	US$
Total	US$	US$	US$

(1)	See “Underwriting” beginning on page 207 of this prospectus for a description of the compensation payable to the underwriters.

We have granted the underwriters the right to purchase up to an additional                ADSs to cover over-allotments at the initial public offering price less the underwriting discounts and commissions.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Following the completion of this offering, our outstanding share capital will consist of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Mr. Bin Li, our chairman and chief executive officer, together with his affiliates, will beneficially own all of our issued Class C ordinary shares and will be able to exercise approximately     % of the total voting power of our issued and outstanding share capital immediately following the completion of this offering, assuming that the underwriters do not exercise their over-allotment option. The Tencent entities (as defined herein) will beneficially own all of our issued Class B ordinary shares and will be able to exercise approximately     % of the total voting power of our issued and outstanding share capital immediately following the completion of this offering, assuming that the underwriters do not exercise their over-allotment option. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights other than voting and conversion rights. Each holder of Class A ordinary shares is entitled to one vote per share, each holder of our Class B ordinary shares is entitled to four votes per share and each holder of our Class C ordinary shares is entitled to eight votes per share on all matters submitted to them for a vote. Our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B ordinary share and Class C ordinary share is convertible into one Class A ordinary share, whereas Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances.

The underwriters expect to deliver the ADSs to purchasers on             , 2018.

Morgan Stanley	Goldman Sachs (Asia) L.L.C.	J.P. Morgan

BofA Merrill Lynch	Deutsche Bank Securities	Citigroup	Credit Suisse	UBS Investment Bank

Wolfe Capital Markets and Advisory

                    , 2018.

Our Cars

Our Community

Interiors

NIO House

NIO Life

NIO APP

NOMI

NIO Pilot

NIO Power

You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy, the ADSs, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

Until             , 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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LETTER FROM BIN LI

Dear Investors,

NIO, which translates to “Blue Sky Coming” in its Chinese name, originated from our vision of a future filled with blue skies. We believe that improved smart electric car technologies, coupled with better experience of car ownership, will drive increased appreciation and adoption of smart electric cars, leading to the fulfillment of our vision of blue skies and a more sustainable future for our planet.

NIO was founded at a time when the world has been experiencing what may be the most significant technological change in the more than 100 years’ of development of the automotive industry. Increasingly sophisticated technologies such as autonomous driving, electric car technology, artificial intelligence, and cloud services are reshaping the automotive industry. We believe that these innovative technologies will not only relieve drivers from the monotony of their daily commutes, but will also make cars safer and more environmentally friendly and transform the car into a mobile living space, ultimately becoming a broader part of a user’s lifestyle. We believe that technological advances will reignite enthusiasm and passion toward automobiles.

Witnessing this time of technological change in the automotive industry, NIO’s founding investors and management team decided to participate as a driving and leading force. As a global start-up, thousands of our colleagues in China, the U.S. and Europe have made great achievements over the past three years that we are very proud of. We were the title sponsor for the winning driver in the first Formula E season in 2015; our EP9 supercar broke the record as the fastest all-electric car at the Nürburgring Nordschleife “Green Hell” track in Germany in May 2017; we launched our first volume manufactured vehicle, a high-performance and intelligent electric SUV, the ES8, and are currently scaling up deliveries to users; and we have developed our NIO Pilot ADAS system and NOMI assistant, showcasing our application of the latest automated assisted driving and artificial intelligence technologies in mass-production cars. Our team is not only visionary in its technological development, but also has the ability to execute on our vision and turn it into reality through strong execution.

Product excellence is just the beginning for NIO. What users want is a holistic experience exceeding expectations. We expect that the ownership of cars will be redefined by a new experience with respect to cars, services, digital connections and the experience beyond the car. Technological advances will not only reshape automotive products, but also connect cars, smart devices, infrastructure, service providers and users, making a more efficient and innovative user experience possible. Making use of this architectural framework, NIO offers one-stop care-free services to users. NIO Power aspires to provide convenient electric charging services so that eventually users may enjoy a level of convenience similar to or better than fuel charging, and NIO Service is designed to free users from hassles related to insurance, repair, and general car usage. We provide outstanding in-car software and connectivity systems, and also connect cars, services and users with our NIO mobile application efficiently and cohesively. Our NIO Life offers distinct accessories and merchandise. We collaborate with Tencent to deliver a high quality in-car music streaming experience, and partner with JD.com for delivery services directly to and from our cars. Our objective is not just to provide care-free services, but more importantly to shape a joyful lifestyle with users.

Technological advances enable us to offer excellent products and services and also to streamline connections between us and users as well as among users. We aim to develop NIO into a community starting with cars and growing with our users. Through our NIO mobile application, hundreds of thousands of people are connecting with each other or sharing moments, while our NIO Houses offline have become an increasingly popular destination to gather and share for our users. Our innovative NIO Day, among other NIO events, was well received by our users. Through these interactive experiences, we are building trust and providing unique experiences to our users, and NIO, as a community, is gaining increasing vibrancy.

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Our users’ passion and support has inspired me to think further about creating a deeper connection between NIO and our users. After long and careful consideration, I plan to transfer 50 million NIO shares beneficially owned by me, which account for approximately one third of all my beneficially owned NIO shares, to a trust at an appropriate time in the future. While I will retain the voting rights of the shares to be transferred to the trust, I will let NIO users discuss and propose how to use the economic benefits from these shares, through certain mechanisms to be implemented in the future. I believe this trust arrangement further advances NIO’s pursuit of our original aspiration of becoming a user enterprise and will also deepen our relationship with users. I also believe NIO users, shareholders, employees, and partners will all benefit from this arrangement in the long run.

To deliver superb products, an experience beyond expectations, and create a harmonious and vibrant community, we need good values to motivate and unite our teams around the world. In the early days of NIO, my colleagues from all over the world went through a series of discussions and came up with the following corporate values for our company:

Honesty: We value truthfulness, integrity and clarity in everything we do. This allows us to be open, be sincere and share our thoughts openly with our stakeholders.

Care: We are deeply passionate about what we do. We strive to build strong, natural relationships that last, and we want this spark to energize everyone around us, which enables us to enjoy our journey together. We care, listen, and share our thoughts because we treat each of our users as if the user were ourselves.

Vision: We go where others will not – fundamentally disrupting the industry with the aim of creating value for our users. We think big and visualize opportunities by embracing new ways of thinking, working and communicating.

Action: We are empowered to act – doing only what we believe in and building trust by executing on our vision. We move quickly and with purpose – actively anticipating the needs of our users and creating opportunities for our business.

Since our inception, these values have helped us overcome challenges in team integration, make more users trust us as a visionary and reliable friend, and earn the trust of our shareholders and full support from our partners. I believe these values will guide us throughout our growth path in the future.

The automobile has been one of the most important products in people’s lives for more than a century. As we look to the future, innovative technologies will bring to us better experiences, higher satisfaction and expanded possibilities. Despite potential challenges that we may face, I believe future cars will make the world a better place. It is an honor for NIO to participate in the automobile industry transformation. We look forward to driving onto this new journey with you.

Bin Li

Founder, Chairman and Chief Executive Officer

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to invest in our ADSs. This prospectus contains information from an industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm, to provide information regarding our industry and our market position in China and globally. We refer to this report as the “Frost & Sullivan Report.”

Our Mission

Our mission is to shape a joyful lifestyle by offering premium smart electric vehicles and being the best user enterprise.

Overview

We are a pioneer in China’s premium electric vehicle market. We design, jointly manufacture, and sell smart and connected premium electric vehicles, driving innovations in next generation technologies in connectivity, autonomous driving and artificial intelligence. Redefining user experience, we aim to provide users with comprehensive, convenient and innovative charging solutions and other user-centric service offerings. Our Chinese name, Weilai ( ), which means Blue Sky Coming, reflects our commitment to a more environmentally friendly future.

The first model we developed was the EP9 supercar, introduced in 2016. The EP9 set a world record as the then fastest all-electric car on the track at the Nürburgring Nordschleife “Green Hell” track in Germany in May 2017, finishing a lap in 6 minutes and 45.90 seconds. Combined with an attractive design and strong driving performance, the EP9 delivers extraordinary acceleration and best-in-class electric powertrain technology, helping position us as a premium brand.

We launched our first volume manufactured electric vehicle, the ES8, to the public at our NIO Day event on December 16, 2017 and began making deliveries to users on June 28, 2018. The ES8 is a 7-seater all aluminum alloy body, premium electric SUV that offers exceptional performance, functionality and mobility lifestyle. It is equipped with our proprietary electric powertrain system, which is capable of accelerating from zero to 100 km per hour in 4.4 seconds and delivering a New European Driving Cycle, or NEDC, driving range of up to 355 km and a maximum range of up to 500 km in a single charge. As of July 31, 2018, we had delivered 481 ES8s and had unfulfilled reservations for more than 17,000 ES8s with deposits. Of these reservations, approximately 12,000 consisted of reservations for which only an initial fully refundable deposit of RMB5,000 had been made. Upon signing of a purchase agreement, which is required prior to a vehicle entering into production, the initial RMB5,000 deposit becomes non-refundable and the user must pay an additional RMB40,000 non-refundable deposit. As of May 31, June 30 and July 31, 2018, we had unfulfilled reservations for 1,401, 3,186 and 4,989 ES8s, respectively, for which non-refundable deposits had been made.

We plan to launch our second volume manufactured electric vehicle, the ES6, by the end of 2018 and start initial deliveries in the first half of 2019. The ES6 is a 5-seater, high-performance premium electric SUV, set at a lower price point than the ES8 to target a broader customer base.

We aim to create the most worry-free experience for our users, online or offline, at home or on-the-go. In response to common concerns over the accessibility and convenience of EV charging, we offer a comprehensive, convenient and innovative suite of charging solutions. These solutions include Power Home, our home charging solution, Power Swap, our innovative battery swapping service, Power Mobile, our mobile charging service through charging trucks, and Power Express, our 24-hour on-demand pick-up and drop-off charging service. In addition, our vehicles are compatible with China’s national charging standards and have access to a nationwide publicly accessible charging network of over 214 thousand public charging piles, 59.6% of which are superchargers. Beyond charging solutions, we offer comprehensive value-added services to our users, such as statutory and third-party liability insurance and car damage insurance through third-party insurers, repair and routine maintenance services, courtesy car during lengthy repairs and maintenance, nationwide roadside assistance, as well as an enhanced data package. We believe these solutions and services, together, will create a holistic user experience throughout the vehicle lifecycle.

The electric powertrain technologies we developed for the EP9 set the technological foundation for the development of our vehicles, from the ES8, to the planned ES6 and to other future models. Our electric powertrain consists of three key sub-systems: an electric drive system, or EDS, an energy storage system, or ESS, and a vehicle intelligence control system, or VIS. Our electric powertrain reflects our cutting-edge proprietary technologies and visionary engineering in our EV design.

We are a pioneer in automotive smart connectivity and enhanced Level 2 autonomous driving. NOMI, which we believe is one of the most advanced in-car AI assistants developed by a Chinese company, is a voice activated AI digital companion that personalizes the user’s driving experience. NIO Pilot, our proprietary enhanced Level 2 ADAS system, is enabled by 23 sensors and equipped with the Mobileye EyeQ®4 ADAS processor, which is eight times more powerful than its predecessor.

We have significant in-house capabilities in the design and engineering of electric vehicles, electric vehicle components and software systems. We have strategically located our teams in locations where we believe we have access to the best talent. Our strong design, engineering and research and development capabilities enable us to launch smart and connected premium electric vehicles that are customized for, and thus appealing to, Chinese consumers. In addition, our research and development efforts also have resulted in an extensive intellectual property portfolio that we believe differentiates us from our competitors.

We adopt an innovative sales model compared to incumbent automobile manufacturers. We sell our vehicles through our own sales network, including NIO Houses and our mobile application. NIO Houses are not only the showrooms for our vehicles, but also clubhouses for our users with multiple social functions. Prospective users can place orders using our mobile application and more importantly, our mobile application fosters a dynamic and interactive online platform. We believe our online and offline integrated community which is developing from our NIO Houses and mobile application will retain user engagement and cultivate loyalty to our brand, along with other successful branding activities such as our annual NIO Day and our championship winning Formula E team.

Market Opportunities

China is the world’s largest passenger vehicle market. The premium segment in this largest market continues to take market share from the entry and mid-range segments, and is expected to continue to grow at a compound annual growth rate, or CAGR, of 12.4% from 2017 to 2022, according to Frost & Sullivan. The SUV segment in China is also expected to outpace industry growth for the next five years, reaching 16.9 million units in 2022, representing a CAGR of 9.4% during the same period.

China is also the largest new energy vehicle, or NEV, market in the world and continues to account for more than half of global battery electric vehicle, or BEV, sales. China’s BEV sales are expected to experience more than 40% annualized growth until 2022, according to Frost & Sullivan. We are targeting the premium BEV segment in order to take advantage of the growth opportunities in that segment and our first two vehicles, ES8 and ES6, specifically target the premium SUV segment.

China is a clear leader in the global NEV market and notably skewed to BEVs

The Chinese NEV market benefits from favorable policies and strong government support. China’s NEV market has outperformed the global NEV market significantly, growing at a CAGR of 141.5% from approximately 21.8 thousand units in 2013 to 741.9 thousand units in 2017, according to Frost & Sullivan. During the same period, global NEV sales recorded a CAGR of 16.2%. China is expected to continue to lead the growth of the global NEV market, reaching 3.6 million units in 2022, growing at a CAGR of 37.1% from 2017 to 2022.

NEVs generally include three types: BEVs, hybrid electric vehicles, or HEVs, and plug-in hybrid electric vehicles, or PHEVs. Among these, the BEV is considered the most eco-friendly as a zero emission solution. Recognizing these benefits, the Chinese government favors BEVs to other NEVs and provides BEVs greater incentives. With battery technology improving and charging network expanding, consumer concern over driving range has also lessened, which is another factor contributing to the BEV market growth.

As a result, BEVs have witnessed the fastest growth among all NEV types in the past five years, growing from 13 thousand units in 2013 to 476 thousand units in 2017 at a CAGR of 147.9% in China, as compared to 68.2% in the global market. China had the highest share of BEVs as percentage of NEVs at 64.1% as compared to 27.3 % for the global market in 2017. China has become the largest BEV market globally, accounting for approximately 54.3% of the overall global BEV market in 2017. Frost & Sullivan predicts that over 2.6 million BEVs are expected to be sold in China in 2022, accounting for 64.6% of the global BEV market. During the period from 2017 to 2022, the sales volume of BEVs is expected to grow at a CAGR of 40.8% in China.

Largely unserved premium EV market in China

Among the top 10 BEV brands with the highest sales volumes in 2017, only Tesla was in the premium segment, while the other nine brands were in the entry segment and the average prices post subsidies of those other nine brands were all below RMB170,000, representing a largely unserved premium EV market in China. The following chart shows the China BEV SUV market landscape:

Note:	(1) Manufacturer suggested retail price pre subsidies

Source: Frost & Sullivan Report

As the above chart indicates, the ES8 boasts price advantages over the imported premium models, such as Tesla Model X due to cost advantages from localized manufacturing, purchase subsidies and the absence of customs duties and purchasing taxes. Currently we believe no premium BEV is available to Chinese consumers at competitive pricing and the ES8 is expected to face limited competition initially from premium BEVs.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•	Pioneer in China’s premium EV market;

•	Redefining EV experience with cutting-edge proprietary technology, visionary engineering and smart connectivity;

•	Revolutionary and comprehensive charging solutions;

•	User enterprise advocating a unique and holistic mobility lifestyle;

•	Strategic partnerships with global best-in-class technology and industrial leaders; and

•	World-class management, global talent pool and tech savvy investor base.

Our Strategies

We plan to pursue the following growth strategies to expand our business:

•	Successfully launch future models such as the ES6 timely to target a broader customer base and expand our product lineup;

•	Build our own manufacturing capacity and continue to optimize manufacturing costs by leveraging a common platform and production flexibility;

•	Expand our infrastructure and service coverage nationwide to improve user experience;

•	Continue to focus on technological innovation; and

•	Create more monetization opportunities during the lifetime ownership.

Our Challenges

We face risks and uncertainties in realizing our business objectives and executing our strategies, including those relating to:

•	Our ability to develop and manufacture a car of sufficient quality and appeal to customers on schedule and on a large scale is unproven and still evolving;

•	Our ability to grow manufacturing in collaboration with partners;

•	Our ability to manufacture, launch and sell electric vehicles meeting customer expectations;

•	Our ability to provide convenient charging solutions to our customers;

•	Our ability to satisfy the mandated safety standards relating to motor vehicles;

•	Our ability to secure supply of raw materials or other components used in our vehicles;

•	Our ability to secure sufficient reservations and sales of the ES8;

•	Our ability to control costs associated with our operations;

•	Our ability to build our NIO brand; and

•	Our ability to recruit, train and retained dedicated executive officers, key employees and qualified personnel.

Corporate History and Structure

We were founded in November 2014, as NextCar Inc., and changed our name to NIO Inc. in July 2017. We conduct our operations through our subsidiaries in China, the United States, Germany and the United Kingdom.

In April 2018, we entered into a series of contractual arrangements with Shanghai Anbin Technology Co., Ltd. and Beijing NIO Network Technology Co., Ltd., our VIEs, and their shareholders, to conduct certain future operations in China. In the future, we expect that our in-house vehicle manufacturing will be carried out primarily by Shanghai NIO New Energy Automobile Co., Ltd., or NIO New Energy, which is controlled by us through Shanghai Anbin Technology Co., Ltd. and/or its subsidiaries and we expect Beijing NIO Network Technology Co., Ltd. or Beijing NIO, will focus on value-added telecommunications services, including without limitation, performing internet services, operating our website and mobile application as well as holding certain related licenses. See “Corporate History and Structure.”

The chart below summarizes our corporate structure and identifies our significant subsidiaries, our VIEs and their significant subsidiaries, as of the date of this prospectus:

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the

Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

Our principal executive offices are located at Building 20, No. 56 AnTuo Road, Jiading District, Shanghai, 201804, People’s Republic of China. Our telephone number at this address is +86 21 6908 3306. Our registered office in the Cayman Islands is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.nio.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“ADAS” are to advanced driver assistance system;

•	“ADSs” are to our American depositary shares, each of which represents Class A ordinary shares;

•	“AI” are to artificial intelligence;

•	“BEV” are to battery electric passenger vehicles;

•	“China” or the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•	“Class A ordinary shares” are to our Class A ordinary shares, par value US$0.00025 per share;

•	“Class B ordinary shares” are to our Class B ordinary shares, par value US$0.00025 per share;

•	“Class C ordinary shares” are to our Class C ordinary shares, par value US$0.00025 per share;

•	“EV” are to electric passenger vehicles;

•	“FOTA” are to firmware over-the-air;

•	“ICE” are to internal combustion engine;

•	“NEV” are to new energy passenger vehicles;

•

“NIO” “we,” “us,” “our company” and “our” are to NIO Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entities and the subsidiaries of the consolidated variable interest entities;

•

“Ordinary shares” are to our ordinary shares, par value US$0.00025 per share, and upon and after the completion of this offering, are to our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares, par value US$0.00025 per share;

•	“RMB” and “Renminbi” are to the legal currency of China; and

•	“US$,” “U.S. dollars,” “USD,” “$,” and “dollars” are to the legal currency of the United States.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.

ADSs offered by us	ADSs (or ADSs if the underwriters exercise their over-allotment option in full).

ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their over-allotment option in full).

Ordinary shares outstanding immediately after this offering

We have adopted a triple-class ordinary share structure. A total of              ordinary shares, comprised of              Class A ordinary shares,              Class B ordinary shares and              Class C ordinary shares (or              ordinary shares if the underwriters exercise their over-allotment option in full, comprised of              Class A ordinary shares,              Class B ordinary shares and              Class C ordinary shares). Class B ordinary shares issued and outstanding immediately after the completion of this offering will represent             % of our total issued and outstanding shares and             % of the then total voting power (or             % of our total issued and outstanding shares and             % of the then total voting power if the underwriters exercise their over-allotment option in full). Class C ordinary shares issued and outstanding immediately after the completion of this offering will represent             % of our total issued and outstanding shares and             % of the then total voting power (or             % of our total issued and outstanding shares and             % of the then total voting power if the underwriters exercise their over-allotment option in full).

The ADSs	Each ADS represents Class A ordinary shares, par value US$0.00025 per share.

The depositary will hold Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Over-allotment option	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Use of proceeds	We expect that we will receive net proceeds of approximately US$ million from this offering, assuming an initial public offering price of US$ per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) research and development of products, services and technology, (ii) selling and marketing and development of sales channels, including NIO Houses, (iii) development of our manufacturing facilities and the roll-out of our supply chain, and (iv) general corporate purposes and working capital. See “Use of Proceeds” for more information.

Lock-up	[We, our directors, executive officers and all of our existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus.] See “Shares Eligible for Future Sale” and “Underwriting.”

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the ADSs offered in this offering to some of our directors, officers, employees and other individuals associated with us and members of their families through a directed share program.

Listing	We have applied to have the ADSs listed on the New York Stock Exchange under the symbol “NIO.” Our ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depositary Trust Company on , 2018.

Depositary	Deutsche Bank Trust Company Americas.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of comprehensive loss and cash flow data for the years ended December 31, 2016 and 2017, and summary consolidated balance sheet data as of December 31, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive loss and cash flow data for the six months ended June 30, 2017 and 2018, and summary consolidated balance sheet data as of June 30, 2018 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for shares and per share data)
Summary Consolidated Statements of Comprehensive Loss:
Revenue:
Vehicle sales	—	—	—	—	44,399	6,710
Other sales	—	—	—	—	1,592	241

Total revenues	—	—	—	—	45,991	6,951

Cost of sales:
Vehicle sales	—	—	—	—	(185,531)	(28,038)
Other sales	—	—	—	—	(13,648)	(2,063)

Total cost of sales	—	—	—	—	(199,179)	(30,101)

Gross loss	—	—	—	—	(153,188)	(23,150)

Operating expenses:(1)
Research and development(1)	(1,465,353)	(2,602,889)	(393,358)	(1,031,253)	(1,459,344)	(220,541)
Selling, general and administrative(1)	(1,137,187)	(2,350,707)	(355,247)	(964,363)	(1,726,297)	(260,884)

Total operating expenses	(2,602,540)	(4,953,596)	(748,605)	(1,995,616)	(3,185,641)	(481,425)

Loss from operations	(2,602,540)	(4,953,596)	(748,605)	(1,995,616)	(3,338,829)	(504,575)
Interest income	27,556	18,970	2,867	4,730	49,565	7,490
Interest expenses	(55)	(18,084)	(2,733)	(12,681)	(19,642)	(2,968)
Share of losses of equity investee	—	(5,375)	(812)	(2,986)	(7,358)	(1,112)
Investment income	2,670	3,498	529	1,991	—	—
Other income/(loss), net	3,429	(58,681)	(8,869)	(11,635)	(4,897)	(740)

Loss before income tax expense	(2,568,940)	(5,013,268)	(757,623)	(2,016,197)	(3,321,161)	(501,905)

Income tax expense	(4,314)	(7,906)	(1,195)	(4,325)	(4,368)	(660)

Net loss	(2,573,254)	(5,021,174)	(758,818)	(2,020,522)	(3,325,529)	(502,565)

Accretion on convertible redeemable preferred shares to redemption value	(981,233)	(2,576,935)	(389,436)	(1,139,341)	(6,744,283)	(1,019,220)
Net loss attributable to non-controlling interests	36,938	36,440	5,507	29,271	15,278	2,309

	Year Ended December 31,			Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for shares and per share data)
Net loss attributable to ordinary shareholders of NIO Inc.	(3,517,549)	(7,561,669)	(1,142,747)	(3,130,592)	(10,054,534)	(1,519,476)

Net loss	(2,573,254)	(5,021,174)	(758,818)	(2,020,522)	(3,325,529)	(502,565)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax	55,493	(124,374)	(18,796)	(29,678)	(153,155)	(23,145)

Total other comprehensive income/(loss)	55,493	(124,374)	(18,796)	(29,678)	(153,155)	(23,145)

Total comprehensive loss	(2,517,761)	(5,145,548)	(777,614)	(2,050,200)	(3,478,684)	(525,710)

Accretion on convertible redeemable preferred shares to redemption value	(981,233)	(2,576,935)	(389,436)	(1,139,341)	(6,744,283)	(1,019,220)

Net loss attributable to non-controlling interests	36,938	36,440	5,507	29,271	15,278	2,309

Comprehensive loss attributable to ordinary shareholders of NIO Inc.	(3,462,056)	(7,686,043)	(1,161,543)	(3,160,270)	(10,207,689)	(1,542,621)

Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	16,697,527	21,801,525	21,801,525	20,141,298	28,661,459	28,661,459
Net loss per share attributable to ordinary shareholders
Basic and diluted	(210.66)	(346.84)	(52.42)	(155.43)	(350.80)	(53.01)

Note:
(1)	Share-based compensation was allocated in operating expenses as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Research and development expenses	14,484	23,210	3,508	10,900	12,418	1,877
Selling, general and administrative expenses	62,200	67,086	10,138	24,938	93,146	14,076

Total	76,684	90,296	13,646	35,838	105,564	15,953

The following table presents our summary consolidated balance sheet data as of December 31, 2016 and 2017 and June 30, 2018.

	As of December 31,			As of June 30,
	2016	2017		2018
				Actual		Pro Forma(1)		Pro Forma As Adjusted(2)
	RMB	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except for shares data)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	581,296	7,505,954	1,134,327	4,423,234	668,455	4,423,234	668,455
Restricted cash	—	10,606	1,603	20,092	3,036	20,092	3,036
Property, plant and equipment, net	833,004	1,911,013	288,799	3,189,004	481,934	3,189,004	481,934
Total assets	1,770,478	10,468,034	1,581,967	10,276,097	1,552,960	10,276,097	1,552,960

Total liabilities	825,264	2,402,028	363,004	4,433,062	669,939	4,234,268	639,898

Total mezzanine equity	4,861,574	19,657,786	2,970,755	27,605,620	4,171,861	1,124,900	169,999

Total shareholders’ (deficit)/equity	(3,916,360)	(11,591,780)	(1,751,792)	(21,762,585)	(3,288,840)	4,916,929	743,063

Total shares outstanding	17,773,459	23,850,343	23,850,343	31,540,943	31,540,943	851,041,978	851,041,978

Notes:

(1)

The consolidated balance sheet data as of June 30, 2018 are adjusted on a pro forma basis to give effect to the automatic conversion of all of our outstanding ordinary shares and preferred shares into 851,041,978 ordinary shares immediately prior to the completion of this offering.

(2)

The consolidated balance sheet data as of June 30, 2018 are adjusted on a pro forma as adjusted basis to give effect to (i) the automatic conversion of all of our outstanding ordinary shares and preferred shares into 851,041,978 ordinary shares immediately prior to the completion of this offering; and (ii) the sale of              Class A ordinary shares in the form of ADSs by us in this offering at an initial public offering price of US$             per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

The following table presents our summary consolidated cash flow data for the years ended December 31, 2016 and 2017 and the six months ended June 30, 2017 and 2018.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(2,201,564)	(4,574,719)	(691,349)	(2,132,644)	(3,634,780)	(549,301)
Net cash provided by/(used in) investing activities	117,843	(1,190,273)	(179,879)	(1,721,738)	(1,153,962)	(174,391)
Net cash provided by financing activities	2,292,704	12,867,334	1,944,558	4,694,897	1,897,832	286,808
Effects of exchange rate changes on cash and cash equivalents	40,539	(168,120)	(25,407)	(18,567)	(160,219)	(24,214)
Net increase/(decrease) in cash and cash equivalents	249,522	6,934,222	1,047,923	821,948	(3,051,129)	(461,098)
Cash, cash equivalents and restricted cash at beginning of the year/period	347,109	596,631	90,167	596,631	7,530,853	1,138,090
Cash, cash equivalents and restricted cash at end of the year/period	596,631	7,530,853	1,138,090	1,418,579	4,479,724	676,992

RISK FACTORS

An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our ability to develop and manufacture a car of sufficient quality and appeal to customers on schedule and on a large scale is unproven and still evolving.

Our future business depends in large part on our ability to execute on our plans to develop, manufacture, market and sell our electric vehicles. We plan to manufacture our vehicles in higher volumes than our present production capabilities in strategic collaboration with a Chinese manufacturer and in the future at our planned manufacturing plants in China.

Our continued development and manufacturing of our first volume manufactured vehicle, the ES8, and our future vehicles are and will be subject to risks, including with respect to:

•	our ability to secure necessary funding;

•	the equipment we use being able to accurately manufacture the vehicle within specified design tolerances;

•	compliance with environmental, workplace safety and similar regulations;

•	securing necessary components on acceptable terms and in a timely manner;

•	delays in delivery of final component designs to our suppliers;

•	our ability to attract, recruit, hire and train skilled employees;

•	quality controls, particularly as we plan to eventually commence our own manufacturing in-house;

•	delays or disruptions in our supply chain; and

•	other delays and cost overruns.

We began making deliveries of the ES8 in June 2018. We do not expect to deliver our second planned vehicle, the ES6, until the first half of 2019, and we may not successfully develop the ES6. Our vehicles may not meet customer expectations and our future models, including the ES6, may not be commercially viable.

Historically, automobile customers have expected car manufacturers to periodically introduce new and improved vehicle models. In order to meet these expectations, we may be required to introduce new vehicle models and enhanced versions of existing vehicle models. To date we have limited experience designing, testing, manufacturing, marketing and selling our electric vehicles and therefore cannot assure you that we will be able to meet customer expectations.

Any of the foregoing could have a material adverse effect on our results of operations and growth prospects.

We have negative cash flows from operation, have only recently started to generate revenues and have not been profitable, all of which may continue in the future.

We have only recently started to generate revenues and have not been profitable since our inception. We incurred net losses of RMB2,573.3 million, RMB5,021.2 million (US$758.8 million) and RMB3,325.5 million

(US$502.6 million) in 2016, 2017 and the six months ended June 30, 2018, respectively. In addition, we had negative cash flows from operating activities of RMB2,201.6 million, RMB4,574.7 million (US$691.3 million) and RMB3,634.8 million (US$549.3 million) in 2016, 2017 and the six months ended June 30, 2018, respectively. We have made significant up-front investments in research and development and selling, general and administrative expenses to rapidly develop and expand our business. We expect to continue to invest significantly in research and development and sales and marketing, general and administrative expenses, to establish and expand our business, and these investments may not result in an increase in revenue or positive cash flow on a timely basis, or at all.

We may not generate sufficient revenues or we may incur substantial losses for a number of reasons, including lack of demand for our vehicles and services, increasing competition, as well as other risks discussed herein, and we may incur unforeseen expenses, or encounter difficulties, complications and delays in generating revenue or achieving profitability. If we are unable to achieve profitability, we may have to reduce the scale of our operations, which may impact our business growth and adversely affect our financial condition and results of operations.

We have a limited operating history and face significant challenges as a new entrant into our industry.

We were formed in 2014 and began making deliveries to the public of our first volume manufactured vehicle, the ES8, in June 2018. We are currently developing our second vehicle, the ES6, for delivery in 2019.

You should consider our business and prospects in light of the risks and challenges we face as a new entrant into our industry, including, among other things, with respect to our ability to:

•	design and produce safe, reliable and quality vehicles on an ongoing basis;

•	build a well-recognized and respected brand;

•	establish and expand our customer base;

•	successfully market not just our vehicles but also our other services, including our service package, energy package and other services we provide;

•	properly price our services, including our charging solutions and service package and successfully anticipate the take-rate and usage of such services by users;

•	improve and maintain our operational efficiency;

•	maintain a reliable, secure, high-performance and scalable technology infrastructure;

•	attract, retain and motivate talented employees;

•	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

•	navigate an evolving and complex regulatory environment.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.

We have limited experience to date in high volume manufacturing of our electric vehicles. We cannot assure you that we will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes required to successfully mass market the ES8 and future vehicles.

Furthermore, our vehicles are highly technical products that will require maintenance and support. If we were to cease or cut back operations, even years from now, buyers of our vehicles from years earlier might encounter difficulties in maintaining their vehicles and obtaining satisfactory support. We also believe that our service offerings, including user confidence in our ability to provide our charging solutions and honor our obligations under our service package will be key factors in marketing our vehicles. As a result, consumers will be less likely to purchase our vehicles now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed.

Manufacturing in collaboration with partners is subject to risks.

We have entered into an arrangement with Jianghuai Automobile Group Co., Ltd., or JAC, for the manufacture of the ES8 for five years. The ES8 is manufactured in partnership with JAC at its Hefei manufacturing plant. JAC is a major state-owned automobile manufacturer in China and it constructed such Hefei manufacturing plant for the production of the ES8 and potentially other future vehicles with us. Pursuant to our arrangement with JAC, we pay JAC for each vehicle produced on a per-vehicle basis monthly for the first three years. We may enter into similar arrangements in the future for other vehicles. We also plan to initially manufacture the ES6 in partnership with JAC at its Hefei manufacturing plant. Collaboration with third parties for the manufacturing of vehicles is subject to risks with respect to operations that are outside our control. We could experience delays to the extent our partners do not meet agreed upon timelines or experience capacity constraints. There is risk of potential disputes with partners, and we could be affected by adverse publicity related to our partners whether or not such publicity is related to their collaboration with us. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ vehicles. In addition, although we are involved in each step of the supply chain and manufacturing process, given that we also rely on our partners to meet our quality standards, there can be no assurance that we will successfully maintain quality standards.

In addition, for the first 36 months after the start of production, which commenced on April 10, 2018, to the extent the Hefei manufacturing plant incurs any operating losses, we have agreed to compensate JAC for such operating losses. As of June 30, 2018, we have paid JAC a total of RMB100 million, including RMB65.1 million as compensation for losses incurred in the second quarter of 2018 and RMB34.9 million as a prepayment for manufacturing and processing fees and potential future losses in the third quarter of 2018, pursuant to a supplemental agreement entered into in June 2018. If we are obligated to compensate JAC for any losses, our results of operations and financial condition may be materially and adversely affected, particularly if such losses are incurred as a result of lower than anticipated sales volume.

We may be unable to enter into new agreements or extend existing agreements with third-party manufacturing partners on terms and conditions acceptable to us and therefore may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to partner with other third parties or establish or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new third party partners comply with our quality standards and regulatory requirements, may be greater than anticipated. The occurrence of any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for electric vehicles and domestically produced vehicles could have a material adverse effect on our business, financial condition, operating results and prospects.

Our growth depends significantly on the availability and amounts of government subsidies, economic incentives and government policies that support the growth of new energy vehicles generally and electric vehicles specifically. For example, each qualified purchaser of the ES8 enjoys subsidies from China’s central government and several local governments. In addition, in certain cities, quotas that limit the number of internal combustion engine, or ICE, vehicles do not apply to electric vehicles, making it easier for customers to purchase electric vehicles.

On April 10, 2018, President Xi Jinping vowed to open China’s economy further and lower import tariffs on products including cars, in a speech during the Boao Forum. According to a newly released announcement by the Chinese government, the tariff on imported passenger vehicles (other than those originating in the United States of America) will be reduced to 15% starting from July 1, 2018. As a result, our pricing advantage could be diminished. On June 28, 2018, the National Development and Reform Commission, or NDRC, and the Ministry of Commerce, or the MOFCOM, promulgated the Special Administrative Measures for Market Access of Foreign Investment, or the Negative List, effective on July 28, 2018, under which the limits on foreign ownership of auto manufacturers will be lifted by 2022 for ICE vehicles and in 2018 for NEVs. As a result, foreign EV competitors, such as Tesla, could build wholly-owned facilities in China without the need for a domestic joint venture partner. These changes could increase our competition and reduce our pricing advantage.

Our vehicles also benefit from government policies including tariffs on imported cars. However, China’s central government has announced a phase-out schedule for the subsidies provided for purchasers of certain NEVs, which provides that the amount of subsidies provided for purchasers of certain new energy vehicles in 2019 and 2020 will be reduced by 20% as compared to 2017 levels. Any reduction in national subsidies will also lower the maximum local subsidies that can be provided. Furthermore, China’s central government provides certain local governments with funds and subsidies to support the roll out of a charging infrastructure. See “Regulation—Favorable Government Policies on New Energy Vehicles in the PRC.” These policies are subject to change and beyond our control. We cannot assure you that any changes would be favorable to our business. Furthermore, any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles, fiscal tightening or other factors may result in the diminished competitiveness of the alternative fuel vehicle industry generally or our electric vehicles in particular. Any of the foregoing could materially and adversely affect our business, results of operations, financial condition and prospects.

Our vehicles may not perform in line with customer expectations.

Our vehicles, including the ES8, may not perform in line with customers’ expectations. For example, our vehicles may not have the durability or longevity of other vehicles in the market, and may not be as easy and convenient to repair as other vehicles on the market. Any product defects or any other failure of our vehicles to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

In addition, the range of our vehicles on a single charge declines principally as a function of usage, time and charging patterns as well as other factors. For example, a customer’s use of his or her electric vehicle as well as the frequency with which he or she charges the battery can result in additional deterioration of the battery’s ability to hold a charge.

Furthermore, our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. We plan to deliver our vehicles with certain features of our NIO Pilot ADAS system initially disabled and plan to turn on additional features before the end of 2018. We cannot assure you that our NIO Pilot system will ultimately perform in line with expectations. Our vehicles use a substantial amount of software code to operate and software products are inherently complex and often contain defects and errors when first introduced. While we have performed extensive internal testing on our vehicles’ software and hardware systems, we have a limited frame of reference by which to evaluate the long-term performance of our systems and vehicles. There can be no assurance that we will be able to detect and fix any defects in the vehicles prior to their sale to consumers. If any of our vehicles fail to perform as expected, we may need to delay deliveries, initiate product recalls and provide servicing or updates under warranty at our expense, which could adversely affect our brand in our target markets and could adversely affect our business, prospects and results of operations.

Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on our business.

We started making deliveries of the ES8 in June 2018, and we are developing our second passenger vehicle, the 5-seater ES6 SUV, which is expected to be delivered in 2019 and we are generally targeting to launch a new model every year in the near future as we ramp up our business. Automobile manufacturers often experience delays in the design, manufacture and commercial release of new vehicle models. We are planning to target a broader market with our future vehicles, and to the extent we need to delay the launch of our vehicles, our growth prospects could be adversely affected as we may fail to grow our market share. We also plan to periodically perform facelifts or refresh existing models, which could also be subject to delays. Furthermore, we rely on third party suppliers for the provision and development of many of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines. Any delay in the manufacture and launch of the ES8, the ES6 or future models, including in the build out of the manufacturing facilities in China for these models or due to any other factors, or in refreshing or performing facelifts to existing models, could subject us to customer complaints and materially and adversely affect our reputation, demand for our vehicles, results of operations and growth prospects.

In addition, to the extent the Hefei manufacturing plant incurs any operating losses, we have agreed to compensate JAC for such operating losses. As of June 30, 2018, we have paid JAC a total of RMB100 million, including RMB65.1 million as compensation for losses incurred in the second quarter of 2018 and RMB34.9 million as a prepayment for manufacturing and processing fees and potential future losses in the third quarter of 2018, pursuant to a supplemental agreement entered into in June 2018. If we are obligated to compensate JAC for any losses, our results of operations and financial condition may be materially and adversely affected, particularly if such losses are incurred as a result of lower than anticipated sales volume. We expect that our sales volume and the ability of the Hefei manufacturing plant to achieve profitability will be significantly affected by our ability to timely bring new vehicles to market, and in particular, the ES6.

We may face challenges providing our charging solutions.

We have marketed our ability to provide our users with comprehensive charging solutions conveniently accessible using our mobile application. We install home chargers for users where practicable, and provide other solutions including battery swapping, charging through publicly accessible charging infrastructure and charging using our fast charging trucks. Our users are able to use our NIO Power one-click valet charging service where their vehicles are picked up, charged and then returned. We have very limited experience in the actual provision of our charging solutions to users and providing these services is subject to challenges, which include the logistics of rolling out our network and teams in appropriate areas, inadequate capacity or over capacity in certain areas, security risks or risk of damage to vehicles during Power Express valet services and the potential for lack of user acceptance of our services. In addition, although the Chinese government has supported the roll-out of a public charging network, the current number of charging infrastructures is generally considered to be insufficient. We face significant challenges as we roll out our charging solution, including access to sufficient charging infrastructure, obtaining any required permits, land use rights and filings, and, to a certain extent, such roll out is subject to the risk that government support may discontinue.

In addition, given our limited experience in providing charging solutions, there could be unanticipated challenges which may hinder our ability to provide our solutions or make the provision of our solutions costlier than anticipated. To the extent we are unable to meet user expectations or experience difficulties in providing our charging solutions, our reputation and business may be materially and adversely affected.

Our services may not be generally accepted by our users. If we are unable to provide good customer service, our business and reputation may be materially and adversely affected.

We aim to provide users with a good customer service experience, including by providing our users with access to a full suite of services conveniently through our mobile application and vehicle applications. In addition, we seek to engage with our users on an ongoing basis using online and offline channels, in ways which are non-traditional for automakers. We cannot assure you that our services, including our energy package and service package, or our efforts to engage with our users using both our online and offline channels, will be successful, which could impact our revenues as well as our customer satisfaction and marketing.

Our servicing will primarily be carried out through third parties certified by us. Although such servicing partners may have experience in servicing other vehicles, we and such partners have very limited experience in servicing our vehicles. Servicing electric vehicles is different from servicing ICE vehicles and requires specialized skills, including high voltage training and servicing techniques. There can be no assurance that our service arrangements will adequately address the service requirements of our users to their satisfaction, or that we and our partners will have sufficient resources to meet these service requirements in a timely manner as the volume of vehicles we deliver increases.

In addition, if we are unable to roll out and establish a widespread service network, user satisfaction could be adversely affected, which in turn could materially and adversely affect our sales, results of operations and prospects.

We have received only a limited number of reservations for ES8, all of which may be cancelled.

As of July 31, 2018, we had unfulfilled reservations for more than 17,000 ES8s with deposits. Of these reservations, approximately 12,000 consisted of reservations for which only an initial fully refundable deposit of RMB5,000 had been made. Upon signing of the purchase agreement, which is required prior to a vehicle entering into production, the initial RMB5,000 deposit becomes non-refundable and the user must pay an additional RMB40,000 non-refundable deposit. As of July 31, 2018, we had unfulfilled reservations for 4,989 ES8s, for which non-refundable deposits had been made. We have experienced cancellations in the past. Our users may cancel their reservations for many reasons outside of our control. The potentially long wait from the time a reservation is made until the time the vehicle is delivered could also impact user decisions on whether to ultimately make a purchase, due to potential changes in preferences, competitive developments and other factors. If we encounter delays in the introduction of the ES8 or future vehicles, we believe that a significant number of reservations may be cancelled. As a result, no assurance can be made that reservations will not be cancelled and will ultimately result in the final purchase, delivery, and sale of the vehicle. Such cancellations could harm our financial condition, business, prospects and operating results.

The automotive market is highly competitive, and we may not be successful in competing in this industry.

The China automotive market is highly competitive. We have strategically entered into this market in the premium EV segment and we expect this segment will become more competitive in the future as additional players enter into this segment. We also expect that we will compete with international competitors, including Tesla. Our vehicles also compete with ICE vehicles in the premium segment.

Many of our current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, financial condition, operating results and prospects. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets and our market share. There can be no assurance that we will be able to compete successfully in our markets. If our competitors introduce new cars or services that successfully compete with or surpass the quality or performance of our cars or services at more competitive prices, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment.

Our industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies or improvements in the internal combustion engine may materially and adversely affect the demand for our electric vehicles.

We operate in China’s electric vehicle market, which is rapidly evolving and may not develop as we anticipate. The regulatory framework governing the industry is currently uncertain and may remain uncertain for the foreseeable future. As our industry and our business develop, we may need to modify our business model or change our services and solutions. These changes may not achieve expected results, which could have a material adverse effect on our results of operations and prospects.

Furthermore, we may be unable to keep up with changes in electric vehicle technology and, as a result, our competitiveness may suffer. Our research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models in order to continue to provide vehicles with the latest technology, in particular battery cell technology, which could involve substantial costs and lower our return on investment for existing vehicles. There can be no assurance that we will be able to compete effectively with alternative vehicles or source and integrate the latest technology into our vehicles, against the backdrop of our rapidly evolving industry. Even if we are able to keep pace with changes in technology and develop new models, we are subject to the risk that our prior models will become obsolete more quickly than expected, potentially reducing our return on investment.

Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in China, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum based propulsion. Any failure by us to successfully react to changes in existing technologies, could materially harm our competitive position and growth prospects.

We may be unable to adequately control the costs associated with our operations.

We have required significant capital to develop and grow our business, including developing our first volume manufactured vehicle, the ES8 as well as building our brand. We expect to incur significant costs which will impact our profitability, including research and development expenses as we roll out new models and improve existing models, raw material procurement costs and selling and distribution expenses as we build our brand and market our vehicles. In addition, we may incur significant costs in connection with our services, including providing charging solutions and honoring our commitments under our service package. Our ability to become profitable in the future will not only depend on our ability to successfully market our vehicles and other products and services but also to control our costs. If we are unable to cost efficiently design, manufacture, market, sell and distribute and service our vehicles and services, our margins, profitability and prospects would be materially and adversely affected.

We could experience cost increases or disruptions in supply of raw materials or other components used in our vehicles.

We incur significant costs related to procuring raw materials required to manufacture and assembling our vehicles. We use various raw materials in our vehicles including aluminum, steel, carbon fiber, non-ferrous metals such as copper, lithium, nickel as well as cobalt. The prices for these raw materials fluctuate depending on factors beyond our control including market conditions and global demand for these materials and could adversely affect our business and operating results. Our business also depends on the continued supply of battery cells for our vehicles. Battery cell manufacturers may refuse to supply electric vehicle manufacturers to the extent they determine that the vehicles are not sufficiently safe. We are exposed to multiple risks relating to availability and pricing of quality lithium-ion battery cells. These risks include:

•

the inability or unwillingness of current battery cell manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

•	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

•	an increase in the cost of raw materials, such as lithium, nickel, cobalt, used in lithium-ion cells.

Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials or components would increase our operating costs, and could reduce our margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us or impact or prospects.

We are dependent on our suppliers, many of whom are our single source suppliers for the components they supply.

The ES8 uses over 1,700 purchased parts which we source from over 160 suppliers, many of whom are currently our single source suppliers for these components, and we expect that this will be similar for the ES6 and any other future vehicle we may produce. The supply chain exposes us to multiple potential sources of delivery failure or component shortages. While we obtain components from multiple sources whenever possible, similar to other automobile manufacturers, many of the components used in our vehicles are purchased by us from a single source. To date, we have not qualified alternative sources for most of the single sourced components used in our vehicles and we generally do not maintain long-term agreements with our single source suppliers. For example, while several sources of the battery cell we have selected for the ES8 are available, we have fully qualified only one supplier for these cells.

Furthermore, qualifying alternate suppliers or developing our own replacements for certain highly customized components of the ES8, such as the air suspension system and the steering system, may be time consuming and costly. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of our vehicles until an alternative supplier is fully qualified by us or is otherwise able to supply us the required material and there can be no assurance that we would be able to successfully retain alternative suppliers or supplies on a timely basis, on acceptable terms or at all. Changes in business conditions, force majeure, governmental changes and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.

Our business and prospects depend significantly on our ability to build our NIO brand. We may not succeed in continuing to establish, maintain and strengthen the NIO brand, and our brand and reputation could be harmed by negative publicity regarding our company or products.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the “NIO” brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality vehicles and services and engage with our customers as intended and we have limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the NIO brand will also depend heavily on the success of our user development and branding efforts. Such efforts mainly include building a community of online and offline users engaged with us through our mobile application and NIO Houses as well as other branding initiatives such as our annual NIO Day, Formula E team and other automotive shows and events. Such efforts may be non-traditional and may not achieve the desired results. To promote our brand, we may be required to change our user development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

In addition, if incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media, including WeChat/Weixin in China, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in our brand. Furthermore, there is the risk of potential adverse publicity related to our manufacturing or other partners whether or not such publicity related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our partners’ vehicles.

In addition, from time to time, our vehicles are evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our vehicles.

Our business depends substantially on the continuing efforts of our executive officers, key employees and qualified personnel, and our operations may be severely disrupted if we lose their services.

Our success depends substantially on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all. As we build our brand and become more well-known, the risk that competitors or other companies may poach our talent increases. Our industry is characterized by high demand and intense competition for talent and therefore we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. In addition, because our electric vehicles are based on a different technology platform than traditional ICE vehicles, individuals with sufficient training in electric vehicles may not be available to hire, and we will need to expend significant time and expense training the employees we hire. We also require sufficient talent in areas such as software development. Furthermore, as our company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business which may materially and adversely affect our ability to grow our business and our results of operations.

If any of our executive officers and key employees terminates their services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel. We have not obtained any “key person” insurance on our key personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement and a non-compete agreement with us. However, if any dispute arises between our executive officers or key employees and us, the non-competition provisions contained in their non-compete agreements may not be enforceable, especially in China, where these executive officers reside, on the ground that we have not provided adequate compensation to them for their non-competition obligations, which is required under relevant PRC laws.

Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt electric vehicles.

Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As our business grows, economic conditions and trends will impact our business, prospects and operating results as well.

Demand for our electric vehicles may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results.

In addition, the demand for our vehicles and services will highly depend upon the adoption by consumers of new energy vehicles in general and electric vehicles in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, price and other competition, evolving government regulation and industry standards and changing consumer demands and behaviors.

Other factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:

•

perceptions about electric vehicle quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles, whether or not such vehicles are produced by us or other manufacturers;

•	perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including electric vehicle and regenerative braking systems;

•	the limited range over which electric vehicles may be driven on a single battery charge and the speed at which batteries can be recharged;

•	the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	concerns about electric grid capacity and reliability;

•	the availability of new energy vehicles, including plug-in hybrid electric vehicles;

•	improvements in the fuel economy of the internal combustion engine;

•	the availability of service for electric vehicles;

•	the environmental consciousness of consumers;

•	access to charging stations, standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles;

•	perceptions about and the actual cost of alternative fuel; and

•	macroeconomic factors.

Any of the factors described above may cause current or potential customers not to purchase our electric vehicles and use our services. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be affected.

We depend on revenue generated from a single model of vehicle and in the foreseeable future will be significantly dependent on a limited number of models.

Our business will initially depend substantially on the sales and success of our ES8, which will be our only volume manufactured vehicle in the market for an extended period of time. We expect to add our second model, the ES6 in 2019, followed by our sedan model, the ET7 in 2020. Historically, automobile customers have come to expect a variety of vehicle models offered in a manufacturer’s fleet and new and improved vehicle models to be introduced frequently. In order to meet these expectations, we plan in the future to introduce on a regular basis new vehicle models as well as enhance versions of existing vehicle models. To the extent our product variety and cycles do not meet consumer expectations, or cannot be produced on our projected timelines and cost and volume targets, our future sales may be adversely affected. Given that for the foreseeable future our business will depend on a single or limited number of models, to the extent a particular model is not well-received by the market, our sales volume could be materially and adversely affected. This could have a material adverse effect on our business, prospects, financial condition and operating results.

We are subject to risks related to customer credit.

We plan to provide our users with the option of a battery payment arrangement, where users can make battery payments in installments. For the ES8, there is an RMB100,000 reduction in the purchase price and users adopting this arrangement pay RMB1,280 per month. The monthly installments are payable over 78 months. We are exposed to the creditworthiness of our users since we expect them to make monthly payments for vehicle batteries under the battery payment arrangement. To the extent our users fail to make payments on-time, our results of operations may be adversely affected.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automotive industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in property damage, personal injury or death. Our risks in this area are particularly pronounced given we have limited field experience of our vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of our future vehicle candidates which would have material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages may have a material adverse effect on our reputation, business and financial condition.

Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.

All vehicles sold must comply with various standards of the market where the vehicles were sold. In China vehicles must meet or exceed all mandated safety standards. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving such standards. Vehicles must pass various tests and undergo a certification process and be affixed with China Compulsory Certification, or CCC, before receiving delivery from the factory, being sold, or being used in any commercial activity, and such certification is also subject to periodic renewal. The ES8 received CCC certification in December 2017. The ES6 and ET7 have not yet undergone CCC certification but must be certified in the future prior to being marketed. The process of obtaining CCC Certification typically requires five to six months. We plan to begin the process of obtaining CCC certification for the ES6 in the fourth quarter of 2018. Furthermore, the government carries out the supervision and scheduled and unscheduled inspection of certified vehicles on a regular basis. In the event that our certification fails to be renewed upon expiry, a certified vehicle has a defect resulting in quality or safety accidents, or consistent failure of certified vehicles to comply with certification requirements is discovered during follow-up inspections, the CCC may be suspended or even revoked. With effect from the date of revocation or during suspension of the CCC, any vehicle that fails to satisfy the requirements for certification may not continue to be delivered, sold, imported or used in any commercial activity. Failure by us to have the ES8 or any future model electric vehicle satisfy motor vehicle standards would have a material adverse effect on our business and operating results.

We may be subject to risks associated with autonomous driving technology.

Through NIO Pilot, we will provide enhanced Level 2 autonomous driving functionalities, and through our research and development, we plan to continue to update and improve our autonomous driving technology. Autonomous driving technologies are subject to risks and from time to time there have been accidents associated with such technologies. For example, in March 2018, Tesla indicated that its autopilot system was engaged at the time of a fatal accident and an Uber Technologies Inc. self-driving vehicle struck a pedestrian leading to a fatality. The safety of such technologies depends in part on user interaction and users may not be accustomed to using such technologies. To the extent accidents associated with our autonomous driving systems occur, we could be subject to liability, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

We may be compelled to undertake product recalls or take other actions, which could adversely affect our brand image and financial performance.

If our vehicles are subject to recalls in the future, we may be subject to adverse publicity, damage to our brand and liability for costs. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our vehicles, including any systems or parts sourced from our suppliers, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by us or our suppliers, could involve significant expense and could adversely affect our brand image in our target markets, as well as our business, prospects, financial condition and results of operations.

Our distribution model is different from the predominant current distribution model for automobile manufacturers, which makes evaluating our business, operating results and future prospects difficult.

Our distribution model is not common in the automotive industry today, particularly in China. We plan to conduct vehicle sales directly to users rather than through dealerships, primarily through our mobile application and NIO Houses. Furthermore, generally all vehicles are made to order. This model of vehicle distribution is relatively new and unproven, especially in China, and subjects us to substantial risk as it requires, in the aggregate, significant expenditures and provides for slower expansion of our distribution and sales systems than may be possible by utilizing the traditional dealer franchise system. For example, we will not be able to utilize long established sales channels developed through a franchise system to increase our sales volume. Moreover, we will be competing with companies with well established distribution channels. Our success will depend in large part on our ability to effectively develop our own sales channels and marketing strategies. Implementing our business model is subject to numerous significant challenges, including obtaining permits and approvals from government authorities, and we may not be successful in addressing these challenges.

We estimate that if all our current unfulfilled reservations, for more than 17,000 ES8s as of July 31, 2018, are ultimately converted into orders, we would fulfill such orders within six to nine months following the date of this prospectus. The lead time in fulfilling our initial batch of orders could lead to cancelled orders. In addition, our aim is in the future to manufacture vehicles within 21-28 days from the order date. If we are unable to achieve these targets, our customer satisfaction could be adversely affected, harming our business and reputation.

Our financial results may vary significantly from period to period due to the seasonality of our business and fluctuations in our operating costs.

Our operating results may vary significantly from period-to-period due to many factors, including seasonal factors that may have an effect on the demand for our electric vehicles. Demand for new cars in the automotive industry in general typically decline over the winter season, while sales are generally higher during the spring and summer months. Our limited operating history makes it difficult for us to judge the exact nature or extent of the seasonality of our business. Also, any unusually severe weather conditions in some markets may impact demand for our vehicles. Our operating results could also suffer if we do not achieve revenue consistent with our expectations for this seasonal demand because many of our expenses are based on anticipated levels of annual revenue.

We also expect our period-to-period operating results to vary based on our operating costs which we anticipate will increase significantly in future periods as we, among other things, design, develop and manufacture our electric vehicles and electric powertrain components, build and equip new manufacturing facilities to produce such components, open new NIO Houses, increase our sales and marketing activities, and increase our general and administrative functions to support our growing operations.

As a result of these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If this occurs, the trading price of our ADSs could fall substantially either suddenly or over time.

If our vehicle owners customize our vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which may create negative publicity and could harm our business.

Automobile enthusiasts may seek to “hack” our vehicles to modify their performance which could compromise vehicle safety systems. Also, customers may customize their vehicles with after-market parts that can compromise driver safety. We do not test, nor do we endorse, such changes or products. In addition, the use of improper external cabling or unsafe charging outlets can expose our customers to injury from high voltage electricity. Such unauthorized modifications could reduce the safety of our vehicles and any injuries resulting from such modifications could result in adverse publicity which would negatively affect our brand and harm our business, prospects, financial condition and operating results.

Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.

We will need significant capital to, among other things, conduct research and development and expand our production capacity as well as roll out our charging and servicing network and our NIO Houses. We also expect to require significant capital and incur substantial costs in setting up, equipping and improving our future manufacturing plant in Shanghai, which could potentially face cost overruns. As we ramp up our production capacity and operations we may also require significant capital to maintain our property, plant and equipment and such costs may be greater than anticipated. We currently estimate that our capital expenditures for the next three years, including for improvements and installation of equipment at our own manufacturing facility in Shanghai, research and development and the expansion of our sales and service networks, will be approximately US$1.8 billion, with approximately US$600 million incurred over the twelve months starting from July 2018. We expect that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We plan to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

We retain certain information about our users and may be subject to various privacy and consumer protection laws.

We use our vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, mileage and driving behavior, in order to aid us in vehicle diagnostics, repair and maintenance, as well as to help us customize and optimize the driving and riding experience. Our users may object to the use of this data, which may harm our business. Possession and use of our user’s driving behavior and data in conducting our business may subject us to legislative and regulatory burdens in China and other jurisdictions that could require notification of data breach, restrict our use of such information and hinder our ability to acquire new customers or market to existing customers. If users allege that we have improperly released or disclosed their personal information, we could face legal claims and reputational damage. We may incur significant expenses to comply with privacy, consumer protection and security standards and protocols imposed by law, regulation, industry standards or contractual obligations. If third parties improperly obtain and use the personal information of our users, we may be required to expend significant resources to resolve these problems.

Failure of information security and privacy concerns could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.

We face significant challenges with respect to information security and privacy, including the storage, transmission and sharing of confidential information. We transmit and store confidential and private information of our car buyers, such as personal information, including names, accounts, user IDs and passwords, and payment or transaction related information.

We are required by PRC law to ensure the confidentiality, integrity, availability and authenticity of the information of our users, customers and distributors, which is also essential to maintaining their confidence in our vehicles and services. We have adopted strict information security policies and deployed advanced measures to implement the policies, including, among others, advanced encryption technologies. However, advances in technology, an increased level of sophistication and diversity of our products and services, an increased level of expertise of hackers, new discoveries in the field of cryptography or others can still result in a compromise or breach of the measures that we use. If we are unable to protect our systems, and hence the information stored in our systems, from unauthorized access, use, disclosure, disruption, modification or destruction, such problems or security breaches could cause a loss, give rise to our liabilities to the owners of confidential information or even subject us to fines and penalties. In addition, complying with various laws and regulations could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business.

Our warranty reserves may be insufficient to cover future warranty claims which could adversely affect our financial performance.

For the initial owner of each ES8, we provide an extended warranty, subject to certain conditions. As require under relevant PRC law, we also provide (i) a bumper to bumper three year or 120,000 kilometers warranty, (ii) for critical EV components (electrical motors, battery and control unit) an eight year or 120,000 kilometers warranty, and (iii) a two year or 50,000 kilometer warranty covering vehicle repair, replacement and refund. Our warranty program is similar to other vehicle manufacturer’s warranty programs intended to cover all parts and labor to repair defects in material or workmanship in the body, chassis, suspension, interior, electric systems, battery, powertrain and brake system. We plan to record and adjust warranty reserves based on changes in estimated costs and actual warranty costs. However, because we have only recently made initial deliveries of the ES8, we have no experience with warranty claims regarding our vehicles or with estimating warranty reserves. As of July 31, 2018, we had warranty reserves in respect of our vehicles of RMB7.9 million (US$1.2 million). We cannot assure you that such reserves will be sufficient to cover future claims. We could, in the future, become subject to a significant and unexpected warranty claims, resulting in significant expenses, which would in turn materially and adversely affect our results of operations, financial condition and prospects.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. Our applications and uses of trademarks relating to our design, software or artificial intelligence technologies could be found to infringe upon existing trademark ownership and rights. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the challenged intellectual property;

•	pay substantial damages;

•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•	redesign our vehicles or other goods or services; or

•	establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, service marks, patents, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success. We rely on trademark and patent law, trade secret protection and confidentiality and license agreements with our employees and others to protect our proprietary rights.

We have invested significant resources to develop our own intellectual property. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States or other developed countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken or will take will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business operations, financial condition and results of operations.

As of June 30, 2018, we had 737 registered patents and 1,995 patent applications pending in Hong Kong, Mainland China, European Union and the United States. For our pending application, we cannot assure you that we will be granted patents pursuant to our pending applications. Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others could bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

We have limited insurance coverage, which could expose us to significant costs and business disruption.

We have limited liability insurance coverage for our products and business operation. A successful liability claim against us due to injuries suffered by our users could materially and adversely affect our financial conditions, results of operations and reputation. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial cost to us and diversion of our resources.

We are or may be subject to risks associated with strategic alliances or acquisitions.

We have entered into and may in the future enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

In addition, although we have no current acquisition plans, if appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible shareholders’ approval, we may also have to obtain approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased delay and costs, and may derail our business strategy if we fail to do so. Furthermore, past and future acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

If we fail to manage our growth effectively, we may not be able to market and sell our vehicles successfully.

We have expanded our operations, and as we ramp up our production, further significant expansion will be required, especially in connection with potential increased sales, providing our users with high-quality servicing, charging solutions, expansion of our NIO House network and managing different models of vehicles. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include, among others:

•	managing a larger organization with a greater number of employees in different divisions;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes; and

•	addressing new markets and potentially unforeseen challenges as they arise.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, results of operations and financial condition.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our ADSs may be adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud.

Our internal controls relating to financial reporting have not kept pace with the expansion of our business. Our financial reporting function and system of internal controls are less developed in certain respects than those of similar companies that operate in fewer or more developed markets and may not provide our management with as much or as accurate or timely information. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis.”

In connection with the preparation and external audit of our consolidated financial statements as of and for the years ended December 31, 2016 and 2017, we and PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, noted a material weakness in our internal control over financial reporting. The material weakness identified was that we do not have sufficient competent financial reporting and accounting personnel with an appropriate understanding of U.S. GAAP to (i) design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issues and (ii) prepare and review our consolidated financial statements and related disclosures in accordance with U.S. GAAP and the financial reporting requirements set forth by the SEC. The material weakness resulted in a significant number of adjustments and amendments to our consolidated financial statements and related disclosures under U.S. GAAP.

As a result of the identification of this material weakness, we plan to take measures to remedy this control deficiency. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting.” However, we can give no assurance that our planned remediation will be properly implemented or will be sufficient to eliminate such material weakness or that material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of the ADSs.

Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such accountant might have identified additional material weaknesses and deficiencies. Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2019. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

If our suppliers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.

Our core values, which include developing high quality electric vehicles while operating with integrity, are an important component of our brand image, which makes our reputation sensitive to allegations of unethical business practices. We do not control our independent suppliers or their business practices. Accordingly, we cannot guarantee their compliance with ethical business practices, such as environmental responsibilities, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and results in delayed delivery of our products, product shortages or other disruptions of our operations.

Violation of labor or other laws by our suppliers or the divergence of an independent supplier’s labor or other practices from those generally accepted as ethical in the markets in which we do business could also attract negative publicity for us and our brand. This could diminish the value of our brand image and reduce demand for our electric vehicles if, as a result of such violation, we were to attract negative publicity. If we, or other manufacturers in our industry, encounter similar problems in the future, it could harm our brand image, business, prospects, results of operations and financial condition.

If we update our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.

We and JAC have invested and expect to continue to invest significantly in what we believe is state of the art tooling, machinery and other manufacturing equipment for the product lines where ES8 is manufactured, and we depreciate the cost of such equipment over their expected useful lives. However, manufacturing technology may evolve rapidly, and we or JAC may decide to update our manufacturing process with cutting-edge equipment more quickly than expected. Moreover, as our engineering and manufacturing expertise and efficiency increase, we or JAC may be able to manufacture our products using less of our installed equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and to the extent such equipment is owned by us, our results of operations could be negatively impacted.

The construction and operation of our own manufacturing plant in Shanghai or other manufacturing facilities are subject to regulatory approvals and may be subject to delays, cost overruns or may not produce expected benefits.

We are developing our own manufacturing facility in Shanghai which we expect to be ready by the end of 2020. Such manufacturing facility is currently being constructed by relevant Shanghai authorities. As a result, such construction is largely outside of our control and could experience delays or other difficulties. We are also building phase two of our manufacturing facilities in Nanjing. Construction projects of this scale are subject to risks and will require significant capital. Any failure to complete these projects on schedule and within budget could adversely impact our financial condition, production capacity and results of operations. Under PRC law, construction projects are subject to broad and strict government supervision and approval procedures, including but not limited to the project approvals and filings, construction land and project planning approval, environment protection approval, the pollution discharge permits, work safety approvals, fire protection approvals, and the completion of inspection and acceptance by relevant authorities. Some of the construction projects being carried out by us, are undergoing necessary approval procedures as required by law. As a result, the relevant entities operating such construction projects may be subject to administrative uncertainty construction projects in question within a specified time frame, fines or the suspension of use of such projects. Any of the foregoing could have a material adverse impact on our operations.

Furthermore, we expect that the construction of our own vehicle manufacturing facility in Shanghai will facilitate our ability to obtain our own EV manufacturing license and potentially benefit from the NEV credit score system in the future. There can be no assurance that the completion of such factory will ensure that we will be able to obtain such license. In addition, to the extent we are unable to successfully complete construction on time or at all, our ability to obtain our own EV manufacturing license and potentially benefit from the NEV credit score system could be adversely affected, which in turn could impact our growth prospects.

Our vehicles make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs that we produce make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have designed the battery pack to passively contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of our vehicles or other battery packs that we produce could occur, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells such as a vehicle or other fire, even if such incident does not involve our vehicles, could seriously harm our business.

In addition, we store a significant number of lithium-ion cells at our facilities. Any mishandling of battery cells may cause disruption to the operation of our facilities. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.

We aim to provide our users with an innovative suite of services through our mobile application. In addition, our in-car services depend to a certain extent, on connectivity. The availability and effectiveness of our services depend on the continuing operation of our information technology and communications systems. Our systems are vulnerable to damage or interruption from, among others, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers are also subject to break-ins, sabotage, and intentional acts of vandalism, and to potential disruptions. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our data centers could result in lengthy interruptions in our service. In addition, our products and services are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our services or the failure of our systems.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and noncompliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct activities, including the U.S. Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the UK Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The UK Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.

We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. We have also entered into joint ventures and/or other business partnerships with government agencies and state-owned or affiliated entities. These interactions subject us to an increased level of compliance-related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.

Any unauthorized control or manipulation of our vehicles’ systems could result in loss of confidence in us and our vehicles and harm our business.

Our vehicles contain complex information technology systems. For example, our vehicles are designed with built-in data connectivity to accept and install periodic remote updates from us to improve or update the functionality of our vehicles. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our vehicles and their systems. However, hackers may attempt in the future, to gain unauthorized access to modify, alter and use such networks, vehicles and systems to gain control of, or to change, our vehicles’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicle. Vulnerabilities could be identified in the future and our remediation efforts may not be successful. Any unauthorized access to or control of our vehicles or their systems or any loss of data could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to our vehicles, their systems or data, as well as other factors that may result in the perception that our vehicles, their systems or data are capable of being “hacked”, could negatively affect our brand and harm our business, prospects, financial condition and operating results.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.

The global financial markets experienced significant disruptions in 2008 and the United States, European and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and the global financial markets are facing new challenges, including the escalation of the European sovereign debt crisis since 2011, the hostilities in the Ukraine, the end of quantitative easing by the U.S. Federal Reserve and the economic slowdown in the Eurozone in 2014. It is unclear whether these challenges will be contained and what effects they each may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including China’s. Economic conditions in China are sensitive to global economic conditions. Recently there have been signs that the rate of China’s economic growth is declining. Any prolonged slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors.

Sales of high-end and luxury consumer products, such as our performance electric vehicles, depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of our electric vehicles and our results of operations may be materially and adversely affected.

Our business could be adversely affected by trade tariffs or other trade barriers.

In March 2018, U.S. President Donald J. Trump announced the imposition of tariffs on steel and aluminum entering the United States and in June 2018 announced further tariffs targeting goods imported from China. Recently both China and the U.S. have each threatened to impose additional tariffs indicating the potential for further trade barriers. Although we do not currently export any products to the United States, it is not yet clear what impact these tariffs may have or what actions other governments, including the Chinese government may take in retaliation. Although we intend to sell our vehicles only in China in the near future, tariffs could potentially impact our raw material prices. In addition, these developments could have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

There are uncertainties relating to our chairman’s proposed trust arrangement involving a portion of his shareholding in our company.

Mr. Bin Li, our chairman and chief executive officer, has announced his plan to transfer 50,000,000 shares of our company beneficially owned by him to a trust at an appropriate time after the completion of this offering. He plans to retain the voting rights of these shares and let NIO users discuss and propose how to use the economic interests of these shares, through certain mechanisms to be implemented in the future. Mr. Li hopes this trust arrangement will help deepen our relationship with users. However, there is no specific timeline for the establishment of the trust and the terms of the trust are yet to be determined. Mr. Li may face unforeseen challenges in establishing the trust and determining its terms, which may cause the trust set-up to be delayed or changed. In addition, the mechanisms for letting NIO user discuss on the use of the economic interests of the shares have yet to be implemented. There is no assurance that such mechanisms will be adopted to our users’ satisfaction, or at all. Furthermore, depending on the proposed use of the economic interests of the shares in the future, there could be accounting implications to us, which implications we cannot presently ascertain.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business could be adversely affected by the effects of epidemics. In recent years, there have been outbreaks of epidemics in China and globally. Our business operations could be disrupted if any of our employees are suspected of having H1N1 flu, avian flu or another epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the Chinese economy in general.

We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services on our platform.

Risks Relating to Our Corporate Structure

If the PRC government deems that our contractual arrangements with our variable interest entities do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

According to the Guidance Catalogue of Industries for Foreign Investment promulgated in 2017, or the Catalogue, foreign ownership of certain areas of businesses are subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) or in a vehicle manufacturer which manufactures the whole vehicle. The Catalogue was amended by the Negative List effective on July 28, 2018, which lifts restrictions on foreign investment in NEVs manufacturers.

We are a Cayman Islands company and our PRC subsidiaries are considered foreign-invested enterprises. To comply with the Catalogue, we planned to conduct certain operations in China through certain PRC entities, including NIO New Energy. NIO Co., Ltd. owns 50% equity interests in NIO New Energy. Our founders Bin Li and Lihong Qin, through holding equity interest in Shanghai Anbin Technology Co., Ltd. indirectly own 40% and 10%, respectively, of the equity interests in NIO New Energy. With respect to the 50% equity interests of NIO New Energy indirectly held by the founders, we have entered into a series of contractual arrangements with Shanghai Anbin Technology Co., Ltd., or Shanghai Anbin, and its shareholders, which enable us to (i) ultimately exercise effective control over such 50% equity interests of NIO New Energy, (ii) receive 50% of substantially all of the economic benefits and bear the obligation to absorb 50% of substantially all of the losses of NIO New Energy, and (iii) have an exclusive option to purchase all or part of the equity interests in Shanghai Anbin when and to the extent permitted by PRC laws, as a result of which we will indirectly own all or part of such 50% equity interests in NIO New Energy. Because of the ownership of 50% equity interests of NIO New Energy and these contractual arrangements, we are the primary beneficiary of NIO New Energy and hence consolidate its financial results as our variable interest entity under U.S. GAAP. We have also entered into a series of contractual arrangements with Beijing NIO, and its shareholders, which enable us to hold all the required ICP and related licenses in China. For a detailed description of these contractual arrangements, see “Corporate History and Structure.”

In the opinion of Han Kun Law Offices, our PRC legal counsel, (i) the ownership structure of NIO Co., Ltd. and our variable interest entities in China, both currently and immediately after giving effect to this offering, does not result in any violation of PRC laws and regulations currently in effect; and (ii) the contractual arrangements between our wholly-owned subsidiary NIO Co., Ltd., our variable interest entities and their shareholders governed by PRC law will not result in any violation of PRC laws or regulations currently in effect. However, we have been advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and there can be no assurance that the PRC regulatory authorities will take a view that is consistent with the opinion of our PRC legal counsel.

It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. In particular, the Ministry of Commerce published a discussion draft of a proposed Foreign Investment Law for public review and comments in January 2015 which, if enacted into law, would represent a major change to the laws and regulations relating to variable interest entity structures. See “—Risks Related to Doing Business in China—Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations”.

If the ownership structure, contractual arrangements and businesses of our PRC subsidiaries or our variable interest entities are found to be in violation of any existing or future PRC laws or regulations, or our PRC subsidiaries or our variable interest entities fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

•	revoking the business licenses and/or operating licenses of such entities;

•

shutting down our servers or blocking our website, or discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our PRC subsidiaries and variable interest entities;

•

imposing fines, confiscating the income from our PRC subsidiaries or our variable interest entities, or imposing other requirements with which we or our variable interest entities may not be able to comply;

•

requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our variable interest entities and deregistering the equity pledge of our variable interest entities, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our variable interest entities; or

•

restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business.

Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of our variable interest entities that most significantly impact its economic performance, and/or our failure to receive the economic benefits from our variable interest entities, we may not be able to consolidate the entities in our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with our variable interest entities and their shareholders to exercise control over our business, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on contractual arrangements with Shanghai Anbin and Beijing NIO and their shareholders to conduct a portion of our operations in China. For a description of these contractual arrangements, see “Corporate History and Structure.” The shareholders of Shanghai Anbin and Beijing NIO may not act in the best interests of our company or may not perform their obligations under these contracts. If we had direct ownership of our VIEs, we would be able to exercise our rights as a shareholder to control our VIEs to excise rights of shareholders to effect changes in the board of directors of our VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the contractual arrangements, we would rely on legal remedies under PRC law for breach of contract in the event that Shanghai Anbin and Beijing NIO and their shareholders did not perform their obligations under the contracts. These legal remedies may not be as effective as direct ownership in providing us with control over Shanghai Anbin and Beijing NIO.

If Shanghai Anbin or Beijing NIO or their shareholders fail to perform their obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements, and rely on legal remedies under PRC laws, including contractual remedies, which may not be sufficient or effective. All of the agreements under our contractual arrangements are governed by and interpreted in accordance with PRC laws, and disputes arising from these contractual arrangements will be resolved through arbitration in China. However, the legal framework and system in China, in particularly those relating to arbitration proceedings, are not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in the PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. If we are unable to enforce these contractual arrangements, or if we suffer significant delay or face other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our variable interest entities, and our ability to conduct our business may be negatively affected. See “—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us.”

Our ability to enforce the equity pledge agreements between us and our PRC variable interest entities’ shareholders may be subject to limitations based on PRC laws and regulations.

Pursuant to the equity interest pledge agreements between Shanghai Anbin and Beijing NIO, our variable interest entities, and NIO Co., Ltd., our wholly-owned PRC subsidiary, and the shareholders of Shanghai Anbin and Beijing NIO, each shareholder of Shanghai Anbin and Beijing NIO agrees to pledge its equity interests in Shanghai Anbin and Beijing NIO to our subsidiary to secure Shanghai Anbin and Beijing NIO’s performance of its obligations under the relevant contractual arrangements. The equity interest pledges of shareholders of each of Beijing NIO and Shanghai Anbin under its equity pledge agreement has been registered with the relevant local branch of State Administration for Market Regulation, or the SAMR. In addition, in the registration forms of the local branch of the SAMR for the pledges over the equity interests under the equity interest pledge agreements, the aggregate amount of registered equity interests pledged to NIO Co., Ltd. represents 100% of the registered capital of Shanghai Anbin and Beijing NIO. The equity interest pledge agreements with our variable interest entities’ shareholders provide that the pledged equity interest shall constitute continuing security for any and all of the indebtedness, obligations and liabilities under all of the principal service agreements and the scope of pledge shall not be limited by the amount of the registered capital of that variable interest entity. However, a PRC court may take the position that the amount listed on the equity pledge registration forms represents the full amount of the collateral that has been registered and perfected. If this is the case, the obligations that are supposed to be secured in the equity interest pledge agreements in excess of the amount listed on the equity pledge registration forms could be determined by the PRC court as unsecured debt, which takes last priority among creditors.

The shareholders of our variable interest entities may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Our founders Bin Li and Lihong Qin, owns 80% and 20%, respectively, of the equity interests in our variable interest entities, Shanghai Anbin and Beijing NIO. As shareholders of Shanghai Anbin and Beijing NIO, they may have potential conflicts of interest with us. These shareholders may breach, or cause our variable interest entities to breach, or refuse to renew, the existing contractual arrangements we have with them and our variable interest entities, which would have a material and adverse effect on our ability to effectively control our variable interest entities and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with Shanghai Anbin and Beijing NIO to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. Each of Bin Li and Lihong Qin is also a director and executive officer of our company. We rely on Bin Li and Lihong Qin to abide by the laws of the Cayman Islands and China, which provide that directors owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. There is currently no specific and clear guidance under PRC laws that addresses any conflict between PRC laws and laws of Cayman Islands in respect of any conflict relating to corporate governance. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Shanghai Anbin and Beijing NIO, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Our contractual arrangements with our variable interest entities may be subject to scrutiny by the PRC tax authorities and they may determine that we or our variable interest entities owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between NIO Co., Ltd., our wholly-owned subsidiary in China, Shanghai Anbin and Beijing NIO, our variable interest entities in China, and Shanghai Anbin and Beijing NIO’s shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Shanghai Anbin and Beijing NIO’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Shanghai Anbin and Beijing NIO for PRC tax purposes, which could in turn increase its tax liabilities without reducing NIO Co., Ltd.’s tax expenses. In addition, if NIO Co., Ltd. requests the shareholders of Shanghai Anbin and Beijing NIO to transfer their equity interest in NIO Co., Ltd. at nominal or no value pursuant to the contractual agreements, such transfer could be viewed as a gift and subject NIO Co., Ltd. to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on Shanghai Anbin and Beijing NIO for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if any of our variable interest entities’ tax liabilities increase or if it is required to pay late payment fees and other penalties.

We may lose the ability to use and benefit from assets held by our variable interest entities that are material to the operation of our business if either of our variable interest entities goes bankrupt or becomes subject to dissolution or liquidation proceeding.

As part of our contractual arrangements with our variable interest entities, these entities may in the future hold certain assets that are material to the operation of our business. If either of our variable interest entities goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our variable interest entities may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If either of our variable interest entities undergoes voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Risks Relating to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations.

Substantially all of our revenues are expected to be derived in China in the near future and most of our operations, including all of our manufacturing, is conducted in China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. The PRC government exercises significant control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. While the PRC economy has experienced significant growth over the past decades, that growth has been uneven across different regions and between economic sectors and may not continue, as evidenced by the slowing of the growth of the Chinese economy since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, leading to reduction in demand for our services and solutions and adversely affect our competitive position.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

Our PRC subsidiaries are foreign-invested enterprises and are subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies incorporated in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and operations.

The Ministry of Commerce published a discussion draft of the proposed Foreign Investment Law in January 2015. This law, if enacted, would replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered as a foreign-invested enterprise. The draft Foreign Investment Law specifically provides that entities established in China but “controlled” by foreign investors will be treated as foreign-invested enterprises. However, a foreign-invested enterprise that is subject to foreign investment restrictions, upon market entry clearance, may apply in writing for being treated as a PRC domestic investment if it is ultimately “controlled” by PRC government authorities and its affiliates and/or PRC citizens. In this connection, “control” is broadly defined in the draft law to cover the following summarized categories: (i) holding 50% or more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to exert material influence on the board, the shareholders’ meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial matters or other key aspects of business operations. Once an entity is considered to be a foreign-invested enterprise, it may be subject to the foreign investment restrictions or prohibitions set forth in a “negative list” to be separately issued by the State Council later. If a foreign-invested enterprise proposes to conduct business in an industry subject to foreign investment “restrictions” in the “negative list,” the foreign-invested enterprise must go through a market entry clearance by the Ministry of Commerce before being established, and it may not conduct business in an industry subject to foreign investment “prohibitions” in the “negative list.” Unless the underlying business of the foreign-invested enterprise falls within the negative list, which calls for market entry clearance by the Ministry of Commerce or its local counterparts, prior approval from the government authorities as mandated by the existing foreign investment legal regime would no longer be required for establishment of the foreign-invested enterprise.

The “variable interest entity” structure has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. See “—Risks Related to Our Corporate Structure” and “Our Corporate History and Structure.” Under the draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangement would also be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. Therefore, for any companies with a “variable interest entity” structure in an industry category that is in the “restriction category” on the “negative list,” the “variable interest entity” structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality, namely, either PRC companies or PRC citizens. Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the variable interest entities will be treated as foreign-invested enterprises and any operation in the industry category on the “negative list” without market entry clearance may be considered as illegal.

As of the date of this prospectus, no PRC citizen possess or controls more than 50% of the voting power of our company, has the power to secure at least 50% of the seats on our board of directors or has the voting power to exert material influence on the board or our shareholders’ meeting, or has the power to exert decisive influence, via contractual or trust arrangements, over our operations, financial matters or other key aspects of business operations. In the draft Foreign Investment Law, the Ministry of Commerce has not taken a position on what actions must be taken with respect to the existing companies with a “variable interest entity” structure, whether or not these companies are controlled by PRC parties. Moreover, it is uncertain whether the value-added telecommunication service industry, in which our variable interest entities operate, will be subject to the foreign investment restrictions or prohibitions set forth in the “negative list” to be issued. If the enacted version of the Foreign Investment Law and the final “negative list” mandate further actions, such as market entry clearance granted by the Ministry of Commerce, to be completed by companies with existing “variable interest entity” structure like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

The draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable foreign-invested enterprises. Aside from an investment implementation report and an investment amendment report that are required for each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related as well as automotive businesses and companies.

We operate in automotive and internet industry, both of which are extensively regulated by the PRC government. For example, the PRC government imposes foreign ownership restriction and the licensing and permit requirements for companies in the internet industry. See “Regulation—Regulation on Foreign Investment in China” and “Regulation—Regulations on Value-added Telecommunications Services.” Recently, the MOFCOM and NDRC promulgated the Negative List, which lifts restrictions on foreign investment on the production of new energy vehicles, effective on July 28, 2018. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

Currently we rely on the contractual arrangements with Beijing NIO, one of our variable interest entities, to hold an ICP license, and separately own the relevant domain names and trademarks in connection with our internet services and operate our website and mobile application through NIO Co., Ltd. Our internet services may be treated as a value-added telecommunications business. If so, we may be required to transfer the domain names, trademark and the operations of the internet services from NIO Co., Ltd. to Beijing NIO, and we may also be subject to administrative penalties. Further, any challenge to the validity of these arrangements may significantly disrupt our business, subject us to sanctions, compromise enforceability of our contractual arrangements, or have other harmful effects on us. It is uncertain if Beijing NIO will be required to obtain a separate operating license for certain services carried out by us through our mobile application in addition to the valued-added telecommunications business operating licenses for internet content provision services, and if Beijing NIO will be required to supplement our current ICP license in the future.

In addition, our mobile applications are also regulated by the Administrative Provisions on Mobile Internet Applications Information Services, or the APP Provisions, promulgated by the Cyberspace Administration of China, or the CAC, on June 28, 2016 and effective on August 1, 2016. According to the APP Provisions, the providers of mobile applications shall not create, copy, publish or distribute information and content that is prohibited by laws and regulations. However, we cannot assure that all the information or content displayed on, retrieved from or linked to our mobile applications complies with the requirements of the APP Provisions at all times. If our mobile applications were found to be violating the APP Provisions, we may be subject to administrative penalties, including warning, service suspension or removal of our mobile applications from the relevant mobile application store, which may materially and adversely affect our business and operating results.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry, particularly the policies relating to value-added telecommunications services, have created substantial uncertainties regarding the legality of existing and future foreign investments in the businesses and activities of internet businesses in China, including our business.

Several PRC regulatory authorities, such as the SAMR, the NDRC, the Ministry of Industry and Information Technology, or the MIIT, and the Ministry of Commerce, or the MOFCOM, oversee different aspects of our operations, and we are required to obtain a wide range of government approvals, licenses, permits and registrations in connection with our operations. For example, certain filings must be made by automobile dealers through the information system for the national automobile circulation operated by the the relevant commerce department within 90 days after the receipt of of a business license. Furthermore, the NEV industry is relatively new in China, and the PRC government has not adopted a clear regulatory framework to regulate the industry. As some of the laws, rules and regulations that we may be subject to were primarily enacted with a view toward application to ICE vehicles, or are relatively new, there is significant uncertainty regarding their interpretation and application with respect to our business. For example, it remains unclear under PRC laws whether our charging trucks need to be registered with related local traffic management authorities or obtain transportation operation licenses for their services. In addition, the government may enact new laws and regulations that require additional licenses, permits, approvals and/or registrations for the operation of any of our existing or future business. As a result. we cannot assure you that we have all the permits, licenses, registratons and approvals required for our business or that we will be able to obtain, maintain or renew permits, licenses, registratons and approvals in a timely manner or at all.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. As of June 30, 2018, our variable interest entities had not made appropriations to statutory reserves as our PRC subsidiaries and our variable interest entities reported accumulated loss. For a detailed discussion of applicable PRC regulations governing distribution of dividends, see “Regulation—Regulation on Dividend Distribution.” Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. Furthermore, the PRC tax authorities may require our subsidiaries to adjust their taxable income under the contractual arrangements they currently have in place with our variable interest entities in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us. See “—Risks Related to Our Corporate Structure—Contractual arrangements in relation to our variable interest entities may be subject to scrutiny by the PRC tax authorities and they may determine that we or our variable interest entities owe additional taxes, which could negatively affect our financial condition and the value of your investment.”

Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See “—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

We have granted, and may continue to grant, options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.

We adopted share incentive plans in 2015, 2016 and 2017, which we refer to as the 2015 Plan, the 2016 Plan and the 2017 Plan, respectively, in this prospectus, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. We recognize expenses in our consolidated statement of income in accordance with U.S. GAAP. Under our share incentive plans, we are authorized to grant options and other types of awards. Under the 2015 Plan, the 2016 Plan and the 2017 Plan, the maximum numbers of Class A ordinary shares which may be issued pursuant to all awards are 46,264,378, 18,000,000 and 33,000,000, respectively. As of June 30, 2018, awards to purchase an aggregate amount of 88,939,542 Class A ordinary shares under our three stock incentive plans have been granted and are outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates. As a result, a number of awards will become exercisable once we complete this offering, and we will then record a significant share-based compensation expense on the completion date of this offering. As of June 30, 2018, our unrecognized share-based compensation expenses relating to unvested awards, net of estimated forfeitures, amounted to RMB735.7 million (US$111.2 million).

We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

Furthermore, perspective candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Thus, our ability to attract or retain highly skilled employees may be adversely affected by declines in the perceived value of our equity or equity awards. Furthermore, there are no assurances that the number of shares reserved for issuance under our share incentive plans will be sufficient to grant equity awards adequate to recruit new employees and to compensate existing employees.

Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and our profitability.

China’s overall economy and the average wage in China have increased in recent years and are expected to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will increase. Unless we are able to pass on these increased labor costs to those who pay for our services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

In October 2010, the Standing Committee of the National People’s Congress promulgated the PRC Social Insurance Law, which came into effect on July 1, 2011. On April 3, 1999, the State Council promulgated the Regulations on the Administration of Housing Funds, which was amended on March 24, 2002. Companies registered and operating in China are required under the Social Insurance Law and the Regulations on the Administration of Housing Funds to, apply for social insurance registration and housing fund deposit registration within 30 days of their establishment and, to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. However, certain of our PRC subsidiaries and VIEs that do not hire any employees and are not a party to any employment agreement, have not applied for and obtained such registration, and instead of paying the social insurance payment on their own for their employees, certain of our PRC subsidiaries and VIEs use third-party agencies to pay in the name of such agency. We could be subject to orders by the competent labor authorities for rectification and failure to comply with the orders may further subject us to administrative fines.

As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices may violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations including those relating to obligations to make social insurance payments and contribute to the housing provident funds. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations will be adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. In the fourth quarter of 2016, the Renminbi depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and the Renminbi could appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the PRC government to adopt a more flexible currency policy. Any significant appreciation or depreciation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from this initial public offering into Renminbi to pay our operating expenses, appreciation of Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore offerings to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to fund our PRC subsidiaries by making loans to or additional capital contributions to our PRC subsidiaries, subject to applicable government registration, statutory limitations on amount and approval requirements. For more details, see “Regulation—Regulations on Foreign Exchange.” These PRC laws and regulations may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish new variable interest entities in China. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

On December 26, 2017, the NDRC issued the Management Rules for Overseas Investment by Enterprises, or Order 11. On February 11, 2018, the Catalog on Overseas Investment in Sensitive Industries (2018 Edition), or the Sensitive Industries List was promulgated. Overseas investment governed by Order 11 refers to the investment activities conducted by an enterprise located in the territory of China either directly or via an overseas enterprise under its control through making investment with assets and equities or providing financing or guarantees in order to obtain overseas ownership, control, management rights and other related interests, and overseas investment by a PRC individual through overseas enterprises under his/her control is also subject to Order 11. According to Order 11, before being conducted, any overseas investment in a sensitive industry or any direct investment by a Chinese enterprise in a non-sensitive industry but with an investment amount over USD300 million requires approval from, or filing with, NDRC respectively, and for those non-sensitive investments indirectly by Chinese investors (including PRC individuals) with investment amount over USD300 million need to be reported. However uncertainties remain with respect to the interpretation and application of Order 11, we are not sure whether our using of proceeds will be subject to Order 11. If we fail to obtain the approval, complete the filing or report our overseas investment with our proceeds (as the case may be) in a timely manner provided that Order 11 is applicable, we may be forced to suspend or cease our investment, or be subject to penalties or other liabilities, which could materially and adversely affect our business, financial condition and prospects.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. See “Regulation—Regulations on Foreign Exchange.”

Since 2016, the PRC government has tightened its foreign exchange policies again and stepped up scrutiny of major outbound capital movement. More restrictions and a substantial vetting process have been put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also restrict access in the future to foreign currencies for current account transactions, at its discretion. We receive substantially all of our revenues in RMB. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes certain material events. See “Regulation—Regulations on Foreign Exchange—Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents.”

If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with SAFE registration requirements could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interests in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

China’s M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

A number of PRC laws and regulations have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time consuming and complex. In addition to the Anti-monopoly Law itself, these include the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006, and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Anti-Monopoly Law requires that the Ministry of Commerce be notified in advance of any concentration of undertaking if certain thresholds are triggered. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Under SAFE regulations, PRC residents who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. See “Regulation—Regulations on Employment and Social Welfare—Employee Stock Incentive Plan.” We and our PRC resident employees who participate in our share incentive plans will be subject to these regulations when our company becomes publicly listed in the United States. If we or any of these PRC resident employees fail to comply with these regulations, we or such employees may be subject to fines and other legal or administrative sanctions. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

Discontinuation of any of the preferential tax treatments and government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.

Our PRC subsidiaries currently benefit from a number of preferential tax treatments. For example, our subsidiary, NIO Co., Ltd., is entitled to enjoy, after completing certain application formalities, a 15% preferential enterprise income tax from 2018 as it has been qualified as a “High New Technology Enterprise” under the PRC Enterprise Income Tax Law and related regulations. The discontinuation of any of the preferential income tax treatment that we currently enjoy could have a material and adverse effect on our result of operations and financial condition. We cannot assure you that we will be able to maintain or lower our current effective tax rate in the future.

In addition, our PRC subsidiaries have received various financial subsidies from PRC local government authorities. The financial subsidies result from discretionary incentives and policies adopted by PRC local government authorities. For example, our subsidiary, XPT (Nanjing) E-Powertrain Technology Co., Ltd., has received subsidies of an aggregate of RMB30 million for the phase I construction of the Nanjing Advanced Manufacturing Engineering Center and our subsidiary, NIO Co., Ltd., has received aggregate subsidies of RMB35 million for its several research and development projects. Local governments may decide to change or discontinue such financial subsidies at any time. The discontinuation of such financial subsidies or imposition of any additional taxes could adversely affect our financial condition and results of operations.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with PRC enterprise income tax reporting obligations. In addition, gains realized on the sale or other disposition of our ADSs or Class A ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.

We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in August 2015, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. See “Taxation—People’s Republic of China Taxation.” As of June 30, 2018, our subsidiaries and variable interest entities located in the PRC reported accumulated loss and therefore they had no retained earnings for offshore distribution. In the future, we intend to re-invest all earnings, if any, generated from our PRC subsidiaries for the operation and expansion of our business in China. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. Our determination regarding our qualification to enjoy the preferential tax treatment could be challenged by the relevant tax authority and we may not be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiary.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, the State Administration of Taxation issued the Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Resident Enterprises, or SAT Public Notice 7. SAT Public Notice 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, SAT Public Notice 7 provides certain criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under SAT Public Notice 7 and SAT Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

Under PRC law, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAMR.

Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our PRC subsidiaries, variable interest entities and their subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of our PRC subsidiaries, variable interest entities and their subsidiaries are members of our senior management team who have signed employment agreements with us or our PRC subsidiaries, variable interest entities and their subsidiaries under which they agree to abide by various duties they owe to us. In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel in the legal or finance department of each of our subsidiaries, variable interest entities and their subsidiaries. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our PRC subsidiaries, variable interest entities or their subsidiaries, we or our PRC subsidiaries, variable interest entities and their subsidiaries would need to pass a new shareholders or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

Our leased property interest may be defective and our right to lease the properties affected by such defects challenged, which could cause significant disruption to our business.

Under PRC laws, all lease agreements are required to be registered with the local housing authorities. We presently lease several premises in China, some of which the landlords have not completed the registration of their ownership rights or the registration of our leases with the relevant authorities. Failure to complete these required registrations may expose our landlords, lessors and us to potential monetary fines. If these registrations are not obtained in a timely manner or at all, we may be subject to monetary fines or may have to relocate our offices and incur the associated losses.

Some of the ownership certificates or other similar proof of certain leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our operations in a timely manner, our operations may be adversely affected.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit report included in this prospectus, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with U.S. laws and professional standards. Because our auditors are located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted by the SEC against the “big four” PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the Chinese affiliates of the “big four” accounting firms (including our auditors). The Rule 102(e) proceedings initiated by the SEC relate to these firms’ inability to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission, or the CSRC. The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States.

In January 2014, the administrative judge reached an initial decision, or the Initial Decision, that the Chinese affiliates of “big four” accounting firms should be barred from practicing before the SEC for six months. Thereafter, the accounting firms filed a petition for review of the initial decision, prompting the SEC commissioners to review the Initial Decision, determine whether there had been any violation and, if so, determine the appropriate remedy to be placed on these audit firms.

In February 2015, the Chinese affiliates of the “big four” accounting firms (including our auditors) each agreed to censure and pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S. listed companies. The settlement requires the firms to follow detailed procedures and to seek to provide the SEC with access to the Chinese firms’ audit documents via the CSRC. If future document productions fail to meet the specified criteria, the SEC retains the authority to impose a variety of additional measures (e.g., imposing penalties such as suspensions, restarting the administrative proceedings).

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, and could result in delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our shares may be adversely affected. If our independent registered public accounting firm was denied, temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to not be in compliance with the requirements of the Exchange Act.

Risks Relating to Our ADSs and This Offering

An active trading market for our Class A ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

We have applied to list our ADSs on the New York Stock Exchange. Prior to the completion of this offering, there has been no public market for our ADSs or our Class A ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and the trading price of our ADSs after this offering could decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of our ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenues, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new services and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our services or our industry;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our triple-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

We have adopted a triple-class voting structure such that our ordinary shares consist of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights other than voting and conversion rights. Each holder of Class A ordinary shares is entitled to one vote per share, each holder of our Class B ordinary shares is entitled to four votes per share and each holder of our Class C ordinary shares is entitled to eight votes per share on all matters submitted to them for a vote. Our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share, whereas Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares or Class C ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares or Class C ordinary shares are automatically and immediately converted into the equal number of Class A ordinary shares.

Upon completion of the Offering, Mr. Bin Li, our chairman and chief executive officer, together with his affiliates, will beneficially own all of our issued Class C ordinary shares. The Tencent entities will beneficially own all of our issued Class B ordinary shares. Due to the disparate voting powers associated with our triple classes of ordinary shares, Mr. Li and Tencent entities will have considerable influence over important corporate matters. Following the completion of this offering, Mr. Li will beneficially own        % of the aggregate voting power of our company, assuming that the underwriters do not exercise their over-allotment option, through mobike Global Ltd. and Originalwish Limited, companies wholly owned by Mr. Li, whereas Tencent entities will beneficially own        % of the aggregate voting power of our company through Mount Putuo Investment Limited, Image Frame Investment (HK) Limited and TPP Follow-on I Holding D Limited. After this offering, Mr. Li and Tencent entities will continue to have considerable influence over matters requiring shareholder approval, over matters such as electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transaction, which could have the effect of depriving the holders of our Class A ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to decline.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be                  ADSs (equivalent to                  Class A ordinary shares) outstanding immediately after this offering, or              ADSs (equivalent to                  Class A ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our officers, directors and existing shareholders have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for each ADS than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial

dilution of approximately US$         per ADS (assuming that no outstanding options to acquire Class A ordinary shares are exercised). This number represents the difference between (1) our pro forma net tangible book value per ADS of US$         as of June 30, 2018, after giving effect to this offering and (2) the assumed initial public offering price of US$         per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or Class A ordinary shares.

A non-U.S. corporation will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the second part of the test described above may be determined by reference to the market price of our ADSs. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.

If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) holds our ADSs or Class A ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

The M&A Rules requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain how long it will take us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

Our PRC counsel, Han Kun Law Offices, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on the New York Stock Exchange because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation, (ii) the Company established the NIO Co., Ltd., Shanghai NIO Sales and Services Co., Ltd., NIO Energy Investment (Hubei) Co., Ltd., XPT Investment Co., Ltd. and Shanghai XPT Technology Limited, as foreign-invested enterprises by means of direct investment and not through a merger or requisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rule, (iii) no provision in this regulation clearly classifies contractual arrangements as a type of transaction subject to its regulation. However, we cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and ADSs.

We will adopt amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our new memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2018 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman

Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. [Currently, we do not plan to rely on home country practice with respect to any corporate governance matter.] However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Class A ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and / or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and the majority of our assets are located outside of the United States. The most significant portion of our operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons may be located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company until the fifth anniversary from the date of our initial listing.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. [However, we have elected to “opt out” of this provision] and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A ordinary shares.

As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying Class A ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering, the minimum notice period required for convening a general meeting is 14 days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

The depositary for our ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs at shareholders’ meetings unless:

•	we have failed to timely provide the depositary with notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that if you do not vote at shareholders’ meetings, you cannot prevent our Class A ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our Class A ordinary shares are not subject to this discretionary proxy.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding.

The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, although the arbitration provisions do not preclude you from pursuing claims under federal securities laws in federal courts. Also, we may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended. See “Description of American Depositary Shares” for more information.

You may not receive dividends or other distributions on our Class A ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, Class A ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Class A ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and New York Stock Exchange, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to “opt out” of the provision that allow us to delay adopting new or revised accounting standards and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of the electric vehicles industry in China;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

•	competition in our industry; and

•	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The electric vehicles industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapidly evolving nature of the electric vehicles industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$                , or approximately US$                if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$                per ADS, which is the midpoint of the price range shown on the front page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$                per ADS would increase (decrease) the net proceeds to us from this offering by US$                , assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•	Approximately US$ for research and development of products, services and technology;

•	Approximately US$ for selling and marketing and development of sales channels, including NIO Houses;

•

Approximately US$                for the development of our manufacturing facilities and the roll-out of our supply chain. We estimate that total capital expenditures in connection with the improvements and installation of equipment at our Shanghai manufacturing facility will be approximately US$650 million. Half of such expenditures are expected to be financed through net proceeds from this offering, cash on hand obtained through prior equity financing and cash from sales of vehicles, and the other half are expected to be financed through interest-free or low-interest debt financing supported by the relevant Shanghai governmental entities; and

•	Approximately US$ for general corporate purposes and working capital.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Related to Our ADSs and This Offering—We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions and to our variable interest entities only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Following this offering, the payment of dividends will be at the discretion of our board of directors, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulation on Dividend Distributions.”

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying our ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2018:

•	on an actual basis;

•	on a pro forma basis to reflect the automatic conversion of all of our issued and outstanding preferred shares into ordinary shares on a one-for-one basis upon the completion of this offering; and

•

on a pro forma as adjusted basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into ordinary shares on a one-for-one basis upon the completion of this offering and (ii) the sale of                Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$                per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise over-allotment option.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2018
			Pro forma		Pro forma as adjusted
	RMB	USD	RMB	USD	RMB	USD
	(in thousands)
	(unaudited)
Mezzanine Equity:
Series A-1 and A-2 convertible redeemable preferred shares (USD0.00025 par value; 295,000,000 authorized, issued and outstanding as of December 31, 2017 and June 30, 2018; no shares issued and outstanding on a pro-forma basis as of June 30, 2018)	8,863,640	1,339,505	—	—
Series A-3 convertible redeemable preferred shares (USD0.00025 par value; 31,720,364 authorized, 24,210,431 issued and outstanding as of December 31, 2017 and June 30, 2018; no shares issued and outstanding on a pro-forma basis as of June 30, 2018)	735,470	111,147	—	—
Series B convertible redeemable preferred shares (USD0.00025 par value; 114,867,321 authorized, issued and outstanding as of December 31, 2017 and June 30, 2018; no shares issued and outstanding on a pro-forma basis as of June 30, 2018)	3,584,015	541,629	—	—
Series C convertible redeemable preferred shares (USD0.00025 par value; 167,142,990 authorized, 166,205,830 issued and outstanding as of December 31, 2017 and June 30, 2018; no shares issued and outstanding on a pro-forma basis as of June 30, 2018)	5,501,198	831,361	—	—
Series D convertible redeemable preferred shares (USD0.00025 par value; 240,000,000 authorized, 213,585,003 issued and outstanding as of December 31, 2017 and June 30, 2018; no shares issued and outstanding on a pro-forma basis as of June 30, 2018)	7,796,397	1,178,220	—	—
Redeemable non-controlling interests	1,124,900	169,999	1,124,900	169,999
Total mezzanine equity	27,605,620	4,171,861	1,124,900	169,999

	As of June 30, 2018
			Pro forma		Pro forma as adjusted
	RMB	USD	RMB	USD	RMB	USD
	(in thousands)
	(unaudited)
Shareholders’ Deficit:
Ordinary shares (USD0.00025 par value; 1,151,269,325 shares authorized as of December 31, 2017 and June 30, 2018; 36,727,350 and 41,178,902 shares issued and 23,850,343 and 31,540,943 shares outstanding as of December 31, 2017 and June 30, 2018, respectively; No shares issued and outstanding on a pro-forma basis as of June 30, 2018)	67	10	—	—
Class A Ordinary shares (USD0.00025 par value; No shares authorized, issued and outstanding as of December 31, 2017 and June 30, 2018; 570,511,756 shares issued and outstanding on a pro-forma basis as of June 30, 2018)	—	—	944	143
Class B Ordinary Shares (USD0.00025 par value; No shares authorized, issued and outstanding as of December 31, 2017 and June 30, 2018; 132,030,222 shares issued and outstanding on a pro-forma basis as of June 30, 2018)	—	—	218	33
Class C Ordinary Shares (USD0.00025 par value; No shares authorized, issued and outstanding as of December 31, 2017 and June 30, 2018; 148,500,000 shares issued and outstanding on a pro-forma basis as of June 30, 2018)	—	—	246	37
Treasury shares	(9,186)	(1,388)	(9,186)	(1,388)
Additional paid in capital(2)	169,562	25,625	26,847,735	4,057,325
Accumulated other comprehensive (loss)	(167,077)	(25,249)	(167,077)	(25,249)
Accumulated deficit	(21,766,482)	(3,289,429)	(21,766,482)	(3,289,429)

Total NIO Inc. shareholders’ (deficit)/equity	(21,773,116)	(3,290,431)	4,906,398	741,472
Non-controlling interests	10,531	1,591	10,531	1,591
Total shareholders’ (deficit)/equity(2)	(21,762,585)	(3,288,840)	4,916,929	743,063

Total liabilities, mezzanine equity and shareholders’ equity(2)	10,276,097	1,552,960	10,276,097	1,552,960

Notes:
(1)

The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)

A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity, and total capitalization by US$            million.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2018 was US$                , or US$                 per Class A ordinary share as of that date and US$                per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$                per ADS, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares, Class B ordinary shares and Class C ordinary shares.

Without taking into account any other changes in net tangible book value after June 30, 2018, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$                per ADS, which is the midpoint of the estimated initial public offering price range, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2018 would have been US$                , or US$                per ordinary share and US$                per ADS. This represents an immediate increase in net tangible book value of US$                per ordinary share and US$                per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$                per Class A ordinary share and US$                per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value as of June 30, 2018	US$	US$
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$	US$
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares and this offering	US$	US$
Amount of dilution in net tangible book value to new investors in this offering	US$	US$

A US$1.00 increase (decrease) in the assumed initial public offering price of US$                per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$                , the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$                per Class A ordinary share and US$                per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$                per Class A ordinary share and US$                per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2018, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount	Percent
Existing shareholders		%	US$	%	US$	US$
New investors		%	US$	%	US$	US$

Total		100.0%	US$	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of any share options outstanding nor any request by holders of restricted shares to register their vested restricted shares as of the date of this prospectus. As of the date of this prospectus, there are                Class A ordinary shares issuable upon exercise of outstanding share options at a weighted average exercise price of US$                per share, and additional                Class A ordinary shares are issuable upon requests from holders of restricted shares. To the extent that any of these options are exercised, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

Our reporting currency is the Renminbi because our business is mainly conducted in China and substantially all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.6171 to US$1.00, the rate in effect as of June 29, 2018. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign currency and through restrictions on foreign trade. On August 3, 2018, the exchange rate for Renminbi was RMB6.8309 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Certified Exchange Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1620	6.2591	6.0402
2015	6.4778	6.2827	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
2017	6.5063	6.7350	6.9575	6.4773
2018
February	6.3280	6.3183	6.3471	6.2649
March	6.2726	6.5000	6.3583	6.2738
April	6.3325	6.3511	6.3610	6.3325
May	6.4096	6.3700	6.4175	6.3325
June	6.6171	6.4651	6.6235	6.3850
July	6.8038	6.7164	6.8102	6.6123
August (through August 3)	6.8309	6.8281	6.8380	6.8154

Source: Federal Reserve Statistical Release

Note:

(1)

Annual averages are calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy of the Cayman Islands). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

We were founded in November 2014, as Nextev Inc., which was changed to our current name NIO Inc. in July 2017. Significant milestones in our development include the following:

2015

•

In February 2015, we established NIO Nextev Limited (formerly known as Nextev Limited), our wholly-owned subsidiary in Hong Kong. We participated in the inaugural season of the FIA Formula E Championship as the Nextev TCR Formula E Team, and in June 2015, we secured the inaugural FIA Formula E Driver’s Championship. In November 2015, we held the inaugural NIO Formula Students Electric China NIO cup in Shanghai.

•

In May 2015, NIO Nextev Limited incorporated NIO Co., Ltd. in China to, among other things, be our global headquarters and engage in research and development related activities. In the same month, NIO Nextev Limited established NIO GmbH in Germany as our vehicle design headquarters.

•

In November 2015, NIO Nextev Limited established NIO USA, Inc. as our headquarters in the United States to design and develop our software and hardware for autonomous driving systems and other advanced technology modules for our vehicles.

•	In December 2015, we established XPT Limited, or XPT, our wholly-owned subsidiary in Hong Kong, to engage in the development of systems and components used in electric vehicles.

2016

•

In February 2016, NIO Nextev Limited established NIO Nextev (UK) Limited in the United Kingdom as our Formula E and EP9 electric supercar headquarters. NIO Nextev (UK) Limited also provides engineering support for vehicle development in Shanghai.

•

In April 2016, NIO Nextev Limited incorporated NIO SPORT Limited in Hong Kong to handle Formula E related business. In April 2016, NIO SPORT Limited purchased the Nextev TCR Formula E Team (now the NIO Formula E Team), which NIO Nextev (UK) Limited operates on behalf of NIO SPORT Limited.

•

In May 2016, we entered into a manufacturing cooperation agreement with JAC, pursuant to which the JAC-NIO Cooperation Project (New Energy Vehicle) officially launched since the signing of the framework agreement.

•

In April 2016, XPT established XPT Technology Limited in Hong Kong in charge of intellectual property management of the XPT. In the same month, XPT established XPT Inc. in Delaware, the United States as an operational base in the United States to engage in technology development and cooperation. In May 2016, XPT established XPT (Jiangsu) Investment Co., Ltd. as its investment platform in China.

•	In October 2016, we obtained an autonomous vehicle testing permit in the State of California.

•	In November 2016, we unveiled our NIO brand and the EP9 at the Saatchi Gallery in London.

2017

•

In January 2017, we established NIO Power Express Limited, our wholly-owned subsidiary, which later incorporated NIO Energy Investment (Hubei) Co., Ltd. in April 2017 to handle power management related businesses.

•

In February 2017, we established NIO User Enterprise Limited, our wholly-owned subsidiary, which incorporated Shanghai NIO Sales and Services Co., Ltd. in March 2017, to handle sales and services of our electric vehicles. In March 2017, we unveiled our vision car, EVE, at South by Southwest 2017 in Austin, Texas. In April 2017, we further unveiled our first volume manufactured passenger car, the ES8, and showcased EP9 and EVE at the 2017 Shanghai International Automobile Industry Exhibition.

•

In May 2017, our EP9 electric supercar broke the record for fastest lap for a production car around the Nurburgring in Germany after having already broken the records for fastest autonomous lap and fastest lap for a production car around the Circuit of the Americas in Texas, USA.

•	In November 2017, we opened our first NIO House in Beijing. In December 2017, we held our first NIO Day and introduced the ES8 to a widespread audience and began taking orders for the ES8.

2018

•

In March 2018, we were in the first batch of companies to obtain a Shanghai Intelligent Connected Vehicle Test License to test seventeen items including, among others, traffic sign recognition and lane keeping systems in the testing roads.

•

In April 2018, we were in the first batch of companies to obtain a Beijing Autonomous Driving Test License to test various items including, among others, perception and compliance with traffic regulations, emergency reaction and manual intervention and integrated driving ability on testing roads.

•	In April 2018, we entered into a series of contractual arrangements with Shanghai Anbin and Beijing NIO, our VIEs, and their shareholders to conduct certain of our operations in China in the future.

•

In April 2018 and July 2018, XPT Limited, XPT (Jiangsu) Investment Co., Ltd., or XPT Investment, and certain investors entered into a share purchase agreement and a supplementary agreement, respectively, pursuant to which such investors, subject to certain closing conditions, agreed to invest an aggregate RMB1,269.9 million in XPT (Jiangsu) Automotive Technology Co., Ltd., or XPT Automotive, a company established in May 2018. Upon the consummation of the transaction, XPT Investment holds a 78.91% equity interest in XPT Automotive and the other investors hold an aggregate 21.09% equity interest.

•

In May 2018, XPT Investment set up XPT Automotive as a wholly owned subsidiary of XPT Investment. XPT Automotive, XPT Limited and XPT Investment entered into a set of agreements, pursuant to which, XPT Limited and XPT Investment transferred the shareholdings in their respective subsidiaries to XPT Automotive. Following the transaction, XPT Technology Limited, XPT Automotive and Shanghai XPT Technology Limited entered into a share transfer agreement, pursuant to which XPT technology Limited agreed to transfer a 100% equity interest in Shanghai XPT Technology Limited to XPT Automotive, as a result of which Shanghai XPT Technology Limited became a wholly owned subsidiary of XPT Automotive.

•

In May 2018, XPT (Nanjing) E-Powertrain Technology Co., Ltd. and Nanjing Punch Powertrain Automatic Transmission Co., Ltd. entered into a joint venture agreement to establish a joint venture to develop, produce and sell gear boxes for new energy vehicles and other components of new energy vehicles, and provide after-sales service.

The chart below summarizes our corporate legal structure and identifies our significant subsidiaries, our VIEs and their significant subsidiaries, as of the date of this prospectus:

Contractual Agreements with the VIEs and their respective shareholders

Shanghai Anbin Technology Co., Ltd.

The following is a summary of the contractual agreements with NIO Co., Ltd., or NIO WFOE, and Shanghai Anbin Technology Co., Ltd., or Shanghai Anbin.

Agreements that provide us with effective control over Shanghai Anbin

Power of Attorney. On April 19, 2018, each shareholder of Shanghai Anbin, Shanghai Anbin and NIO WFOE entered into powers of attorney, respectively. The terms contained in the respective powers of attorney are substantially similar. Pursuant to the powers of attorney, each shareholder of Shanghai Anbin irrevocably authorized NIO WFOE to act on the behalf of such shareholder with respect to all matters concerning the shareholding of the shares in Shanghai Anbin, including without limitation, attending shareholders’ meetings of Shanghai Anbin, exercising all the shareholders’ rights and shareholders’ voting rights, and designating and appointing the legal representative, directors, supervisors, chief executive officer and other senior management members of Shanghai Anbin.

Loan Agreement. On April 19, 2018, each shareholder of Shanghai Anbin, Shanghai Anbin and NIO WFOE entered into loan agreements, respectively. The terms contained in the respective loan agreements are substantially similar. Pursuant to the loan agreements, the NIO WFOE should provide the shareholders of Shanghai Anbin with a loan in the aggregate amount of RMB30 million for the purpose of contribution of the registered capital of the Shanghai Anbin. The shareholders agree that the proceeds from the transfer of the equity interest of the shareholders in Shanghai Anbin or increase of the working capital of Shanghai Anbin, pursuant to the exercise of the right to acquire such equity interest by NIO WFOE under the exclusive option agreement, should be used by the shareholders to repay the loan to the extent permissible. The loan agreements should become effective upon execution by the parties, and should expire upon the date of full performance by the parties of their respective obligations under the loan agreements.

Equity Interest Pledge Agreement. On April 19, 2018, each shareholder of Shanghai Anbin, Shanghai Anbin, and WFOE entered into equity interest pledge agreements, respectively. The terms contained in the respective equity interest pledge agreements are substantially similar. Pursuant to the equity pledge agreements, those shareholders should pledge 100% equity interest in Shanghai Anbin to the NIO WFOE to guarantee the performance by Shanghai Anbin and its shareholders of their obligations under the loan agreement, the exclusive option agreement, the exclusive business cooperation agreement, and the power of attorney. If events of default defined therein occur, upon giving written notice to the shareholders, as pledgee, the NIO WFOE to the extent permitted by PRC laws may exercise the right to enforce the pledge, unless the event of default has been successfully resolved to the satisfaction of NIO WFOE within twenty days after the delivery of the written notice. Those shareholders agree that, without NIO WFOE’s prior written consent, during the term of the equity interest pledge agreement, they will not place or permit the existence of any security interest or other encumbrance on the equity interest in Shanghai Anbin or any portion thereof. As of the date of this prospectus, we have completed registering the equity pledge with the relevant office of the SAMR in accordance with the PRC Property Rights Law.

Agreements that allow us to receive economic benefits from Shanghai Anbin

Exclusive Business Cooperation Agreement. On April 19, 2018, Shanghai Anbin and the NIO WFOE entered into an exclusive business cooperation agreement. Pursuant to the exclusive business cooperation agreement, the NIO WFOE has the exclusive right to provide Shanghai Anbin with comprehensive technical support, consulting services and other services. Without prior written consent of the NIO WFOE, Shanghai Anbin should not directly or indirectly accept the same or any similar services provided by any third party regarding the matters contemplated by this agreement. During the term of this agreement where necessary, Shanghai Anbin may enter into further service agreements with NIO WFOE or any other party designated by NIO WFOE, which shall provide the specific contents, methods, personnel, and fees for specific services. Shanghai Anbin should pay the NIO WFOE service fees, which should be determined by the NIO WFOE after considering, among other things, the operation conditions of Shanghai Anbin, contents and value of the services provided by the NIO WFOE. The NIO WFOE will have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or developed during the performance of this agreement. Unless terminated in accordance with the provisions of this agreement or terminated in writing by the NIO WFOE, the agreement shall remain effective.

Agreements that provide us with the option to purchase the equity interests in Shanghai Anbin

Exclusive Option Agreement On April 19, 2018, each shareholder of Shanghai Anbin, Shanghai Anbin and the NIO WFOE entered into exclusive option agreements, respectively. The terms contained in the respective exclusive option agreements are substantially similar. Pursuant to the exclusive option agreement, the shareholders of Shanghai Anbin irrevocably granted the NIO WFOE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase the equity interests in Shanghai Anbin held by the shareholders at a price equal to the amount of registered capital contributed by the shareholders in Shanghai Anbin or any portion thereof or at a price mutually agreed by the NIO WFOE and the shareholders. Those shareholders further undertake that, without the prior written consent of the NIO WFOE, Shanghai Anbin should not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in Shanghai Anbin held by its shareholders, or allow the encumbrance thereon, except for the interest placed in accordance with the equity interest pledge agreement, power of attorney and this agreement. Without the prior written consent of the NIO WFOE, shareholders shall cause the shareholders’ meeting or the directors (or the executive director) of Shanghai Anbin not to approve the merger or consolidation with any person, or acquisition of or investment in any person. This agreement will remain effective until all equity interests held by those shareholders in Shanghai Anbin have been transferred or assigned to NIO WFOE and/or any other person designated by NIO WFOE in accordance with this agreement.

Beijing NIO Network Technology Co., Ltd.

The following is a summary of the contractual agreements with the NIO WFOE and Beijing NIO Network Technology Co., Ltd. or Beijing NIO.

Agreements that provide us with effective control over Beijing NIO

Power of Attorney. On April 19, 2018, each shareholder of Beijing NIO, Beijing NIO and the NIO WFOE entered into powers of attorney, respectively. The terms contained in the respective powers of attorney are substantially similar. Pursuant to the powers of attorney, each shareholder of Beijing NIO irrevocably authorized the WFOE to act on the behalf of such shareholder with respect to all matters concerning the shareholding of the shares in Beijing NIO, including without limitation, attending shareholders’ meetings of Beijing NIO, exercising all the shareholders’ rights and shareholders’ voting rights, and designating and appointing the legal representative, directors, supervisors, chief executive officer and other senior management members of Beijing NIO.

Loan Agreement. On April 19, 2018, each shareholder of Beijing NIO, Beijing NIO and NIO WFOE entered into loan agreements, respectively. The terms contained in the respective loan agreements are substantially similar. Pursuant to the loan agreement, the NIO WFOE should provide the shareholders of Beijing NIO with a loan in aggregate amount of RMB10 million for the purpose of contribution of the registered capital of the Beijing NIO or increase of the working capital of Beijing NIO. The shareholders agree that the proceeds from the transfer of the equity interest of the shareholders in Beijing NIO or for the working capital of Beijing NIO, pursuant to the exercise of the right to acquire such equity interest under the exclusive option agreement, should be used by the shareholders to repay the loan to the extent permissible. The loan agreements should become effective upon execution by the parties, and should expire upon the date of full performance by the parties of their respective obligations under the loan agreements.

Equity Interest Pledge Agreement. On April 19, 2018, each shareholder of Beijing NIO, Beijing NIO, and NIO WFOE entered into equity interest pledge agreements, respectively. The terms contained in the respective equity interest pledge agreements are substantially similar. Pursuant to the equity pledge agreements, those shareholders should pledge 100% equity interest in Beijing NIO to the NIO WFOE to guarantee the performance by Beijing NIO and its shareholders of their obligations under the loan agreement, the exclusive option agreement, the exclusive business cooperation agreement, the power of attorney. If events of default defined therein occur, upon giving written notice to the shareholders, as pledgee, the NIO WFOE to the extent permitted by PRC laws may exercise the right to enforce the pledge, unless the event of default has been successfully resolved to the satisfaction of NIO WFOE within twenty days after the delivery of the written notice. Those shareholders agree that, without NIO WFOE’s prior written consent, during the term of the equity interest pledge agreement, they will not place or permit the existence of any security interest or other encumbrance on the equity interest in Beijing NIO or any portion thereof. As of the date of this prospectus, we have completed registering the equity pledge with the relevant office of the SAMR in accordance with the PRC Property Rights Law.

Agreements that allow us to receive economic benefits from Beijing NIO

Exclusive Business Cooperation Agreement. On April 19, 2018, Beijing NIO and NIO WFOE entered into an exclusive business cooperation agreement. Pursuant to the exclusive business cooperation agreement, NIO

WFOE has the exclusive right to provide Beijing NIO with comprehensive technical support, consulting services and other services. Without prior written consent of NIO WFOE, Beijing NIO should not directly or indirectly accept the same or any similar services provided by any third party regarding the matters contemplated by this agreement. During the term of this agreement where necessary, Beijing NIO may enter into further service agreements with the NIO WFOE or any other party designated by the NIO WFOE, which shall provide the specific contents, methods, personnel, and fees for specific services. Beijing NIO should pay the NIO WFOE service fees, which should be determined by the NIO WFOE after considering, among other things, the operation conditions of Beijing NIO, contents and value of the services provided by the NIO WFOE. The NIO WFOE will have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or developed during the performance of this agreement. Unless terminated in accordance with the provisions of this agreement or terminated in writing by the NIO WFOE, the agreement shall remain effective.

Agreements that provide us with the option to purchase the equity interests in Beijing NIO

Exclusive Option Agreement On April 19, 2018, each shareholder of Beijing NIO, Beijing NIO and the NIO WFOE entered into exclusive option agreements, respectively. The terms contained in the respective exclusive option agreements are substantially similar. Pursuant to the exclusive option agreement, the shareholders of Beijing NIO irrevocably granted the NIO WFOE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase the equity interests in Beijing NIO held by the shareholders at a price equal to the amount of registered capital contributed by the shareholders in Beijing NIO or any portion thereof, or at a price mutually agreed by the NIO WFOE and the shareholders. Those shareholders further undertake that, without the prior written consent of the NIO WFOE, Beijing NIO should not sell, transfer, mortgage or dispose of in any other manner any legal or equity interest in Beijing NIO held by its shareholders, or allow the encumbrance thereon, except for the interest placed in accordance with the equity interest pledge agreement, power of attorney and this agreement. Without the prior written consent of the NIO WFOE, shareholders shall cause the shareholders’ meeting or the directors (or the executive director) of Beijing NIO not to approve the merger or consolidation with any person, or acquisition of or investment in any person. This agreement will remain effective until all equity interests held by those shareholders in Beijing NIO have been transferred or assigned to the NIO WFOE and/or any other person designated by the NIO WFOE in accordance with this agreement.

In the opinion of Han Kun Law Offices, our PRC legal counsel:

•	the ownership structures of our VIEs in China and the NIO WFOE, both currently and immediately after giving effect to this offering, comply with all existing PRC laws and regulations; and

•

the contractual arrangements between the NIO WFOE, our VIEs and their respective shareholders governed by PRC laws are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. In particular, in January 2015, the MOFCOM published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “de facto control” in determining whether a company is considered an FIE. Under the draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and be subject to restrictions on foreign investments. It is uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC counsel. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment, we may be required to unwind such agreements and/or dispose of such business.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of comprehensive loss and cash flow data for the years ended December 31, 2016 and 2017, and selected consolidated balance sheet data as of December 31, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of comprehensive loss and cash flow data for the six months ended June 30, 2017 and 2018, and selected consolidated balance sheet data as of June 30, 2018 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for shares and per share)
Selected Consolidated Statements of Comprehensive Loss
Revenue:
Vehicle sales	—	—	—	—	44,399	6,710
Other sales	—	—	—	—	1,592	241

Total revenues	—	—	—	—	45,991	6,951

Cost of sales:
Vehicle sales	—	—	—	—	(185,531)	(28,038)
Other sales	—	—	—	—	(13,648)	(2,063)

Total cost of sales	—	—	—	—	(199,179)	(30,101)

Gross loss	—	—	—	—	(153,188)	(23,150)

Operating expenses:(1)
Research and development(1)	(1,465,353)	(2,602,889)	(393,358)	(1,031,253)	(1,459,344)	(220,541)
Selling, general and administrative(1)	(1,137,187)	(2,350,707)	(355,247)	(964,363)	(1,726,297)	(260,884)

Total operating expenses	(2,602,540)	(4,953,596)	(748,605)	(1,995,616)	(3,185,641)	(481,425)

Loss from operations	(2,602,540)	(4,953,596)	(748,605)	(1,995,616)	(3,338,829)	(504,575)
Interest income	27,556	18,970	2,867	4,730	49,565	7,490
Interest expenses	(55)	(18,084)	(2,733)	(12,681)	(19,642)	(2,968)
Shares of losses of equity investee	—	(5,375)	(812)	(2,986)	(7,358)	(1,112)
Investment income	2,670	3,498	529	1,991	—	—
Other income/(loss), net	3,429	(58,681)	(8,869)	(11,635)	(4,897)	(740)

Loss before income tax expense	(2,568,940)	(5,013,268)	(757,623)	(2,016,197)	(3,321,161)	(501,905)

Income tax expense	(4,314)	(7,906)	(1,195)	(4,325)	(4,368)	(660)

Net loss	(2,573,254)	(5,021,174)	(758,818)	(2,020,522)	(3,325,529)	(502,565)

Accretion on convertible redeemable preferred shares to redemption value	(981,233)	(2,576,935)	(389,436)	(1,139,341)	(6,744,283)	(1,019,220)

	Year Ended December 31,			Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for shares and per share)
Net loss attributable to non-controlling interests	36,938	36,440	5,507	29,271	15,278	2,309

Net loss attributable to ordinary shareholder of NIO Inc.	(3,517,549)	(7,561,669)	(1,142,747)	(3,130,592)	(10,054,534)	(1,519,476)

Net loss	(2,573,254)	(5,021,174)	(758,818)	(2,020,522)	(3,325,529)	(502,565)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax	55,493	(124,374)	(18,796)	(29,678)	(153,155)	(23,145)

Total other comprehensive income/(loss)	55,493	(124,374)	(18,796)	(29,678)	(153,155)	(23,145)

Total comprehensive loss	(2,517,761)	(5,145,548)	(777,614)	(2,050,200)	(3,478,684)	(525,710)

Accretion on convertible redeemable preferred shares to redemption value	(981,233)	(2,576,935)	(389,436)	(1,139,341)	(6,744,283)	(1,019,220)

Net loss attributable to non-controlling interests	36,938	36,440	5,507	29,271	15,278	2,309

Comprehensive loss attributable to NIO Inc.	(3,462,056)	(7,686,043)	(1,161,543)	(3,160,270)	(10,207,689)	(1,542,621)

Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	16,697,527	21,801,525	21,801,525	20,141,298	28,661,459	28,661,459
Net loss per share attributable to ordinary shareholders
Basic and diluted	(210.66)	(346.84)	(52.42)	(155.43)	(350.80)	(53.01)

Note:

(1)	Share-based compensation was allocated in operating expenses as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Research and development expenses	14,484	23,210	3,508	10,900	12,418	1,877
Selling, general and administrative expenses	62,200	67,086	10,138	24,938	93,146	14,076

Total	76,684	90,296	13,646	35,838	105,564	15,953

The following table presents our selected consolidated balance sheet data as of December 31, 2016 and 2017 and June 30, 2018.

	As of December 31,			As of June 30,
	2016	2017		2018
				Actual		Pro Forma(1)		Pro Forma As Adjusted(2)
	RMB	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except for shares data)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	581,296	7,505,954	1,134,327	4,423,234	668,455	4,423,234	668,455
Restricted cash	—	10,606	1,603	20,092	3,036	20,092	3,036
Property, plant and equipment, net	833,004	1,911,013	288,799	3,189,004	481,934	3,189,004	481,934
Total assets	1,770,478	10,468,034	1,581,967	10,276,097	1,552,960	10,276,097	1,552,960

Total liabilities	825,264	2,402,028	363,004	4,433,062	669,939	4,234,268	639,898

Total mezzanine equity	4,861,574	19,657,786	2,970,755	27,605,620	4,171,861	1,124,900	169,999

Total shareholders’ (deficit)/equity	(3,916,360)	(11,591,780)	(1,751,792)	(21,762,585)	(3,288,840)	4,916,929	743,063

Total shares outstanding	17,773,459	23,850,343	23,850,343	31,540,943	31,540,943	851,041,978	851,041,978

Notes:

(1)

The consolidated balance sheet data as of June 30, 2018 are on a pro forma basis to give effect to the automatic conversion of all of our outstanding ordinary shares and preferred shares into 851,041,978 ordinary shares immediately prior to the completion of this offering.

(2)

The consolidated balance sheet data as of June 30, 2018 are adjusted on a pro forma basis to give effect to (i) the automatic conversion of all of our outstanding ordinary shares and preferred shares into 851,041,978 ordinary shares immediately prior to the completion of this offering; and (ii) the sale of          Class A ordinary shares in the form of ADSs by us in this offering at an initial public offering price of US$         per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

The following table presents our selected consolidated cash flow data for the years ended December 31, 2016 and 2017 and the six months ended June 30, 2017 and 2018.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash used in operating activities	(2,201,564)	(4,574,719)	(691,349)	(2,132,644)	(3,634,780)	(549,301)
Net cash provided by/ (used in) investing activities	117,843	(1,190,273)	(179,879)	(1,721,738)	(1,153,962)	(174,391)
Net cash provided by financing activities	2,292,704	12,867,334	1,944,558	4,694,897	1,897,832	286,808
Effects of exchange rate changes on cash and cash equivalents	40,539	(168,120)	(25,407)	(18,567)	(160,219)	(24,214)
Net increase/(decrease) in cash and cash equivalents	249,522	6,934,222	1,047,923	821,948	(3,051,129)	(461,098)
Cash, cash equivalents and restricted cash at beginning of the year/period	347,109	596,631	90,167	596,631	7,530,853	1,138,090
Cash, cash equivalents and restricted cash at end of the year/period	596,631	7,530,853	1,138,090	1,418,579	4,479,724	676,992

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview

We are a pioneer in China’s premium electric vehicle market. We design, jointly manufacture, and sell smart and connected premium electric vehicles, driving innovations in the next generation technologies in connectivity, autonomous driving and artificial intelligence. Redefining user experience, we aim to provide users with comprehensive, convenient and innovative charging solutions and other user-centric service offerings.

We launched our first volume manufactured electric vehicle, the ES8, to the public at our NIO Day event on December 16, 2017 and began making deliveries to users on June 28, 2018. The ES8 is a 7-seater all aluminum alloy body, premium electric SUV that offers exceptional performance, functionality and mobility lifestyle. It is equipped with our proprietary e-propulsion system capable of accelerating from zero to 100 km per hour in 4.4 seconds and delivering a New European Driving Cycle driving range of up to 355 km and maximum range of up to 500 km in a single charge. As of July 31, 2018, we had received over 17,000 unfulfilled ES8 reservations with deposits.

We plan to launch our second volume manufactured electric vehicle, the ES6, by the end of 2018 and start initial deliveries in the first half of 2019. The ES6 is a 5-seater, high-performance premium electric SUV, set at a lower price point than the ES8 to target a broader customer base.

We aim to create the most worry-free experience for our users, online or offline, at home or on-the-go. In response to common concerns over the accessibility and convenience of EV charging, we offer a comprehensive, convenient and innovative suite of charging solutions. These solutions include Power Home, our home charging solution, Power Swap, our innovative battery swapping service, Power Mobile, our mobile charging service through charging trucks, and Power Express, our 24-hour on-demand pick-up and drop-off charging service. In addition, our vehicles are compatible with China’s national charging standards and have access to a nationwide publicly accessible charging network of over 214 thousand public charging piles, 59.6% of which are superchargers. Beyond charging solutions, we offer comprehensive value-added services to our users, such as statutory and third-party liability insurance and car damage insurance through third-party insurers, repair and routine maintenance services, courtesy car during lengthy repairs and maintenance, nationwide roadside assistance, as well as enhanced data packages. We believe these solutions and services, together, will create a holistic user experience throughout the vehicle lifecycle.

We adopt an innovative sales model compared to incumbent automobile manufacturers. We sell our vehicles through our own sales network, including NIO Houses and our mobile application. NIO Houses are not only the showrooms for our vehicles, but also clubhouses for our customers with multiple social functions. Prospective users can place orders in our mobile application and more importantly, our mobile application fosters a dynamic and interactive online platform. We believe our online and offline integrated community which is developing from our NIO Houses and mobile application will retain user engagement and cultivate loyalty to our brand, along with other successful branding activities such as our annual NIO Day and our championship winning Formula E team.

We began making deliveries of the ES8 to users on June 28, 2018, and we recorded revenues of RMB46.0 million (US$7.0 million) in June 2018, which mainly consisted of revenues from the sales of our vehicles, revenues from our services including charging solutions such as our energy package and one-off usage of our Power Express services as well as revenue from monthly fees, excluding those fees for statutory and third-party liability insurance and car damage insurance paid directly to third-party insurers, under our service package.

The ES8 is manufactured in partnership with JAC at its Hefei manufacturing plant and we also plan to initially manufacture the ES6 in partnership with JAC at the plant. Pursuant to our arrangement with JAC, given JAC’s significant investment in this plant for the manufacturing of our vehicles, we have agreed to compensate JAC to the extent the Hefei manufacturing plant incurs any operating losses for the first 36 months after the plant commences mass production, which occurred on April 10, 2018. We expect that the Hefei manufacturing plant’s ability to achieve and/or maintain profitability will be significantly affected by our sales volumes. If we are obligated to compensate JAC for any losses, our cash flows and financial position could be materially impacted, particularly if such losses are incurred as a result of lower than anticipated sales volumes. See “Risk Factors— Manufacturing in collaboration with partners is subject to risks.”

Results of Operations

The following table sets forth a summary of our consolidated statements of operations for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Revenue:
Vehicle sales	—	—	—	—	44,399	6,710
Other sales	—	—	—	—	1,592	241

Total revenues	—	—	—	—	45,991	6,951

Cost of sales:
Vehicle sales	—	—	—	—	(185,531)	(28,038)
Other sales	—	—	—	—	(13,648)	(2,063)

Total cost of sales	—	—	—	—	(199,179)	(30,101)

Gross loss	—	—	—	—	(153,188)	(23,150)

Operating expenses:(1)
Research and development(1)	(1,465,353)	(2,602,889)	(393,358)	(1,031,253)	(1,459,344)	(220,541)
Selling, general and administrative(1)	(1,137,187)	(2,350,707)	(355,247)	(964,363)	(1,726,297)	(260,884)

Total operating expenses	(2,602,540)	(4,953,596)	(748,605)	(1,995,616)	(3,185,641)	(481,425)

Loss from operations	(2,602,540)	(4,953,596)	(748,605)	(1,995,616)	(3,338,829)	(504,575)

Interest income	27,556	18,970	2,867	4,730	49,565	7,490
Interest expenses	(55)	(18,084)	(2,733)	(12,681)	(19,642)	(2,968)
Share of losses of equity investee	—	(5,375)	(812)	(2,986)	(7,358)	(1,112)
Investment income	2,670	3,498	529	1,991	—	—
Other income/(loss), net	3,429	(58,681)	(8,869)	(11,635)	(4,897)	(740)

Loss before income tax expense	(2,568,940)	(5,013,268)	(757,623)	(2,016,197)	(3,321,161)	(501,905)

Income tax expense	(4,314)	(7,906)	(1,195)	(4,325)	(4,368)	(660)

Net loss	(2,573,254)	(5,021,174)	(758,818)	(2,020,522)	(3,325,529)	(502,565)

Note:
(1)	Share-based compensation was allocated in operating expenses as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Research and development expenses	14,484	23,210	3,508	10,900	12,418	1,877
Selling, general and administrative expenses	62,200	67,086	10,138	24,938	93,146	14,076

Total	76,684	90,296	13,646	35,838	105,564	15,953

Description of Certain Principal Comprehensive Income Statement Line Items

Revenues

The following table presents our revenue components by amount and as a percentage of the total revenues for the periods presented.

	Year Ended December 31,			Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$	%
	(in thousands, except for percentages)
Revenue:
Vehicle sales	—	—	—	—	44,399	6,710	96.5
Other sales	—	—	—	—	1,592	241	3.5

Total revenues	—	—	—	—	45,991	6,951	100.0

We began generating revenues in June 2018, when we began making deliveries and sales of the ES8. We currently generate revenues from (i) vehicle sales, which consist of revenues from sales of the ES8, together with a number of embedded products and services, and (ii) other sales, which mainly consist of revenues from sales of our energy package and service package. Embedded services and products include charging piles, vehicle internet connection service and extended lifetime warranty. Revenue from sales of the ES8 and charging piles are recognized when the vehicles are delivered and charging piles are installed. For vehicle internet connection service and extended lifetime warranty, we recognize revenue using a straight-line method. Revenues for the energy package or service package are recognized over time on a monthly basis as our customers receive and consume the benefits.

Cost of sales

The following table presents our cost of sales components by amount and as a percentage of our total cost of sales for the periods presented.

	Year Ended December 31,			Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$	%
	(in thousands, except for percentages)
Cost of sales:
Vehicle sales	—	—	—	—	(185,531)	(28,038)	93.1
Other sales	—	—	—	—	(13,648)	(2,063)	6.9

Total cost of sales	—	—	—	—	(199,179)	(30,101)	100.0

We incur cost of sales in relation to (i) vehicle sales, including, among others, purchases of raw materials and manufacturing expenses, and (ii) other sales, including cost of sales relating to our energy package and service package, the installment of charging piles and directly related staff costs. Cost of sales with respect to vehicle sales also includes compensation to JAC for actual losses incurred at the Hefei manufacturing plant where the ES8 is manufactured.

Operating Expenses

Research and Development Expenses

The following table sets forth the principal components of our research and development expenses by amount and as a percentage of our total research and development expenses for the periods presented.

	Year Ended December 31,					Six Months Ended June 30,
	2016		2017			2017		2018
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Design and development expenses	948,753	64.8	1,455,297	219,930	55.9	537,418	52.1	600,576	90,761	41.2
Employee compensation	451,284	30.8	1,044,835	151,854	38.6	441,577	42.8	745,515	112,665	51.1
Travel expenses	27,085	1.8	60,622	9,161	2.3	23,284	2.3	42,165	6,372	2.9
Depreciation and amortization expenses	7,819	0.5	38,940	5,885	1.5	16,903	1.6	37,144	5,613	2.5
Rental and related expenses	10,485	0.7	12,367	1,869	0.5	4,829	0.5	15,368	2,322	1.0
Others	19,927	1.4	30,828	4,659	1.2	7,242	0.7	18,576	2,807	1.3

Total	1,465,353	100.0	2,602,889	393,358	100.0	1,031,253	100.0	1,459,344	220,541	100.0

Research and development expenses consist primarily of (i) design and development expenses, which include, among others, consultation fees, outsourcing fees and testing materials and (ii) employee compensation, representing salaries, welfare and bonuses as well as share-based compensation expenses for our research and development staff. Our research and development expenses also include travel expenses, depreciation and amortization of equipment used in relation to our research and development activities, rental and related expenses with respect to laboratories and offices for research and development teams and others, which primarily consists of telecommunication expenses, office fees and freight charges, among others.

Our research and development expenses are mainly driven by the number of our research and development employees, the stage and scale of our vehicle development and development of technology.

Selling, General and Administrative Expenses

The following table sets forth the principal components of our selling, general and administrative expenses by amount and as a percentage of our total selling, general and administrative expenses for the periods presented.

	Year Ended December 31,					Six Months Ended June 30,
	2016		2017			2017		2018
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Employee compensation	473,302	41.6	929,928	140,534	39.6	399,729	41.5	796,121	120,313	46.1
Marketing and promotional expenses	239,549	21.1	523,535	79,118	22.3	220,136	22.8	263,844	39,873	15.3
Rental and related expenses	91,535	8.0	216,111	32,659	9.2	73,513	7.6	174,567	26,381	10.1
Professional services	133,368	11.7	238,740	36,079	10.2	121,001	12.5	185,683	28,061	10.8
Depreciation and amortization expenses	38,268	3.4	128,918	19,483	5.5	49,616	5.1	107,930	16,311	6.2
IT consumable, office supply and other low value consumables	21,621	1.9	114,668	17,329	4.9	25,288	2.6	59,598	9,007	3.4
Travel expenses	32,572	2.9	71,278	10,772	3.0	23,725	2.5	57,922	8,753	3.4
Others	106,972	9.4	127,529	19,273	5.3	51,355	5.4	80,632	12,185	4.7

Total	1,137,187	100.0	2,350,707	355,247	100.0	964,363	100.0	1,726,297	260,884	100.0

Our selling, general and administrative expenses include (i) employee compensation including salaries, welfares and bonuses as well as share-based compensation expenses with respect to our employees other than research and development staff, (ii) marketing and promotional expenses, which primarily consist of marketing and advertising costs, sponsorship fees and racing costs related to our Formula E team, (iii) rental and related expenses, which primarily consist of rental for NIO Houses and other rented additional facilities in relation to our charging network and offices, (iv) professional service expenses, which consist of outsourcing fees primarily relating to human resources and IT functions, design fees paid for NIO Houses and fees paid to auditors and legal counsel, (v) depreciation and amortization expenses, primarily consisting of depreciation and amortization of leasehold improvements, IT equipment and software, among others, (vi) low value consumables, primarily consisting of, among others, IT consumables, office supplies, sample fees, IT-system related licenses, (vii) traveling expenses, and (viii) others, which includes expenses incurred in connection with our annual NIO Day and other miscellaneous expenses.

Our selling, general and administrative expenses are significantly affected by the number of our non-research and development employees, marketing and promotion activities and the expansion of our sales and after-sales network, including NIO Houses and other leased properties.

Interest Income

Interest income primarily consists of interest earned on cash deposits in banks. In 2016, interest income also consisted of late payment penalties which we recorded as interest income related to a preferred shareholder having delayed an investment payment which was due in 2016.

Interest Expense

Interest expense consists of interest expense with respect to our indebtedness.

Share of losses of Equity Investee

Share of losses of equity investee primarily consists of our share of the losses of Suzhou Zenlead XPT New Energy Technologies Co., Ltd., in which, as of June 30, 2018, we held a 35% equity interest. Our equity interest is accounted for using the equity method since we exercise significant influence but do not own a majority equity interest in or control Suzhou Zenlead XPT New Energy Technologies Co., Ltd.

Investment Income

Investment income primarily consists of gains on trading in short-term investment securities, primarily consisting of structured bank deposits.

Other (Loss)/Income—Net

Other losses and income primarily consist of gains or losses we incur based on movements between the U.S. dollar and the RMB. We have historically held a significant portion of our cash and cash equivalents in U.S. dollars, while we have incurred a significant portion of our expenses in RMB. Other income also includes certain income we received with respect to one-off design and research and development services and rental of office space we have provided primarily to related parties.

Income Tax Expense

Income tax expense primarily consists of current income tax expense, mainly attributable to intra-group income earned by our German subsidiary which is eliminated upon consolidation but was subject to tax in accordance with applicable tax law.

Comparison of Six Months Ended June 30, 2017 and 2018

Revenues

We recorded revenues of RMB46.0 million (US$7.0 million) for vehicle sales and other sales for the six months ended June 30, 2018, as we began making deliveries of our first volume manufactured electric vehicle, the ES8, on June 28, 2018 and delivered 100 vehicles by June 30, 2018. We did not record any revenues for the six months ended June 30, 2017.

Cost of sales

We recorded cost of sales of RMB199.2 million (US$30.1 million) for the six months ended June 30, 2018. Our cost of sales mainly consists of (i) direct parts and materials of RMB67.4 million; (ii) processing fee and compensation to JAC for its operating losses incurred during the same period in the amount of RMB65.9 million; (iii) manufacturing overhead (including depreciation of assets associated with the production) of RMB53.4 million; and (iv) labor costs that are associated with sales of energy and service packages of RMB9.2 million. We did not record any cost of sales for the six months ended June 30, 2017.

Research and Development Expenses

Research and development expenses increased by 41.5% from RMB1,031.3 million in the six months ended June 30, 2017 to RMB1,459.3 million (US$220.5 million) in the six months ended June 30, 2018, primarily due to (i) a 68.8% increase in employee compensation, which increased from RMB441.6 million in the six months ended June 30, 2017 to RMB745.5 million (US$112.7 million) in the six months ended June 30, 2018, as the number of our research and development employees increased by approximately 80% from June 30, 2017 to June 30, 2018, (ii) a 11.8% increase in design and development expenses, which increased from RMB537.4 million in the six months ended June 30, 2017 to RMB600.6 million (US$90.8 million) in the six months ended June 30, 2018, as we engaged in frequent tests for the preparation of ES8 delivery, and (iii) a 81.1% increase in travel expenses, which increased from RMB23.3 million in the six months ended June 30, 2017 to RMB42.2 million (US$6.4 million) in the six months ended June 30, 2018, as our number of employees increased rapidly and employees increased their travel frequencies for deliveries of ES8 in the second quarter of 2018.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by 79.0% from RMB964.4 million in the six months ended June 30, 2017 to RMB1,726.3 million (US$260.9 million) in the six months ended June 30, 2018, primarily due to, (i) a 99.2% increase in employee compensation with respect to our non-research and development employees, which increased from RMB399.7 million in the six months ended June 30, 2017 to RMB796.1 million (US$120.3 million) in the six months ended June 30, 2018, primarily due to an increase in the number of non-research and development employees by approximately 170% from June 30, 2017 to June 30, 2018, in line with the expansion of our business, (ii) a 137.5% increase in rental and related expenses, which increased from RMB73.5 million in the six months ended June 30, 2017 to RMB174.6 million (US$26.4 million) in the six months ended June 30, 2018, as we established our network of NIO Houses and rented additional facilities for our charging network and office space, and (iii) a 19.9% increase in marketing and promotional expenses, which increased from RMB220.1 million in the six months ended June 30, 2017 to RMB263.8 million (US$39.9 million) in the six months ended June 30, 2018, as we increased our marketing and advertising expenses for the ES8 in the second quarter of 2018 and incurred costs relating to an auto exhibition in Beijing in May 2018.

Loss from Operations

As a result of the foregoing, we incurred a loss from operations of RMB3,338.8 million (US$504.6 million) in the six months ended June 30, 2018, as compared to a loss of RMB1,995.6 million in the six months ended June 30, 2017.

Interest Income

In the six months ended June 30, 2018, we recorded interest income of RMB49.6 million (US$7.5 million) as compared to RMB4.7 million in the six months ended June 30, 2017, primarily due to the interest income received on higher cash balances deposited with banks in the six months ended June 30, 2018.

Interest Expenses

We recorded interest expenses of RMB19.6 million (US$3.0 million) in the six months ended June 30, 2018 as compared to RMB12.7 million in the six months ended June 30, 2017, primarily due to an increase in our indebtedness for the six months ended June 30, 2018.

Share of Losses of Equity Investee

We recorded share of losses of equity investee of RMB7.4 million (US$1.1 million) in the six months ended June 30, 2018 as compared to RMB3.0 million in the six months ended June 30, 2017, mainly consisting of our share of the losses in Suzhou Zenlead XPT New Energy Technologies Co., Ltd.

Investment Income

We recorded investment income of RMB2.0 million in the six months ended June 30, 2017. In the six months ended June 30, 2018, we did not record any investment income.

Other Income/(Loss), Net

We recorded other losses of RMB4.9 million (US$0.7 million) in the six months ended June 30, 2018, as compared to other losses of RMB11.6 million in the six months ended June 30, 2017, primarily due to the appreciation of RMB against the U.S. dollar. For the six months ended June 30, 2018, we held a significant portion of our cash and cash equivalents in U.S. dollars, while we incurred a significant portion of our expenses in RMB.

Income Tax Expense

In the six months ended June 30, 2018, our income tax expense was RMB4.4 million (US$0.7 million), as compared to RMB4.3 million in the six months ended June 30, 2017. These income taxes represented income taxes paid with respect to transfer pricing compensation for our operations in Germany.

Net Loss

As a result of the foregoing, we incurred net loss of RMB3,325.5 million (US$502.6 million) in the six months ended June 30, 2018, as compared to a net loss of RMB2,020.5 million in the six months ended June 30, 2017.

Comparison of 2017 and 2016

Research and Development Expenses

Research and development expenses increased by 77.6% from RMB1,465.4 million in 2016 to RMB2,602.9 million (US$393.4 million) in 2017, primarily due to (i) a 53.4% increase in design and development expenses, which increased from RMB948.8 million in 2016 to RMB1,455.3 million (US$219.9 million) in 2017, as we engaged in trial production of the ES8 and advanced the development of the ES6 and (ii) a 122.7% increase in employee compensation, which increased from RMB451.3 million in 2016 to RMB1,004.8 million (US$151.9 million) in 2017, as the number of our research and development employees increased by approximately 90.0% from December 31, 2016 to December 31, 2017.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by 106.7% from RMB1,137.2 million in 2016 to RMB2,350.7 million (US$355.2 million) in 2017, due to, among others, (i) a 96.5% increase in employee compensation with respect to our non-research and development employees, which increased from RMB473.3 million in 2016 to RMB929.9 million (US$140.5 million) in 2017, primarily resulting from our number of non-research and development employees increased by approximately 90.0% from December 31, 2016 to December 31, 2017, in line with the expansion of our business, (ii) an 118.5% increase in marketing and promotional expenses, which increased from RMB239.6 million in 2016 to RMB523.5 million (US$79.1 million) in 2017 as marketing and promotional activities increased, as we prepared to launch of our first volume manufactured vehicle, the ES8, (iii) a 136.2% increase in rental and related expenses, which increased from RMB91.5 million in 2016 to RMB216.1 million (US$32.7 million) in 2017, as we began to establish our network of NIO Houses and rented additional facilities in relation to our charging network and office space and (iv) increased depreciation and amortization expenses, resulting from our increased depreciable assets, including leasehold improvements, IT equipment and software, among others, as our business expanded. The increase was also due to increased low value consumable expenses, travel expenses and other expenses.

Loss from Operations

As a result of the foregoing, we incurred a loss from operations of RMB4,953.6 million (US$748.6 million) in 2017, as compared to a loss of RMB2,602.5 million in 2016.

Interest Income

In 2017, we recorded interest income of RMB19.0 million (US$2.9 million) as compared to RMB27.6 million in 2016, primarily due to a preferred shareholder having delayed its investment payment due in 2016, which resulted in penalties which we recorded as interest income in 2016.

Interest Expense

In 2017, we recorded interest expense of RMB18.1 million (US$2.7 million), as compared to interest expense of RMB55,000 in 2016, primarily due to the increase in our indebtedness in 2017.

Share of Losses of Equity Investee

We recorded share of losses of equity investee of RMB5.4 million (US$0.8 million) in 2017, consisting of our share of the losses of Suzhou Zenlead XPT New Energy Technologies Co., Ltd. We did not record any share of losses of equity investee in 2016.

Investment Income

In 2017, we recorded investment income of RMB3.5 million (US$0.5 million) as compared to RMB2.7 million in 2016, primarily due to a larger size of investment in 2017 as compared to 2016.

Other Income/(Loss)—Net

We recorded other losses of RMB58.7 million (US$8.9 million) in 2017, as compared to other income of RMB3.4 million in 2016, primarily due to the appreciation of RMB against the U.S. dollar. In 2017 we held a significant portion of our cash and cash equivalents in U.S. dollars, while a significant portion of our expenses were incurred in RMB.

Income Tax Expense

In 2017, our income tax expense was RMB7.9 million (US$1.2 million), an increase of 83.3% from RMB4.3 million in 2016, primarily due to income taxes paid with respect to transfer pricing compensation to our operations in Germany.

Net Loss

As a result of the foregoing, we incurred net loss of RMB5,021.2 million (US$758.8 million) in 2017, as compared to a net loss of RMB2,573.3 million in 2016.

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

PRC

Generally, our PRC subsidiaries are subject to enterprise income tax on their taxable income in China at a statutory rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

We are primarily subject to value-added tax at a rate of 6% on the services (research and development services, technology services, information technology services and/or culture and creativity services), in each case less any deductible value-added tax we have already paid or borne. We are also subject to surcharges on value-added tax payments in accordance with PRC law.

Dividends paid by our PRC subsidiaries in China to our Hong Kong subsidiaries will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If our Hong Kong subsidiaries satisfy all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiaries would be subject to withholding tax at the standard rate of 5%. Effective from November 1, 2015, the above mentioned approval requirement has been abolished, but a Hong Kong entity is still required to file application package with the relevant tax authority, and settle the overdue taxes if the preferential 5% tax rate is denied based on the subsequent review of the application package by the relevant tax authority.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%.

Under the PRC Enterprise Income Tax Law, research and development expenses incurred by an enterprise in the course of carrying out research and development activities that has not formed intangible assets and are included in the profit and loss account for the current year. Besides deducting the actual amount of research and development expenses incurred, an enterprise is allowed an additional 50% deduction of the amount in calculating its taxable income for the relevant year. For research and development expenses that have formed intangible assets, the tax amortization is based on 150% of the costs of the intangible assets.

Selected Quarterly Results of Operations

The following table sets forth our historical unaudited consolidated selected quarterly results of operations for the periods indicated.

	For the Three Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
	RMB	RMB	RMB	RMB	RMB	RMB
	( in thousands)
Revenue:
Vehicle sales	—	—	—	—	—	44,399
Other sales	—	—	—	—	—	1,592

Total revenues	—	—	—	—	—	45,991

Cost of sales:
Vehicle sales	—	—	—	—	—	(185,531)
Other sales	—	—	—	—	—	(13,648)

Total cost of sales	—	—	—	—	—	(199,179)

Gross loss	—	—	—	—	—	(153,188)

Operating expenses:
Research and development	(509,313)	(521,940)	(747,209)	(824,427)	(694,139)	(765,205)
Selling, general and administrative	(443,262)	(521,101)	(540,648)	(845,696)	(769,729)	(956,568)

Loss from operations	(952,575)	(1,043,041)	(1,287,857)	(1,670,123)	(1,463,868)	(1,874,961)
Interest income	1,881	2,849	4,802	9,438	28,437	21,128
Interest expenses	—	(12,681)	(2,304)	(3,099)	(5,200)	(14,442)
Share of losses of equity investee	—	(2,986)	(1,900)	(489)	(833)	(6,525)
Investment income	101	1,890	1,507	—	—	—
Other loss, net	(7,796)	(3,839)	(13,667)	(33,379)	(87,675)	82,778

Loss before income tax expense	(958,389)	(1,057,808)	(1,299,419)	(1,697,652)	(1,529,139)	(1,792,022)
Income tax expense	(2,182)	(2,143)	(1,256)	(2,325)	(1,883)	(2,485)

Net loss	(960,571)	(1,059,951)	(1,300,675)	(1,699,977)	(1,531,022)	(1,794,507)

We began making deliveries of our first volume manufactured electric vehicle, the ES8, on June 28, 2018, and recorded revenues of RMB46.0 million (US$7.0 million) in June 2018. Our losses were mainly the result of our research and development expenses and selling, general and administrative expenses. As we ramped up the development and manufacture of ES8 in the fourth quarter of 2017, our research and development expenses increased significantly compared with the first quarter of 2017, which was mainly attributable to increased research and development employee compensation and expenses relating to design and production of the ES8. In line with our business expansion, our selling, general administrative expenses also increased in the fourth quarter of 2017 as we hired additional marketing and sales employees, conducted more marketing and promotional activities to prepare for the launch of ES8, and established and expanded our network of NIO Houses, delivery centers and manufacturing factories.

Because of our limited operating history our business has not yet experienced the effects of seasonality, though we may do so in the future. See “—Seasonality.”

Liquidity and Capital Resources

In addition to experiencing net losses during the periods presented, we had net cash used in operating activities of RMB2,201.6 million, RMB4,574.7 million (US$691.3 million) and RMB3,634.8 million (US$549.3 million) in 2016, 2017 and the six months ended June 30, 2018, respectively. Our principal sources of liquidity have been cash raised from the issuance of preference shares and banking facilities.

As of June 30, 2018, we had a total of RMB4,423.2 million (US$668.5 million) in cash and cash equivalents. As of June 30, 2018, 44% of our cash and cash equivalents were denominated in Renminbi and held in the PRC, and the other cash and cash equivalents and restricted cash were mainly denominated in U.S. dollars or Hong Kong dollars and held in the United States or Hong Kong. Our cash and cash equivalents consist primarily of cash on hand, time deposits and highly-liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

As of June 30, 2018, we had available banking facilities of RMB4,765.0 million (US$720.1 million), of which RMB872.3 million (US$131.8 million) was utilized for borrowings and RMB61.1 million (US$9.2 million) for letters of credit.

We believe that our current cash and cash equivalents, available banking facilities, anticipated cash receipts from sales of vehicles and provision of services and proceeds from third-party equity investments in certain of our subsidiaries, will be sufficient to meet our anticipated working capital requirements and capital expenditures for the next 12 months. We may, however, decide to enhance our liquidity position or increase our cash reserve for future investments or operations through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations.

The following table sets forth a summary of our cash flows for the periods indicated.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary of Consolidated Cash Flow Data:
Net cash used in operating activities	(2,201,564)	(4,574,719)	(691,349)	(2,132,644)	(3,634,780)	(549,301)
Net cash provided by /(used in) investing activities	117,843	(1,190,273)	(179,879)	(1,721,738)	(1,153,962)	(174,391)
Net cash provided by financing activities	2,292,704	12,867,334	1,944,558	4,694,897	1,897,832	286,808
Effects of exchange rate changes on cash and cash equivalents	40,539	(168,120)	(25,407)	(18,567)	(160,219)	(24,214)
Net increase/(decrease) in cash and cash equivalents	249,522	6,934,222	1,047,923	821,948	(3,051,129)	(461,098)
Cash, cash equivalents and restricted cash at beginning of the year/period	347,109	596,631	90,167	596,631	7,530,853	1,138,090
Cash, cash equivalents and restricted cash at end of the year/period	596,631	7,530,853	1,138,090	1,418,579	4,479,724	676,992

Operating Activities

Net cash used in operating activities was RMB3,634.8 million (US$549.3 million) in the six months ended June 30, 2018, primarily attributable to a net loss of RMB3,325.5 million (US$502.6 million), adjusted for (i) non-cash items of RMB267.5 million (US$40.4 million), which primarily consisted of depreciation and amortization of RMB145.1 million (US$21.9 million), share-based compensation expenses of RMB105.6 million (US$16.0 million) and foreign exchange loss of RMB9.4 million (US$1.4 million) and (ii) a net decrease in working capital of RMB576.8 million (US$87.2 million). The net decrease in working capital was primarily attributable to an increase in inventories of RMB632.4 million (US$95.6 million), primarily related to purchase of raw materials, works in progress and finished goods, and an increase in prepayments and other current assets of RMB539.4 million (US$81.5 million), consisting primarily of deductible value-added tax and prepaid expenses, partially offset by an increase in trade payable and accruals and other liabilities of RMB610.0 million (US$92.2 million), consisting primarily of reservation and deposit fees from customers and payables to a key management team member, including the repayment in full of a non-recourse loan and payables in connection with the share-based compensation to this key management team member.

Net cash used in operating activities was RMB4,574.7 million (US$691.3 million) in 2017, primarily attributable to a net loss of RMB5,021.2 million (US$758.8 million), adjusted for (i) non-cash items of RMB315.7 million (US$47.7 million), which primarily consisted of depreciation and amortization of RMB167.9 million (US$25.4 million), foreign exchange losses of RMB49.5 million (US$7.5 million) and share-based compensation expenses of RMB90.3 million (US$13.6 million) and (ii) a net increase in working capital of RMB130.7 million (US$19.8 million). The net increase in working capital was primarily attributable to an increase in accruals and other liabilities of RMB603.4 million (US$91.2 million), consisting primarily of payables for research and development expenses, accrued expenses and salaries and benefits payable, and an increase in other non-current liabilities of RMB78.6 million (US$11.9 million), consisting primarily of rental payable and deferred government grants, offset partially by, among others, an increase in prepayment and other current assets of RMB404.8 million (US$61.2 million), which primarily related to deductible value-added tax, prepaid expenses and deposits; an increase in inventories of RMB89.5 million (US$13.5 million), primarily related to purchases of raw materials, works in progress and finished goods, as we began trial production of the ES8 and; an increase in other non-current assets of RMB66.7 million (US$10.1 million).

Net cash used in operating activities was RMB2,201.6 million in 2016, primarily attributable to a net loss of RMB2,573.3 million, adjusted for (i) non-cash items of RMB114.8 million, which primarily consisted of depreciation and amortization of RMB46.1 million and share based compensation expenses of RMB76.7 million and (ii) a net decrease in working capital of RMB256.9 million. The net decrease in working capital was primarily attributable to an increase in accruals and other liabilities of RMB410.1 million, consisting primarily of payables for research and development expenses, accrued expenses and salaries and benefits payable, and an increase in other non-current liabilities of RMB61.2 million, consisting primarily of deferred rent and deferred government grants, offset partially by, among others, an increase in prepayment and, other current assets of RMB209.8 million, primarily related to deductible value-added taxes and an increase in other non-current assets.

Investing Activities

Net cash used in investing activities was RMB1,154.0 million (US$174.4 million) in the six months ended June 30, 2018, primarily attributable to (i) purchase of property, plant and equipment and intangible assets of RMB1,079.3 million (US$163.1 million) and (ii) loan to related parties of RMB65.3 million (US$9.9 million).

Net cash used in investing activities was RMB1,190.3 million (US$179.9 million) in 2017, which was primarily attributable to (i) purchases of property, plant and equipment and intangible assets of RMB1,113.9 million (US$168.3 million), relating to the roll-out of our NIO House network and strengthening of research and development capabilities and (ii) purchases of held for trading securities of RMB1,337.4 million (US$202.1 million), consisting of certain short-term liquid investments, which were partially offset by proceeds from sales of securities held for trading of RMB1,340.9 million (US$202.6 million).

Net cash generated from investing activities was RMB117.8 million in 2016, which was primarily attributable to proceeds from sales of held for trading securities of RMB3,118.6 million, consisting of certain short-term liquid investments, partially offset by, among others, purchases of held for trading securities of RMB2,346.3 million and purchases of property, plant and equipment and intangible assets of RMB654.5 million, relating to the expansion of our research and development capabilities.

Financing Activities

Net cash provided by financing activities was RMB1,897.8 million (US$286.8 million) in the six months ended June 30, 2018, primarily attributable to the proceeds from the issuance of redeemable non-controlling interests of RMB1,124.9 million (US$170.0 million), and the proceeds from borrowings of RMB613.9 million (US$92.8 million), partially offset by the repayment of borrowings of RMB28.8 million.

Net cash provided by financing activities was RMB12,867.3 million (US$1,944.6 million) in 2017, which was attributable to the net proceeds from the issuance of our series A, series B, series C, and series D preferred shares, with a sum of RMB12,226.5 million (US$1,847.7 million), and to a lesser extent the proceeds from borrowings of RMB633.7 million (US$95.8 million), and capital injections from non-controlling interests of RMB13.4 million (US$2.0 million).

Net cash provided by financing activities was RMB2,292.7 million in 2016, which was attributable to the net proceeds from the issuance of our series A and series B preferred shares of RMB2,263.6 million.

Capital Expenditures

We made capital expenditures of RMB654.5 million, RMB1,113.9 million (US$168.3 million) and RMB1,079.3 million (US$163.1 million) in 2016, 2017 and the six months ended June 30, 2018, respectively. In these periods, our capital expenditures were mainly used for the acquisition of property, plant and equipment and intangible assets which consisted primarily of mould and tooling, IT equipment, research and development equipment, leasehold improvements, consisting primarily of office space, NIO Houses and laboratory improvements as well as the roll-out of our power solutions. We currently estimate that our capital expenditures for the next three years, including for improvements and installation of equipment at our own manufacturing facility in Shanghai, for research and development and the expansion of our sales and service network, will be approximately US$1.7 billion, with US$552 million incurred over the twelve months starting from July 2018. Through May 2018, we incurred capital expenditures of RMB60 million (US$9.1 million) in connection with the roll-out of our network of power solutions, including NIO Power Home, Power Express and other solutions. We currently plan to have 40 to 80 swap stations and approximately 400 charging trucks in place by the end of 2018, based on our assessment of user demand. With respect to our Shanghai manufacturing facility, pursuant to our arrangements with certain Shanghai governmental entities, such entities are constructing the Shanghai manufacturing facility, which we plan to lease in the future and we have not incurred capital expenditures in connection with such construction. Once the factory is completed by such entities we plan to purchase and procure our equipment and make improvements to the factory which we expect will involve significant capital expenditures. We currently estimate that such capital expenditures will be approximately US$650 million, with approximately half financed through proceeds from this offering and cash on hand obtained through prior equity financing and cash from sales of vehicles and the other half financed through interest-free or low-interest debt financing supported by the relevant Shanghai governmental entities. We expect that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. To the extent the proceeds of this offering and cash flows from our business activities are insufficient to fund future capital requirements, we may need to seek equity or debt financing. We will continue to make capital expenditures to meet the expected growth of our business.

Borrowings

As of June 30, 2018, our total borrowings, including current borrowings and non-current borrowings, were RMB1,256.3 million (US$189.9 million), primarily consisting of bank loans and loan from investors of RMB384 million. The table below sets forth certain details of our material bank borrowings as of June 30, 2018:

Lender	Facility Size	Effective Date/ Expiration	Amount Outstanding

Bank of Nanjing	RMB1,000.0 million	May 17, 2017	RMB576.8 million; interest rate from 4.75% to 5.795%

		May 17, 2022	RMB0.6 million; interest rate at 4.35%

	RMB35.0 million	April 3, 2018/ April 2, 2019	N/A

China Merchants Bank	RMB200.0 million	September 28, 2017/ September 27, 2018	RMB50 million; interest rate at 5.22%; matures on January 25, 2021

	RMB500.0 million	January 26, 2018/ January 25, 2019	RMB30.0 million; interest rate at 4.57%; matures on August 11, 2018

China CITIC Bank	RMB100.0 million	September 7, 2017/ September 7, 2018	RMB50 million; interest rate at 5.22%; matures on February 1, 2021

	RMB200.0 million	October 27, 2017/ October 26, 2018	N/A

Zhejiang Merchants Bank	RMB100.0 million	December 21, 2017/ December 20, 2018	N/A

Hangzhou Bank	RMB50.0 million	August 21, 2017/ August 20, 2018	RMB14.8 million; interest rate at 5%; matures on April 1, 2019

RMB15.2 million; interest rate at 4.79%; matures on April 24, 2019

RMB10.0 million; interest rate at 5%; matures on December 21, 2018

RMB10.0 million; interest rate at 4.57%; matures on February 8, 2019

Pudong Development Bank	RMB80.0 million	March 30, 2018/ March 29, 2019	RMB50 million; interest rate at 4.79%; matures on October 23, 2018

Bank of Shanghai	RMB1,500.0 million	February 1, 2018/ December 15, 2025	RMB10 million; interest rate at 5.88%; matures on June 15, 2020

RMB5 million; interest rate at 5.88%; matures on December 15, 2020

Lender	Facility Size	Effective Date/ Expiration	Amount Outstanding

Bank of Communications	RMB300.0 million	May 17, 2018/ May 16, 2019	RMB50.0 million; interest rate at 4.83%; matures on June 24, 2019

Xiamen International Bank	RMB500.0 million	June 27, 2018/ June 27, 2019	N/A

China Everbright Bank	RMB200.0 million	June 8, 2018/ July 5, 2019	N/A

We are not subject to any material covenants under the agreements described above.

Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2018:

	Payment due by period
	Total	Less than one year	1-2 years	2-3 years	More than 3 years
	(in thousands RMB)
Capital commitments	2,918,143	2,487,805	290,582	72,699	67,057
Operating lease obligations	1,920,754	293,305	348,740	333,798	944,911
Short-term and long-term borrowings	1,256,335	180,583	210,000	305,000	560,752
Interest on borrowings	100,373	38,398	33,480	21,088	7,407

Total	6,195,605	3,000,091	882,802	732,585	1,580,127

Capital commitments are commitments in relation to the purchase of property and equipment including leasehold improvements. Operating lease obligations consist of leases in relation to certain offices and buildings, NIO Houses and other property for our sales and after sales network.

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2018.

Internal control over financial reporting

Our internal controls relating to financial reporting have not kept pace with the expansion of our business. Our financial reporting function and system of internal controls are less developed in certain respects than those of similar companies and may not provide our management with as much or as accurate or timely information. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis.”

In connection with the preparation and external audit of our consolidated financial statements as of and for the years ended December 31, 2016 and 2017, we and our independent registered public accounting firm, identified one material weakness in our internal control over financial reporting. The material weakness identified was that we do not have sufficient competent financial reporting and accounting personnel with an appropriate understanding of U.S. GAAP to (i) design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issues and (ii) prepare and review our consolidated financial statements and related disclosures in accordance with U.S. GAAP and the financial reporting requirements set forth by the SEC. The material weakness resulted in a significant number of adjustments and amendments to our consolidated financial statements and related disclosures under U.S. GAAP.

We have implemented and plan to implement a number of measures to address the material weakness. We have hired additional qualified financial and accounting staff with working experience with U.S. GAAP and SEC reporting requirements. We have also established clear roles and responsibilities for accounting and financial reporting staff to address accounting and financial reporting issues. Furthermore, we plan to expedite and streamline our reporting process and develop our compliance process, including: (i) hiring more qualified personnel equipped with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and setting up a financial and system control framework, (ii) implementing regular and consistent U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, (iii) establishing effective oversight and clarifying reporting requirements for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with U.S. GAAP and SEC reporting requirements, and (iv) enhancing our internal audit function as well as engaging an external consulting firm to assist us in assessing our compliance readiness under rule 13a-15 of the Exchange Act and improve overall internal control. However, we cannot assure you that we will be able to continue implementing these measures in the future, or that we will not identify additional material weaknesses in the future.

We will continue to implement measures to remediate our internal control deficiencies in order to meet the deadline imposed by Section 404 of the Sarbanes-Oxley Act. We may incur significant costs in the implementation of such measures. However, the implementation of these measures may not fully address the deficiencies in our internal control over financial reporting. See “Risk Factors—Risks Related to Our Business—If we fail to implement an effective internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, holders of our ADSs could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our ADSs.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Holding Company Structure

NIO Inc. is a holding company with no material operations of its own. We conduct a portion of our operations through our PRC subsidiaries, and to a lesser extent, our variable interest entities and their subsidiaries in China. As a result, our ability to pay dividends depends significantly upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and our variable interest entities and their subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, each of our wholly foreign-owned subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and each of our variable interest entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds. Our VIEs did not have any material assets or liabilities as of June 30, 2018, although we expect that our VIEs will hold certain significant assets in the future. In the future we expect that our in-house vehicle manufacturing will be carried out primarily by NIO New Energy, which is controlled by us through Shanghai Anbin and/or its subsidiaries and we expect Beijing NIO will focus on value-added telecommunications services, including without limitation, performing internet services, operating our website and mobile application as well as holding certain related licenses.

Off-balance sheet commitments and arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Once we begin sales of the ES8, we expect that substantially all of our revenues will be denominated in RMB while our expenses are denominated in RMB and other currencies including the U.S. dollar, the pound sterling and the Euro. As a result, we are exposed to risk related to movements between the RMB and such other currencies. In addition, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in RMB, while our ADSs will be traded in U.S. dollars.

The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation subsided and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. On August 11, 2015, the People’s Bank of China announced plans to improve the central parity rate of the Renminbi against the U.S. dollar by authorizing market-makers to provide parity to the China Foreign Exchange Trading Center operated by the People’s Bank of China with reference to the interbank foreign exchange market closing rate of the previous day, the supply and demand for foreign currencies as well as changes in exchange rates of major international currencies. Effective from October 1, 2016, the International Monetary Fund added Renminbi to its Special Drawing Rights currency basket. Such change and additional future changes may increase volatility in the trading value of the Renminbi against foreign currencies. The PRC government may adopt further reforms of its exchange rate system, including making the Renminbi freely convertible in the future. Accordingly, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars or other currencies into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars or other currency for the purpose of making payments to suppliers or for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$             million from this offering if the underwriters do not exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$             per ADS, the midpoint of the estimated initial public offering price range shown on the cover page of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the U.S. dollar against the Renminbi, from the exchange rate of RMB6.6171 for US$1.00 as of June 29, 2018 to a rate of RMB7.2788 to US$1.00, would result in an increase of RMB             million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from the exchange rate of RMB6.6171 for US$1.00 as of June 29, 2018 to a rate of RMB5.9553 to US$1.00 would result in a decrease of RMB             million in our net proceeds from this offering.

Interest Rate Risk

We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

After completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Inflation

To date, inflation in the PRC has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2015, 2016 and 2017 were increases of 1.4%, 2.0% and 1.6%, respectively. Although we have not been materially affected by inflation in the past, we may be affected in the future by higher rates of inflation in the PRC. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents and short-term investments, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.

Seasonality

Demand for new cars in the automotive industry typically decline over the winter season, while sales are generally higher during the spring and summer months. Our limited operating history makes it difficult for us to judge the exact nature or extent of the seasonality of our business. Also, any unusually severe weather conditions in some markets may impact demand for our vehicles.

Critical Accounting Policies

The consolidated financial statements of us have been prepared in accordance with U.S. GAAP. Significant accounting policies followed by us in the preparation of the accompanying consolidated financial statements are summarized below:

Revenue recognition

Revenue is recognized when or as the control of goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a certain point in time. Control of the goods and services is transferred over time if our performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as we perform; or

•	does not create an asset with an alternative use to us and we have an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point of time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, we allocate revenue to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgements on these assumptions and estimates may impact the revenue recognition.

When either party to a contract has performed, we present the contract in the statement of financial position as a contract asset or a contract liability, depending on the relationship between the our performance and the customer’s payment.

A contract asset is our right to consideration in exchange for goods and services that we have transferred to a customer. A receivable is recorded when we have an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or we have a right to an amount of consideration that is unconditional, before we transfer a good or service to the customer, we present the contract liability when the payment is made or a receivable is recorded (whichever is earlier). A contract liability is our obligation to transfer goods or services to a customer for which we have received consideration (or an amount of consideration is due) from the customer. Our contract liabilities were mainly resulted from the multiple performance obligations identified in the vehicle sales contract and the sales of energy and service packages, which is recorded as deferred revenue and advances from customers.

Vehicle sales

We generate revenue from sales of electric vehicles, currently the ES8, together with a number of embedded products and services through a series of contracts. We identify the users who purchase the ES8 as our customers. Multiple distinct performance obligations are explicitly stated in a series of contracts including sales of ES8s, charging piles, vehicle internet connection services and extended warranty which are accounted for in accordance with ASC 606. The standard warranty provided by us is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when we transfer the control of ES8 to a user.

Customers only pay the amount after deducting the government subsidies to which they are entitled for the purchase of electric vehicles, which is applied on their behalf and collected by us or JAC, from the government. We have concluded the government subsidies should be considered as a part of the transaction price we charge the customers for the electric vehicle, as the subsidy is granted to the buyers of the electric vehicle and the buyers remain liable for such amount in the event the subsidies are not ultimately received by us. For efficiency reasons, we or JAC applies and collects the payments on customers’ behalf. Where our customers participate in the battery payment installment arrangement, we believe such arrangement contains a significant financing component and as a result adjust the amount considering the impact of time value on the transaction price using an appropriate discount rate (i.e. the interest rates of the loan reflecting the credit risk of the borrower). Interest income resulting from a significant financing component will be presented separately from revenue from contracts with customers as this is not considered to be our ordinary business.

We use a cost plus margin approach to determine the estimated standalone selling price for each individual distinct performance obligation identified, considering our pricing policies and practices, and the data utilized in making pricing decisions. The overall contract price is then allocated to each distinct performance obligation based on the relative estimated standalone selling price in accordance with ASC 606. The revenue for ES8 sales and the charging pile are recognized at a point in time when the control of the product is transferred to the customer. For vehicle internet connection services, we recognize revenue using a straight-line method. As for the extended warranty, given our limited operating history and lack of historical data, we recognize revenue over time based on a straight-line method initially, and will continue monitoring the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available with more data.

As the consideration for the vehicle and all embedded services must be paid in advance, which means the payments received are prior to the transfer of goods or services by us, we record a contract liability (deferred revenue) for the allocated amount regarding to those unperformed obligations.

Sales of Energy and Service Packages

We provide an energy package and service package to users for consideration. Through the energy package, we offer users with a comprehensive range of charging solutions, including charging and battery swapping. Users request charging solutions through our mobile application based on their needs. We select the most appropriate charging solutions based on our customer’s needs and availability of charging solutions in the area. Through the service package, we offer ES8 users with a “worry free” vehicle ownership experience (including, among others, free repair service with certain limitations, routine maintenance service and enhanced data package), which can be accessed by our users via mobile application.

We consider the users who purchase energy package and service package to be customers. Energy package and service package contracts may be cancelled at anytime without penalty and are therefore only considered binding on a monthly basis. We have concluded that each energy package or service package only contains one performance obligation on our part. Revenue is recognized on a monthly basis as the customers simultaneously receive and consume the benefits of our energy package and service package.

Incentives

We offer NIO Credits, which represent our points provided through our self-managed customer loyalty program. Such credits can be used in our online store and at NIO houses to redeem merchandise offered through NIO Life. We have currently determined that the value of our NIO Credits to RMB0.1 per credit based on cost of the merchandise that can be redeemed with points. Customers and NIO fans have a variety of ways to receive the points. The accounting policy for our points program is described as follows:

(i)	Sales of ES8 vehicles

Credits provided along with the purchase of the ES8 are considered to be a material right and accordingly a separate performance obligation according to ASC 606, and therefore these are taken into consideration when allocating the transaction price of ES8 sales. We also estimate the probability of points redemption when performing the allocation. Since historical information does not yet exist for us to determine any potential points forfeitures and most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to users, we believe it is reasonable to assume all points will be redeemed and no forfeiture is estimated currently. The amount allocated to the points as separate performance obligation is recorded as contract liability (deferred revenue) and revenue should be recognized when goods or services are transferred. We will continue to monitor when and if forfeiture rate date becomes available and will apply and update the estimated forfeiture rate at each reporting period.

(ii)	Sales of Energy Package and Service Packages

Energy Package—When the customers charge their ES8 without using our charging network, we grant points based on the actual cost the customers incur. We record the value of the points as a reduction of revenue from the Energy Package. Since historical information does not yet exist for us to determine any potential points forfeiture and most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to our users, we do not expect points forfeiture.

(iii)	Other scenarios

Customers or users of our mobile application can also obtain points through other ways such as frequent sign-ins to our mobile application, sharing articles from the application to users’ own social media. We believe these points encourage user engagement and generate market awareness. As a result, we account for such credits as selling and marketing expenses with a corresponding liability recorded under other current liabilities of our consolidated balance sheet upon the points offering. We estimate liabilities under the customer loyalty program based on cost of the merchandise that can be redeemed, and our estimate of probability of redemption. At the time of redemption, we record a reduction of inventory and other current liabilities. In certain cases where merchandise is sold for cash in addition to points, we record other income.

Since historical information does not yet exist for us to determine any potential points forfeiture and most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to our users, we do not expect points forfeiture. We continue to assess when and if a forfeiture rate should be applied.

Practical expedients and exemptions

We follow guidance on immaterial promises when identifying performance obligations for vehicle sales contracts and have concluded that lifetime roadside assistance and out-of-town charging services are not performance obligations considering these two services are value-added services to enhance user experience rather than critical items for ES8 driving and we have forecasted that usage of these two services will be very limited. We also estimate the stand-alone fair value of each promise, applying a cost plus margin approach and concluded that the standalone fair value of roadside assistance and out-of-town charging services are insignificant individually and in aggregate, representing less than 1% of the ES8’s gross selling price and aggregate fair value of each individual promise.

Considering the qualitative assessment and the result of the quantitative estimate, we have concluded not to assess whether promises are performance obligations if they are immaterial in the context of the contract and the relative stand-alone fair value individually and in aggregate is less than 3% of the contract price, namely the road-side assistance and out-of-town charging services. Related costs are then accrued instead.

Valuation of Stock-Based Awards and Common Stock

Stock-Based Compensation

We grant restricted share units, or RSUs, and share options to eligible employees and nonemployee consultants and account for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees.

Employees’ share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses (i) immediately at grant date if no vesting conditions are required to be met; or (ii) for share options or restricted shares granted with only service conditions, using the straight-line vesting method, net of estimated forfeitures, over the vesting period; or (iii) for share options granted with service conditions and the occurrence of an initial public offering as a performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition will be recorded upon the completion of the initial public offering, using the graded-vesting method.

All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Share-based compensation expenses for share options and restricted shares granted to non-employees are measured at fair value at the earlier of the performance commitment date or the date service is completed, and recognized over the period during which the service is provided. We apply the guidance in ASC 505-50 to measure share options and restricted shares granted to non-employees based on the then-current fair value at each reporting date.

Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre-vesting options and record share-based compensation expenses only for those awards that are expected to vest.

The fair value of each new employee option awarded was estimated on the grant date for the periods below using the Binomial option-pricing model with the following weighted-average assumptions.

	2016	2017	First half year of 2018
Exercise price (USD)	0.10-0.61	0.61-2.55	0.10-3.38
Fair value of the ordinary shares on the date of option grant (USD)	0.96-1.30	1.30-2.55	3.38-4.62
Risk-free interest rate	1.46%-1.78%	2.31%-2.40%	2.74%-2.85%
Expected term (in years)	10	10	10
Expected dividend yield	0%	0%	0%
Expected volatility	54%	51%-52%	50%-51%
Expected forfeiture rate (post-vesting)	5%	5%	5%

If in the future we determine that another method for calculating the fair value of our stock options is more reasonable, or if another method for calculating the above input assumptions is prescribed by authoritative guidance, the fair value calculated for our employee stock options could change significantly.

The Binomial option-pricing model requires inputs such as the risk-free interest rate, expected term and expected volatility. Further, the forfeiture rate also affects the amount of aggregate compensation. These inputs are subjective and generally require significant judgment.

We recorded stock-based compensation of RMB76.7 million, RMB90.3 million and RMB105.6 million during the years ended December 31, 2016 and 2017 and the six months ended June 30, 2018, respectively. As of

June 30, 2018, we had (1) RMB26.1 million of unrecognized share-based compensation expenses related to the employee restricted shares granted under the Prime Hubs Plan, which is expected to be recognized over a weighted-average period of 1.44 years; (2) RMB79.7 million of unrecognized compensation expenses related to the stock options granted to the employees of NIO US, which is expected to be recognized over a weighted-average period of 2.62 years; (3) RMB626.5 million of unrecognized compensation expenses related to the stock options granted to our non-NIO US employees with a performance condition of an IPO, out of which unrecognized compensation expenses of RMB234.1 million related to options for which the service condition had been met and are expected to be recognized when the performance target of an IPO is achieved; and (4) RMB3.5 million of unrecognized compensation expenses related to restricted shares granted to the employees of NIO US, which is expected to be recognized over a weighted-average period of 1.25 years. In future periods, our stock-based compensation expense is expected to increase materially as we issue additional stock-based awards to continue to attract and retain employees and nonemployee directors.

We account for stock options issued to nonemployees also based on their estimated fair value determined using the Binomial option-pricing model. However, the fair value of the equity awards granted to nonemployees is remeasured each period until the awards vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

Common Stock Valuation

After our initial public offering, in determining the fair value of the non-vested ordinary shares and restricted share units granted, the closing market price of the underlying shares on the last trading date prior to the grant dates will be applied. Prior to our initial public offering, because there has been no public market for our common stock, our Board of Directors determined the fair value of our common stock by considering a number of objective and subjective factors, including the following:

•	our sales of convertible preferred stock to unrelated third parties;

•	our operating and financial performance;

•	the lack of liquidity of our capital stock;

•	trends in our industry;

•	arm’s length, third-party sales of our stock; and

•	contemporaneous valuations performed by an unrelated third-party.

There is inherent uncertainty in these estimates and if we had made different assumptions than those used, the amount of our stock-based compensation expense, net loss and net loss per share amounts could have been significantly different. The following table summarizes, by grant date, the number of stock options granted since January 1, 2016 through June 30, 2018, and the associated per share exercise price.

Grant Date	Number of Options Granted	Exercise Price(US$)	Fair Value per Share of Common Stock(US$)	Intrinsic value at the Grant Date(US$thousands)
2016 Q1	24,117,750	0.10 - 0.50	0.96 - 0.99	20,944
2016 Q2	5,399,000	0.27	0.99 - 1.15	4,259
2016 Q4	24,059,856	0.27 - 0.61	1.25 - 1.30	17,955
2017 Q1	1,059,000	0.61 - 2.55	1.30 - 1.32	729
2017 Q2	3,390,700	1.32	1.80	1,621
2017 Q3	1,971,277	0.61 - 1.32	1.80 - 2.05	1,640
2017 Q4	7,039,500	0.61 - 1.80	2.05 - 2.55	5,397
2018 Q1	35,890,683	0.10 - 2.55	2.55 - 3.38	24,426
2018 Q2	2,722,183	1.32 - 3.38	3.38 - 4.62	3,588

Prior to our initial public offering, our Board of Directors taking into account independent valuer advice, performed valuations of our common stock for purposes of granting stock options in a manner consistent with the methods outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The enterprise value input of our common stock valuations were derived either using fundamental analysis (income and market approaches) or based on a recent round of financing (option pricing approach). The income approach estimates the enterprise value of the company by discounting the expected future cash flows of the company to present value. We have applied discount rates that reflect the risks associated with our cash flow projections and have used venture capital rates of return for companies at a similar stage of development as us, as a proxy for our cost of capital. Our discounted cash flow calculations are sensitive to highly subjective assumptions that we were required to make at each valuation date relating to appropriate discount rates for various components of our business.

Valuation Date	Fair value per share(US$)	Discount Rates
Mar. 31 2015	0.79	—
Sept. 30 2015	0.72	—
Dec. 31 2015	0.86	—
Mar. 10 2016	0.96	—
Mar. 31 2016	0.99	36%
Jun. 30 2016	1.15	—
Jul. 31 2016	1.21	—
Sept. 30 2016	1.25	—
Dec. 31 2016	1.30	—
Jan. 31 2017	1.32	35%
Mar. 31 2017	1.80	—
Jun. 30 2017	1.80	—
Sept. 30 2017	2.05	30%
Dec. 31 2017	2.55	—
Mar. 31, 2018	3.38	25%
Jun. 30, 2018	4.62	23%

The increases in our fair value share from 2015 to June 30, 2018 were primarily the result of the increased equity value of our company as the development of our vehicles advanced and additional funding was received through equity financing.

Our projected cash flows have been primarily derived from our projected ES8 and ES6 revenue streams. In more recent valuations, these cash flow projections take into account the fact that we plan to start selling the ES8 since 2018, and our anticipation of launch of the ES6 in 2018 and commencing deliveries in 2019.

Under the market approach, the total enterprise value of the company is estimated by comparing our business to similar businesses whose securities are actively traded in public markets, or businesses that are involved in a public or private transaction. Prior transactions in our stock are also considered as part of the market approach methodology.

We have selected revenue valuation multiples derived from trading multiples of public companies that participate in the automotive OEM, automotive retail, automotive parts and battery technology industries. These valuation multiples were then applied to the equivalent financial metric of our business, giving consideration to differences between our company and similar companies for such factors as company size and growth prospects.

For those reports that relied on the fundamental analysis, we prepared a financial forecast to be used in the computation of the enterprise value for both the market approach and the income approach. The financial forecasts took into account our past experience and future expectations. The risks associated with achieving these forecasts were assessed in selecting the appropriate discount rate. As discussed below, there is inherent uncertainty in these estimates. Second, we allocated the resulting equity value among the securities that comprise our capital structure using the Option-Pricing Method. The aggregate value of the common stock derived from the Option-Pricing Method was then divided by the number of common shares outstanding to arrive at the per common share value. For those reports before our initial public offering that relied on the recent round of financing, we back-solved for the total equity value such that the value of the instrument sold in the recent round as calculated by the option pricing model was consistent with the observed transaction price.

Valuations that we have performed require significant use of estimates and assumptions. If different estimates and assumptions had been used, our common stock valuations could be significantly different and related stock-based compensation expense may be materially impacted.

Recently issued accounting pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 3 to our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

China is the largest passenger vehicle and NEV market in the world and continues to account for more than half of global BEV sales. China’s BEV sales are expected to experience more than 40% annualized growth until 2022, according to Frost & Sullivan. Our first two vehicles, ES8 and ES6, target the premium SUV segment, as within the China passenger car market, the premium and the SUV segments are expected to achieve the highest growth during the period from 2017 to 2022 respectively. Currently we believe no premium BEV is available to Chinese consumers at competitive pricing and the ES8 is expected to face limited competition initially from premium BEVs.

In particular, China’s BEV SUV market is currently dominated by domestic players positioned in the entry segment except for the Tesla Model X. As the below chart indicates, although a number of BEV SUV models will be launched to the market in the future in the premium segment, we enjoy cost advantages resulting in a lower manufacturer suggested retail price, or MSRP, as compared to other models.

Note: (1)	Manufacturer suggested retail price pre subsidies

Source: Frost & Sullivan Report

Growth Trends in China’s Automotive Industry

China is the world’s largest passenger vehicle market and the largest growth contributor to global growth

China is the world’s largest automobile market as measured by sales volume. Driven by economic growth and increasing urbanization, the passenger vehicle industry has grown from 19.0 million sales units in 2013 to 25.7 million units in 2017, representing a CAGR of 7.8%, more than three times of the global market’s CAGR of 2.5% for that period. According to Frost & Sullivan, China’s passenger vehicle sales volume is expected to grow at a CAGR of 5.2% from 2017 to 2022, reaching 33.1 million units in 2022, accounting for 37.4% of the global market as of 2022. China’s expected incremental sales volume of 7.4 million units from 2017 to 2022 represent 86% of the 8.6 million incremental units expected to be sold globally during the same period. Although China is already the largest automobile market in the world, the penetration rate of passenger vehicles as a proportion of its population is still low compared to that in developed countries. In 2017, China’s passenger vehicle penetration was 136 units per 1,000 persons, as compared to 745 units per 1,000 persons in the U.S., which presents significant further growth potential in China’s passenger vehicle market in the future, according to Frost & Sullivan.

The premium segment continues to outgrow the broader China passenger vehicle market

Passenger vehicles can be categorized into three segments, including entry, mid-end, and premium, based on, among others, performance, brand recognition and pricing. The premium segment in China continues to take market share from the entry and mid-range segments, growing at a CAGR of 15.7% from 2013 to 2017. The premium segment is expected to continue to grow at a CAGR of 12.4% from 2017 to 2022, driven by continued expansion of middle class and upper middle class in China, with annual incomes of US$10,000 to US$60,000 and over US$60,000 respectively. According to Frost & Sullivan, the population in the middle class and upper middle class is expected to expand to approximately 502 million in aggregate by 2022. The chart below sets forth the sales volume of passenger vehicles in China categorized by brand position.

Source: Frost & Sullivan Report

The SUV segment has witnessed the fastest growth among passenger vehicle segments

In recent years, the SUV segment has witnessed the fastest growth among all passenger vehicle segments in China. SUV sales volume grew from 3.7 million units in 2013 to 10.8 million units in 2017, representing a CAGR of 30.7%. The SUV segment is expected to continue to outpace industry growth for the next five years, reaching 16.9 million units in 2022, representing a CAGR of 9.4%. This rapid growth reflects consumers’ increasing preference for SUVs which offer a larger interior space, better driving performance under different road conditions. In addition, the lifting of the one-child policy in China is expected to boost family size and the demand for vehicles with more seats, leading to increased demand for SUVs. The chart below sets forth the historical and forecasted sales volume of passenger vehicles in China categorized by model type.

Source: Frost & Sullivan Report

The global and especially China’s NEV markets are expected to continue to experience very high growth

China is a clear leader in the global NEV market

The Chinese NEV market benefits from favorable policies and strong support from the Chinese government. China’s NEV market has outperformed the global NEV market significantly, growing at a CAGR of 141.5% from 22 thousand units in 2013 to 742 thousand units in 2017. During the same period, global NEV sales recorded a CAGR of 16.2%. China is expected to continue to lead the growth of the global NEV market, reaching 3.6 million units in 2022, growing at a CAGR of 37.1% from 2017 to 2022.

China’s NEV penetration rate (calculated as NEV sales volume as a percentage of total passenger vehicle sales volume) is projected to almost quadruple, increasing from 2.9% in 2017 to 10.9% in 2022. The Chinese government is targeting annual sales volume of 2 million units, and an aggregate of 5 million units of NEVs on the road by 2020.

China is notably skewed to BEVs over HEVs and PHEVs

NEVs generally include three types: battery electric vehicles, or BEVs, hybrid electric vehicles, or HEVs and plug-in hybrid electric vehicles or PHEVs. Among these, the BEV is considered the most eco-friendly as a zero emission solution. Recognizing these benefits, the Chinese government favors BEVs to other NEVs and provides BEVs greater incentives. With battery technology improving and charging network expansion, consumer concern over range has also lessened, another factor contributing to BEV growth. In the last five years, BEVs witnessed fast growth, growing from 13 thousand units in 2013 to 476 thousand units in 2017 at a CAGR of 147.9% in China as compared to 68.2% in the global market. The chart below sets forth the historical and forecasted NEV sales volume in China categorized by power type.

Source: Frost & Sullivan Report

The Chinese government’s current policy is designed to promote BEVs and its related technologies. China had the highest share of BEVs as percentage of NEVs at 64.1% as compared to 27.3% for the global market in 2017. China has become the largest BEV market globally, accounting for approximately 54.3% of the overall global BEV market in 2017. Frost & Sullivan predicts that over 2.6 million BEVs are expected to be sold in China in 2022, accounting for 64.6% of the global BEV market. During the period from 2017 to 2022, the sales volume of BEVs is expected to grow at a CAGR of 40.8% in China as compared to 36.0% in global market. The chart below illustrates global BEV sales volume in 2017 and 2022 by major geographic regions.

Source: Frost & Sullivan Report

Smart & connected vehicles rapidly penetrate the automotive industry

Increasing connectivity has accelerated the development and adoption of new services and infotainment inside vehicles. Frost & Sullivan estimates vehicles connectivity penetration globally has doubled in the last five years from 5% in 2013 to 10% in 2017 and is expected to double in the next five years to 20% by 2022. Vehicle connectivity is categorized into four types, namely vehicle to vehicle, or V2V, vehicle to infrastructure, or V2I vehicle to pedestrian, V2P, and vehicle to cloud, or V2C. According to Frost & Sullivan, the global vehicle connectivity market was a US$38.4 billion market in 2017, with the potential to grow to US$100.2 billion in 2022, representing a CAGR of 21.1%, driven by advancements in autonomous driving and 5G communication technologies. This market includes hardware, telecommunications, telematics services and related services.

Among new vehicle features, autonomous driving currently receives the most attention from traditional OEMs, suppliers and global technology companies who are all competing for leadership in autonomous driving technology. These parties have made significant investments in autonomous driving, all trying to become the first to deliver full autonomous driving where human attention is no longer needed for vehicle operation. Between August 2014 and June 2017, an aggregate of approximately US$80 billion has been raised in over 160 autonomous driving-related fundraising activities. According to Frost & Sullivan, the market size of autonomous driving including sales of related hardware and software products is approximately US37.2 billion in 2017 and is expected to grow significantly to US$285.3 billion in 2022, representing a CAGR of 50.3%. According to Society of Automotive Engineers, or SAE’s autonomous driving level definitions, there are six levels of classification of automation levels with Level 5 being completely autonomous with no human intervention and Level 0 having no autonomous vehicle controls. In terms of penetration, autonomous driving systems at Level 2 (considered as partially self-driving with driving mode-specific execution by a driver assistance system of both steering and acceleration and deceleration) or above is forecasted to be over 14% of the automotive market in 2022 according to Frost & Sullivan.

Artificial intelligence, or AI, is another area that has received a lot of attention. AI is being applied in many different areas, including voice control, gesture recognition, natural language processing and decision-making. The market for AI for automobiles is expected to grow from US$1.1 billion in 2017 to US$6.0 billion by 2022, representing a CAGR of 39.7%.

Competitive Landscape of China’s NEV Market

Largely unserved premium EV market in China

According to Frost & Sullivan, 476 thousand BEVs were sold to Chinese consumers in 2017. Among the top 10 BEV brands with the highest sales volumes in 2017, only Tesla is in the premium segment, while the other nine brands are in the entry segment, and the average prices post subsidies of those other nine brands were all below RMB 170,000. The top 10 best-selling BEV brands in China in 2017 are listed in the chart below.

Source: Frost & Sullivan Report

The ES8 has best-in-class specifications outperforming its competitors

Frost & Sullivan compared the ES8 to its competitors in the premium BEV SUV category in China in several different categories. Currently, competition in the premium BEV SUV category is concentrated to only a small number of participants, including imported premium models while local models are targeting the mass market.

The comparison also includes a PHEV SUV model which is a premium vehicle similar in size to the ES8. Among the vehicles set forth below, the ES8 has the fastest acceleration time from 0 to 100km/h and the highest maximum power output, and it also features the highest autonomous driving level. In terms of electric motors, maximum torque, NEDC driving range and other core features, the ES8 also delivers the best performance, compared to the competition.

	SUV Models
	NIO – ES8	Tesla – Model X 75D	Audi Q7 45 e-tron (PHEV)(6)	Mercedes-Benz AMG GLS 63	SAIC Roewe ERX5	BYD SONG EV300 SUV	SAIC Roewe Marvel X
Type	BEV	BEV	PHEV(2.0L)	ICE	BEV	BEV	BEV
Launch Time	2017	2016	2017	2017	2017	2017	2018
MSRP (RMB)(1)	448,000	964,900	875,000	1,981,800	271,800	265,900	382,500
Average Consumer Cost (RMB)(2)	373,933	1,048,081	875,000	2,157,390	197,733	225,400	300,000
Length/Width/Height (mm)	5,022/ 1,962/ 1,756	5,037/ 2,070/ 1,684	5,071/ 1,968/ 1,716	5,162/ 1,982/ 1,851	4,554/ 1,855/ 1,716	4,565/ 1,870/ 1,720	4,678/ 1,919/ 1,618
Max No. of Seats	7	7	5	7	5	5	5
Electric Motor	AC asynchronous motor	AC asynchronous motor	Permanent magnet synchronous motor	N/A	Permanent magnet synchronous motor	Permanent magnet synchronous motor	Permanent magnet synchronous motor
Horse Power (hp)	650	525	367	585	N/A	218	185
Acceleration time from 0 to 100km/h (s)	4.4	5.2	5.9	4.6	7.8	8.9	7.9
Top Speed (km/h)	200	210	228	250	135	140	170
Capacity of Battery (kWh)	70	75	17.3	N/A	48	48	52.5
Maximum Torque (N.m)	840	660	700	760	255	310	410
Maximum Power (kw)	480	386	270	430	85	160	137
NEDC Driving Range (km)	355	406	56(3)	N/A	320	300	403
Charging Time	10h (AC Charging) 1.1h (DC Charging)	8h (AC Charging) 75min (DC Charging)	10.8h (AC Charging) 2.5h (DC Charging)	N/A	7h (AC Charging) 40min 80% (DC Charging)	6h (AC Charging) 1.2h (DC Charging)	8h (AC Charging) 40min 80% (DC Charging)
Electricity Consumption (kWh/km)	0.20	0.22	0.31(4)	N/A	0.18	0.19	0.142
Battery Swap Service	Ö	×	×	×	×	×	×
Autonomous Driving	Level 2+	Level 2+	Level 2	Level 2	Level 1	Level 1	Level 2(5)

Source: Frost & Sullivan Report

Notes:

(1)

Customs duty calculated as Ex-Factory Price * 15%; on June 15, 2018, the Chinese government announced that an increase of 25% customs duty will be applied to the vehicles imported from the US, effective from July 6, 2018 (calculated as Ex-Factory Price *(15% + 25%)).

(2)	Average consumer cost for buyers in Beijing, Shanghai, Guangzhou and Shenzhen.
(3)	At electric-only mode.
(4)	Estimated by dividing the power capacity by the NEDC driving range at electric-only mode.
(5)	Estimated by Frost & Sullivan.
(6)	As Audi Q7 45 e-tron is only produced in Europe, thus such tariff change has no impact on its price, it applies the customs duty of 15%.

Clear price advantage enjoyed by locally manufactured NEVs

Locally manufactured NEVs have several structural advantages in the marketplace over imported models due to the absence of customs duty, lower manufacturing costs and the availability of government subsidies. A comparison of the ES8, Tesla Model X, Audi Q7 45 e-tron, and Mercedes-Benz AMG GLS 63, inclusive of government subsidies and taxes is set forth below. The ES8 boasts significant price advantages over the other models due to local manufacturing subsidies and the absence of customs duties and purchasing taxes.

	NIO ES8	Tesla Model X 75D	Audi Q7 45 e- tron(4)	Mercedes-Benz AMG GLS 63
Costs (RMB)
Ex-Factory Price	386,207	594,150	655,922	732,192
Customs Duty(1)	—	237,660	98,388	292,877
Consumption Tax (>4L, (Ex-Factory Price + Customs Duty) / (1-40%) * 40%)	—	—	—	683,379
VAT ((Ex-Factory Price + Customs Duty + Consumption Tax)*16%)	61,793	133,090	120,690	273,352

MSRP	448,000	964,900	875,000	1,981,800

Purchasing Tax (Tesla is excluded in the EV White List, MSRP/(1+VAT 16%)*10%)	—	83,181	—	170,845
Vehicle and Vessel Use Tax(2)	—	—	—	4,245
Plate Fee	—	—	—	500
PRC National and Local Subsidies(3)	(74,067)	—	—	—

Total Consumer Cost	373,933	1,048,081	875,000	2,157,390

Notes:
(1)

Customs duty calculated as Ex-Factory Price *15%; on June 15, 2018, the Chinese government announced that an increase of 25% customs duty will be applied to the vehicles imported from the US, effective from July 6, 2018 (calculated as Ex-Factory Price *(15% + 25%)).

(2)	As there is no nationwide uniform vehicle and vessel tax standard, the information above uses the average vehicle and vessel use tax in Beijing, Shanghai, Guangzhou and Shenzhen.
(3)	Average NEV national and local subsidies in Beijing, Shanghai, Guangzhou and Shenzhen.
(4)	As Audi Q7 45 e-tron is only produced in Europe, thus such tariff change has no impact on its price, it applies the customs duty of 15%.

In addition, local NEV manufacturers benefit from ample manufacturing capacity, faster launch time, better understanding of Chinese consumers as well as low-interest government loans.

Key Drivers for Global and China’s NEV Market Growth

Increasing environmental awareness and tightening emission regulations

Environmental concerns and in particular the “dieselgate” incident which refers to the Volkswagen emissions scandal uncovered in September 2015 have resulted in tightening emission regulations globally and there is a broad consensus that further emission reduction will require higher electrification of the automotive industry. The cost of regulatory compliance for ICE powertrains is rising sharply due to the natural limitations of traditional ICE technologies. In response, global OEMs are aggressively shifting their strategies toward NEVs. Meanwhile, consumers have become more concerned about the impact of goods purchased, both on their personal health as well as on the environment. With more consumers realizing these benefits, zero emission transportation is becoming a popular and widely advocated urban lifestyle, which in turn is driving further development in the NEV market.

Decreasing battery and NEV ownership costs

Improvements in battery technology, coupled with economies of scale by battery suppliers continue to reduce battery production costs. The average cost of lithium-ion batteries has fallen from over US$1,000 per kWh when first developed 20 years ago to below US$270 per kWh today. Such cost is expected to further decrease to around US$150 per kWh by 2022.

Source: Frost & Sullivan Report.

Notes: (1)	The Lithium-ion battery pack price includes battery cells, BMS and battery cooling system
(2)	Assuming continued ownership after 6 years and no resale values are considered
(3)

Samples of ICE SUV include Audi Q5, Mercedes-Benz GLC-Class, Buick Envision, Volkswagen Tiguan, GAC Trumpchi GS8. Samples of BEV SUV include BYD Song EV300, SAIC ERX5, BYD e6, Tesla Model X, BAIC EX260

(4)	Including taxes, insurance, and other fees
(5)	Including energy cost and maintenance cost

From the perspective of total cost of ownership, BEVs enjoy significant running cost advantages. ICE vehicles may appear to be cheaper with a lower upfront purchase price. However, according to Frost & Sullivan, BEVs’ battery charging cost is approximately 75% lower than ICE cars’ fuel cost, and their repair and maintenance costs are also significantly lower due to BEV simpler structure and lower maintenance frequency. Based on the total cost of ownership comparison of the selected samples as illustrated in the above chart, Frost & Sullivan concluded that the total cost of ownership of BEVs is generally lower than that of ICEs over a six-year period.

Unique Drivers of NEV penetration in China:

A. Strong Regulatory Push from the Chinese Central Government

China’s strong regulatory push has been one of the strongest drivers of NEV penetration. Since the publication of New Energy Automobile Production Enterprises And Product Access Management Rules by the Ministry of Industry and Information Technology (“MIIT”) in 2009, which officially announced the promotion of the technical development of NEVs and encouragement of automobile manufacturers to invest in developing NEVs, the national government has issued and implemented a series of policies and incentives to drive the NEV market growth including national and local subsidies, taxation benefits and charging infrastructure construction.

In addition, the Chinese government has set ambitious targets for EV adoption with NEV annual sales volume of 2 million units and 5 million NEVs being on the road by 2020. Under the temporary regime proposed by MIIT in September 2017, the NEV credits for companies whose annual production capacity or import volume of traditional energy passenger vehicles exceeds 30,000 will be implemented from 2019 and NEV credit ratio will be required to be achieved 10% in 2019 and 12% in 2020.

B. NEV industry’s strategic importance to China

The automotive industry has been recognized as a strategically important industry to China. It is expected to continue to be a significant contributor to China’s GDP (more than 4%), employment (approximately 4.7 million automotive related workers), taxation (approximately 4.5%) and national retail sales (nearly 25%). However, in the traditional ICE Chinese technology automotive market, foreign brands have dominated and Chinese players have lagged behind global leading peers in terms of, for example, powertrain technologies. However, the incoming NEV market is expected to create a level playing field and allow Chinese companies to play a greater role.

C. Car Plate Restrictions in Major Cities

Due to severe traffic congestion and air pollution, seven cities in China, namely Beijing, Shanghai, Guangzhou, Shenzhen, Tianjin, Hangzhou and Guiyang, limit the number of car plates issued to ICE vehicles each year through a lottery or auction process. As such, the probability of obtaining car plates in those cities is very low. The total number of car plate applicants from those cities reached 6.1 million by the end of 2017, representing a huge unmet demand for car ownership. These could potentially be converted to EV prospective buyers given that there are either no limitations on NEV car plates or a much higher probability of obtaining a car plate. In addition, according to Frost & Sullivan, by 2025, over 17 cities in aggregate are expected to restrict the number of car plates for ICE vehicles issued annually. The below table sets forth the average probabilities of obtaining car plates and the number of applicants by the end of 2017 in the aforementioned cities (except Guiyang):

City	Average Probability of Obtaining Car Plate	Number of Applicants By End of 2017 (‘000 persons)
Beijing	0.12%	2,839
Shanghai	4.49%	228
Guangzhou	1.46%	586
Shenzhen	0.81%	909
Tianjin	0.78%	866
Hangzhou	0.92%	679
Total		6,107

Source: Frost & Sullivan Report

Currently Underdeveloped Charging Infrastructure in China Being Targeted for Rapid Improvement

Despite prominent growth during the past five years, the charging network in China is still seen as generally inadequate, not providing enough convenience to potential NEV users. By the end of 2017, there were only 446 thousand public and private charging piles in China of which 214 thousand charging piles were publicly accessible, 59.6% of which are superchargers. Although home charging is the most commonly used charging solution in most developed countries, due to electricity wiring system constraints at most residential buildings in China, home charger installment is not feasible for many Chinese users. The map below sets forth the number of public chargers by province as of December 31, 2017.

In addition, the lack of standardized charging output power, plugs and other specifications as well as incompatibility makes charging more difficult. As a result, approximately 41% of consumers are not willing to purchase BEVs due to the inconvenient charging solutions available, according to a survey by Frost & Sullivan in March 2018. Therefore, building sufficient charging infrastructure and providing convenient charging services are critical to attracting prospective NEV purchasers.

To solve this problem, parties in both public and private sectors, including state-owned electricity companies and automotive OEMs, are heavily investing in building a nationwide charging network to alleviate potential customer concerns. The Chinese government has also targeted constructing over 12,000 charging stations and over 4.8 million charging piles by 2020, according to The Guidelines on EV Charging Infrastructure, 2015-2020 issued by the National Energy Administration. Driven by joint efforts to establish a charging infrastructure system to meet charging demand, the total number of charging piles in China is projected to reach approximately 5.0 million units by 2022, growing at a CAGR of 62.6% and the number of public charging piles is expected to reach 2.1 million by 2022, according to Frost & Sullivan.

Source: Frost & Sullivan Report

In-Car E-commerce Disruptive Market Opportunity

Inside the vehicle, consumers are increasingly enjoying an in-car e-commerce offering. In-car e-commerce refers to the Internet based connected services consisting of information, entertainment, in-car content and online-to-offline, or O2O, service in the vehicle through connectivity among mobile phones, vehicles and service providers. Catering to changing consumption behavior in the digitization age, in-car e-commerce is underpinned by increasing processing capabilities of vehicle processors as well as more advanced infotainment systems installed in the vehicles.

Various internet services have been announced to be launched to accommodate in-car entertainment, information and other O2O demands. In-car O2O services are more convenient and flexible due to significant advantages of mobility. For instance, consumers may do online shopping, online streaming and use other internet services in the car or have merchandise delivered to the trunk. Cross-sector collaborations and partnerships for example between Chinese automobile manufacturers and internet companies serve as an opportunity for the market to grow and develop into new areas.

Given the significant time spent in cars and given increasing autonomous capabilities the ability of the driver to focus on things other than driving in the car, although the current global in-car ecommerce market size is still relatively small at around US$1.4 billion in 2017, it is expected to grow to US$2.9 billion in 2022.

BUSINESS

Our Mission

Our mission is to shape a joyful lifestyle by offering premium smart electric vehicles and being the best user enterprise.

Overview

We are a pioneer in China’s premium electric vehicle market. We design, jointly manufacture, and sell smart and connected premium electric vehicles, driving innovations in next generation technologies in connectivity, autonomous driving and artificial intelligence. Redefining user experience, we aim to provide users with comprehensive, convenient and innovative charging solutions and other user-centric service offerings. Our Chinese name, Weilai ( ), which means Blue Sky Coming, reflects our commitment to a more environmentally friendly future.

The first model we developed was the EP9 supercar, introduced in 2016. The EP9 set a world record as the then fastest all-electric car on the track at the Nürburgring Nordschleife “Green Hell” track in Germany in May 2017, finishing a lap in 6 minutes and 45.90 seconds. Combined with an attractive design and strong driving performance, the EP9 delivers extraordinary acceleration and best-in-class electric powertrain technology, helping position us as a premium brand.

We launched our first volume manufactured electric vehicle, the ES8, to the public at our NIO Day event on December 16, 2017 and began making deliveries to users on June 28, 2018. The ES8 is a 7-seater all aluminum alloy body, premium electric SUV that offers exceptional performance, functionality and mobility lifestyle. It is equipped with our proprietary e-propulsion system which is capable of accelerating from zero to 100 km per hour in 4.4 seconds and delivering a New European Driving Cycle driving range of up to 355 km and a maximum range of up to 500 km in a single charge. As of July 31, 2018, we had delivered 481 ES8s and had unfulfilled reservations for more than 17,000 ES8s with deposits. Of these reservations, approximately 12,000 consisted of reservations for which only an initial fully refundable deposit of RMB5,000 had been made. Upon signing of a purchase agreement, which is required prior to a vehicle entering into production, the initial RMB5,000 deposit becomes non-refundable and the user must pay an additional RMB40,000 non-refundable deposit. As of May 31, June 30 and July 31, 2018, we had unfulfilled reservations for 1,401, 3,186 and 4,989 ES8s, respectively, for which non-refundable deposits had been made.

We plan to launch our second volume manufactured electric vehicle, the ES6, by the end of 2018 and start initial deliveries in the first half of 2019. The ES6 is a 5-seater, high-performance premium electric SUV, set at a lower price point than the ES8 to target a broader customer base.

We aim to create the most worry-free experience for our users, online or offline, at home or on-the-go. In response to common concerns over the accessibility and convenience of EV charging, we offer a comprehensive, convenient and innovative suite of charging solutions. These solutions include Power Home, our home charging solution, Power Swap, our innovative battery swapping service, Power Mobile, our mobile charging service through charging trucks, and Power Express, our 24-hour on-demand pick-up and drop-off charging service. In addition, our vehicles are compatible with China’s national charging standards and have access to a nationwide publicly accessible charging network of over 214 thousand charging piles, 59.6% of which are superchargers. Beyond charging solutions, we offer comprehensive value-added services to our users, such as statutory and third-party liability insurance and car damage insurance through third-party insurers, repair and routine maintenance services, courtesy car during lengthy repairs and maintenance, nationwide roadside assistance, as well as an enhanced data package. We believe these solutions and services, together, will create a holistic user experience throughout the vehicle lifecycle.

The electric powertrain technologies we developed for the EP9 set the technological foundation for the development of our vehicles, from the ES8, to the planned ES6 and to other future models. Our e-propulsion system consists of three key sub-systems: an electric drive system, or EDS, an energy storage system, or ESS, and a vehicle intelligence control system, or VIS. Our e-propulsion system reflects our cutting-edge proprietary technologies and visionary engineering in our EV design.

We are a pioneer in automotive smart connectivity and enhanced Level 2 autonomous driving. NOMI, which we believe is one of the most advanced in-car AI assistants developed by a Chinese company, is a voice activated AI digital companion that personalizes the user’s driving experience. NIO Pilot, our proprietary enhanced Level 2 ADAS system, is enabled by 23 sensors and equipped with the Mobileye EyeQ®4 ADAS processor, which is eight times more powerful than its predecessor.

We have significant in-house capabilities in the design and engineering of electric vehicles, electric vehicle components and software systems. We have strategically located our teams in locations where we believe we have access to the best talent. Our strong design, engineering and research and development capabilities enable us to launch smart and connected premium electric vehicles that are customized for, and thus appealing to, Chinese consumers. In addition, our research and development efforts also have resulted in an extensive intellectual property portfolio that we believe differentiates us from our competitors.

We adopt an innovative sales model compared to incumbent automobile manufacturers. We sell our vehicles through our own sales network, including NIO Houses and our mobile application. NIO Houses are not only the showrooms for our vehicles, but also clubhouses for our users with multiple social functions. Prospective users can place orders using our mobile application and more importantly, our mobile application fosters a dynamic and interactive online platform. We believe our online and offline integrated community which is developing from our NIO Houses and mobile application will retain user engagement and cultivate loyalty to our brand, along with other successful branding activities such as our annual NIO Day and our championship winning Formula E team.

Our Competitive Strengths

We are focusing on providing smart and connected premium electric vehicles as part of a user-centric mobility lifestyle and we believe the following strengths contribute to our success.

Pioneer in China’s premium EV market

We are strategically positioned in China’s premium EV market, an attractive market segment in which we currently face very limited competition. According to Frost & Sullivan, China’s NEV market is expected to grow from 0.7 million units in 2017 to 3.6 million units in 2022, at a CAGR of 37.1%, driven by favorable government policies, technological advancement and increased consumer spending. Our first volume manufactured vehicle, the ES8, is positioned at the intersection of China’s fastest growing SUV and premium segments. The ES8 boasts best-in-class performance across multiple dimensions including top speed, acceleration, battery range and advanced ADAS and autonomous driving features, all of which clearly differentiate us from our competitors.

Furthermore, as the company with the first-to-market and only premium EV volume-manufactured domestically in China, we believe we have a multi-year lead time in terms of product delivery ahead of our domestic and international competitors in China’s premium EV segment. In addition, the ES8 is more affordable than the EVs of other imported premium brands as a result of the absence of import and purchasing taxes, lower manufacturing costs, other tax benefits as well as national and local subsidies. As of July 31, 2018, we had received over 17,000 unfulfilled ES8 reservations with deposits.

Redefining EV experience with cutting-edge proprietary technology, visionary engineering and smart connectivity

We design EVs that feature cutting-edge proprietary technology and visionary engineering. Our ES8 is a 7-seater, all-wheel-drive SUV equipped with our in-house developed, 480kW dual motor powertrain system, consisting of high performance e-drive system, high energy density battery pack and highly effective battery management system. The ES8 also uses an aerospace grade full-body aluminum architecture making it light weight. Its innovative, luxurious and spacious interior further improves the driver and passenger experience. The ES8 was designed in accordance with the 5-star rating standards under C-NCAP safety standards and passed numerous strict safety tests. We plan to apply our cutting-edge technology and extensive engineering capabilities to our future models as well. Our technological leadership has also been demonstrated by our well-known EP9 supercar, the world’s fastest electric vehicle, which has set five world records to date.

We are a pioneer in smart connectivity, artificial intelligence, or AI, and enhanced Level 2 autonomous driving functionality. The ES8 is equipped with NIO Pilot, which enables highway pilot, traffic jam pilot and automatic emergency braking. We have the ability to analyze large quantities of driving data to accelerate our autonomous driving technologies and algorithms.

In addition, we believe we have China’s most advanced in-car AI connected assistant, NOMI, which is capable of deep learning and benefits from our cloud computing network. Through NOMI, users are able to use voice control to make phone calls, play music and control systems including navigation, opening and closing windows, climate control, controlling the seat massage function, operating in-car media, controlling the in-car camera (including taking pictures), among others, the mobility experience. Furthermore, we plan to offer over-the-air updates to our users which allow periodic software and driving solution improvements, leading to better user experience during the EV lifecycle.

Revolutionary and comprehensive charging solutions

We provide our users with a comprehensive range of charging solutions, alleviating the most critical challenge to EV adoption. We aim to provide charging services in most major cities in China. Our innovative “Power Express”, is expected to provide users with 24-hour on-demand charging services including car pick-up and drop-off. We offer users an energy package where these services are accessible for a fixed monthly subscription fee. Our charging solutions include:

•	“Power Home”—home chargers where practicable for users;

•

Access to the nationwide charging network consisting of approximately 214 thousand publicly accessible charging piles as of December 31, 2017, 59.6% of which are superchargers. Fees for the usage of these are included in our energy package and we are able to make use of these when providing our valet power express services;

•	“Power Mobile”—charging trucks offering rapid charging for 100km range within 10 minutes; and

•	“Power Swap”—battery swapping stations offering battery swapping service within minutes.

Powered by NIO Cloud, real-time data synchronization of our charging and battery swapping network enables us to deploy and deliver charging services faster and more efficiently. In addition, centralized, diagnostics and remote management of batteries allows our users to enjoy better battery performance.

User enterprise advocating a unique and holistic mobility lifestyle

Our “One-click for Service” and “One-click for Power” solutions through a subscription model offer a wide variety of value-added services including 24-hour customer service, technical support advisors, valet charging, car pick-up/drop-off delivery as well as more traditional services such as repair and maintenance and courtesy car. We believe these service offerings provide one-touch convenience and create a seamless experience for our users throughout the vehicle lifecycle. We directly sell our vehicles to users, which we believe allows us to deliver a more consistent, differentiated and compelling user experience, compared to the traditional franchised distribution model used by our competitors in China. We believe that our online and offline direct sales model is more cost efficient by cutting out franchised distribution costs as well as lowering the number of physical locations required and also allows us to expand our sales network effectively and efficiently in China.

We are building an integrated online and offline community, creating, we believe, a unique and interactive mobility lifestyle where users can interact to provide an experience that goes beyond the car. Our mobile application, featuring moment sharing and an online fun shop, has become an active online community. Our mobile application had approximately 490,000 registered users as of July 31, 2018. We believe that our NIO Houses will help to cultivate brand loyalty and promote user engagement, serving as an exclusive user club with multiple social functions. Furthermore, our annual NIO Day with new product launches increases our media exposure and attracts prospective users. On 2017 NIO Day, there were 110 million views and we observed over 7,000 media articles covering the NIO Day which we believe makes it one of the largest electric vehicle launches.

Strategic partnerships with global best-in-class technology and industrial leaders

Our position as a pioneer in our market has attracted global leaders across our supply chain, autonomous driving, infotainment and various value-added services, creating an extensive industry alliance network for us. Our key partners include Tencent, Baidu, Mobileye and CATL. We believe their expertise and know-how broaden our service offering and solidify our technological leadership. For example, we are closely collaborating with Mobileye to develop next generation autonomous driving technology to be used in our vehicles.

In addition, these leading suppliers and partners also allow us to manufacture and deliver our products with high quality standards. In particular, our alliance with JAC to manufacture our ES8 and ES6 models provides us with flexibility, scalability and speed to market, cementing our first mover advantage in the China market, while product design, supply chain management and quality control are managed by us with our engineering team onsite.

World-class management, global talent pool and tech savvy investor base

Our success is led by a visionary management team with a unique combination of internet and automotive experience with a start-up mindset. Our founder and Chairman, Mr. Bin Li, is an experienced entrepreneur in China with extensive expertise and a proven track record of creating innovative and disruptive business models in the mobility and internet space.

Our reputation has enabled us to recruit a global talent pool with specialists in China for user interface development and engineering tailored to Chinese users, in Silicon Valley for software and autonomous driving, and in Munich and the UK for vehicle design and engineering. Our global footprint echoes our premium proposition customized for Chinese consumers and delivers best-in-class standards in respective areas.

In addition, our tech savvy investors provide us with strategic support and long-term funding. For instance, we work with Baidu and Tencent on mapping and cloud services, respectively.

Our Strategies

We are pursuing the following strategies to achieve our mission:

Successfully launch future models such as the ES6 and ET7 timely to target a broader customer base and expand our product lineup

The successful launches of our planned 5-seater SUV ES6, our ET7 sedan and future models are critical in capitalizing on our first mover advantage and capturing electric vehicle market opportunities in China. We are currently on track to complete the design, engineering and component sourcing of ES6 by the end of 2018 and target initial delivery during the first half of 2019. In addition, we are generally targeting to launch a new model every year. At the same time, we intend to launch mid-cycle facelifts on existing models more frequently than industry standards to meet latest user preferences and drive innovations.

Build our own manufacturing capacity and continue to optimize manufacturing costs by leveraging a common platform and production flexibility

Construction has started on our own manufacturing facility in Shanghai in order to expand manufacturing capacity for the ET7 and future models, complementing our JAC manufacturing alliance supplying the ES8 and ES6. We expect that this facility will also facilitate our ability to obtain our own EV manufacturing license and potentially benefit from the NEV credit score system in the future. We aim to obtain our EV manufacturing license within two to three years following the date of this prospectus. We intend to design different models with adaptable platform architecture and electric powertrain systems and maintain standard high-quality control standards across our facilities and achieve cost effectiveness.

Expand our infrastructure and service coverage nationwide to improve user experience

We intend to expand our users’ access to charging infrastructure nationwide and provide more convenient charging solutions to our users. We plan to offer real-time data on the availability of charging piles by uploading and synchronizing data from our own and third party charging networks to our cloud. We plan to continue to build our service network mostly through authorized service centers across China and broaden the service coverage and further enhance user experience.

We plan to expand our distribution network by building more NIO Houses and delivery centers, supported by nationwide logistic network and regional warehousing facilities, in order to meet increasing demand from prospective buyers, particularly in non-tier-one cities.

Continue to focus on technological innovations

We intend to continue to attract talent from the world’s top universities, institutions, technology and automotive companies to expand our talent pool and help us drive technological innovation. Meanwhile, we aim to further advance our proprietary E-powertrain system to achieve better battery performance to increase the driving range and shorten the charging time for our cars. We expect to equip our next model ES6 with a higher density battery pack, delivering an over 450-kilometer driving range. We are also developing our next generation of E-powertrain system with higher output EDS as well as higher capacity fast charging battery packs. In addition, we intend to leverage our cyber-security technology and OTA platform to build seamless vehicle network and create a mobile living space featuring artificial intelligence and a next-generation digital cockpit and user interface.

Moreover, we plan to develop ADAS with more comprehensive active automated driving, driving support, and alerts and warnings features. We are aiming to launch a model equipped with Level 4 autonomous driving capabilities in the coming years. We intend to further enhance safety and technology features to drive customer satisfaction and interest, which in turn helps expand our market share.

Create more monetization opportunities during the lifetime ownership

We offer an innovative subscription service in the automotive industry consisting of a service package and an energy package to generate recurring revenues beyond the initial car purchase and promote user engagement. We expect to increase the user adoption of these packages by providing more convenient and user-centric services.

In addition, we plan to continue to focus on users’ lifetime engagement to create additional monetization opportunities in every aspect of car ownership, including financing, insurance, repair and maintenance, charging and infotainment. We also plan to establish and develop strategic partnerships with Tencent, JD and other technology leaders in our ecosystem to explore more value-added services empowered by big-data and our cloud architecture, such as “mailbox” service, or last mile express delivery service into the car trunk, and in-car entertainment.

Our Core Values and Commitments

Our business is set up around the following core values and commitments:

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Our Vehicles: We aim to provide our users with high-performance vehicles, with design, engineering, manufacturing and delivery all performed to our high-quality standards at a reasonable price point. Our ES8 and other vehicles contain cutting edge technology, including our e-propulsion system which enables the ES8 to accelerate from zero to 100 kilometers per hour (kph) in just 4.4 seconds, all-aluminum body and chassis, enabling high vehicle torsional stiffness and innovative luxury interior. The ES8 is designed to meet the 5-star C-NCAP safety standards set by the China Automotive Technology and Research Center.

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Our High-Quality Service: Through one click using our mobile application, our users are able to access an innovative full suite of services, redefining the user experience for car buyers. Our services include our comprehensive and innovative full range of energy solutions, including, among others, home chargers, charging trucks and battery swapping, our service package, through which we aim to provide users with “worry free” vehicle servicing, repair and roadside assistance, in each case, through one click using our mobile application.

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Smart Connectivity and Autonomous Driving: Our vehicles are designed with user experience at the forefront. Our ES8 and future vehicles feature artificial intelligence, or AI, using our NOMI system, which is an in-car AI connected assistant capable of deep learning and which is powered by in-car and cloud computing. We also provide a comprehensive ADAS package with NIO Pilot. As we improve our autonomous driving algorithms through research and development, we expect to update existing in-vehicle technology through OTA upgrades.

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User Engagement Beyond the Car: We aim to engage with users and create an environment conducive for user interaction both online and offline. By leveraging our annual NIO Day, our mobile application and our NIO Houses, we aim to cultivate the users’ emotional attachment, retain user engagement and build a community of users, fostering loyalty and brand awareness.

Our Vehicles

We design, jointly manufacture and sell our vehicles in China’s premium electric vehicle segment. We began making deliveries to the public of our first volume manufactured car, the 7-seater ES8 SUV on June 28, 2018 and plan to begin deliveries of our second car, the 5-seater ES6 in the first half of 2019. Following the launch of the ES6, we plan to launch our first sedan, the ET7 in 2020. The ET7 is expected to leverage the platform technologies from the ES8 and ES6 to create an all-wheel drive sedan. As of July 31, 2018, we had delivered 481 ES8s and had unfulfilled reservations for more than 17,000 ES8s with deposits. Of these reservations, approximately 12,000 consisted of reservations for which only an initial fully refundable deposit of RMB5,000 (representing approximately 1.1% of the base purchase price of the ES8) had been made. Upon signing of a purchase agreement, which is required prior to a vehicle entering into production, the initial RMB5,000 deposit becomes non-refundable and the user must pay an additional RMB40,000 non-refundable deposit. As of May 31, June 30 and July 31, 2018, we had unfulfilled reservations for 1,401, 3,186 and 4,989 ES8s, respectively, for which non-refundable deposits had been made. In May, June and July 2018, we had produced 228, 272 and 831 ES8s, respectively.

Our goal is to launch a new vehicle model each year for the near future as we plan to offer our users more choices to suit their preferences and target different segments within the premium electric vehicle market in China. We also plan to upgrade our existing models on an ongoing basis with facelifts for each model around every one or two years and do a major model redesign or upgrade every three years.

We plan to exclusively sell our vehicles in China for the near future.

ES8

The ES8, our first volume manufactured vehicle, is a spacious 7-seater high-performance premium electric SUV. The ES8 was officially launched at our NIO Day event on December 16, 2017, following which we began taking reservations. We started making deliveries to the public of the ES8 on June 28, 2018 and have ramped up deliveries during the summer of 2018.

With both front and rear motors, the ES8 delivers 480 kilowatts of power and 840 Newton meters of torque to all four wheels. The ES8’s e-propulsion system enables the ES8 to accelerate from zero to 100 km per hour (kph) in just 4.4 seconds. The ES8 is equipped with a 70-kilowatt-hour liquid-cooled battery pack comprised of cutting-edge square cell batteries. The battery pack features an energy density of 135wh/kg and provides an approximately 1,200-charge-discharge lifecycle with an 87% capacity retention. The ES8 achieves 500 kilometers of range when constantly running at 60 kph, and the car achieves a New European Driving Cycle, or NEDC, range of 355 kilometers.

With 21 active safety features, the ES8 is designed to meet five-star C-NCAP safety standards. In addition to standard safety features for a vehicle in its class, ES8 also features or will feature driver drowsiness detection, lane departure warning, lane change assistance, automatic emergency braking, side door opening warning, and 360-degree high definition surround vision, among other advanced safety measures. The ES8 is also designed to include safety features such as electric stability program, electric traction control, cornering brake control, hill descent control, hill start assist, rear view camera, front and rear parking sensors, side distance indication system, direct-tire pressure monitoring system, blind spot detection, dynamic wheel torque by brake and roll stability control. In addition, the braking distance of the ES8 from 100 km per hour to a complete stop is 33.8 meters.

The ES8 is the first car in China to have an all-aluminum body and chassis featuring aerospace grade 7003 series aluminum alloy, enabling a torsional stiffness of 44,140 Nm/Deg, and also features the highest amount of aluminum for any mass production car yet. The active air suspension on the ES8 creates, we believe, a comfortable riding experience. The ES8 has a 3,010 millimeter long wheelbase, to create a truly mobile living space. The three-row, seven-seat layout makes full use of the interior space. The innovative “lounge seat” and “child-care mode”, together with the Nappa leather wrap, create, we believe, a comfortable atmosphere, redefining the riding experience. The smart air quality system includes an activated carbon and high-efficiency particulate air, or HEPA, filter and negative ion generator.

Together with the launch of the ES8 in 2017, we launched our NIO Pilot system which we expect to be activated on our ES8 in the near future. Our NIO Pilot advanced driver assistance system, or ADAS, with comprehensive enhanced Level 2 autonomous driving features, is enabled by 23 sensors, including a trifocal front-facing camera, four surround exterior cameras, five millimeter-wave radars, 12 ultrasonic sensors and a driver monitor camera. The ES8 comes equipped with the Mobileye EyeQ®4 ADAS chip which has a computation capacity eight-times more powerful than its predecessor, the Mobileye EyeQ®3.

In addition, the ES8’s sophisticated 4G support and software and hardware suite enables subscribers to enjoy upgraded services through OTA updates. Each vehicle comes standard with eight gigabytes per month of data. Our remote updates are driven by our centralized connected vehicle gateway which controls all electric control units, or ECUs. The ES8 provides high-speed parallel over-the-air updates, allowing the ES8 to acquire new features from time to time while minimizing downtime.

Together with the launch of the ES8, we also launched our NOMI system, an optional feature, which we believe is one of the most advanced in-car AI assistants developed by a Chinese company. Our goal is to provide users with a more natural interaction with the in-car AI system and also provide enhanced safety by further removing the need for users to keep looking at the screen while driving. NOMI combines the ES8’s intelligence and car connectivity functionalities to turn the ES8 into an intuitive companion that can listen to, talk with, and help drivers and passengers along the way. Through NOMI, users are able to use shortcuts and voice control to make phone calls, play music and control systems including navigation, air-conditioning, opening and closing windows, climate control, controlling the seat massage function, operating in-car media, controlling the in-car camera (including taking pictures), among others. We intend to improve the system and add additional functions through OTA upgrades.

The ES8 has a base price of RMB448,000 before subsidies. Purchasers can purchase additional options including different wheel styles, certain exterior colors, NIO Pilot and NOMI, among others. We are also producing approximately 10,000 “Founder’s Edition” vehicles, available for RMB548,000 before subsidies, which comes standard with additional features such as the nappa luxury interior package (consisting of nappa leather perforated seats, a nappa leather interior wrap and front massage seats), all-season comfort package (heated steering wheel, second row heated seats, front row ventilated seat), a premium audio system, an enhanced head unit display and additional NIO Pilot functions. Such features can also be added based on user preferences to our standard ES8. A battery payment option is available to buyers, which provides an RMB100,000 reduction in the purchase price of the ES8 and costs RMB1,280 per month for 78 months. To purchase an ES8, a customer is first required to pay a refundable deposit reserving the car, which for the ES8 is RMB5,000, and prior to the user’s ES8 entering into production, a non-refundable deposit of RMB45,000 must be made (which can include the initial RMB5,000 reservation deposit) and is applied towards the purchase price of the vehicle.

ES6

The ES6 is a planned 5-seater high-performance electric premium SUV currently under development and planned for delivery in the first half of 2019. The ES6 is being developed based on the same advanced electric vehicle platform as the ES8. The ES6 will be smaller and more affordable than the ES8, with pricing expected to be approximately RMB80,000 to RMB100,000 less than the ES8. We believe that the ES6 will allow us to target a broader market in the premium SUV segment.

The ES6 is expected to provide both front and rear motors in different combinations and provide similarly attractive performance features as the ES8.

We expect to deploy a new e-propulsion system for the ES6 in the second half of 2019, which will have all-new dual permanent magnet, or PM, motors, which are more energy efficient.

Most of the features and options currently available for the ES8 will be available on the ES6, and we expect that the ES6 will include additional features and increased optionality, allowing users more options with respect to pricing.

Our Power Solutions

Through our NIO Power power solutions, we offer a comprehensive and innovative suite of power solutions to address the battery charging needs of our users. We aim to provide power services in most major cities in China, with our solutions being easily accessible through our mobile application. We also offer our users our valet service where we pick-up, charge and then return the vehicle. Our goal is to provide the most convenient power solutions to our users. Using our mobile application, our users will be able to monitor battery levels and charging status. The charging status of batteries and the charging solutions are available to users are all connected through our cloud, enabling us to assist users in finding the most convenient charging solution available in a given area.

Home Charging (Power Home)

Through NIO Power Home, we install chargers at our customers’ homes after the purchase of a new vehicle based on customer request where installation at the customer’s home is feasible. Given the convenience of having a home charger installed, we aim to install a home charger for our users whenever practicable. Our home charger is expected to be the first to have an auto-identification function which enables a vehicle to automatically pair with its exclusively compatible home charger. Charging takes place by simply inserting the charging gun into the vehicle’s charging port. The first NIO Power Home device and basic installation are initially included in the price of the vehicle though there may be charges in certain circumstances. Users have the option of postponing such installation if installation is not feasible at his or her residence at the time of purchase. Any subsequent installation is subject to charge on a case-by-case basis. Installation is performed by professional third party contractors engaged by us. Our charging pile design won the “best of best” reddot award in 2018. Under normal temperatures and battery conditions, the battery of the ES8 would be charged from approximately 20% to 90% power level in seven to eight hours using our home charger.

Power Express and Other Power Solutions

We have tailored our charging solutions to serve the needs of Chinese users. We anticipate that many of our users are likely to live in condominiums or apartment buildings where they are unable to install a home charger. We aim to provide such users with a level of convenience and service with our other power solutions so that they can enjoy a similar level of convenience as our users with home chargers installed. We are also committed to ensuring the high standard of quality and performance of our charging solutions.

To that end, we offer our users our Power Express valet service and other charging solutions, including access to public charging, access to our Power Mobile charging trucks, and battery swapping.

Using our mobile application, a user is able to arrange to have our team pick up his or her vehicle at the user’s designated parking location. The vehicle is driven to a nearby battery charging station or battery swap station or a charging truck is driven to the parking location. The vehicle is returned to the user once battery charging or swapping is completed. Users are able to select “immediate service” which provides the fastest charging option to meet a more urgent charging demand, “reservation service” for scheduled charging services. We also plan to provide “idle charging” which allows users to set an anticipated start time and end time when their vehicle is expected to remain idle, such as overnight, and the threshold of the vehicle’s cruising range when the service will be triggered, as well as a specific location where the vehicle is parked during specific periods. Our one-click charging service will be automatically triggered when the vehicle is idle and parked at the specified location during the specified period. Users are able to monitor their vehicle charging status in real time using our mobile application. We aim to provide users with the fastest charging experience, optimizing convenience to users by identifying the most appropriate charging solution based on the user’s and travel habits through cloud-based smart scheduling.

We offer our users our energy package, which provides them with access to our Power Express services and charging solutions, including public charging, access to our Power Mobile charging trucks, and battery swapping for a fixed monthly fee, which is initially set at RMB980 per month if paid monthly, or RMB10,800 annually, for up to 15 charges per month. We currently anticipate that our Energy Package and Power Express services will primarily be utilized by users without home chargers installed. However, users who do not purchase our energy package are able to access our Power Express services and charging solutions on a pay-per-use basis, and the initial price for such services is set at RMB180 per charge.

Access to Public Charging

Our users have access to a network of public chargers, which as of December 31, 2017 consisted of over 214 thousand publicly accessible charging piles, 59.6% of which are superchargers. These chargers have been installed by both public and private sectors, including state-owned electricity companies and automotive OEMs. Data from over 59,000 public chargers as of July 31, 2018, installed by the third parties, including the China Southern Grid, is synchronized to our cloud so that users can access real time information on the availability and location of these chargers. We plan to increase the number of chargers with data synchronized to our cloud. The Chinese government has also set a target of more than 4.8 million charging piles in 2020. Access to these chargers is included in our energy package or can be provided on a pay-per-use basis. Under normal temperatures and battery conditions, the battery of the ES8 would be charged from approximately 20% to 90% power (or battery) level in seven to eight hours using a normal charger or in approximately 75 minutes using a supercharger.

Fast Charging Trucks (Power Mobile)

Through NIO Power Mobile, we provide charging through charging trucks. We plan to use these charging trucks to supplement our charging network. Users are able to book NIO Power Mobile services in advance conveniently through our mobile application. We own fast charging trucks, which have installed our proprietary fast-charging technology.

Our NIO Power Mobile enables an ES8 to run approximately 100 kilometers after charging for ten minutes. We currently plan to have approximately 400 to 500 NIO Power Mobile trucks in operation based on user demand by the end of 2018. We plan to initially deploy these trucks in major cities including Beijing, Shanghai, Guangzhou, Shenzhen, Chengdu, Hangzhou, Nanjing and Suzhou, among others. However we may redeploy based on user demand.

Battery Swapping (Power Swap)

We offer our users the ability to arrange for a battery swap for the ES8. Our swap stations are compact stations located in parking lots and other locations. The typical size of a swap station is approximately three parking spaces, or 45 square meters. Swap stations are designed to be fully automated, but for the first and second years of operation we plan to have one staff member at each location to ensure reliability for the initial roll-out. Once a vehicle is parked in the swap station and the driver activates the swap function, battery swapping will take place automatically. Charging of the batteries at swap stations takes place while the batteries are stored at the swap station and their charging status information is sent to our cloud. Our battery swap stations were developed in-house and use chassis replacement technology and apply more than 300 patented technologies to provide precise positioning, rapid disassembly, compact integration, and flexible deployment, allowing battery replacement within minutes.

We have rolled out our battery swapping stations in Beijing, Shanghai, Guangzhou, Shenzhen, Hefei, Chengdu, Nanjing, Suzhou and Hangzhou by the first half of 2018. We plan to add additional cities during the second half of 2018, significantly increasing our number of battery swapping stations by the end of the year.

Our Other Value-Added Service Offerings (NIO Service)

Through one click using our mobile application, our users can access a full suite of innovative services, as part of our strategy of redefining user experience. In addition to our NIO Power solutions described above, we offer our users our NIO Service, being other value-added services primarily through our service package, which can be ordered conveniently through our mobile application.

Service Package

We offer our users a service package, which, at a price initially set at RMB14,800 per year, will provide statutory, third-party liability and vehicle damage insurance through third-party insurers, repair and routine maintenance services, courtesy car during repair and maintenance lasting more than 24 hours, roadside assistance and an enhanced data package, among other services.

Through our service package, we aim to provide users with a “worry free” vehicle ownership experience. Using their mobile application, users are able to arrange for vehicle service with a few clicks. At a user’s request, we pick up the car, arrange for maintenance and repair services, and then return the car to users once the services are done. As long as the maintenance and repair is covered under our service package, no additional fee will be invoiced to the service package subscriber. If the user has a car accident, we will also assist the user in engaging with the insurance company and providing any necessary repairs.

We plan to provide users who subscribe to this service package with an enhanced Internet data package with an additional 7GB of data per month. We also have agreements with China Taiping Insurance, pursuant to which we will procure basic mandatory automobile insurance and vehicle damage insurance for our users as part of the service package. Users are also be able to supplement this basic insurance coverage with China Taiping Insurance at an additional cost, which will be paid to the insurance provider. We are currently seeking to enter into arrangements with additional insurance providers.

Battery Payment Arrangement

We plan to provide our users with the option of a battery payment arrangement, where users can make battery payments in installments. This reduces the initial purchase price for our vehicles making the pricing more attractive. For the ES8, there is an RMB100,000 reduction in the purchase price. The battery payment plan initially costs RMB1,280 per month. The monthly installments are payable over 78 months.

Vehicle Financing and License Plate Registration

We currently have agreements with three banks, namely, Bank of China, China Industrial Bank and China Merchants Bank, pursuant to which we assist users in procuring financing when they purchase our vehicles. We assist our users in their application for financing, making the buying process easier. Through our arrangements with our partner banks, we believe we are able to assist our users in procuring financing on attractive terms. We also apply for license plate registration on behalf of our users at the time of purchase.

Vehicle Engineering and Design

We have significant in-house vehicle engineering capabilities, which cover all areas of vehicle engineering starting from concept to completion. Our vehicle engineering group consists of (i) four design groups, namely: body and exterior; chassis; interior, heating and cooling; and electrical and electronics; (ii) two integration groups, namely mechanical and electrical, which are together responsible for integrating components and systems into a complete vehicle and work with the design groups; and (iii) two advanced engineering groups, vehicle concepts and system concepts, which focus on future products and longer term innovation. We aim to implement industry best practices throughout the engineering and design process.

We have strategically located our vehicle engineering teams based on where we believe the right talent is located. As of July 31, 2018, our vehicle engineering group had 733 employees worldwide, with 631 located in Shanghai, 60 in San Jose, 33 in Oxford and nine in Munich. We have significant engineering capabilities at our Shanghai headquarters, which was selected due to its status as a global automotive hub, providing us with a significant talent pool. Our international offices provide us with deeper capabilities in certain areas. Our San Jose and Oxford teams are focused on advanced development work with our Oxford team also works on complex computer-aided engineering and our Munich team focuses on light-weight material development and vehicle design. Our engineering teams in Munich focus on lightweight and e-powertrain engineering and work on the challenges of energy and resource efficiency and design our vehicles, including interior and exterior.

Our engineering team also emphasizes crash safety. We have run more than 8,400 computer simulations and conducted more than 1,100 physical tests, including three million kilometers of road tests across four continents. Such tests have included performance testing of approximately 140,000 kilometers, durability testing of approximately 1,840,000 kilometers and reliability testing of approximately 2,495,000 kilometers.

Our Technology

We believe one of our core technology competencies is our proprietary e-propulsion system. It also has a modular design, allowing future models to incorporate a significant portion of this technology. Our technologies, including battery management system, electric driving system, vehicle control system, autonomous driving among others, are cutting-edge and differentiating from our competitors. The ES8 integrates many of these industry-leading technology modules including proprietary e-propulsion system, digital cockpit, enhanced level 2 ADAS System, smart data router, security architecture and cloud data platform to create a comprehensive interactive system for optimal user experience.

Electric Powertrain (E-propulsion System)

We have developed our own e-propulsion system. The e-propulsion system consists of primarily of an electric drive system, or EDS, an energy storage system, or ESS, and a vehicle intelligence control system, or VIS.

Our integrated EDS has a copper rotor induction motor, a motor controller with a unique topology design, and a high-torque gearbox. The combination of high-power and high-torque is expected to provide users with powerful driving force. We possess dual technologies for induction motors and permanent magnet motors. Our first volume manufactured vehicle, ES8 is equipped with integrated EDS, delivering 480 kilowatts of power. We are also developing new EDS in smaller power of 150 kilowatts installed with permanent magnet motors.

Our lightweight ESS uses high-performance density battery packs and high-strength housing. ES8 is equipped with our proprietary 70-kilowatt-hour liquid cooled battery pack developed and packaged in house, bringing a high energy density of 135wh/kg. Our ESS is high-capacity and has industry-leading thermal management technology and a safety structure design. In addition, our ESS is equipped with state-of-art battery management system, a high-efficiency liquid-cooled design and swapping technology to achieve long-lasting, stable and new energy solutions. In particular, our battery management system provides real-time monitoring of the vehicle insulation status, a comprehensive fault diagnosis mechanism to ensure the safety and reliability of battery pack use. We are able to upgrade the software of our battery management units and cell supervising circuits and switch-boxes through FOTA updates. We conduct extensive testing to ensure safety, performance, durability and reliability. We also possess the module capability of prismatic, pouch and cylindrical cells, with a planned annual production capacity of over seven Gwh.

Our advanced VIS includes a vehicle control unit, or VCU, electric vehicle controller and ADAS system. The vehicle control system’s network architecture also takes into account functional safety and network security. The intelligent high- and low-voltage energy management system can monitor and adjust the optimized pure electric cruising range in real time and the adaptive cruise control system, or ACC, automatic parking and other functions can meet the requirements of automatic assisted driving. All VCUs and ADAS have passed software testing and vehicle calibration and verification, thus bringing a new experience of smart and safe driving.

Immersive Experiences Powered by Artificial Intelligence

Our digital cockpit is an AI driven, scalable and flexible architecture that presents the user with an intelligent and immersive interface which provides, we believe, an industry leading integrated user experience. The ES8 uses NVIDIA DRIVETM for its in-car digital cockpit. It adopts a single highly advanced proprietary controller, supporting a flexible multiple-operating system environment running Android, QNX, and Linux. This in-cabin technology enables a unified user experience across all four interior displays and advanced user interaction through our AI connected assistant, NOMI.

NOMI is designed to be one of the most advanced AI systems in a production vehicle and through NOMI we aim to revolutionize the relationship between users and their vehicles. NOMI continuously learns the users’ habits and interests through deep learning algorithms in order to meet their individual needs under different circumstances. We have built flexibility into our system which will allow for new functions and applications to be added through future software updates.

Vehicle Control and Connectivity

Our vehicles are equipped with our proprietary software and hardware, enabling us to control the vehicles’ ECU and BCU modules, including core electric powertrain control software, which allows for an integrated and optimized control over vehicle performance.

Our OTA firmware management technology will allow the operating firmware of ECUs in vehicles to be wirelessly updated and upgraded. The vehicle will be connected to our information cloud at all times, and when there is a firmware or software update available, our cloud will push an update message to the vehicle which triggers an update. Upgrades will be wirelessly downloaded to the vehicle, installed, and launched, including updates for firmware, software, operating systems and applications. OTA updates will enable us to upgrade the operating firmware down to the individual programmable ECU level across the vehicle’s core systems such as powertrain and ADAS. We expect this technology will allow us to fix bugs and remotely install new features and services after a vehicle has already been delivered to customers. Thereby, we expect to be able to reduce the cost and time to market of new feature rollouts.

Our proprietary software leverages Linux, QNX and Android systems and control systems such as the central digital cockpit, connected gateway, ADAS and cyber security systems. We believe our highly-integrated design allows us to reduce the development time and cost of new technologies and creates an upgradable and flexible system for our next generation of products. The ES8’s smart data router, or SDR, has, we believe, industry leading connectivity and remote service capabilities with a comprehensive end-to-end security framework. The SDR enables a superior driver experience by tracking vehicle settings, user preferences and offering instant remote vehicle diagnostics with respect to faults, alerts and logs to our service and maintenance team. The SDR’s high speed Ethernet accelerates our autonomous driving development by uploading relevant video and driving metadata. The SDR also offers a completely integrated vehicle security system enabled by a firewall, an intrusion detection system and machine learning for continuous improvement.

Autonomous Driving

The ES8’s ADAS system is built for advanced processing and learning capabilities.

Our ES8 is equipped with NIO Pilot, a comprehensive enhanced level 2 ADAS system that will update with new features over time through high-speed OTA updates. The ES8 is the world’s first vehicle to come equipped with the Mobileye’s EyeQ®4 ADAS processor. The NIO Pilot hardware consists of 23 sensors, including a front-facing trifocal camera, four exterior surround cameras, five millimeter-wave radars, 12 ultrasonic sensors, and an interior driver monitor camera. Our multi-sensor ADAS solution has a reaction time that is many times faster than the average human reaction time.

NIO Pilot also has an built-in algorithm that we expect to source driving data across the entire vehicle fleet of ES8s. This allows us to accelerate the enhancement of autonomous driving solutions, without materially impacting driver safety or vehicle operation, before activating these features for users. Our autonomous and assisted driving algorithm development is accelerated by our smart data management system which flags and uploads unusual events (false positives and negative events as well as corner cases) for in-house analysis. We anticipate that as we increase the scale of business and more of our vehicles are on the road, this functionality is expected to enable us to validate algorithms against millions of miles of empirical data in a short period of time.

We plan to roll out our ADAS features through OTA updates after going through a rigorous and thorough testing of the features. NIO Pilot features under development include: (i) active ADAS features, such as automatic emergency breaking and collision warning, park assist, adaptive cruise control including traffic jam pilot and lane keeping assistant, highway autopilot for lateral and longitudinal support in certain conditions, and summon for limited automated parking scenarios (ii) driving support, including automatic high-beam control and lane keeping assistance, intelligent speed, side collision and lane changing assistance; and (iii) alerts and warnings, including lane departure warning, blind spot detection, front and rear cross-traffic alerts, side distance indication, door opening warning, and driver alert.

We have established autonomous driving research and development centers in Shanghai and San Jose. As of July 31, 2018, we had 216 full-time specialized engineers carrying out smart driving system technology projects such as custom production hardware and sensors, environment awareness, data fusion, route planning, vehicle control, deep learning and car networking, with the aim of developing an intelligent driving system for electric vehicles.

In July 2016, our self-driving car completed a start-function test at the National Autonomous Vehicle Testing Center in Shanghai. The test was intended to improve reliability, detection accuracy, and application scenarios through the deployment of a sensor configuration scheme suitable for mass production, multi-sensor data fusion and target detection tracking technology.

In October 2016, we obtained an autonomous vehicle testing permit issued by the State of California and became among the first group of businesses to obtain such a permit. In March 2018, we were in the first batch of companies to obtain a Shanghai Intelligent Connected Vehicle Test Permit to test seventeen items including, among others, obstacles identification and response and automatic emergency braking in the testing roads. In April 2018, we were in the first batch of companies to obtain a Beijing Autonomous Driving Test License, to test various items including, among others, perception and compliance with traffic regulations, emergency reaction and manual intervention and integrated driving ability on testing roads.

In December 2016, we established a cross functional team for ADAS system management with core members from project management, autonomous driving development, supply chain, product quality, product planning, manufacturing, logistics and finance. Our ADAS system management team is committed to deploying technology to products tailored for the Chinese market. It collaborates closely with vehicle integration, electric architecture and other engineering teams to ensure successful product rollout. To date, our ADAS and automated driving programs have driven over 2,102 hours (over 45,000 miles) to collect data as well as validate features and functionality and continue to add more miles every week.

In February 2017, we set a world record by completing the fastest autonomous lap at the Circuit of the Americas Race Track in Austin, Texas. The NIO EP9 drove autonomously without any interventions, recording a time of two minutes 40.33 seconds at a top speed of 160 mph.

Cloud Data Platform and Integrated Vehicle Security Solution

Our cloud data platform stores vehicle, sensor and user data in a single data lake to minimize data duplication and cost. We can easily access fleet level data and analytics for diagnostic purposes and autonomous driving development. The NIO cloud data platform is designed to enable rapid development and deployment of new applications across fleet and users.

While other OEMs must use multiple vendors to build their security solutions, we have one comprehensive end-to-end security framework. Our integrated security framework protects vehicle data from end-of-assembly to end-of-life. All external and critical internal communications are protected by on-the-fly encryption. Our cloud-based developer suite for maintenance and analytics enables us to continue improving our security and stay ahead of future threats.

Worldwide Research and Development Footprint

We have strategically located our teams in locations where we believe we will have access to the best talent. Our global engineering office is located at our Shanghai, China headquarters. Our vehicle design headquarters is in Munich, Germany and our software and autonomous driving technology is designed and developed at our North American headquarters in San Jose, U.S. Our Formula E headquarters and advanced vehicle concepts team are stationed across two United Kingdom offices in London and Oxford.

Shanghai

Our engineering research and development headquarters is in Shanghai, where we had a team of 2,494 research and development personnel as of June 30, 2018. Our team in Shanghai coordinates between each of our other research and development teams globally while also focusing on vehicle integration, electrical engineering and integration, body and interior engineering, chassis engineering and engineering quality and support. In Shanghai we have an advanced research and development center, which provides comprehensive testing and research and development services related to electric and smart vehicles, including vehicle integration, electric engineering and integration, battery, motor, and electrical control, power management and charging devices, customer service and spare parts management. More than half of the patents obtained globally by us originated from our team in Shanghai.

Silicon Valley

Our San Jose office, located in the heart of Silicon Valley, is our North American headquarters and global advanced technology center. As of June 30, 2018, the San Jose team consisted of 518 employees, 55 of which are focused on vehicle engineering. We also have a smaller studio in San Francisco with 23 employees focused on user experience and interface. Our teams in San Jose and San Francisco focus on innovation in the areas of: autonomous systems, artificial intelligence, electric powertrain technology, digital systems, cloud architecture, digital cockpit security, user experience, user interface and vehicle engineering.

Munich

Our Munich office is primarily responsible for our product and brand design. As of June 30, 2018, in Munich we had a team with approximately 167 employees, nine of which are focused on vehicle engineering, vehicle interior and exterior design, user experience and user interface design, brand design, supply chain management, and e-powertrain engineering.

United Kingdom

In the U.K. we have a London office which is our performance product research and development center and our Formula E team headquarters. The office is responsible for our cooperation with the FIA Formula E program and U.K. market operations. Our Centre for Innovation and Enterprise is located at the Begbroke Science Park near Oxford and houses our performance program, advanced engineering group and our Formula-E team technical offices. The Formula-E team’s operational base is at Donington Park. We had 25 employees focused on vehicle engineering in the U.K. as of June 30, 2018.

Vehicle Servicing and Warranty Terms

Service, Service Centers and Service Vans

We plan to provide servicing primarily through authorized third party service centers, which provide repair, maintenance and bodywork services. We have a network management team, which is responsible for bringing authorized service centers into our network. Our team selects service centers based on the following criteria: (i) capability of repairing the aluminum alloy body of our vehicles, (ii) experience with servicing high-end branded vehicles, as these typically have more complex features requiring more technical training which would also be useful in servicing our vehicles, and (iii) service-related operational capabilities as determined by our field team during on-site inspections. We enter into agreements with the service centers, pursuant to which a service center first becomes a candidate. Following the purchase of certain required equipment by the candidate service center, including diagnostic equipment and tools and training by our staff, we conduct a review and provided that the review is successful, we certify the service center as an authorized center which will be available to our users through our mobile application. As of July 31, 2018, we had 53 authorized service centers across 32 cities, including Beijing, Shanghai, Shenzhen, Chengdu, Hefei, Hangzhou, Wuhan, Nanjing, Suzhou and Guangzhou.

By July 31, 2018, we have deployed 25 vans in 21 cities which we selected based on user demand. We also plan to increase coverage thereafter based on user demand.

New Vehicle Limited Warranty Policy

For the initial owner of each ES8, we are providing an extended warranty subject to certain conditions, among others, including that the extended warranty only applies for the original owner of the vehicle and not for any subsequent buyers of the vehicle, that the user must service the vehicle only with us or one of our authorized service centers and that the vehicle must not have experienced any major accident. As required under relevant PRC law, we also provide (i) a bumper to bumper three-year or 120,000-kilometer warranty, (ii) for critical EV components (battery pack, electrical motors, power electrical unit and vehicle control unit) an eight-year or 120,000-kilometer warranty, and (iii) a two-year, 50,000-kilometer warranty covering vehicle repair, replacement and refund. See “Risk Factors—Our warranty reserves may be insufficient to cover future warranty claims which could adversely affect our financial performance”.

User Development and Branding

User Development

We aim to engage with users and create an environment conducive for user interaction both online and offline. Our mobile application had approximately 490,000 registered users as of July 31, 2018.

Mobile Application

Our mobile application is designed to be a portal not only for selling cars where users can make reservations for the ES8 and in the future our other vehicles, but also for accessing our other services including those under our energy package and service package.

The layout of products offered on our mobile application is designed to be intuitive and easy to use. Our mobile application allows customers to order an ES8 and easily check the latest status of an order. Users can also use our mobile application to find charging stations or arrange for charging or battery swap services through NIO Power. Users are also able to monitor battery and charging status using our mobile application.

In order to foster community building our application allows our users to engage with other users through moment sharing and users can shop for our merchandise and earn NIO Credits. Users have shared more than 270,000 photos using our mobile application. We also notify users of our events through our mobile application.

Our mobile application also has our product information and information on locations of NIO Houses. Customers can also shop in our online shop for items such as NIO apparel, accessories, games and children’s items. Using the friend function, our customers can connect with other NIO customers. Our mobile application also keeps our users updated on our latest announcements and activities.

NIO House

We aim to provide our users with experiences that go beyond the car with our NIO Houses. NIO Houses are intended to function not just as showrooms for our vehicles and services, but also as a living space for our customers and their friends. Potential users can browse our cars and products and go for test drives and interact with our team of user development specialists. If a new user decides to purchase a car, our team walks them through the process and assists the user in completing his or her order through our mobile application.

In November 2017 we opened our first NIO House in Beijing, and as of July 31, 2018 had two in Shanghai, two in Beijing, one in Nanjing, one in Guangzhou and one in Hangzhou. We plan to open at least five more NIO Houses in Shenzhen, Xi’an, Hefei, Suzhou and Chengdu, and several pop-up NIO Houses in 2018.

The first NIO House, which occupies over 32,000 square feet, has two floors and seven main areas and is Beijing’s largest brand experience center. The features and design of each NIO House may vary based on what we believe to be user preferences in the relevant city or area and we may include larger flagship NIO Houses as well as other types such as NIO House “light” in smaller cities and pop-up NIO Houses. Each NIO House features a gallery showcasing our brand and products, and may also feature a lounge for our users to relax and socialize, forums which consist of a theater and which we intend to be a place for gatherings, meetings or presentations, “labs” which are bookable meeting rooms and workspaces, a library, an open kitchen and a kids joy camp. Although we charge (through cash or NIO Credits) small amounts for the use of certain services at NIO Houses or for certain items, we mainly intend to use NIO Houses to support our vehicle sales and user development activities.

Branding

We focus on promoting awareness of our brand generally and in particular as a premium brand with high-quality vehicles and services in China. We aim to engage in cost-effective branding activities taking advantage of social media and to build an online and offline ecosystem of users that will promote awareness of our brand. To a lesser extent, we engage in limited mass-marketing, such as through billboard advertising in airports. Our branding efforts include the following:

NIO Day

We held our first “NIO Day” in December 2017 at the Beijing Wukesong Arena, where we introduced the ES8. We plan to hold NIO Day each year on which we introduce our new vehicles and products to users. Our first NIO Day consisted of a presentation by our CEO, Bin Li, who introduced our ES8, charging solutions and other services. The event had 110 million views and produced a significant increase in our social media followers as well as over 7,000 Chinese media reports. We believe that NIO Day gives us an opportunity to interact with our current and prospective users while providing us with more publicity and brand awareness.

Formula E

We have a Formula E team, which is a racing team that competes in the Fédération Internationale de l’Automobile, or FIA, Formula E championship electric racing series, which helps increase brand awareness. We were the title sponsor for the winning driver in the first Formula E season in 2015.

EP9

Our development of the EP9 was part of our brand-building efforts. Through its achievements it brings attention to our capabilities and to our brand. The EP9 is an electric two-seat sports car developed by us. The EP9 has four high-performance inboard motors and four individual gearboxes, the EP9 delivers 1-MegaWatt of power, equivalent to 1,360PS. The EP9 accelerates from zero to 200 kph in 7.1 seconds and has a top speed of 313 kph. With an interchangeable battery system, the EP9 is designed to be charged in 45 minutes. The EP9 achieved a new lap record at the Nürburgring Nordschliefe where on October 12, 2016, the EP9 lapped the 20.8 kilometer ‘Green Hell’ in 7 minutes and 5.12 seconds, beating the previous electric vehicle lap record held, marking it out as one of the fastest electric cars in the world. On May 12, 2017, the EP9 lapped the 20.8 kilometer ‘Green Hell’ in 6 minutes and 45.90 seconds, breaking its own record. Additionally, in November 2016, it set a new electric vehicle record at Circuit Paul Ricard in France, recording a time of 1 minute 52.78 seconds, surpassing the previous record of 2 minutes and 40 seconds. We believe these achievements along with the media attention we have received have boosted our reputation and awareness of our brand.

Other Branding Activities

We also participate in events, including displaying our cars and technology at autoshows, such as Shanghai’s 17th International Automobile Industry Exhibition, where we unveiled the ES8 and showcased the EP9 as well as our vision concept car, the NIO EVE. We also showcased the NIO EVE at the South by Southwest festival in Austin, Texas. We have conducted over 500 smaller events since May 2017 engaging we believe more than 200,000 people. We also have NIO Life, which includes an online store where users, using our mobile application, can purchase NIO merchandise, including NIO sweaters, miniature cars, phone cases, tote bags and calendars, among others. Since we launched our online store in December, 2016, over 500,000 pieces of merchandise have been sold or awarded to our users online and offline. We also provide users with NIO Credits to encourage user engagement and for certain positive behavior including a clean safety record for the year. Credits are earned, among other things, through frequent sign-ins to our mobile application, sharing articles from the application to users’ own social media, a welcome pack upon the purchase of a vehicle, and referrals of new vehicle purchasers. Credits can be used both at our online store and at our NIO Houses to purchase merchandise. As of July 31, 2018 approximately 432 million NIO Credits had been used in total.

Manufacturing, Supply Chain and Quality Control

We view the manufacturers and suppliers we work with as key partners through our vehicle development process. We aim to leverage our partners’ industry expertise to ensure that each vehicle we produce meets our strict quality standards.

Manufacturing

Nanjing Advanced Manufacturing Engineering Center

Our Nanjing Advanced Manufacturing Engineering Center, or Nanjing AMTEC, houses our trial production, or pilot line, which is mainly used to test engineering prototypes and is also used by our research and development department to develop and verify new processes, materials and products. We believe that our use of this line advances production time by six months to eight months. All of our new models are first tested at the Nanjing AMTEC. The Nanjing AMTEC pilot line covers the three processes of bodywork, painting and general assembly. As of July 31, 2018, we had approximately 104 full-time employees at our Nanjing Advanced Manufacturing Engineering Center, of which approximately 12.5% are engineers and the remainder are primarily technicians.

We also use our Nanjing Advanced Manufacturing Engineering Center to train employees for the JAC-NIO manufacturing base.

Partnership with JAC

We entered into an arrangement with Jianghuai Automobile Group Co., Ltd., or JAC, for the manufacture of the ES8 for five years starting from May 2016, which may be renewed as agreed by JAC and us. JAC is a major state-owned automobile manufacturer in China, with a 50 year history of automotive manufacturing and annual sales of nearly 700,000 vehicles including passenger and commercial vehicles. JAC has in-house development, manufacturing, and testing systems for new energy vehicles, and is an established player in China’s new energy vehicle market. In addition, JAC has a joint venture partnership with Volkswagen for the manufacturing of electric cars. We also expect our partnership with JAC will allow us to bring our vehicles to the market at an accelerated pace by taking advantage of JAC’s capacity and through its capital investment and support. JAC has invested more than RMB2.2 billion to the construction of a brand-new world-class factory for the production of the ES8 and potentially other future vehicles with us. This factory has the capability of conducting stamping, welding, painting and assembly, and is equipped with testing tracks, a quality inspection center and a utility power and sewage treatment center. Given its advances in new energy vehicle manufacturing, JAC has contributed to our ability to bring the ES8 to the market more quickly and helps us to meet our production requirements.

We exercise significant control in the manufacturing partnership with JAC to ensure high quality standards. We conduct product development, provide supply chain systems, set production technique standards, and put in place quality management systems. We take a number of steps throughout the entire manufacturing process to ensure that our vehicles are manufactured in accordance with our standards. These steps include: at the procurement stage, we are responsible for procuring all third party components for our vehicles and apply our quality assurance procedures with respect to suppliers; at the manufacturing stage, we have taken several measures, including: (i) the key tooling equipment, including stamping equipment, body connection equipment and inspection tools at the factory is procured and owned by us, (ii) we have trained certain key supervisory personnel at our Nanjing Advanced Manufacturing Engineering Center. We have implemented operational policies and guidelines as well as quality inspection measures, conducting inspections of both parts and completed vehicles.

Pursuant to our agreement with JAC, we pay JAC on a per-vehicle basis monthly for the first three years, which allows us greater cost flexibility as we ramp up our operations. The factory covers an area of 138 acres. The factory has pressing facilities which include a high-speed, fully automated, five-sequence pressing line. It uses fully automated operation, real-time monitoring and alarm connection parameters to ensure reliable connection quality, while a total body laser detector is also equipped on the line to monitor the dimensional accuracy of the vehicle body. The factory has state-of-art production facilities and techniques, and also applies environmentally friendly techniques and uses renewable energies. Photovoltaic panels on top of the factory are expected to be installed to make use of solar energy and ground-source heat pumps have been used in the assembly area to provide a temperate working environment. We along with JAC have also put together a high-quality workforce, consisting of experienced management and supervisors from us and JAC and thousands of outstanding front-line employees selected from JAC, providing what we believe to be sufficient manpower for an annual production capacity of 120,000 vehicles based on running three shifts per day.

As of July 31, 2018, the factory had approximately 2,056 employees, of which approximately 150 were employed by us and the remainder were employed by JAC. Our employees at the factory take on key management and supervisory roles in production, quality control and training.

We estimate that if all our current unfulfilled reservations, for more than 17,000 ES8s as of July 31, 2018, are ultimately converted into orders, we would fulfill such orders within six to nine months following the date of this prospectus. Our aim is in the future to manufacture vehicles within 21-28 days from the order date.

Powertrain and Battery Pack

We manufacture our powertrain, or e-propulsion system, our battery pack and engine driving system. We established our Advanced Manufacturing Technology Centers, or AMTECs, in Nanjing for pilot production, motors and EDSs, Kunshan for inverters and Changshu for energy storage systems.

Nanjing AMTEC is located in the Nanjing Economic and Technological Development Zone. Its first phase was completed in August 2016. Its plant and ancillary facilities have a building area of 64,000 square meters and mainly produce motor and electric drive products with a planned capacity to make up to 300,000 motors annually. It is equipped with an intelligent information management system which is able to trace real-time performance of labor, equipment and materials, and technique parameters, quality and final products. Nanjing AMTEC has advanced equipment sourced from reputable international suppliers including ABB, DMG, and TRUMF.

A second phase of Nanjing AMTEC is under construction, with planned production bases and power centers for PM motors, ESS, EDS and inverters, and additional highly automated lines which are expected to be put into operation by the end of 2018. Meanwhile, Nanjing AMTEC has passed the ISO 16949 audit.

In Changshu we have a joint venture with Zhengli Investment Co., Ltd. for the production of pure electric automobile energy storage systems for the ES8. In Kunshan we have our manufacturing base for inverters.

Our Future Manufacturing Plant

Our own manufacturing facility in Shanghai is currently under construction by certain Shanghai government entities. We expect that this facility will expand our manufacturing capacity for the ET7 and future models, complementing our JAC manufacturing alliance supplying the ES8 and ES6. We expect that this facility will be ready by 2020 and will facilitate our ability to obtain our own EV manufacturing license. To encourage and facilitate our establishment of this factory, we have entered into arrangements with the Shanghai governmental authority and an authorized investment entity pursuant to which such parties have agreed to provide us with certain financing, tax incentives and other support, including constructing the factory.

Pursuant to such arrangements, we have entered into a framework agreement with relevant authorized investment entity of the Shanghai authority, under which we expect to obtain a leasehold interest in the property on which the facility is located and such lease is expected to have a term of no less than 10 years. The first five years will be rent-free and the following five years will have a discounted rental fee with reference to local market rates, the construction cost of the factory and our contribution to the local economy each as determined by the Shanghai authority. We expect to finalize the terms of the leasehold interest, including any renewal terms and enter into the relevant lease agreement prior to completion of construction of the factory.

We expect to make significant capital expenditures in connection with the establishment of our own manufacturing facility. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Capital Expenditures.”

Our Suppliers

We have a “global brand, locally build” strategy where, to the extent practicable, we seek to partner with reputable international brands which have operations in China. The ES8 uses over 1,700 purchased parts which we source from over 160 suppliers. The majority of our supply base is located in China (including a significant portion of our suppliers which are global suppliers with a Chinese footprint), which we believe is beneficial as it enables us to acquire supplies more quickly and reduces risk of delays related to shipping and importing. For the ES6, we intend to use most of the same core suppliers as those for the ES8, but for certain parts we are still in the process of sourcing suppliers. We expect that as our scale increases we will be able to better take advantage of economies of scale with respect to pricing.

We have developed close relationships with several key suppliers. These include Mobileye B.V., which provides its Mobileye EyeQ®4 ADAS processor used in the ES8, CATL, which provides battery cells used in the battery pack of the ES8, Continental, which provides its Air Suspension system, Bosch, which provides its iBooster (vacuum-independent electromechanical brake booster which is a key component for electromobility and driver assistance systems) and ADAS hardware (sensors and radars) used in the ES8, ThyssenKrupp, for steering systems, Novelis, for aluminum coils used in the aluminum body panel of the ES8. Our electric driving systems and energy storage systems are developed in-house. We believe we have strong relationships with our suppliers, despite our limited operating history, many of our suppliers have been willing to support our business. For example, we believe we are one of the first brands using the Bosch iBooster braking system in China.

We obtain systems, components, raw materials, parts, manufacturing equipment and other supplies and services from suppliers which we believe to be reputable and reliable. Similar to other global major automobile manufacturers, we follow our internal process to source suppliers taking into account quality, cost and timing. We have a part quality management team which is responsible for managing and ensuring that supplies meet quality standards. Our quality standards are guided by industry standards, including AIAG (Automotive Industry Action Group) APQP (Advanced Product Quality Planning) and PPAP (Production Part Approval Process) procedures, which were developed by the U.S. auto industry.

Our method for sourcing suppliers depends on the nature of the supplies needed. For general parts which are widely available, we seek proposals from multiple suppliers and choose based on quality and price competitiveness, among other factors. For parts requiring special designs, we solicit design proposals and choose largely based on design-related factors. However, in certain cases we have limited choices given our scale, such as for aluminum and battery cell packages, so in such circumstances we typically partner with suppliers that we believe to be well-positioned to meet our needs.

We enter into strategic framework agreements with key suppliers. These agreements typically cover the life-cycle of a particular model of vehicle. We use various raw materials in our business including aluminum, steel, carbon fiber, other non-ferrous metals such as copper, as well as cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials. For certain raw materials, such as aluminum, our pricing is set within pricing bands which shift with respect to market prices.

While we obtain components from multiple sources whenever possible, similar to other automobile manufacturers, many of the components used in our vehicles are purchased by us from a single source. Eventually we plan to implement a multi-source volume purchasing strategy in order to reduce our reliance on sole source suppliers. We believe that will also help us to increase our ability to obtain quality components with better cost competitiveness.

Quality Assurance

We aim to deliver high-quality products and services to our users in line with our core values and commitments. We believe that our quality assurance systems are the key to ensuring the delivery of high-quality products and services, and to minimize waste and to maximize efficiency. We strongly emphasize quality management across all business functions including product development, manufacturing, supplier quality management, procurement, charging solutions, user experience, servicing and logistics. Our quality management groups are responsible for our overall quality strategy, quality systems and processes, quality culture, and general quality management implementation.

During the product development, many phases of testing vehicles are built to verify our design and production processes. For example, we built more than 250 ES8 testing vehicles in order to conduct a wide range of function and durability tests. The durability test runs for more than an aggregate of three million kilometers.

Our first volume manufactured vehicle, the ES8, is manufactured at a new plant which is operated jointly by JAC and us with quality standards implemented by our team. All lines including stamping, body-in-white, painting, and general assembly are developed in accordance with industry standards with a higher degree of automation. The manufacturing process performance failure mode effect analysis, control plans, and standard operation procedures are developed and audited carefully by us. We apply advanced product quality planning (APQP), which is a framework of procedures and techniques utilized in the global automotive industry, across all phases of product development and supplier quality management. Through our factory automated system, we monitor manufacturing process parameters and parts information for process control and traceability.

Other Partnerships

We have partnered with other strategic partners including Baidu for its online video iQIYI, search engine and map data and mapping technology and Tencent for its Tencent Cloud, QQ music, Keen Lab and for NOMI text to speech function.

Certain Other Cooperation Arrangements

We have entered into arrangements with Guangzhou Automobile Group Co., Ltd, or GAC, and Chongqing Changan Automobile Co Ltd, or Changan in order to take advantage of market opportunities in the entry and mid-range segments of the Chinese EV market, reduce supply chain costs through potential joint procurement and jointly conduct research and development activities. Any vehicles developed and sold under these arrangements will be marketed and sold using GAC’s, Changan’s, or other jointly developed brands.

GAC

In April 2018, (i) we, (ii) an entity associated with our founder Bin Li, Hubei Changjiang Weilai New Energy Industry Development Fund Partnership (Limited Partnership), or NIO Capital, (iii) Guangqi New Energy Automobile Co., Ltd., and (iv) GAC, jointly established a joint venture company, GAC-NIO New Energy Vehicle Technology Co., Ltd., or GAC JV, to mainly engage in electric vehicle and parts development, sales and services. GAC is a Chinese state-owned automaker headquartered in Guangzhou, Guangdong and listed on the Hong Kong Stock Exchange and the Shanghai Stock Exchange. Pursuant to the joint venture agreement entered into on December 28, 2017, we have agreed to invest 22.5% of the registered capital of the joint venture and unless otherwise unanimously approved by the board of directors of GAC JV, no dividend distribution will be made among shareholders prior to a qualified initial public offering of GAC JV. Pursuant to the joint venture agreement, a qualified initial public offering refers to the listing of the GAC JV on any of China’s stock exchanges approved by its board of directors by means of initial public offering, reverse takeover or a merger or acquisition with a similar effect. As of the date of this prospectus, no specific timing has been set for such initial public offering, though it remains a medium to long-term goal. The joint venture agreement is valid for 20 years and can be renewed as agreed by the joint venture parties. The total registered capital of the joint venture is RMB500 million. With respect to governance rights, the parties have agreed that the board of directors will have five directors, with one appointed by each party and the remaining director appointed by all the parties together.

Changan

In January 2018, we and Changan entered into a joint venture agreement and a supplemental agreement agreeing to set up a joint venture, Changan NIO Renewable Automobile Co., Ltd., with a total registered capital of RMB98 million of which RMB49 million will be contributed by us. Pursuant to the joint venture agreement, it is valid for 20 years and can be renewed as agreed by Changan and us. We expect to receive distribution of profits, if any, after deducting required reserves, in proportion to the respective actual capital contributions to be made by Changan and us. Pursuant to the joint venture agreement, “required reserves” include statutory reserve funds and surplus reserve funds. Under the Company Law of the PRC, before a company distributes its after-tax profit for the current year, 10% of the profit must be allocated to its statutory reserve funds, and the company is not required to do so once the cumulative amount of the statutory reserve funds reach 50% or more of the company’s registered capital. If the statutory reserve funds of the company are not sufficient to cover its losses in previous years, the company shall use the profit of the current year to cover the losses before accruing the statutory reserve funds. After the company has accrued the statutory reserve funds from its after-tax profit, it may, subject to its shareholders’ or the board’s decision, accrue certain discretionary reserve funds, including surplus reserve funds, from the after-tax profit. Changan is a state-owned Chinese automaker headquartered in Chongqing, China and listed on the Shenzhen Stock Exchange. The joint venture may provide services, such as design or development of vehicle or components, sales and after sale service, sales of auto parts and EV-related technology services. Pursuant to the joint venture agreement, any vehicles produced by the joint venture may use a Changan trademark and the joint venture will enter into a separate trademark license agreement with Changan. With respect to governance rights, we and Changan have agreed that the board of directors will have five directors, with two appointed by each party and the remaining director appointed by us and Changan together.

Sales and Delivery of Vehicles

We directly sell our vehicles to users, which we believe allows us to provide a more consistent, differentiated and compelling user experience, compared to the traditional franchised distribution model used by our competitors in China. Vehicle purchases are placed through our mobile application, which provides an easy to follow and interactive vehicle shopping experience to our users. This also provides us with real time information on demand for our vehicles, allowing us to plan our production more efficiently and reducing inventory needs. At our NIO Houses, users are able to purchase vehicles using our mobile application, assisted by our sales representatives at the NIO Houses. Users purchasing outside of our NIO Houses typically purchase through our mobile application and use our hotline for assistance with the purchase. We believe that our online and offline direct sales model is more cost efficient by cutting out franchised distribution costs as well as lowering the number of physical locations required and also allows us to expand our sales network effectively and efficiently in China.

We have set up a vehicle delivery center in Shanghai, and we are constructing delivery centers in Beijing, Guangzhou, Shenzhen, Chendu, Heifei, Hangzhou, Nanjing, Suzhou and Wuhan. Vehicles will be delivered to users at such centers.

Competition

Competition in the automotive industry is intense and evolving. We believe the impact of new regulatory requirements for occupant safety and vehicle emissions, technological advances in powertrain and consumer electronic components, and shifting customer needs and expectations are causing the industry to evolve in the direction of electric-based vehicles. We believe the primary competitive factors in our markets are:

•	pricing;

•	technological innovation;

•	vehicle performance quality and safety;

•	service and charging options;

•	user experience;

•	design and styling; and

•	manufacturing efficiency.

The China automotive market is generally competitive. We have strategically entered into this market in the premium EV segment in which there is limited competition relative to other segments. However, we expect this segment will become more competitive in the future. We also expect that we will compete with international competitors including Tesla. Our vehicles also compete with ICE vehicles in the premium segment.

We believe that we are strategically positioned in China’s premium electric vehicle market, given the quality and performance of our ES8, and its attractive pricing. Currently the ES8 is the only premium electric vehicle manufactured domestically, which gives us price advantages against imported premium brands due to government electric vehicle subsidies and absence of import taxes.

Intellectual Property

We have significant capabilities in the areas of vehicle engineering, development and design. As a result, we have developed a number of proprietary systems and technologies. As a result, our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including employee and third party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology. As of June 30, 2018 we had 737 issued patents and 1,995 pending patent applications, 1,086 registered trademarks and 2,079 pending trademark applications in the United States, China, Europe and other jurisdictions including more than 120 relating to our e-propulsion system. As of June 30, 2018, we also held or otherwise had the legal right to use 35 registered copyrights for software or work of art and 514 registered domain names, including www.nio.io. We intend to continue to file additional patent applications with respect to our technology.

Employees

As of June 30, 2018, we had 6,231 full-time employees. The following table sets forth the numbers of our employees categorized by function and region as of June 30, 2018.

As of June 30, 2018
China:
User experience (sales and marketing and service)	1,994
Product development	564
Manufacturing	1,789
General administration	520
Software design	600
Northern California:
Design, research and development	444
General administration	74
Munich:
Design department related	132
Non-design/support related (management, HR, legal, finance, administration, purchasing (supply chain), lightweight engineering)	35
United Kingdom:
London (Management, finance, legal, sponsorship, UK corporate headquarters)	14
Oxford (Performance Programme and Engineering)	60
Donington (Permanent race team members)	5

Total number of employees	6,231

Our employees have set up a labor union in China according to PRC Labor Law and PRC Labor Union Law. However, no collective bargaining agreement has been put in place. To date we have not experienced any work stoppages, and we consider our relationship with our employees to be good.

Facilities

Currently, we own land use rights with respect to a parcel of land in Nanjing of approximate 325,289.51 square meters and the ownership with respect to the plant thereon for a term ending on March 10, 2063, which are used for manufacture of our e-propulsion system, battery pack and engine driving system. We also leased a number of our facilities. The following table sets forth the location, approximate size, primary use and lease term of our major leased facilities:

Location(1)	Approximate Size (Building) in Square Meters/ Feet(2)	Primary Use	Lease Expiration Date
Shanghai, China	47,987	Global headquarters and office	November 2, 2018 – June 19, 2025
	8,092	User center (sales, marketing, and customer service)	March 14, 2022 – September 30, 2025
	24,566	Integrated vehicle research and development	April 9, 2021 – June 19, 2025
	797	Power management	February 28, 2020 – September 3, 2022
Shenzhen	13,645	Sales, marketing, and customer service	September 30, 2023 – July 19, 2027

Location(1)	Approximate Size (Building) in Square Meters/ Feet(2)	Primary Use	Lease Expiration Date
	367.5	Power management	January 31, 2022 – 31 December 2022
Chengdu	3,982	Sales, marketing, and customer service	December 31, 2020 – March 31, 2028
	358	Power management	February 28, 2020 – June 30, 2025
Hangzhou	498	Office	October 5, 2018
	1,221	Sales, marketing, and customer service	June 30, 2023 – December 31, 2023
	492	Power management	November 30, 2021 – October 31, 2022
Nanjing	163	Office	November 5, 2018
	5,405	Sales, marketing, and customer service	March 31, 2023 – October 31, 2023
	351	Power management	December 31, 2021 – March 31, 2023
Suzhou	355	Office	May 31, 2018 – May 31, 2021
	8,631	Sales, marketing, and customer service	April 30, 2024 – August 31, 2024
	219	Power management	February 28, 2022 – 31 July 2022
Beijing	3,170	Office	October 19, 2018 – July 31, 2020
	18,027	Sales, marketing, and customer service	June 30, 2022 – June 30, 2027
	927	Power management	December 19, 2019 – March 31, 2023
Hefei	45	Power management	February 28, 2023
Kunming	30	Office	June 30, 2019
Jinan	43	Office	June 14, 2019
Zhuhai	50	Office	June 19, 2019
Guangzhou	4,674	Sales, marketing, and customer service	December 31, 2020
	429	Office	August 31, 2018 – October 31, 2020
	1,693	Sales, marketing, and customer service	December 31, 2025
	460	Power management	December 30, 2021 – December 31, 2022
Wuhan	7,228	Sales, marketing, and customer service	May 6, 2019 – July 31, 2028
Xi’an	863	Sales, marketing, and customer service	September 30, 2024
Chongqing	167	Office	May 24, 2019
Ningbo	286	Office	May 9, 2019
Wenzhou	327	Office	April 22, 2019
Wuxi	21	Office	September 30, 2018
Tianjin	2,049	User center	November 14, 2024
San Jose, California	85,017	North American headquarters and global software development center	September 30, 2023

Location(1)	Approximate Size (Building) in Square Meters/ Feet(2)	Primary Use	Lease Expiration Date
	99,424	Sales, marketing light assembly, research and development	September 30, 2023
San Francisco, California	4,049	User experience/user interface team	Renewable monthly
	12,250	User experience/user interface team	September 1, 2019
Munich, Germany	40,000	Design headquarters	December 2010 – December 2021
Air Street, London (UK)	2,960	Management, finance, legal, sponsorship, UK corporate HQ	January 2026, break option in January 2021
Begbroke Science Park (Oxford, UK – Rooms 37, 43, 44, 45, 49 and 50)	5,490	Formula E / Performance Programme HQ, engineering function	August 2019 – August 2020
Donington Park (UK)	11,187	Formula E racing garages	June 2019

Notes: (1)	We also lease a number of facilities for our NIO House locations, office space, service and logistics centers and small areas for battery swap stations in China.
(2)	Properties in China and Germany are presented in square meters. All others are presented in square feet.

We intend to add new facilities or expand our existing facilities as we add employees and expand our production organization. We believe that suitable additional or alternative space will be available in the future on commercially reasonable terms to accommodate our foreseeable future expansion.

Insurance

We maintain property insurance, machinery breakdown insurance, fire insurance, public liability insurance, commercial general liability insurance, employer’s liability insurance and drivers liability insurance. We do not maintain business interruption insurance or key-man insurance. We believe that our insurance coverage is adequate to cover our key assets, facilities and liabilities.

Legal Proceedings

From time to time, we may be involved in legal proceedings in the ordinary course of our business. We are currently not a party to any material legal or administrative proceedings.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations and Approvals Covering the Manufacturing of Pure Electric Passenger Vehicles

Under the PRC law, as a newly-established pure electric vehicle automaker, we must obtain approvals with respect to our investment in our pure electric passenger vehicle manufacturing project from a competent investment department of the State Council, the NDRC, and must have complete vehicle research and development capabilities and power systems and other technologies, among other requirements. Relevant laws include, among others, the Regulations on the Administration of the Approval and Filing of Enterprise Investment Projects, which became effective on February 1, 2017, the Measures on the Administration of the Approval and Filing of Enterprise Investment Projects, which came into effect on April 8, 2017, the Circular of the State Council on Promulgating the Catalogue of Investment Projects Subject to the Approval of the Government (2016 Version), effective from December 12, 2016, and the Regulations on the Administration of Newly Established Pure Electric Passenger Vehicle Enterprises, or the New Electric Passenger Vehicle Enterprise Regulations, which became effective on July 10, 2015.

In addition, under the New Electric Passenger Vehicle Enterprise Regulations, after we obtain the approvals from the NDRC and complete construction of our pure electric passenger vehicle manufacturing project, we may apply with the Ministry of Industry and Information Technology, or the MIIT, for review on us and our vehicles. Before we and our vehicles (including our current vehicles manufactured in cooperation with JAC and our future in-house manufactured vehicles) can be added to the Announcement of Vehicle Manufacturers and Products issued by the MIIT, or the Manufacturers and Products Announcement, which is required in order for us to become a qualified manufacturer to manufacture vehicles in China and for our vehicles to be approved for manufacture and sale in China, we and our vehicles must meet the applicable requirements set forth in relevant laws and regulations, including, among others, the Administrative Rules on the Admission of New Energy Vehicle Manufacturers and Products, or the MIIT Admission Rules, which became effective on July 1, 2017, and the Administrative Rules on the Admission of Passenger Vehicles Manufacturer and Products, which became effective on January 1, 2012, and pass the review by the MIIT. Enterprises such as our company must establish product consistency management systems in order to ensure that vehicles manufactured conform to the approved vehicle requirements set forth in the Manufacturers and Products Announcement. Pure electric passenger vehicles entered into the Manufacturers and Products Announcement are required to undergo regular inspection every three years by MIIT so that MIIT may determine whether the vehicles remain qualified to stay in the Manufacturers and Products Announcement. Additionally, the MIIT conducts random inspections in order to assess the satisfaction of the conditions of entry to the Manufacturers and Products Announcement by a newly established pure electric vehicle manufacturer. Failure to maintain such conditions of entry, or the bankruptcy of the manufacturer, may result in the revocation, deregistration or suspension of the Manufacturers and Products Announcement with respect to such manufacturer and its approved vehicles.

According to the MIIT Admission Rules, to enter into the Manufacturers and Products Announcement, we must meet certain conditions, including, among others, having completed required formalities with and obtained approvals from the NDRC on our investment in our own pure electric vehicle manufacturing project, having capabilities in the design, development and manufacture of automotive products, after-sales service and product safety assurance. In addition, pursuant to the MIIT Admission Rules, in order for our vehicles to enter into the Manufacturers and Products Announcement, our vehicles must satisfy certain conditions, including, among others, meeting certain standards set out therein, meeting other safety and technical requirements specified by the MIIT and passing inspections conducted by a state-recognized testing institution. Once such conditions for manufacturer and vehicles are met and the application has been approved by the MIIT, the manufacturer becomes a qualified manufacturer and its vehicles are published in the Manufacturers and Products Announcement by the

MIIT. Where any new energy vehicle manufacturer manufactures or sells any model of new energy vehicle without the prior approval of the competent authorities including being published in the Manufacturers and Products Announcement by the MIIT, it may be subject to penalties, including fines, forfeiture of any illegally manufactured and sold vehicles and spare parts and revocation of its business licenses.

Regulations on Compulsory Product Certification

Under the Administrative Regulations on Compulsory Product Certification which was promulgated by the General Administration of Quality Supervision, Inspection and Quarantine, or the QSIQ, on July 3, 2009 and became effective on September 1, 2009 and the List of the First Batch of Products Subject to Compulsory Product Certification which was promulgated by the QSIQ in association with the State Certification and Accreditation Administration Committee on December 3, 2001 and became effective on May 1, 2002, the QSIQ is responsible for the regulation and quality certification of automobiles. Automobiles and parts and components must not be sold, exported or used in operating activities until they are certified by designated certification authorities of the PRC as qualified products and granted certification marks.

Regulations on Automobile Investment Projects

On June 4, 2017, the NDRC and the MIIT issued the Guiding Opinions on Improving the Management of Automobile Investment Projects which became effective on the same day. Pursuant to such guiding opinions, when applying for pure electric passenger vehicle enterprise investment projects (including existing commercial vehicle enterprises applying for the manufacturing of pure electric passenger vehicles), applicants must comply with the requirements specified in the New Electric Passenger Vehicle Enterprise Regulations.

Regulations on Electric Vehicle Charging Infrastructure

Pursuant to the Guidance Opinions of the General Office of the State Council on Accelerating the Promotion and Application of the New Energy Vehicles (effective on July 14, 2014), the Guidance Opinions of the General Office of the State Council on Accelerating the Development of Charging Infrastructures of the Electric Vehicle (effective on September 29, 2015) and the Guidance on the Development of Electric Vehicle Charging Infrastructure (2015-2020) (effective on October 9, 2015), the PRC government encourages the construction and development of charging infrastructure for electric vehicles such as charging stations and battery swap stations, and only centralized charging and battery replacement power stations are required to obtain approvals for construction, permits from the relevant authorities. The Circular on Accelerating the Development of Electrical Vehicle Charging Infrastructures in Residential Areas promulgated on July 25, 2016 further provides that the operators of electrical vehicle charging and battery swap infrastructure are required to be covered under liability insurance policies to protect the purchasers of electric vehicles, covering the safety of electric vehicle charging infrastructure.

Regulations on Automobile Sales

Pursuant to the Administrative Measures on Automobile Sales promulgated by the Ministry of Commerce, or the MOFCOM on April 5, 2017, which became effective on July 1, 2017, automobile suppliers and dealers are required to file with relevant authorities through the information system for the national automobile circulation operated by the competent commerce department within 90 days after the receipt of a business license. Where there is any change to the information concerned, automobile suppliers and dealers must update such information within 30 days after such change.

Regulations on the Recall of Defective Automobiles

On October 22, 2012, the State Council promulgated the Administrative Provisions on Defective Automotive Product Recalls, which became effective on January 1, 2013. The product quality supervision department of the

State Council is responsible for the supervision and administration of recalls of defective automotive products nationwide. Pursuant to the administrative provisions, manufacturers of automobile products are required to take measures to eliminate defects in products they sell. A manufacturer must recall all defective automobile products. Failure to recall such products may result in an order to recall the defective products from the quality supervisory authority of the State Council. If any operator conducting sales, leasing, or repair of vehicles discovers any defect in automobile products, it must cease to sell, lease or use the defective products and must assist manufacturers in the recall of those products. Manufacturers must recall their products through publicly available channels and publicly announce the defects. Manufacturers must take measures to eliminate or cure defects, including rectification, identification, modification, replacement or return of the products. Manufacturers that attempt to conceal defects or do not recall defective automobile products in accordance with relevant regulations will be subject to penalties, including fines, forfeiture of any income earned in violation of law and revocation of licenses.

Pursuant to the Implementation Rules on the Administrative Provisions on Defective Automotive Product Recalls which was promulgated by the QSIQ on November 27, 2015 and became effective on January 1, 2016, if a manufacturer is aware of any potential defect in its automobiles, it must investigate in a timely manner and report the results of such investigation to the QSIQ. Where any defect is found during the investigations, the manufacturer must cease to manufacture, sell, or import the relevant automobile products and recall such products in accordance with applicable laws and regulations.

Regulations on Product Liability

Pursuant to the Product Quality Law of PRC promulgated on February 22, 1993 and amended on July 8, 2000 and August 27, 2009, it is prohibited from producing or selling products that do not meet applicable standards and requirements for safeguarding human health and ensuring human and property safety. Products must be free from unreasonable dangers threatening human and property safety. Where a defective product causes physical injury to a person or property damage, the aggrieved party may make a claim for compensation from the producer or the seller of the product. Producers and sellers of non-compliant products may be ordered to cease the production or sale of the products and could be subject to confiscation of the products and/or fines. Earnings from sales in contravention of such standards or requirements may also be confiscated, and in severe cases, an offender’s business license may be revoked.

Favorable Government Policies Relating to New Energy Vehicles in the PRC

Government Subsidies for Purchasers of New Energy Vehicles

On April 22, 2015, the Ministry of Finance, or the MOF, the Ministry of Science and Technology, or the MOST, the MIIT and the NDRC jointly issued the Circular on the Financial Support Policies on the Promotion and Application of New Energy Vehicles in 2016-2020, or the Financial Support Circular, which took effect on the same day. The Financial Support Circular provides that those who purchase new energy vehicles specified in the Catalogue of Recommended New Energy Vehicle Models for Promotion and Application by the MIIT may obtain subsidies from the PRC national government. Pursuant to the Financial Support Circular, a purchaser may purchase a new energy vehicle from a seller by paying the original price minus the subsidy amount, and the seller may obtain the subsidy amount from the government after such new energy vehicle is sold to the purchaser. Our volume manufactured vehicle, the ES8, is eligible for such subsidies. The Financial Support Circular also provided a preliminary phase-out schedule for the provision of subsidies.

On December 29, 2016, the MOF, the MOST, the MIIT and the NDRC jointly issued the Circular on Adjusting the Subsidy Policy for the Promotion and Application of New Energy Vehicles, or the Circular on Adjusting the Subsidy Policy, which took effect on January 1, 2017, to adjust the existing subsidy standards for purchasers of new energy vehicles. The Circular on Adjusting the Subsidy Policy capped the local subsidies at 50% of the national subsidy amount, and further specified that national subsidies for purchasers purchasing certain new energy vehicles (except for fuel cell vehicles) from 2019 to 2020 will be reduced by 20% as compared to 2017 subsidy standards.

The Circular on Adjusting and Improving the Subsidy Policies for the Promotion the Application of New Energy Vehicles, which was jointly promulgated by the MOF, the MOST, the MIIT and the NDRC on February 12, 2018 and became effective on the same day further adjusted and improved the existing national subsidy standards for purchasers of new energy vehicles.

Following the issuance of the foregoing circulars and other relevant regulations, a number of local governments, including, among others, Shanghai, Beijing, Guangzhou, Shenzhen, Chengdu, Nanjing, Hangzhou and Wuhan, have issued policies on local subsidies for purchasers of new energy vehicles, and have adjusted the local subsidy standards annually according to the national subsidy standard. For example, on January 31, 2018, the Development and Reform Commission of Shanghai together with other six local authorities jointly issued the Implementation Rules on Encouraging the Purchase and Use of New Energy Vehicles in Shanghai, pursuant to which local governments may provide local subsidies equal to 50% of the national subsidy amount to the purchaser of qualified pure electric passenger vehicles. Therefore, purchasers of the ES8 in the foregoing cities may benefit from national subsidies and are also expected to be able to obtain local subsidies after we complete certain application formalities with respect to the ES8.

Exemption of Vehicle Purchase Tax

On December 26, 2017, the MOF, the State Administration of Taxation, or the SAT, the MIIT and the MOST jointly issued the Announcement on Exemption of Vehicle Purchase Tax for New Energy Vehicle, or the Announcement on Exemption of Vehicle Purchase Tax, pursuant to which, from January 1, 2018 to December 31, 2020, the vehicle purchase tax which is applicable for ICE vehicles is not imposed on purchases of qualified new energy vehicles listed in the Catalogue of New Energy Vehicle Models Exempt from Vehicle Purchase Tax, or the Catalogue, issued by the MIIT. Such announcement provides that the policy on exemption of vehicle purchase tax is also applicable to new energy vehicles added to the Catalogue prior to December 31, 2017. The ES8 was added into the Catalogue (15th batch) on December 19, 2017, so purchasers of ES8 may enjoy such tax exemption.

Non-imposition of Vehicle and Vessel Tax

The Preferential Vehicle and Vessel Tax Policies for Energy-saving and New Energy Vehicles and Vessels, which was jointly promulgated by the MOF, the SAT and MIIT on May 7, 2015, clarifies that pure electric passenger vehicles are not subject to vehicle and vessel tax.

New Energy Vehicle License Plate

In recent years, in order to control the number of motor vehicles on the road, certain local governments have issued restrictions on the issuance of vehicle license plates. These restrictions generally do not apply to the issuance of license plates for new energy vehicles, which makes it easier for purchasers of new energy vehicles to obtain automobile license plates. For example, pursuant to the Implementation Measures on Encouraging Purchase and Use of New Energy Vehicles in Shanghai, local authorities will issue new automobile license plates to qualified purchasers of new energy vehicles without requiring such qualified purchasers to go through certain license-plate bidding processes and to pay license-plate purchase fees as compared with purchasers of ICE vehicles.

Policies Relating to Incentives for Electric Vehicle Charging Infrastructure

On January 11, 2016, the MOF, the MOST, the MIIT, the NDRC and the National Energy Administration, or the NEA, jointly promulgated the Circular on Incentive Policies on the Charging Infrastructures of New

Energy Vehicles and Strengthening the Promotion and Application of New Energy Vehicles during the 13th Five-year Plan Period, which became effective on January 1, 2016. Pursuant to such circular, the central finance department is expected to provide certain local governments with funds and subsidies for the construction and operation of charging facilities and other relevant charging infrastructure.

Certain local governments have also implemented incentive policies for the construction and operation of charging infrastructure. For example, pursuant to the Supporting Measures on Encouraging the Development of Charging Infrastructures of the Electric Vehicles in Shanghai, builders of certain non-self-use charging infrastructure may be eligible for subsidies for up to 30% of its investment cost, and the operator of certain non-self-use charging infrastructure may be eligible for subsidies calculated based on electricity output.

All the above incentives are expected to facilitate acceleration of development of public charging infrastructure, which will consequently offers more accessible and convenient EV charging solutions to purchasers of electric vehicles.

Incentives in Certain Target Cities

Government incentives to purchase electric vehicles exist at both the national and local level in China. The table below sets forth a summary of preferential policies in our first ten target cities.

	Beijing	Shanghai	Guangzhou	Shenzhen	Chengdu	Nanjing	Hangzhou	Wuhan
Restrictions on ICE vehicles purchases	✓	✓	✓	✓			✓
Quantity of NEV car plates	60,000(1)	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited
Subsidies and Preferential Policies to NEVs	All NEVs have specific pool of license-plate lottery and have no traffic restrictions	Energy Displacement ≤1.6L: RMB24,000 national subsidy and RMB8,000 local subsidy	N/A	Subsidies for NEV owners on bridge tolls, charging expenses, and the cost of designing and installing charging facility for own use.	N/A	N/A	Subsidies for public charging facilities at 25% of total investment in 2017 and 2018	Preferential electricity rate for NEV charging facilities, peak time rates and off-peak time rates are applied

	Beijing	Shanghai	Guangzhou	Shenzhen	Chengdu	Nanjing	Hangzhou	Wuhan
Favorable Policies on driving restrictions to NEVs	No restriction on BEVs. ICE vehicles, PHEVs and HEVs are restricted by the last digit of the car plate on workdays	No restriction on NEVs. Non-local ICE vehicles are not allowed to pass through main highways(2) from 7am to 10am, and from 3pm to 8pm on workdays	No restriction on NEVs. Non-local ICE vehicles are not permitted to drive in the city center for over four consecutive days, and shall wait four days before entering the city center again	Non-local ICE trucks are not allowed to enter the city from 7am to 10am and from 3pm to 8pm on workdays. No restriction on non-local NEV trucks	No restriction on NEVs. ICE vehicles are not permitted to drive in the city center from 7:30am to 8pm on workdays by the last digit of the car plate	No restriction on NEVs. Non-local ICE light vehicles are not allowed to pass through the tunnel of Yangtze River	No restrictions on NEVs. ICE vehicles are restricted by the last digit of the car plate from 7am to 9am and from 4:30pm to 6:30pm on workdays	No restriction on NEVs. ICE vehicles are restricted on designated bridges and tunnels from 7am to 10pm everyday by odd / even number of the car license plate
Incentives for BEV(3)

Incentives for BEVs include national subsidy and local subsidy:

150km≤R<200km: RMB15,000 national subsidy

200km≤R<250km: RMB24,000 national subsidy

250km≤R<300km: RMB34,000 national subsidy

300km≤R<400km: RMB45,000 national subsidy

R≥400km: RMB50,000 national subsidy

Local subsidy≤0.5*national subsidy

* R represents the driving range of NEVs

Notes:

(1)	The number of NEV licenses issued by the Beijing local government for 2018 is 60,000 while total new car licenses in Beijing decreased from 150,000 in 2017 to 100,000 in 2018.
(2)	Including nine highways, two bridges and one tunnel.
(3)	These incentives took effect on June 12, 2018.

Parallel Credits Policy on Vehicle Manufacturers and Importers

On September 27, 2017, the MIIT, the MOF, the MOFCOM, the General Administration of Customs of PRC and the General Administration of Quality Supervision, Inspection and Quarantine of the PRC jointly promulgated the Measure for the Parallel Administration of the Corporate Average Fuel Consumption and New Energy Vehicle Credits of Passenger Vehicle Enterprises, or the Parallel Credits Measure, which took effect on April 1, 2018. Under the Parallel Credits Measure, among other requirements, each of the vehicle manufacturers and vehicle importers above a certain scale is required to maintain its new energy vehicles credits, or the NEV credits, above zero, regardless of whether NEVs or ICE vehicles are manufactured or imported by it, and NEV credits can be earned only by manufacturing or importing NEVs. Therefore, NEV manufacturers will enjoy preferences in obtaining and calculating of NEV credits.

NEV credits equal to the aggregate actual scores of a vehicle manufacturer or a vehicle importer minus its aggregate targeted scores. The targeted scores shall be the product obtained by multiplying annual production/import volume of fuel energy vehicles of a vehicle manufacturer or a vehicle importer by the NEV credit ratio set by MIIT, while the actual scores are to be the product obtained by multiplying the score of each new energy vehicle type by respective new energy vehicle production/import volume. Excess positive NEV credits are tradable and may be sold to other enterprises through a credit management system established by the MIIT. Negative NEV credits can be offset by purchasing excess positive NEV credits from other manufacturers or importers. As a manufacturer that will only manufacture new energy vehicles, after we obtain our own manufacturing license, we will be able to earn NEV credits by manufacturing new energy vehicles through our future manufacturing plant on each vehicle manufactured, and may sell our excess positive NEV credits to other vehicle manufacturers or importers.

Regulations on Value-added Telecommunications Services

In 2000, the PRC State Council promulgated the Telecommunications Regulations of the PRC, or the Telecommunications Regulations, which was most recently amended in February 2016 and provides a regulatory framework for telecommunications services providers in the PRC. The Telecommunications Regulations categorize all telecommunications businesses in China as either basic or value-added. Value-added telecommunications services are defined as telecommunications and information services provided through public network infrastructure. Pursuant to the Classified Catalogue of Telecommunications Services, an attachment to the Telecommunications Regulations, which was most recently updated in December 2015 by MIIT, internet information services, or ICP services, are classified as value-added telecommunications services. Under the Telecommunications Regulations and relevant administrative measures, commercial operators of value-added telecommunications services must first obtain a license for conducting Internet content provision services, or an ICP license, from the MIIT or its provincial level counterparts. Otherwise, such operator might be subject to sanctions including corrective orders and warnings, imposition of fines and confiscation of illegal gains and, in the case of significant infringement, orders to close the website.

Pursuant to the Administrative Measures on Internet Information Services, promulgated by the State Council in 2000 and amended in 2011, “internet information services” refer to the provision of information through the internet to online users, and are divided into “commercial internet information services” and “non-commercial internet information services”. A commercial ICP service operator must obtain an ICP license before engaging in any commercial ICP service within China, while the ICP license is not required if the operator will only provide internet information on a non-commercial basis.

In addition to the regulations and measures above, the provision of commercial internet information services on mobile internet applications are regulated by the Administrative Provisions on Information Services of Mobile Internet Applications, promulgated by the State Internet Information Office in June 2016. Information service providers of mobile internet applications are subject to these provisions, including acquiring relevant qualifications and being responsible for management of information security.

Regulations on Consumer Rights Protection

Our business is subject to a variety of consumer protection laws, including the PRC Consumer Rights and Interests Protection Law, as amended and effective as of March 15, 2014, which imposes stringent requirements and obligations on business operators. Failure to comply with these consumer protection laws could subject us to administrative sanctions, such as the issuance of a warning, confiscation of illegal income, imposition of fines, an order to cease business operations, revocation of business licenses, as well as potential civil or criminal liabilities.

Regulations on Internet Information Security and Privacy Protection

In November 2016, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the Cyber Security Law of the PRC, or the Cyber Security Law, which became effective on June 1, 2017. The Cyber Security Law requires that a network operator, which includes, among others, internet information services providers, take technical measures and other necessary measures in accordance with applicable laws and regulations and the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of its networks. We are subject to such requirements as we are operating website and mobile application and providing certain internet services mainly through our mobile application. The Cyber Security

Law further requires internet information service providers to formulate contingency plans for network security incidents, report to the competent departments immediately upon the occurrence of any incident endangering cyber security and take corresponding remedial measures.

Internet information service providers are also required to maintain the integrity, confidentiality and availability of network data. The Cyber Security Law reaffirms the basic principles and requirements specified in other existing laws and regulations on personal data protection, such as the requirements on the collection, use, processing, storage and disclosure of personal data, and internet information service providers being required to take technical and other necessary measures to ensure the security of the personal information they have collected and prevent the personal information from being divulged, damaged or lost. Any violation of the Cyber Security Law may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, shutdown of websites or criminal liabilities.

Regulations on Land and the Development of Construction Projects

Regulations on Land Grants

Under the Interim Regulations on Assignment and Transfer of the Rights to the Use of the State-owned Urban Land, promulgated by the State Council on May 19, 1990, a system of assignment and transfer of the right to use state-owned land was adopted. A land user must pay land premiums to the state as consideration for the assignment of the right to use a land site within a certain term, and the land user who obtained the right to use the land may transfer, lease out, mortgage or otherwise commercially exploit the land within the term of use. Under the Interim Regulations on Assignment and Transfer of the Rights to the Use of the State-owned Urban Land and the Law of the PRC on Urban Real Estate Administration, the local land administration authority may enter into an assignment contract with the land user for the assignment of land use rights. The land user is required to pay the land premium as provided in the assignment contract. After the full payment of the land premium, the land user must register with the land administration authority and obtain a land use rights certificate which evidences the acquisition of land use rights.

Regulations on Planning of a Construction Project

Pursuant to the Regulations on Planning Administration regarding Assignment and Transfer of the Rights to Use of the State-Owned Land in Urban Area promulgated by the Ministry of Construction in December, 1992 and amended in January, 2011, a construction land planning permit shall be obtained from the municipal planning authority with respect to the planning and use of land. According to the Urban and Rural Planning Law of PRC promulgated by the SCNPC, on October 28, 2007 and amended on April 24, 2015, a construction work planning permit must be obtained from the competent urban and rural planning government authority for the construction of any structure, fixture, road, pipeline or other engineering project within an urban or rural planning area.

After obtaining a construction work planning permit, subject to certain exceptions, a construction enterprise must apply for a construction work commencement permit from the construction authority under the local people’s government at the county level or above in accordance with the Administrative Provisions on Construction Permit of Construction Projects promulgated by the Ministry of Housing and Urban-Rural Development, or the MOHURD on June 25, 2014 and implemented on October 25, 2014.

Pursuant to the Administrative Measures for Reporting Details Regarding Acceptance Examination upon Completion of Buildings and Municipal Infrastructure promulgated by the Ministry of Construction on April 4, 2000 and amended on October 19, 2009 and the Provisions on Acceptance Examination upon Completion of Buildings and Municipal Infrastructure promulgated and implemented by the MOHURD on December 2, 2013, upon the completion of a construction project, the construction enterprise must submit an application to the competent department in the people’s government at or above county level where the project is located, for examination upon completion of building and for filing purpose; and to obtain the filing form for acceptance and examination upon completion of construction project.

Regulations on Environmental Protection and Work Safety

Regulations on Environmental Protection

Pursuant to the Environmental Protection Law of the PRC promulgated by the SCNPC, on December 26, 1989, amended on April, 24, 2014 and effective on January 1, 2015, any entity which discharges or will discharge pollutants during course of operations or other activities must implement effective environmental protection safeguards and procedures to control and properly treat waste gas, waste water, waste residue, dust, malodorous gases, radioactive substances, noise vibrations, electromagnetic radiation and other hazards produced during such activities.

Environmental protection authorities impose various administrative penalties on persons or enterprises in violation of the Environmental Protection Law. Such penalties include warnings, fines, orders to rectify within the prescribed period, orders to cease construction, orders to restrict or suspend production, orders to make recovery, orders to disclose relevant information or make an announcement, imposition of administrative action against relevant responsible persons, and orders to shut down enterprises. Any person or entity that pollutes the environment resulting in damage could also be held liable under the Tort Law of the PRC. In addition, environmental organizations may also bring lawsuits against any entity that discharges pollutants detrimental to the public welfare.

Regulations on Work Safety

Under relevant construction safety laws and regulations, including the Work Safety Law of the PRC which was promulgated by the SCNPC on June 29, 2002, amended on August 27, 2009, August 31, 2014, and effective as of December 1, 2014, production and operating business entities must establish objectives and measures for work safety and improve the working environment and conditions for workers in a planned and systematic way. A work safety protection scheme must also be set up to implement the work safety job responsibility system. In addition, production and operating business entities must arrange work safety training and provide the employees with protective equipment that meets the national standards or industrial standards. Automobile and components manufacturers are subject to the aforementioned environment protection and work safety requirements.

Regulations on Fire Control

Pursuant to the Fire Safety Law of the PRC promulgated by the SCNPC on April 29, 1998, amended on October 28, 2008 and which became effective on May 1, 2009 and the Provisions on Supervision and Administration of Fire Protection of Construction Projects promulgated by the Ministry of Public Security of the PRC on April 30, 2009, implemented on May 1, 2009 and later amended on July 17, 2012, which became effective on November 1, 2012, the construction entity of a large-scale crowed venue (including the construction of a manufacturing factory that is over 2,500 square meters) and other special construction projects must apply for fire prevention design review with fire control authorities, and complete fire assessment inspection and acceptance procedures after the construction project is completed. The construction entity of other construction projects must complete the filing for fire prevention design and the fire safety completion inspection and acceptance procedures within seven business days after obtaining the construction work permit and passing the construction completion inspection and acceptance. If the construction entity fails to pass the fire safety inspection before such venue is put into use, or fails to conform to the fire safety requirements after such inspection, it shall be subject to (i) orders to suspend the construction of projects, use of such projects or operation of relevant business; and (ii) a fine ranging between RMB30,000 and RMB300,000.

Regulations on Intellectual Property Rights

Patent law

According to the Patent Law of the PRC (Revised in 2008), the State Intellectual Property Office is responsible for administering patent law in the PRC. The patent administration departments of provincial, autonomous region or municipal governments are responsible for administering patent law within their respective jurisdictions. The Chinese patent system adopts a first-to-file principle, which means that when more than one person files different patent applications for the same invention, only the person who files the application first is entitled to obtain a patent of the invention. To be patentable, an invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for twenty years in the case of an invention and ten years in the case of utility models and designs.

Regulations on copyright

The Copyright Law of the PRC, or the Copyright Law, which took effect on June 1, 1991 and was amended in 2001 and in 2010, provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The Copyright Law as revised in 2010 extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, the Copyright Law provides for a voluntary registration system administered by the China Copyright Protection Center, or the CPCC. According to the Copyright Law, an infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also subject to fines and/or administrative or criminal liabilities in severe situations.

Pursuant to the Computer Software Copyright Protection Regulations promulgated by the State Council on December 20, 2001 and amended on January 30, 2013, the software copyright owner may go through the registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The software copyright owner may authorize others to exercise that copyright, and is entitled to receive remuneration.

Trademark law

Trademarks are protected by the Trademark Law of the PRC which was adopted on August 23, 1982 and subsequently amended in 1993, 2001 and 2013 respectively as well as by the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and as most recently amended on April 29, 2014. The Trademark Office under the State Administration for Industry and Commerce, handles trademark registrations. The Trademark Office grants a ten-year term to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner. A trademark registrant may license its registered trademarks to another party by entering into trademark license agreements, which must be filed with the Trademark Office for its record. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such trademark application may be rejected. Any person applying for the registration of a trademark may not injure existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.

Regulations on domain names

The MIIT promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names must provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

Regulations on Foreign Investment in China

On June 28, 2017, the MOFCOM, and the NDRC jointly promulgated the Guidance Catalogue of Industries for Foreign Investment (Revised in 2017), or the Catalogue, which came into effect on July 28, 2017. On June 28, 2018, the MOFCOM and NDRC further promulgated the Special Administrative Measures for Market Access of Foreign Investment (Negative List), or the Negative List, to amend the Catalogue. The Catalogue (as amended by the Negative List) lists the industries and economic activities in which foreign investment in the PRC is encouraged, restricted or prohibited. Any industry not listed in the Catalogue is a permitted industry. Pursuant to the Catalogue (as amended by the Negative List), the production and sale of battery bags and packs as well as the manufacture of the NEVs fall within the permitted catalogue. However, the Catalogue also provides that foreign investors shall hold no more than 50% of the equity interest in a service provider operating certain value-added telecommunications services (other than for e-commerce).

The establishment, operation and management of corporate entities in the PRC is governed by the PRC Company Law, which was initially promulgated by the SCNPC on December 29, 1993 and came into effect on July 1, 1994, and subsequently amended on December 25, 1999, August 28, 2004, October 27, 2005 and December 28, 2013. The latest amended PRC Company Law became effective on March 1, 2014. The PRC Company Law generally governs two types of companies—limited liability companies and joint stock limited companies. The PRC Company Law shall also apply to foreign-invested companies. Where laws on foreign investment have other stipulations, such stipulations shall prevail. The establishment procedures, approval or record-filing procedures, registered capital requirements, foreign exchange matters, accounting practices, taxation and labor matters of a wholly foreign-owned enterprise are regulated by the Wholly Foreign-owned Enterprise Law of the PRC, or the WFOE Law, promulgated on April 12, 1986 and amended on October 31, 2000 and September 3, 2016, and the Rules for the Implementation of the WFOE Law, promulgated on December 12, 1990 and amended on April 12, 2001 and February 19, 2014. According to the amendments to the WFOE law in 2016, for wholly foreign-owned enterprise which the special entry management system does not apply to, its establishment, operation duration and extension, separation, merger or other major changes shall be reported for record.

Pursuant to the Provisional Administrative Measures for Record-filing Administration of the Establishment and Change of Foreign-invested Enterprises, or the Provisional Measures, promulgated by MOFCOM on October 8, 2016 (as amended), establishment and modifications of foreign invested enterprises which are not subject to the approval under the special entry management measures shall be filed with the delegated commercial authorities.

Regulations on Foreign Exchange

General administration of foreign exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and most recently amended on August 5, 2008 and various regulations issued by the State Administration of Foreign Exchange of the PRC, or the SAFE and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside the PRC for of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office.

Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by the SAFE or its local office. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular No. 59 promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was further amended on May 4, 2015, approval of SAFE is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. The SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for foreign-invested enterprises.

The Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the SAFE Circular No. 13, effective from June 1, 2015, cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration. Pursuant to the SAFE Circular No. 13, the investors shall register with banks for direct domestic investment and direct overseas investment.

The Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or the SAFE Circular No. 19, which was promulgated by the SAFE on March 30, 2015 and became effective on June 1, 2015, provides that a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise must first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular No. 16, which was promulgated by the SAFE and became effective on June 9, 2016, provides that enterprises registered in the PRC may also convert their foreign debts from foreign currency into Renminbi on self-discretionary basis. The SAFE Circular No. 16 also provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis, which applies to all enterprises registered in the PRC.

According to the Provisional Measures, the Administrative Rules on the Company Registration, which was promulgated by the State Council on June 24, 1994, became effective on July 1, 1994 and latest amended on

February 6, 2016, and other laws and regulations governing the foreign invested enterprises and company registrations, the establishment of a foreign invested enterprise and any capital increase and other major changes in a foreign invested enterprise shall be registered with the SAMR or its local counterparts, and shall be filed via the foreign investment comprehensive administrative system, or the FICMIS if such foreign invested enterprise does not involve special access administrative measures prescribed by the PRC government.

Pursuant to the SAFE Circular No.13 and other laws and regulations relating to foreign exchange, when setting up a new foreign invested enterprise, the foreign invested enterprise shall register with the bank located at its registered place after obtaining the business license, and if there is any change in capital or other changes relating to the basic information of the foreign-invested enterprise, including without limitation any increase in its registered capital or total investment, the foreign invested enterprise must register such changes with the bank located at its registered place after obtaining the approval from or completing the filing with competent authorities. Pursuant to the relevant foreign exchange laws and regulations, the above-mentioned foreign exchange registration with the banks will typically take less than four weeks upon the acceptance of the registration application.

Based on the forgoing, if we intend to provide funding to our wholly foreign owned subsidiaries through capital injection at or after their establishment, we must register the establishment of and any follow-on capital increase in our wholly foreign owned subsidiaries with the SAMR or its local counterparts, file such via the FICMIS and register such with the local banks for the foreign exchange related matters.

Loans by the Foreign Companies to their PRC Subsidiaries

A loan made by foreign investors as shareholders in a foreign invested enterprise is considered to be foreign debt in China and is regulated by various laws and regulations, including the Regulation of the People’s Republic of China on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, the Detailed Rules for the Implementation of Provisional Regulations on Statistics and Supervision of External Debt, and the Administrative Measures for Registration of Foreign Debts. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within fifteen (15) business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the balance of the foreign debts of a foreign invested enterprise shall not exceed the difference between the total investment and the registered capital of the foreign invested enterprise, or Total Investment and Registered Capital Balance.

Pursuant to the Interim Provisions of the State Administration for Industry and Commerce on the Ratio of the Registered Capital to the Total Investment of a Sino-Foreign Equity Joint Venture Enterprise, promulgated by SAMR on February 17, 1987 and effective on March 1, 1987, with respect to a sino-foreign equity join venture, the registered capital shall be (i) no less than 7/10 of its total investment, if the total investment is US$3 million or under US$3 million; (ii) no less than 1/2 of its total investment, if the total investment is ranging from US$3 million to US$10 million (including US$10 million), provided that the registered capital shall not be less than US$2.1 million if the total investment is less than US$4.2 million; (iii) no less than 2/5 of its total investment, if the total investment is ranging from US$10 million to US$30 million (including US$30 million), provided that the registered capital shall not be less than US$5 million if the total investment is less than US$12.5 million; and (iv) no less than 1/3 of its total investment, if the total investment exceeds US$30 million, provided that the registered capital shall not be less than US$12 million if the total investment is less than US$36 million.

On January 11, 2017, the People’s Bank of China, or the PBOC promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or the PBOC Notice No. 9. Pursuant to the PBOC Notice No. 9, within a transition period of one year from January 11, 2017, the foreign invested enterprises may adopt the currently valid foreign debt management mechanism, or Current Foreign Debt Mechanism, or the mechanism as provided in the PBOC Notice No. 9, or Notice No. 9 Foreign Debt Mechanism, at their own discretions. The PBOC Notice No. 9 provides that enterprises may conduct independent cross-border financing in RMB or foreign currencies as required. Pursuant to the PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) shall be calculated using a risk-weighted approach, or Risk-Weighted Approach, and shall not exceed the specified upper limit, namely: risk-weighted outstanding cross-border financing ≤ the upper limit of risk-weighted outstanding cross-border financing. Risk-weighted outstanding cross-border financing = S outstanding amount of RMB and foreign currency denominated cross-border financing * maturity risk conversion factor * type risk conversion factor + S outstanding foreign currency denominated cross-border financing * exchange rate risk conversion factor. Maturity risk conversion factor shall be 1 for medium- and long-term cross-border financing with a term of more than one year and 1.5 for short-term cross-border financing with a term of less than one year. Type risk conversion factor shall be 1 for on-balance-sheet financing and 1 for off-balance-sheet financing (contingent liabilities) for the time being. Exchange rate risk conversion factor shall be 0.5. The PBOC Notice No. 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises shall be 200% of its net assets, or Net Asset Limits. Enterprises shall file with SAFE in its capital item information system after entering into the relevant cross-border financing contracts and prior to three business day before drawing any money from the foreign debts.

Based on the foregoing, if we provide funding to our wholly foreign owned subsidiaries through shareholder loans, the balance of such loans shall not exceed the Total Investment and Registered Capital Balance and we will need to register such loans with SAFE or its local branches in the event that the Current Foreign Debt Mechanism applies, or the balance of such loans shall be subject to the Risk-Weighted Approach and the Net Asset Limits and we will need to file the loans with SAFE in its information system in the event that the Notice No. 9 Mechanism applies. According to the PBOC Notice No. 9, after a transition period of one year from January 11, 2017, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries.

Offshore investment

Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, or SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014 as an attachment of Circular 37.

Under the relevant rules, failure to comply with the registration procedures set forth in the SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

Regulations on dividend distribution

The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in the PRC include the Company Law of the PRC, as amended in 2004, 2005 and 2013, the Wholly Foreign-owned Enterprise Law promulgated in 1986 and amended in 2000 and 2016 and its implementation regulations promulgated in 1990 and subsequently amended in 2001 and 2014, the Equity Joint Venture Law of the PRC promulgated in 1979 and subsequently amended in 1990, 2001 and 2016 and its implementation regulations promulgated in 1983 and subsequently amended in 1986, 1987, 2001, 2011 and 2014, and the Cooperative Joint Venture Law of the PRC promulgated in 1988 and amended in 2000 and 2017 and its implementation regulations promulgated in 1995 and amended in 2014 and 2017. Under the current regulatory regime in the PRC, foreign-invested enterprises in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the SCNPC promulgated the Enterprise Income Tax Law of the PRC which was amended on February 24, 2017 and on December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, or collectively, the EIT Law. The EIT Law came into effect on January 1, 2008. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended on November 10, 2008 and came into effect on January 1, 2009 and most recently amended on November 19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the MOF on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, VAT Law. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or the Order 691. According to the VAT Law and the Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 16%, 10%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%.

Dividend Withholding Tax

The EIT Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretions, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT and will take effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7. Pursuant to Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to the Circular 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. The Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of the SAT Circular 7. The SAT Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulations on Employment and Social Welfare

Labor Contract Law

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated on January 1, 2008 and amended on December 28, 2012, is primarily aimed at regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and must be paid to employees in a timely manner.

Interim Provisions on Labor Dispatch

Pursuant to the Interim Provisions on Labor Dispatch promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, dispatched workers are entitled to equal pay with fulltime employees for equal work. Employers are allowed to use dispatched workers for temporary, auxiliary or substitutive positions, and the number of dispatched workers may not exceed 10% of the total number of employees.

Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999 and the Social Insurance Law of the PRC implemented on July 1, 2011, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance. These payments are made to local administrative authorities. Any employer that fails to make social insurance contributions may be order to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to rectify the failure to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in 1999 and amended in 2002, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time. See “Risk Factors—Risks Related to Doing Business in China—Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and our profitability.”

Employee Stock Incentive Plan

Pursuant to the Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company, or Circular 7, which was issued by the SAFE on February 15, 2012, employees, directors, supervisors, and other senior management who participate in any stock incentive plan of an publicly-listed overseas company and who are PRC citizens or non-PRC citizens residing in China for a continuous period of no less than one year, subject to a few exceptions, are required to register with SAFE through a qualified domestic agent, which may be a PRC subsidiary of such overseas listed company, and complete certain other procedures.

In addition, the SAT has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, employees working in the PRC who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock option or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC governmental authorities.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including the MOFCOM and the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also requires that an offshore special vehicle, or a special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC companies or individuals, shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Bin Li	44	Chairman and Chief Executive Officer
Lihong Qin	45	Director and President
Louis T. Hsieh	53	Chief Financial Officer
Hsien Tsong Cheng	59	Executive Vice President
Padmasree Warrior	57	Director and Chief Development Officer
Xin Zhou	48	Vice President
Dongning Wang	46	Vice President
Feng Shen	54	Vice President
Tian Cheng	36	Director
Xiang Li	36	Director
Liang Li	46	Director
Hai Wu	49	Director
Yaqin Zhang	52	Director
Xiangping Zhong	42	Director
Zhaohui Li	42	Director
Denny Ting Bun Lee*	50	Independent Director Appointee
James Gordon Mitchell*	44	Director Appointee

*

Mr. Lee and Mr. Mitchell have accepted our appointment to be directors of our company, both effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. Bin Li is our founder and has served as chairman of the board since our inception and our chief executive officer since January 2018. Mr. Li currently also serves as chairman of the board of directors at Bitauto Holdings Limited, an NYSE-listed automobile service company and a leading automobile service provider in China. In 2000, Mr. Li co-founded Beijing Bitauto E-Commerce Co., Ltd. and served as its director and president until 2006. In 2002, Mr. Li co-founded Beijing C&I Advertising Company Limited and has served as its chairman of the board of directors and chief executive officer since its inception. In addition, Mr. Li currently serves as vice-chairman of China Automobile Dealers Association, or CADA, and was recognized by CADA in 2008 as one of the top 10 most influential and distinguished people in China’s automobile dealer industry in the past 20 years. Mr. Li received his bachelor’s degree in sociology from Peking University where he minored in Law.

Mr. Lihong Qin is our co-founder and has served as our director and our president since our inception. Prior to joining us, Mr. Qin served as chief marketing officer and executive director at Longfor Properties Co., Ltd., a leading company involved in property development and investment in China, from 2008 to 2014. He also served as deputy general manager at Anhui Chery Automobile Sales and Service Company from 2005 to 2008, as senior consultant and project manager at Roland Berger Strategy Consultants from 2003 to 2005, and as assistant brand manager at the Marketing Department of Procter & Gamble (Guangzhou) Ltd. from 2001 to 2003. Mr. Qin received his bachelor’s degree and a master’s degree in law from Peking University in 1996 and 1999 and a master’s degree in public policy from Harvard University in 2001.

Mr. Louis T. Hsieh has served as our Chief Financial Officer since May 2017. Mr. Hsieh also serves as a non-executive director at New Oriental Education and Technology Group, or New Oriental, a NYSE-listed company providing private educational services in China. Mr. Hsieh joined New Oriental in 2005 and served as chief financial officer from 2005 to 2015, as President from 2008 to 2016, and director since 2007. He is also an independent director and chairman of audit committee for each of JD.com, Inc., China’s largest direct sales internet company; YUM China Holdings, a NYSE-listed restaurant company operating KFC, Pizza Hut, Little Sheep Hot Pot, Taco Bell in China; and from 2016 to 2017 at Nord Anglia Education, Inc., a NYSE-listed education company, which was taken private in July 2017. Prior to joining New Oriental, Mr. Hsieh held senior executive positions in private equity and investment banking with UBS Capital (Managing Director and Asia Tech/Media/Telecom head), JP Morgan (vice president) and Credit Suisse, and served as a corporate and securities law attorney at White & Case LLP. Mr. Hsieh received a bachelor’s degree in industrial engineering and engineering management from Stanford University, a master’s degree in business administration from the Harvard Business School, and a juris doctor degree from the University of California at Berkeley.

Mr. Hsien Tsong Cheng is our co-founder and has served as our executive vice president and chief executive officer of XPT since July 2015. Prior to joining us, Mr. Cheng served as chairman and chief executive officer at Magneti Marelli China from January 2013 to July 2015. Mr. Cheng served as chairman of Fiat Automotive Finance Co., Ltd. and chairman and chief executive officer of FIAT (China) Business Co., Ltd. from June 2014 to July 2015. Prior to that, Mr. Cheng served as general manager of GAC Fiat Automobiles Co., Ltd. from July 2010 to March 2013. Prior to Fiat Chrysler Automotive, Mr. Cheng was a 26-year veteran in Ford Motor Company and served as the vice president for Global Purchasing based in China from 1997 to 2006, overseeing Ford Motor’s regional supply chain and joint ventures sourcing for ChangAn Ford Motor Ltd., Jiangling Motor Ltd. and Ford Lioho Taiwan. Mr. Cheng received his bachelor’s degree in mechanical engineering from National Cheng Kung University in Taiwan in 1980.

Ms. Padmasree Warrior has served as our chief development officer and chief executive officer of NIO USA, Inc. since December 2015, and our director since March 2016. She has also served as a director of Microsoft Corporation since December 2015 and Spotify Ltd. since June 2017. Prior to joining us, Ms. Warrior worked as chief technology and strategy officer at Cisco Systems, Inc. from 2008 to 2015. In addition, she held various positions at Motorola, Inc. from 1984 to 2007, most recently as executive vice president and chief technology officer from 2002 to 2007. Ms. Warrior received her bachelor’s degree in chemical engineering from Indian Institute of Technology in 1982 and master’s degree in chemical engineering from Cornell University in 1984.

Mr. Xin Zhou has served as our vice president since April 2015. Mr. Zhou served as executive director at Qoros Automotive Co., Ltd. from September 2009 to April 2015. Prior to that, he was the engagement manager of McKinsey & Co. from April 2007 to September 2009, and executive director of Lear Corp. from May 1998 to April 2007. Mr. Zhou received a bachelor’s degree in applied science from Fudan University in 1992 and a master’s degree in business administration from China Europe International Business School in 2008.

Mr. Dongning Wang has served as our vice president since September 2015. Prior to joining us, Mr. Wang served as the executive vice president and chief financial officer at Jaguar Land Rover Greater China. Prior to joining Jaguar Land Rover Greater China, he held various senior financial management positions in Daimler Chrysler U.S. headquarters and Asia Pacific region for a total of seven years. From 1995 to 1999, he served as a senior project manager at State Power Corporation of China. Mr. Wang received a bachelor’s degree in engineering mechanics from Tsinghua University in 1995 and a master’s degree in business administration from Wharton Business School in 2002.

Mr. Feng Shen has served as our vice president and chairman of quality management committee since December 2017. Mr. Shen worked in several senior executive management roles, such as president of Polestar China and global chief technology officer at Polestar, president at Volvo Cars China R&D Company, vice president of Volvo Cars Asia-Pacific Operation, and chairman at China-Sweden Traffic Safety Research Center from 2010 to 2017. Prior to that, Mr. Shen worked as a powertrain manager, Six-Sigma Master Black Belt and technical expert at Ford Motor Company from 1999 to 2010 in the United States and China. Mr. Shen received a bachelor’s degree in mathematics and mechanics and a master’s degree in applied mechanics from Fudan University in 1984 and 1987, respectively. He also received a doctoral degree in mechanical engineering from Auburn University in 1996.

Mr. Tian Cheng has served as our director since March 2015. Mr. Cheng is a partner at Shunwei Capital and specializes in evaluating investment opportunities and investing in the technology, media and telecom industry. Prior to joining Shunwei Capital, he served as an associate director of the investment group at Temasek Holdings (Private) Limited from July 2008 to June 2014. Mr. Cheng received a bachelor’s degree in business administration and a master’s degree in management from Fudan University in 2005 and 2008, respectively.

Mr. Xiang Li has served as our director since May 2015. Mr. Li serves as chairman of the board of directors and chief executive officer of Beijing CHJ Information Technology Co., Ltd. Mr. Li was also the founder of Autohome Inc., an NYSE-listed company, and served as its director from 2008 to 2016, its president from May 2013 to June 2015 and its executive vice president from 2008 to May 2013. Autohome Inc. provides online advertising services to the automotive industry.

Mr. Liang Li has served as our director since March 2015. Mr. Li is a partner of Hillhouse Capital since November 2005. Mr. Li served as a general manager at State Research Internet and Data (Beijing) Co., Ltd. from March 2001 to November 2005. Prior to that, he worked as a vice general manager at State Research Information and Technology Co., Ltd. Mr. Li received a bachelor’s degree and a master’s degree in automation from Tsinghua University in 1993 and 1997, respectively.

Mr. Hai Wu has served as our director since July 2016. Mr. Wu is a managing director of China at Temasek Holdings Advisors (Beijing) Co., Ltd. since May 2014. Mr. Wu has extensive experience in investments and management. Prior to joining Temasek Holdings, Mr. Wu was the chief executive officer at Ramaxel Technology (Shenzhen) Limited from April 2012 to February 2014 and a managing director at CITIC Private Equity Funds Management Co., Ltd. from March 2010 to May 2012. Mr. Wu served as the global director and managing partner of Beijing Branch office of Mckinsey & Company from August 1999 to February 2010. He also served as a non-executive director of COFCO Meat Holdings Limited from September 2015 to December 2017. He received a bachelor degree in physiology from Peking University, a master’s degree in business administration from the Johnson School of Management, University of Cornell and a doctoral degree in neuroscience and cell biology in Rutgers University.

Mr. Yaqin Zhang has served as our director since June 2018. Mr. Zhang has served as president of Baidu, Inc., a Nasdaq-listed company, since September 2014. Mr. Zhang has served as a director of ChinaCache International Holdings Ltd., a Nasdaq-listed company, since September 2010. Mr. Zhang served as an independent director and member of the audit committee of Autohome Inc., a NYSE-listed company, between December 2013 and January 2015. Mr. Zhang served as the chairman of Microsoft Asia-Pacific R&D Group between 2005 and September 2014 and was in charge of the research and development of Microsoft Corporation in the Asia-Pacific region. Mr. Zhang is one of the founding members of the Microsoft Research Asia lab, where he served as managing director and chief scientist, and he also founded the Advanced Technology Center in 2003. Before joining Microsoft in 1999, Mr. Zhang was a director for the Multimedia Technology Laboratory at Sarnoff Corp. and worked as a senior technical staff member for GTE Laboratories Inc. and Contel Corp. Mr. Zhang received his bachelor’s and master’s degrees in electrical engineering from the University of Science and Technology of China and a Ph.D. in electrical engineering from George Washington University.

Mr. Xiangping Zhong has served as our director since April 2018. Mr. Zhong currently serves as a general manager of map platform product department and a vice president of mobile internet group of Tencent Holdings Ltd. Mr. Zhong also serves as a director of NAVINFO Polytron Technologies Inc. since April 2017. Prior to that, he served as a general manager of mobile browsing products development at Tencent Holdings Ltd. from 2004 to 2008. Mr. Zhong received a bachelor’s degree from Nanjing University in computer science and technology.

Mr. Zhaohui Li has served as our director since January 2018. Mr. Li currently works as the managing partner of Tencent Investment and a general manager of Mergers & Acquisitions Department of Tencent Holdings Ltd. Mr. Li is responsible for Tencent’s investments in Offline-to-Online field, including social commerce, new retail, automotive, education and healthcare, among other consumer industries. Before joining Tencent, Mr. Li was the investment principal at Bertelsmann Asia Investment from 2008 to 2010. Prior to that, he worked for Google and Nokia in various product and business roles, where he gained substantial experience in the internet and mobile internet. Mr. Li received a bachelor’s degree from Peking University in 1998 and an M.B.A. degree from Duke University’s Fuqua School of Business in 2004.

Mr. Denny Ting Bun Lee will serve as our director commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Lee has served as an independent non-executive director on the board of NetEase, Inc., a leading internet and online game service provider in China listed on the Nasdaq Global Select Market, since 2002. He was the chief financial officer of NetEase, Inc. from 2002 to 2007. Prior to joining NetEase, Inc., Mr. Lee worked in the Hong Kong office of KPMG for more than ten years. Mr. Lee currently serves as an independent non-executive director and the chairman of the audit committees of the following four companies: (1) Jianpu Technology Inc., a company listed on the New York Stock Exchange, (2) New Oriental Education & Technology Group Inc., a provider of private education services in China listed on the New York Stock Exchange, (3) Concord Medical Services Holdings Limited, a leading specialty hospital management solution provider and operator in China listed on the New York Stock Exchange, and (4) China Metal Resources Utilization Ltd., a company principally engaged in the manufacturing and sales of copper and related products in China listed on the main board of Hong Kong Stock Exchange. Mr. Lee graduated from the Hong Kong Polytechnic University majoring in accounting and is a member of The Hong Kong Institute of Certified Public Accountants and The Chartered Association of Certified Accountants.

Mr. James Gordon Mitchell will serve as our director commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Currently, Mr. Mitchell serves as Senior Executive Vice President and Chief Strategy Officer of Tencent Holdings, where he has worked since July 2011. Mr. Mitchell has also served as the Chairman and non-executive director of the board of China Literature Limited since June 2017. He is also a non-executive director of certain other listed companies including Yixin Group Limited, a Chinese automobile retail transaction platform company listed on the main board of Hong Kong Stock Exchange (stock code 2858) and Frontier Developments, a British video game development company listed on the London Stock Exchange (under the symbol AIM: FDEV), and a director of several unlisted companies. Prior to Tencent, Mr. Mitchell was a managing director at Goldman Sachs. He received a bachelor’s degree in history from the University of Oxford.

Board of Directors

Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (a) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Denny Ting Bun Lee, Hai Wu and James Gordon Mitchell. Denny Ting Bun Lee will be the chairman of our audit committee. We have determined that Denny Ting Bun Lee and Hai Wu satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and Rule 10A-3 under the Exchange Act. We have determined that Denny Ting Bun Lee qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Hai Wu, James Gordon Mitchell and Bin Li. Hai Wu will be the chairman of our compensation committee. We have determined that Hai Wu satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Bin Li, Hai Wu and Denny Ting Bun Lee. Bin Li will be the chairperson of our nominating and corporate governance committee. Hai Wu and Denny Ting Bun Lee satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found by our company to be or becomes of unsound mind.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2017, we paid an aggregate of RMB18.3 million (US$2.8 million) in cash to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and VIEs are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Stock Incentive Plans

Our board of directors has approved and adopted share-based awards under three stock incentive plans, namely, the 2015 Stock Incentive Plan, or the 2015 Plan, the 2016 Stock Incentive Plan, or the 2016 Plan, the 2017 Stock Incentive Plan, or the 2017 Plan. The terms of the 2015 Plan, the 2016 Plan and the 2017 Plan are substantially similar. The purpose of those plans is to attract and retain the best available personnel, to provide additional incentives to our employees, directors and consultants and to promote the success of our business. Our board of directors believes that our long-term success is dependent upon our ability to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to our business.

Under the 2015 Plan, 2016 Plan and 2017 Plan, the maximum numbers of Class A ordinary shares which may be issued pursuant to all awards are 46,264,378, 18,000,000 and 33,000,000, respectively. As of June 30, 2018, awards to purchase an aggregate amount of 88,939,542 Class A ordinary shares under our three stock incentive plans have been granted and are outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates.

The following paragraphs describe the principal terms of the 2015 Plan, 2016 Plan and 2017 Plan.

Types of Awards. Our stock incentive plans permit the awards of options, restricted shares, restricted share units, share appreciation rights, dividend equivalent right or other right or benefit under each plan.

Plan Administration. Our board of directors or a committee of one or more members of the board of directors or officers will administer our stock incentive plans. The committee or the full board of directors, as applicable, will determine the grantees to receive awards, the type and number of awards to be granted to each grantee, and the terms and conditions of each award grant.

Award Agreement. Awards granted under our stock incentive plans are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend the award.

Eligibility. We may grant awards to our employees, consultants and directors.

Vesting Schedule. Except as approved by the plan administrator, options to be issued to the grantees under the stock incentive plans shall be subject to a minimum four (4) year vesting schedule calling for vesting no earlier than the following, counting from the applicable grant date or vesting commencement date (as determined by the plan administrator) with respect to the total issued options: the option representing 25% of the Class A ordinary shares under the option shall vest at the end of the first twelve (12) months commencing from the vesting commencement date, with remaining portions vesting in equal monthly installments over the next thirty-six (36) months.

Exercise of Options. The plan administrator determines the exercise price for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, In the case of an option granted to an employee who, at the time the option is granted, owns (or, pursuant to Section 424(d) of the U.S. Code, is deemed to own) stock representing more than 10% of the total combined voting power of all classes of shares of us or our subsidiary or affiliate, the term of the option will not be longer than ten years from the date of grant under 2017 Plan, or five years from the date of grant under 2015 Plan and 2016 Plan.

Drag-Along Events. Except as provided in the applicable award agreement or sub-plan, in the event of a drag-along event specified under the stock incentive plans, the grantees who hold any Class A ordinary shares upon exercise of the award shall sell, transfer, convey or assign all of their shares pursuant to, and so as to give effect to, the drag-along event, and each of such grantees shall grant to the board of directors or a person authorized by the board of directors, a power of attorney to transfer, sell, convey and assign his/her shares and to do and carry out all acts and to execute all documents that are necessary or advisable to complete the drag-along event.

Initial Public Offering. In the case of this offering, the grantees shall enter into any agreements with any underwriter, coordinator, bankers or sponsor elected by us for the purpose of this offering, and each of such grantees shall grant to the board of directors or a person authorized by the board of directors, a power of attorney to enter into any agreements with any underwriter, coordinator, bankers or sponsor elected by us and to do and carry out all the acts and to execute all the documents that are necessary or advisable to complete this offering.

Transfer Restrictions. Awards shall be transferable, subject to applicable laws, (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the grantee, to the extent and in the manner authorized by the plan administrator. Notwithstanding the foregoing, the grantee may designate one or more beneficiaries of the grantee’s award in the event of the grantee’s death on a beneficiary designation form provided by the Administrator.

Termination and Amendment of the Plan. Unless terminated earlier or extended before expiration, each of our stock incentive plan has a term of ten years. The board of directors has the authority to terminate, amend or modify the stock incentive plans; provided, however, that no such amendment shall be made without the approval of our shareholders to the extent such approval is required by applicable laws or provisions of the stock incentive plans. However, without the prior written consent of the grantee, no such action may adversely affect any outstanding award previously granted pursuant to the stock incentive plan.

The following table summarizes, as of the date of this prospectus, the awards granted under our 2015 Plan, 2016 Plan and 2017 Plan to several of our executive officers, excluding awards that were forfeited or cancelled after the relevant grant dates.

Name	Class A Ordinary Shares Underlying Options and Restricted Shares	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Bin Li	15,000,000	2.55	March 1, 2018	February 28, 2028
Louis T. Hsieh	*	0.1-2.55	February 1, 2018 February 28, 2018	January 31, 2028 February 27, 2028
Padma Warrior	*	0.27	March 10, 2016	March 9, 2026
Lihong Qing	*	2.55	February 1, 2018 February 28, 2018	January 31, 2028 February 27, 2028
Xin Zhou	*	2.55	February 1, 2018 February 28, 2018	January 31, 2028 February 27, 2028
Dongning Wang	*	0.1-2.55	December 1, 2015 February 1, 2018 February 28, 2018	November 30, 2025 January 31, 2028 February 27, 2028
Hsien Tsong Cheng	*	0.1-2.55	December 1, 2015 February 28, 2018	November 30, 2025 February 27, 2028
Feng Shen	*	1.80-2.55	December 25, 2017 February 1, 2018	December 24, 2027 January 31, 2028
Total	30,535,008

*	Less than one percent of our total outstanding shares.

As of the date of this prospectus, other employees as a group held awards to purchase 34,796,162 Class A ordinary shares of our company, with exercise prices ranging from US$0.10 to US$3.38 per share.

2018 Share Incentive Plan

In August 2018, our board of directors approved the 2018 Share Incentive Plan to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. Under the 2018 Share Incentive Plan, or the 2018 Plan, the maximum number of shares available for issuance shall be 23,000,000 ordinary shares, which should automatically increase each year by the number of shares representing 1.5% of the then total issued and outstanding share capital of the Company as of the end of each preceding year. The 2018 Plan becomes effective on January 1 of the year following the completion of a qualified initial public offering for a term of five years.

As of the date of this prospectus, no share incentive award has been granted under the 2018 Plan.

The following paragraphs describe the principal terms of the 2018 Plan.

Types of Awards. The 2018 Plan permits the awards of options, restricted shares or any other type of awards that the committee grants.

Plan Administration. Our board of directors or a committee of one or more members of the board of directors will administer the 2018 Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

Award Agreement. Awards granted under the 2018 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, directors and consultants of our company. However, we may grant incentive share options only to our employees, parent and subsidiaries.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Options. The plan administrator determines the exercise price for each award, which is stated in the award agreement. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant. However, the maximum exercisable term is five years from the date of a grant.

Transfer Restrictions. Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, except as otherwise provided by the plan administrator.

Termination and amendment of the 2018 Plan. Unless terminated earlier, the 2018 Plan has a term of five years. Our board of directors has the authority to amend or terminate the plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the recipient.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each person known to us owning beneficially more than 5% of our ordinary shares.

The calculations in the table below are based on 866,010,046 ordinary shares on an as-converted basis outstanding as of the date of this prospectus, and                Class A ordinary shares,                Class B ordinary shares and                Class C ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering
	Ordinary shares	%	Class A ordinary shares	Class B ordinary shares	Class C ordinary shares	Total ordinary shares on an as converted basis	%	% of aggregate voting power†
Directors and Executive Officers**:
Bin Li(1)	148,689,253	17.2
Lihong Qin(2)	*	*
Louis T. Hsieh(3)	*	*
Hsien Tsong Cheng	*	*
Padmasree Warrior(4)	11,785,272	1.4
Xin Zhou	*	*
Feng Sheng	—	—
Dongning Wang	*	*
Tian Cheng(5)	—	—
Xiang Li(6)	15,000,000	1.7
Liang Li(7)	—	—
Hai Wu(8)	—	—
Yaqin Zhang(9)	—	—
Xiangping Zhong(10)	—	—
Zhaohui Li(11)	—	—
Denny Ting Bun Lee***	—	—
James Gordon Mitchell***	—	—
All Directors and Executive Officers as a Group	182,532,977	21.1
Principal Shareholders:
Founder vehicles(12)	148,689,253	17.2
Tencent entities(13)	132,030,222	15.2
Hillhouse entities(14)	65,368,424	7.5

Notes:
*	Less than 1% of our total outstanding shares.
**

Except where otherwise disclosed in the footnotes below, the business address of all the directors and executive officers is Building 16, 20 and 22, No. 56 AnTuo Road, Jiading District, Shanghai, 201804, People’s Republic of China.

***

Mr. Lee and Mr. Mitchell accepted our appointment to be directors of our company, both effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

†

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A, Class B and Class C ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share, each holder of our Class B ordinary shares is entitled to four votes per share and each holder of our Class C ordinary shares is entitled to eight votes per share on all matters submitted to them for a vote. Our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.
(1)

Represents 148,689,253 ordinary shares issuable upon the conversion of (i) 122,045,675 series A-1 preferred shares and 189,253 ordinary shares held by Originalwish Limited and (ii) 26,454,325 series A-1 preferred shares held by mobike Global Ltd. Each of Originalwish Limited and mobike Global Ltd. is a company incorporated in British Virgin Islands and beneficially owned by Mr. Bin Li. Upon the completion of this offering, these shares will be in the form of Class C ordinary shares, except for 189,253 ordinary shares held by Originalwish Limited, which will be in the form of Class A ordinary shares.

(2)	The business address of Mr. Lihong Qin is Room 1401, No. 82, 1980 Nong, Luoxiu Road, Minhang District, Shanghai, People’s Republic of China.
(3)	The business address of Mr. Louis T. Hsieh is Tower 2, 37-B, 1 Austin Road West, Kowloon, Hong Kong.
(4)

Represents 11,785,272 ordinary shares issuable upon the conversion of (i) 7,509,933 series A-3 preferred shares held by Ms. Padmasree Warrior, (ii) 833,332 ordinary shares held by Ms. Padmascree Warrior, and (iii) 991,426 ordinary shares and 991,426 ordinary shares held by the Padmasree Warrior as Trustee of the Padmasree Warrior 2018 Annuity Trust and the Padmasree Warrior as Trustee of the Mohandas Warrior 2018 Annuity Trust, respectively, and (iv) 1,459,155 ordinary shares that Ms. Padmasree Warrior may purchase upon exercise of options within 60 days of the date of this prospectus. The business address of Ms. Padmascree Warrior is 3200 North First Street, San Jose, CA 95134 United States of America. Upon the completion of this offering, these shares will be in the form of Class A ordinary shares.

(5)	The business address of Mr. Tian Cheng is Room 801, Block D1, Liangmaqiao DRC Office BLDG, Dongfang East Road 19, Chaoyang District, Beijing, People’s Republic of China.
(6)

Represents 15,000,000 ordinary shares issuable upon the conversion of 15,000,000 series A-1 preferred shares held by Energy Lee Limited. Energy Lee Limited is a company incorporated in British Virgin Islands and beneficially owned by Mr. Xiang Li. The business address of Mr. Xiang Li is No.399, Dongxindian, Chaoyang District, Beijing, People’s Republic of China. Upon the completion of this offering, these shares will be in the form of Class A ordinary shares.

(7)	The business address of Mr. Liang Li is Floor 28, Building B, PingAn International Financial Center, Chaoyang District, Beijing, People’s Republic of China.
(8)	The business address of Mr. Hai Wu is Unit 06, 55F, Fortune Financial Center, No. 5 Dong San Huan Zhong Road, Chaoyang District, Beijing, People’s Republic of China.
(9)	The business address of Mr. Zhang is Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing, People’s Republic of China.
(10)	The business address of Mr. Xiangping Zhong is 10F, Han’s Laser Building, 9988 Shennan Avenue, Nanshan District, Shenzhen, 518052, People’s Republic of China.
(11)	The business address of Mr. Zhaohui Li is 10F, China Technology Trade Center, No. 66 North 4th Ring West Road, Hai Dian District, Beijing, People’s Republic of China.
(12)

Represents 148,689,253 ordinary shares issuable upon the conversion of (i) 122,045,675 series A-1 preferred shares and 189,253 ordinary shares held by Originalwish Limited, and (ii) 26,454,325 series A-1 preferred shares held by mobike Global Ltd, which are collectively referred to in this prospectus as Founder Vehicles. Each of Originalwish Limited and mobike Global Ltd. is a company incorporated in British Virgin Islands and beneficially owned by Mr. Bin Li. The registered address of Originalwish Limited and mobike Global Ltd. is Sertus Chanbers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands. Upon the completion of this offering, these shares will be in the form of Class C ordinary shares, except for 189,253 ordinary shares held by Originalwish Limited, which will be in the form of Class A ordinary shares.

(13)

Represents 132,030,222 ordinary shares issuable upon the conversion of (i) 30,000,000 series A-2 preferred shares and 10,905,125 series B preferred shares held by Mount Putuo Investment Limited, (ii) 25,740,026 series C preferred shares and 61,648,781 series D preferred shares held by Image Frame Investment (HK) Limited and (iii) 3,736,290 series D preferred shares held by TPP Follow-on I Holding D Limited, which are collectively referred to in this prospectus as Tencent entities. Mount Putuo Investment Limited is a company incorporated in British Virgin Islands, and Image Frame Investment (HK) Limited, a company incorporated in Hong Kong, and TPP Follow-on I Holding D Limited, a company incorporated in Cayman Islands. The sole member of Image Frame Investment (HK) Limited is Tencent Holdings Limited, a company listed on the Main Board of The Stock Exchange of Hong Kong Limited. The registered address of Mount Putuo Investment Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The register address of Image Frame Investment (HK) Limited and TPP Follow-on I Holding D Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Upon the completion of this offering, these shares will be in the form of Class B ordinary shares.

(14)

Represents 65,368,424 ordinary shares issuable upon the conversion of (i) 50,000,000 series A-2 preferred shares and 3,635,042 series B preferred shares held by Hillhouse NEV Holdings Limited, (ii) 7,997,092 series B-21 preferred shares held by HH RSV-X Holdings Limited and (iii) 3,736,290 series D preferred shares held by HH DYU Holdings Limited. Hillhouse NEV Holdings Limited, HH RSV-X Holdings Limited and HH DYU Holdings Limited are collectively referred as Hillhouse entities. Hillhouse NEV Holdings Limited is wholly owned by Hillhouse Fund II, L.P. Hillhouse

Capital Management, Ltd. acts as the sole management company of Hillhouse Fund II, L.P., which is in turn ultimately controlled by Mr. Lei Zhang. The principal business address of Hillhouse NEV Holdings Limited is Citco B.V.I. Limited, Flemming House, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands. Upon the completion of this offering, these shares will be in the form of Class A ordinary shares.

As of the date of this prospectus, 7,644,439 of our ordinary shares or preferred shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with our VIEs and their Shareholders

See “Corporate History and Structure.”

Shareholders Agreement

See “Description of Share Capital—History of Securities Issuances.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plans.”

Other Transactions with Related Parties

In 2018, we granted two interest free loans to NIO Capital, an entity affiliated with our founder Bin Li, with principal amount of US$5.0 million each. The loans mature in 6 months. One of the loans can be converted into ordinary shares of a subsidiary of NIO Capital upon maturity at our option. As of June 30, 2018, the loans amounting equivalent to RMB66.2 million were outstanding. One of the loans with principal amount of US$5.0 million has been fully repaid as of the date of this prospectus.

In 2017 and 2018, we received marketing and advertising services from Beijing Xinyi Hudong Guanggao Co., Ltd., Bite Shijie (Beijing) Keji Co., Ltd., or Bite, and Beijing Chehui Hudong Guanggao Co., Ltd. In 2017 and the six months ended June 30, 2018, we incurred RMB 15.6 million and RMB12.7 million, respectively. Beijing Chehui Hudong Guanggao Co., Ltd., Beijing Xinyi Hudong Guanggao Co., Ltd. and Bite are affiliates of ours.

In 2017 and 2018, we provided administrative support, design and research and development services to companies controlled by our principal shareholders, including Hubei Changjiang Nextev New Energy Investment Management Co., Ltd., Beijing CHJ Information Technology Co., Ltd., Hubei Changjiang Nextev New Energy Industry Development Capital Partnership (Limited Partnership), Jiangsu Xindian Automotive Co., Ltd. and Shanghai NIO Hongling Investment Management Co., Ltd. In 2017 and the six months ended June 30, 2018, we received total service income of RMB21.5 million and RMB0.9 million, respectively.

In 2017 and the six months ended June 30, 2018, we paid a total of RMB18.3 million and RMB10.8 million, respectively, for the cost of manufacturing consignment to Suzhou Zenlead XPT New Energy Technologies Co., Ltd., or Suzhou Zenlead. Suzhou Zenlead is an affiliate of ours.

In 2017, we paid a total of RMB3.0 million to Bite, for the purchase of property and equipment. Bite is an affiliate of ours.

In 2017, we granted interest-free loans to Ningbo Meishan Bonded Port Area Weilan Investment Co., Ltd., a company controlled by our principal shareholders. As of June 30, 2018, the loans were outstanding.

In 2018, we paid a total of RMB29.7 million on behalf of Baidu Capital L.P., a shareholder of the Company, to a third party.

In 2016, we granted an interest-free, unsecured and payable on demand loan in the total amount of RMB1.7 million to Bin Li, our founder and chief executive officer. As of the date of this prospectus, the loan has been fully repaid.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated under the laws of the Cayman Islands and our affairs are governed by our amended & restated memorandum and articles of association, the Companies Law (2018 Revision) of the Cayman Islands, which we refer to as the Companies Law below and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$500,000 divided into 2,000,000,000 shares, with a par value of US$0.00025 each, and (i) 1,151,269,325 are designated as ordinary shares, (ii) 165,000,000 are designated as Series A-1 preferred shares, (iii) 130,000,000 are designated as Series A-2 preferred shares, (iv) 31,720,364 are designated as Series A-3 preferred shares, (v) 114,867,321 are designated as Series B preferred shares, (vi) 167,142,990 are designated as Series C preferred shares, and (vii) 240,000,000 are designated as Series D preferred shares. As of the date of this prospectus, 44,631,528 ordinary shares and 821,378,518 preferred shares are issued and outstanding. All of our issued and outstanding ordinary and preferred shares are fully paid. Immediately prior to the completion of this offering, there will be            ordinary shares outstanding, including a total of             Class A ordinary shares,            Class B ordinary shares and            Class C ordinary shares resulting from the automatic conversion of all of our outstanding ordinary shares from preferred shares, assuming the underwriters do not exercise the over-allotment option.

Our Post-Offering Amended and Restated Memorandum and Articles

Prior to the completion of this offering, our shareholders will conditionally adopted an amended and restated memorandum and articles of association, which will become effective and replace our current amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of certain material provisions of the post-offering amended and restated memorandum and articles of association that will become effective immediately prior to completion of this offering, and of the Companies Law, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our post-offering amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Class of ordinary shares

Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares shall at all times vote together as one class on all resolutions submitted to a vote by the holders of ordinary shares. Each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our company, each Class B ordinary share shall entitle the holder thereof to four (4) votes on all matters subject to vote at general meetings of our company, and each Class C ordinary share shall entitle the holder thereof to eight (8) votes on all matters subject to vote at general meetings of our company.

Conversion

Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. Each Class C ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. In no event shall Class A ordinary shares be convertible into Class B ordinary shares or Class C ordinary shares. Upon any sale, transfer, assignment or disposition of any Class B ordinary share or Class C ordinary share by a shareholder to any person who is not an affiliate of such shareholder, or upon a change of ultimate beneficial ownership of any Class B ordinary share or Class C ordinary share to any person who is not an affiliate of the registered shareholder of such share, each such Class B ordinary share and Class C ordinary share, as applicable, shall be automatically and immediately converted into one (1) Class A ordinary share.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Subject to our post-offering amended memorandum and restated articles of association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. Each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our company, each Class B ordinary share shall entitle the holder thereof to four (4) votes on all matters subject to vote at general meetings of our company, and each Class C ordinary share shall entitle the holder thereof to eight (8) votes on all matters subject to vote at general meetings of our company. A poll may be demanded by the chairman of such meeting or any one or more shareholders present in person or by proxy at the meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our post-offering amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions in our post-offering amended and restated memorandum and articles of association set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required; and

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.

•	a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of holders of not less than two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our post-offering amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies

Law. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. The Companies law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman

Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Companies law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our post-offering amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

On January 6, 2015, one ordinary share was transferred from the subscriber to Originalwish Limited for nominal consideration. On the same day, we issued an aggregate of 199,999,999 ordinary shares for aggregate consideration of US$50,000.0 to Originalwish Limited and Prime Hubs Limited.

On February 15, 2015, we repurchased 150,000,000 ordinary shares for consideration of US37,500.0 from Originalwish Limited.

On March 18, 2015, we re-designated 50,000,000 shares issued to Prime Hubs Limited as ordinary shares.

On September 24, 2015, we repurchased 23,099,999 ordinary shares for consideration of US$5,850,000.0 from Prime Hubs Limited.

Preferred Shares

On March 18, 2015, we issued an aggregate of 150,000,000 series A-1 preferred shares for aggregate consideration of US$150,000,000.0 to Originalwish Limited. On the same day, we issued an aggregate of

80,000,000 series A-2 preferred shares for aggregate consideration of US$80,000,000.0 to Hillhouse NEV Holdings Limited, Shunwei TMT II Limited and Shunwei Growth II Limited.

On May 6, 2015, we issued an aggregate of 15,000,000 series A-1 preferred shares for aggregate consideration of US$15,000,000.0 to Energy Lee Limited and 30,000,000 series A-2 preferred shares for consideration of US$30,000,000.0 to Mount Putuo Investment Limited.

On June 23, 2015, we issued 20,000,000 series A-2 preferred shares for consideration of US$20,000,000.0 to Smart Group Global Limited.

On September 12, 2015, we issued an aggregate of 24,210,431 series A-3 preferred shares for aggregate consideration of US$40,000,000.0 to Sequoia Capital China GF Holdco III-A, Ltd. and Joy Capital I, L.P..

On March 10, 2016, we issued 7,509,933 series A-3 preferred shares for consideration of US$12,407,911.3 to Padmasree Warrior.

On July 21, 2016, we issued an aggregate of 96,692,112 series B preferred shares for aggregate consideration of US$261,000,000.0 to Anderson Investments Pte. Ltd., Hillhouse NEV Holdings Limited, Shunwei TMT II Limited, Shunwei Growth II Limited, Mount Putuo Investment Limited, SCC Growth IV Holdco A, Ltd., Joy Capital I, L.P., Bluestone Company Limited, Magic Stone Alternative Private Equity Fund, L.P., TPG Growth III SF Pte. Ltd., Ultimate Lenovo Limited, Renaissance Era International Private Equity Fund I L.P., Palace Investments Pte. Ltd. and Grandfield Investment Ltd.

On August 19, 2016, we issued an aggregate of 1,817,521 series B preferred shares for aggregate consideration of US$5,000,000.0 to IDG China Venture Capital Fund IV L.P. and IDG China IV Investors L.P.

On September 30, 2016, we issued 5,452,563 series B preferred shares for consideration of US$15,000,000.0 to Bright Sky II, L.P.

On February 8, 2017, we issued 2,908,033 series B preferred shares for consideration of US$8,000,000.0 to ORIENT HONTAI LIMITED. On the same day, we forfeited 1,817,521 series B preferred shares from Renaissance Era International Private Equity Fund I L.P.

On February 9, 2017, we issued an aggregate of 9,814,613 series B preferred shares for aggregate consideration of US$27,000,000.0 to LONG WINNER INVESTMENT LIMITED and HH RSV-X Holdings Limited.

On March 24, 2017, we issued an aggregate of 114,650,712 series C preferred shares for aggregate consideration of US$441,777,369.2 to Baidu Capital L.P., WEST CITY ASIA LIMITED, Haitong International Investment Holdings Limited, Haixia NEV International Limited Partnership, New Margin Capital Hong Kong Co., Limited, Palace Investments Pte. Ltd., Image Frame Investment (HK) Limited, Total Prestige Investment Limited, Zhide EV Investment Limited, Bright Sky II, L.P., TPG Growth III SF Pte. Ltd., Bluestone Company Limited, CEG Smart Travel Co, Limited, IDG China Venture Capital Fund IV L.P. IDG China IV Investors L.P., CYBER TYCOON LIMITED, Honor Best International Limited and Tanzanite Gem Holdings Limited.

On May 3, 2017, we issued an aggregate of 26,739,253 series C preferred shares for aggregate consideration of US$103,882,000.0 to Anderson Investments Pte. Ltd., Ultimate Lenovo Limited, CYBER TYCOON LIMITED, Honor Best International Limited, CHAMPION ELITE GLOBAL LIMITED, CHINA INDUSTRIAL INTERNATIONAL TRUST ASSET MANAGEMENT COMPANY LIMITED, HF Holdings Limited and Tea Leaf Limited.

On July 6, 2017, we issued an aggregate of 24,466,024 series C preferred shares for aggregate consideration of US$95,050,500.0 to Tea Leaf Limited, BLISSFUL DAYS HOLDINGS LIMITED, Guangfa Xinde Capital

Management Limited, Bluefuture Fund L.P., UBS AG, London Branch, KEEN EAGLE CAPITAL INVESTMENT LIMITED and China Oceanwide International Asset Management Limited.

On July 20, 2017, we issued 1,287,001 series C preferred shares for consideration of US$5,000,000.0 to CMFHK Fortune 100 SPC.

On November 10, 2017, we issued an aggregate of 196,211,257 series D preferred shares for aggregate consideration of US$1,050,300,000.0 to Image Frame Investment (HK) Limited, MORESPARK LIMITED, LEAP PROSPECT LIMITED, Serenity WL Holdings Ltd, SCOTTISH MORTGAGE INVESTMENT TRUST PLC, PACIFIC HORIZON INVESTMENT TRUST PLC, Myriad Opportunities Master Fund Limited, LONE SPRUCE, L.P., Lone Cypress, LTD., ULTRA RESULT HOLDINGS LIMITED, AL NAHDHA INVESTMENT LLC, Al Beed Group, Oldbridge Invest L.L.C., AC Limited, BEST CASTLE LIMITED, HUBEI SCIENCE & TECHNOLOGY INVESTMENT GROUP (HONG KONG) COMPANY LIMITED, WP NIO Investment Partnership, LP, Lezmenia Assets Limited, LAPATHIA HOLDINGS LIMITED, PV Vision Limited, Silver Ridge Fund I Limited Partnership, The Mabel Chan 2012 Family Trust, Magic Stone Special Opportunity Fund IV L.P., Mega Treasure Investment Limited, Tanzanite Gem Holdings Limited, SCC Growth IV Holdco A, Ltd., Joy Next Investment Management Limited, Anderson Investments Pte. Ltd., HH DYU Holdings Limited, TPG Growth III SF Pte. Ltd., Bluestone Company Limited, Bright Sky II, L.P, Diamond Division Limited, WEST CITY ASIA LIMITED, Haixia NEV International Limited Partnership, Palace Investments Pte.Ltd. and KEEN EAGLE CAPITAL INVESTMENT LIMITED.

On November 24, 2017, we issued an aggregate of 11,769,312 series D preferred shares for aggregate consideration of US$63,000,000.0 to Caitong Funds SPC – New Technology Fund Segregated Portfolio, CICC Ehealthcare Investment Limited, CapThrone Investment Limited Partnership and HCM VI Limited.

On December 1, 2017, we issued 4,670,362 series D preferred shares for a consideration of US$25,000,000.0 to STAR AZURE INTERNATIONAL LIMITED.

On December 15, 2017, we issued 934,072 series D preferred shares for consideration of US$5,000,000.0 to Oceanwide Sigma Limited.

On February 24, 2018, we forfeited 937,160 series C preferred shares from CEG Smart Traval Co., Limited.

Option and Restricted Share Grants

We have granted options, restricted shares and other awards to purchase our ordinary shares to certain of our directors, executive officers, employees and consultants. See “Management—Share Incentive Plans.”

Shareholders Agreement and Right of First Refusal and Co-Sale Agreement

We entered into a shareholders agreement and a right of first refusal and co-sale agreement on November 10, 2017 with our shareholders, which consist of holders of ordinary shares and preferred shares.

The shareholders agreement and right of first refusal and co-sale agreement provide for certain special rights, including right of first refusal, co-sale rights, preemptive rights and contain provision governing board of directors and other corporate governance matters. Those special rights, as well as the corporate governance provisions, will automatically terminate upon the completion of this offering.

Registration Rights

Pursuant to our shareholders agreement dated November 10, 2017, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights. Holders holding 10% or more of the voting power of the then outstanding registrable securities held by all holders are entitled to request in writing that we effect a registration statement for any or all of registrable securities of the initiating holders. We have the right to defer filing of a registration statement for a period of not more than 90 days if our board of directors determines in the good faith judgment that filing of a registration statement in the near future will be materially detrimental to us or our shareholders, but we cannot exercise the deferral right on any one occasion or more than once during any twelve-month period and cannot register any other securities during such period. We are not obligated to effect more than two demand registrations. Further, if the registrable securities are offered by means of an underwritten offering, and the managing underwriter advises us that marketing factors require a limitation of the number of securities to be underwritten, the underwriters may decide to exclude up to 75% of the registrable securities requested to be registered but only after first excluding all other equity securities from the registration and underwritten offering, provided that the number of shares to be included in the registration on behalf of the non-excluded holders is allocated among all holders in proportion to the respective amounts of registrable securities requested by such holders to be included.

Registration on Form F-3 or Form S-3. Any holder is entitled to request us to file a registration statement on Form F-3 or Form S-3 if we qualify for registration on Form F-3 or Form S-3. The holders are entitled to an unlimited number of registrations on Form F-3 or Form S-3 so long as such registration offerings are in excess of US$5,000,000. We have the right to defer filing of a registration statement for a period of not more than 60 days if our board of directors determines in the good faith judgment that filing of a registration statement in the near future will be materially detrimental to us or our shareholders, but we cannot exercise the deferral right on any one occasion or more than once during any twelve-month period and cannot register any other securities during such period.

Piggyback Registration Rights. If we propose to register for our own account any of our equity securities, or for the account of any holder, other than current shareholders, of such equity securities, in connection with the public offering, we shall offer holders of our registrable securities an opportunity to be included in such registration. If the underwriters advise in writing that market factors require a limitation of the number of registrable securities to be underwritten, the underwriters may up to 75% of the registrable securities requested to be registered but only after first excluding all other equity securities (except for securities sold for the account of our company) from the registration and underwriting, provided that the number of shares to be included in the registration on behalf of the non-excluded holders is allocated among all holders in proportion to the respective amounts of registrable securities requested by such holders to be included.

Expenses of Registration. We will bear all registration expenses, other than the underwriting discounts and selling commissions applicable to the sale of registrable securities, incurred in connection with registrations, filings or qualification pursuant to the shareholders agreement.

Termination of Obligations. We have no obligation to effect any demand, piggyback or Form F-3 or Form S-3 registration upon the earlier of (i) the tenth anniversary from the date of closing of a Qualified IPO as defined in the shareholders agreement, and (ii) with respect to any holder, the date on which such holder may sell without registration, all of such holder’ registrable securities Rule 144 of the Securities Act in any 90-day period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of             Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “—Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

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Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

[Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sales—Lock-up Agreements.”]

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•   To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued

• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

• Distribution of cash dividends	Up to US$0.05 per ADS held

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held

• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•

Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•

are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•

are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

•

are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•

disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•

disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we agree to indemnify the depositary under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under federal securities laws in federal courts.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•

payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•

compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have            ADSs outstanding, representing approximately        % of our outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. We intend to apply to list the ADSs on the New York Stock Exchange, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, each of our directors, executive officers and existing shareholders has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•

1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering will equal            ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

•

the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or Class A ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A ordinary shares or ADSs, nor will gains derived from the disposal of our Class A ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to Circular 82, the State Administration of Taxation issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters.

We believe that NIO Inc. is not a PRC resident enterprise for PRC tax purposes. NIO Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that NIO Inc. meets all of the conditions above. NIO Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

If the PRC tax authorities determine that NIO Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of NIO Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that NIO Inc. is treated as a PRC resident enterprise. Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (For Trial Implementation), which became effective in October 2009, require that non-resident enterprises must obtain approval from the relevant tax authority in order to enjoy the reduced tax rate. There are also other conditions for enjoying the reduced tax rate according to other relevant tax rules and regulations. Accordingly, our subsidiaries may be able to enjoy the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations and obtain the approvals as required. However, according to SAT Circular 81, if the relevant tax authorities determine our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.

Provided that our Cayman Islands holding company, NIO Inc., is not deemed to be a PRC resident enterprise, holders of our ADSs and Class A ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. SAT Public Notice 7 further clarifies that, if a non-resident enterprise derives income by acquiring and selling shares in an offshore listed enterprise in the public market, such income will not be subject to PRC tax. However, there is uncertainty as to the application of SAT Circular 698 and SAT Public Notice 7, we and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 698 and SAT Public Notice 7 and we may be required to expend valuable resources to comply with SAT Circular 698 and SAT Public Notice 7 or to establish that we should not be taxed under SAT Circular 698 and SAT Public Notice 7. See “Risk Factors—Risks Related to Doing Business in China—We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.”

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, alternative minimum tax, and other non-income tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•

investors subject to special tax accounting rules as a result of any item of gross income with respect to ADSs or Class A ordinary shares being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons that actually or constructively own 10% or more of our stock (by vote or value); or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Although the law in this regard is not entirely clear, we treat our consolidated VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities. As a result, we consolidated their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the consolidated VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of our VIEs for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the proceeds from this offering, and projections as to the value of our assets, based in part on the projected market value of our ADSs following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. While we do not anticipate being or becoming a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account the expected cash proceeds and our anticipated market capitalization following this offering. If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our passive income significantly increases relative to our non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under “—Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “—Passive Foreign Investment Company Rules.”

Dividends

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs, which we have applied to list on the New York Stock Exchange, (but not our Class A ordinary shares) will be readily tradeable on an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “—People’s Republic of China Taxation”), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. If a U.S. Holder is not eligible for the benefits of the income tax treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. LLC
Goldman Sachs (Asia) L.L.C.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
UBS Securities LLC
WR Securities, LLC

Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions, such as lack of material adverse change, or any development involving a prospective material adverse change, in the business, financial condition and results of operations of the Company. The underwriters are obligated, severally but not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional ADSs at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional             ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Public offering price	US$	US$	US$
Underwriting discounts and commissions to be paid by:
Us	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$            . We have agreed to reimburse the underwriters for certain of their expenses in an amount up to US$            .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queens Road, Central, Hong Kong.

Our ADSs [have been approved] for listing on the New York Stock Exchange under the trading symbol “NIO”.

We and our directors, executive officers, and all of our existing shareholders have agreed that, without the prior written consent of              on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus, or the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our Class A ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our Class A ordinary shares or ADSs;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of our Class A ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our Class A ordinary shares or ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A ordinary shares or ADSs.

whether any such transaction described above is to be settled by delivery of our Class A ordinary shares or ADSs or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of [●] on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any of our Class A ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for our Class A ordinary shares or ADSs.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of Class A ordinary shares or ADSs to the underwriters; or

•

the issuance by the Company of Class A ordinary shares or ADSs upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•

transactions by any person other than us relating to our Class A ordinary shares or ADSs or other securities acquired in open market transactions after the completion of the offering of the ADSs; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is required or voluntarily made in connection with subsequent sales of our Class A ordinary shares or ADSs or other securities acquired in such open market transactions; or

•

[the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Class A ordinary shares or ADSs , provided that (i) such plan does not provide for the transfer of Class A ordinary shares or ADSs during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A ordinary shares or ADSs may be made under such plan during the restricted period].

The representatives, in their sole discretion, may release our Class A ordinary shares and ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs pursuant to Regulation M of the Securities Act of 1933. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time. If the representatives of the underwriters purchase the ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electric format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A ordinary shares or the ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the ADSs offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus. Any ADSs sold in the directed share program to our directors, executive officers or shareholders shall be subject to the lock-up agreements described above.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any ADSs recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Financial Center

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of ADSs which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany, or Germany, or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:

•

to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or the Decree No. 58, and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended, or the Banking Law, Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the ADSs.

Accordingly, the ADSs have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred en bloc without subdivision to a single investor.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

The ADSs have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Singapore

This prospectus has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six (6) months after that corporation or that trust has acquired the ADSs pursuant to an offer made under section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notification under Section 309B(1)(c) of the SFA: The ADSs shall be (A) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (B) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the ADSs described herein. The ADSs may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the ADSs constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, nor the Company nor the ADSs have been or will be filed with or approved by any Swiss regulatory authority. The ADSs are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the ADSs will not benefit from protection or supervision by such authority.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

United Arab Emirates (Excluding the Dubai International Financial Center)

The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates, or U.A.E., other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.

The information contained in this prospectus does not constitute a public offer of ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”), received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commission, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the New York Stock Exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Filing Fee
New York Stock Exchange Market Entry and Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Grandall Law Firm (Shanghai). Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2016 and 2017, and for each of the two years in the two year period ended December 31, 2017 and the related financial statement schedule included in this prospectus, have been audited by PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 11/F PricewaterhouseCoopers Center, 2 Corporate Avenue, 202 Hu Bin Road, Huangpu District, Shanghai 200021, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of NIO Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NIO Inc. and its subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive loss, of shareholders’ deficit and of cash flows for each of the two years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP

PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

April 27, 2018, except for the presentation of the consolidated statements of cash flows as described in note 2(g), which is as of June 7, 2018.

We have served as the Company’s auditor since 2015.

NIO INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	As of December 31,
	2016	2017	2017
	RMB	RMB	USD
			Note 2(e)
ASSETS
Current assets:
Cash and cash equivalents	581,296	7,505,954	1,134,327
Restricted cash	—	10,606	1,603
Amounts due from related parties	1,680	29,556	4,467
Inventories	—	89,464	13,520
Prepayments and other current assets	292,051	674,425	101,921

Total current assets	875,027	8,310,005	1,255,838

Non-current assets:
Long-term restricted cash	15,335	14,293	2,160
Property, plant and equipment, net	833,004	1,911,013	288,799
Intangible assets, net	6,345	4,457	674
Long-term investments	—	47,125	7,122
Amounts due from related parties	—	50,000	7,556
Other non-current assets	40,767	131,141	19,818

Total non-current assets	895,451	2,158,029	326,129

Total assets	1,770,478	10,468,034	1,581,967

LIABILITIES
Current liabilities:
Short-term borrowings	—	28,787	4,350
Trade payable	—	234,011	35,365
Amounts due to related parties	20,837	40,069	6,055
Taxes payable	20,405	30,055	4,542
Accruals and other liabilities	685,323	1,285,592	194,284

Total current liabilities	726,565	1,618,514	244,596

Non-current liabilities:
Long-term borrowings	37,500	642,401	97,082
Other non-current liabilities	61,199	141,113	21,326

Total non-current liabilities	98,699	783,514	118,408

Total liabilities	825,264	2,402,028	363,004

Commitments and contingencies (Note 24)

NIO INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	As of December 31,
	2016	2017	2017
	RMB	RMB	USD
			Note 2(e)
MEZZANINE EQUITY
Series A-1 and A-2 convertible redeemable preferred shares (USD0.00025 par value; 295,000,000 authorized, issued and outstanding as of December 31, 2016 and 2017)	2,810,189	5,011,731	757,390
Series A-3 convertible redeemable preferred shares (USD0.00025 par value; 31,720,364 authorized, 24,210,431 issued and outstanding as of December 31, 2016 and 2017)	306,678	427,129	64,549
Series B convertible redeemable preferred shares (USD0.00025 par value; 114,867,321 authorized as of December 31, 2016 and 2017; 102,144,675 and 114,867,321 issued and outstanding as of December 31, 2016 and 2017, respectively)	2,014,903	2,294,980	346,826
Series C convertible redeemable preferred shares (USD0.00025 par value; nil and 167,142,990 authorized, nil and 166,205,830 issued and outstanding as of December 31, 2016 and 2017, respectively)	—	4,454,596	673,195
Series D convertible redeemable preferred shares (USD0.00025 par value; nil and 240,000,000 authorized, nil and 213,585,003 issued and outstanding as of December 31, 2016 and 2017, respectively)	—	7,547,760	1,140,645
Receivable from a holder of Series A-1 convertible redeemable preferred shares	(270,196)	—	—
Receivable from a holder of Series D convertible redeemable preferred shares	—	(78,410)	(11,850)

Total mezzanine equity	4,861,574	19,657,786	2,970,755

NIO INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	As of December 31,
	2016	2017	2017
	RMB	RMB	USD
			Note 2(e)
SHAREHOLDERS’ DEFICIT
Ordinary shares (USD0.00025 par value; 1,558,412,315 and 1,151,269,325 shares authorized as of December 31, 2016 and 2017, respectively; 32,003,810 and 36,727,350 shares issued and 17,773,459 and 23,850,343 shares outstanding as of December 31, 2016 and 2017, respectively)	52	60	9
Treasury shares	(9,186)	(9,186)	(1,388)
Additional paid in capital	70,850	131,907	19,934
Accumulated other comprehensive income/(loss)	110,452	(13,922)	(2,104)
Accumulated deficit	(4,076,945)	(11,711,948)	(1,769,952)

Total NIO Inc. shareholders’ (deficit)/equity	(3,904,777)	(11,603,089)	(1,753,501)

Non-controlling interests	(11,583)	11,309	1,709

Total shareholders’ (deficit)/equity	(3,916,360)	(11,591,780)	(1,751,792)

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	1,770,478	10,468,034	1,581,967

The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All amounts in thousands, except for share and per share data)

	For the Year ended December 31,
	2016	2017	2017
	RMB	RMB	USD
			Note 2(e)
Operating expenses:
Research and development	(1,465,353)	(2,602,889)	(393,358)
Selling, general and administrative	(1,137,187)	(2,350,707)	(355,247)

Total operating expenses	(2,602,540)	(4,953,596)	(748,605)

Loss from operations	(2,602,540)	(4,953,596)	(748,605)

Interest income	27,556	18,970	2,867
Interest expenses	(55)	(18,084)	(2,733)
Share of losses of equity investee	—	(5,375)	(812)
Investment income	2,670	3,498	529
Other income/(loss), net	3,429	(58,681)	(8,869)

Loss before income tax expense	(2,568,940)	(5,013,268)	(757,623)

Income tax expense	(4,314)	(7,906)	(1,195)

Net loss	(2,573,254)	(5,021,174)	(758,818)

Accretion on convertible redeemable preferred shares to redemption value	(981,233)	(2,576,935)	(389,436)
Net loss attributable to non-controlling interests	36,938	36,440	5,507

Net loss attributable to ordinary shareholders of NIO Inc.	(3,517,549)	(7,561,669)	(1,142,747)

Net loss	(2,573,254)	(5,021,174)	(758,818)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax	55,493	(124,374)	(18,796)

Total other comprehensive income/(loss)	55,493	(124,374)	(18,796)

Total comprehensive loss	(2,517,761)	(5,145,548)	(777,614)
Accretion on convertible redeemable preferred shares to redemption value	(981,233)	(2,576,935)	(389,436)
Net loss attributable to non-controlling interests	36,938	36,440	5,507

Comprehensive loss attributable to ordinary shareholders of NIO Inc.	(3,462,056)	(7,686,043)	(1,161,543)

Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	16,697,527	21,801,525	21,801,525
Net loss per share attributable to ordinary shareholders
Basic and diluted	(210.66)	(346.84)	(52.42)

The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(All amounts in thousands, except for share and per share data)

	Ordinary Shares		Treasury Shares		Additional Paid in Capital	Accumulated Other Comprehensive Income/(loss)	Accumulated Deficit	Total Shareholders’ Deficit	Non- Controlling Interests	Total Equity
	Shares	Par Value	Shares	Amount
Balance as of December 31, 2015	28,900,001	47	(18,400,000)	(9,186)	13,748	54,959	(559,396)	(499,828)	—	(499,828)
Accretion on Series A-1 and A-2 convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(798,481)	(798,481)	—	(798,481)
Accretion on Series A-3 convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(29,983)	(29,983)	—	(29,983)
Accretion on Series B convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(152,769)	(152,769)	—	(152,769)
Grant of restricted shares	3,103,809	5	(3,103,809)	—	—	—	—	5	—	5
Vesting of restricted shares			7,273,458	—	39,104	—	—	39,104	—	39,104
Vesting of share options	—	—	—	—	17,998	—	—	17,998	—	17,998
Capital injection by non-controlling interests	—	—	—	—	—	—	—	—	25,355	25,355
Foreign currency translation adjustment	—	—	—	—	—	55,493	—	55,493	—	55,493
Net loss	—	—	—	—	—	—	(2,536,316)	(2,536,316)	(36,938)	(2,573,254)

Balance as of December 31, 2016	32,003,810	52	(14,230,351)	(9,186)	70,850	110,452	(4,076,945)	(3,904,777)	(11,583)	(3,916,360)

NIO INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(All amounts in thousands, except for share and per share data)

	Ordinary shares		Treasury Shares		Additional paid in capital	Accumulated other comprehensive income/(loss)	Accumulated deficit	Total shareholders’ deficit	Non- Controlling interests	Total equity
	Shares	Par value	Shares	Amount
Balance as of December 31, 2016	32,003,810	52	(14,230,351)	(9,186)	70,850	110,452	(4,076,945)	(3,904,777)	(11,583)	(3,916,360)
Accretion on Series A-1 and A-2 convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(2,205,227)	(2,205,227)	—	(2,205,227)
Accretion on Series A-3 convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(120,451)	(120,451)	—	(120,451)
Accretion on Series B convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(40,011)	(40,011)	—	(40,011)
Accretion on Series C convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(56,283)	(56,283)	—	(56,283)
Accretion on Series D convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(154,963)	(154,963)	—	(154,963)
Grant of restricted shares	2,000,000	3	(2,000,000)	—	—	—	—	3	—	3
Exercise of share options	2,723,540	5	—	—	6,207	—	—	6,212	—	6,212
Vesting of restricted shares	—	—	3,353,344	—	24,723	—	—	24,723	—	24,723
Vesting of share options	—	—	—	—	30,127	—	—	30,127	—	30,127
Capital injection by non-controlling interests	—	—	—	—	—	—	—	—	13,376	13,376
Acquisition of additional interests in subsidiaries from non-controlling interests	—	—	—	—	—	—	(73,334)	(73,334)	45,956	(27,378)
Foreign currency translation adjustment	—	—	—	—	—	(124,374)	—	(124,374)	—	(124,374)
Net loss	—	—	—	—	—	—	(4,984,734)	(4,984,734)	(36,440)	(5,021,174)

Balance as of December 31, 2017	36,727,350	60	(12,877,007)	(9,186)	131,907	(13,922)	(11,711,948)	(11,603,089)	11,309	(11,591,780)

The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	For the Year ended December 31,
	2016	2017	2017
	RMB	RMB	USD
			Note 2(e)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(2,573,254)	(5,021,174)	(758,818)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	46,087	167,858	25,367
Foreign exchange (gain)/loss	(5,540)	49,503	7,481
Share-based compensation expenses	76,684	90,296	13,646
Investment income	(2,670)	(3,498)	(529)
Share of losses of equity investee	—	5,375	812
Loss on disposal of property, plant and equipment	267	6,192	936
Changes in operating assets and liabilities:
Prepayments and other current assets	(209,784)	(404,762)	(61,169)
Inventories	—	(89,464)	(13,520)
Other non-current assets	(20,286)	(66,698)	(10,080)
Taxes payable	15,633	9,650	1,458
Accruals and other liabilities	410,100	603,374	91,184
Other non-current liabilities	61,199	78,629	11,883

Net cash used in operating activities	(2,201,564)	(4,574,719)	(691,349)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and intangible assets	(654,455)	(1,113,893)	(168,336)
Purchase of held for trading securities	(2,346,261)	(1,337,413)	(202,115)
Sale of held for trading securities	3,118,559	1,340,911	202,643
Acquisitions of equity investees	—	(52,500)	(7,934)
Acquisition of additional interests in subsidiaries from non-controlling interests	—	(27,378)	(4,137)

Net cash provided by/(used in) investing activities	117,843	(1,190,273)	(179,879)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of ordinary shares	(8,408)	—	—
Proceeds from exercise of stock options	—	6,207	938
Proceeds from issuance of series A convertible redeemable preferred shares, net of issuance costs	401,478	273,686	41,360
Proceeds from issuance of series B convertible redeemable preferred shares, net of issuance costs	1,862,134	240,066	36,280
Proceeds from issuance of series C convertible redeemable preferred shares, net of issuance costs	—	4,398,313	664,689
Proceeds from issuance of series D convertible redeemable preferred shares, net of issuance costs	—	7,314,387	1,105,377
Capital injection from non-controlling interests	—	13,376	2,021
Proceeds from borrowings	37,500	633,688	95,765
Proceeds from issuance of convertible promissory note	—	312,624	47,245
Repayment of convertible promissory note	—	(325,013)	(49,117)

NIO INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	For the Year ended December 31,
	2016	2017	2017
	RMB	RMB	USD
			Note 2(e)
Net cash provided by financing activities	2,292,704	12,867,334	1,944,558

Effects of exchange rate changes on cash and cash equivalents	40,539	(168,120)	(25,407)
NET INCREASE IN CASH AND CASH EQUIVALENTS	249,522	6,934,222	1,047,923
Cash, cash equivalents and restricted cash at beginning of the year	347,109	596,631	90,167

Cash, cash equivalents and restricted cash at end of the year	596,631	7,530,853	1,138,090

NON-CASH FINANCING ACTIVITIES
Issuance of series D convertible redeemable preferred shares	—	85,553	12,929
Capital injection from non-controlling interests in the form of net assets	25,355	—	—

	25,355	85,553	12,929

Supplemental Disclosure
Interest paid	55	15,434	2,332
Income taxes paid	—	1,129	171

The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

1. Organization and Nature of Operations

NIO Inc. (“NIO”, or “the Company”) was incorporated under the laws of the Cayman Islands in November, 2014, as an exempted company with limited liability. The Company was formerly known as NextCar Inc.. It changed its name to NextEV Inc. in December, 2014, and then changed to NIO Inc. in July, 2017. The Company, its subsidiaries and consolidated variable interest entities (“VIEs”) are collectively referred to as “the Group”.

The Group designs and develops high-performance fully electric vehicles. It launched the first volume manufactured electric vehicle, the ES8, to the public in December 2017. The Group jointly manufactures ES8 through strategic collaboration with other Chinese vehicle manufacturers. The Group also plans to offer energy and service packages to its users. As of December 31, 2016 and 2017, its primary operations are conducted in the People’s Republic of China (“PRC”) and mainly focused on research and development activities. The Company’s principal subsidiaries and VIEs are as follows:

Subsidiaries	Equity interest held	Place and date of incorporation or date of acquisition	Principal activities
NIO NextEV Limited (“NIO HK”) (formerly known as NextEV Limited)	100%	Hong Kong, February 2015	Investment holding
NIO GmbH (formerly known as NextEV GmbH)	100%	Germany, May 2015	Design and technology development
NIO Co., Ltd. (“NIO SH”) (formerly known as NextEV Co., Ltd.)	100%	Shanghai, PRC, May 2015	Headquarter and technology development
NIO USA, Inc. (“NIO US”) (formerly known as NextEV USA, Inc.)	100%	United States, November 2015	Technology development
XPT Limited (“XPT”)	100%	Hong Kong, December 2015	Investment holding
NIO NextEV (UK) Ltd. (formerly known as NextEV (UK) Limited)	100%	United Kingdom, February 2016	Marketing and technology development
NIO Sport Limited (“NIO Sport”) (formerly known as NextEV NIO Sport Limited)	100%	Hong Kong, April 2016	Racing management
XPT Technology Limited (“XPT Technology”)	100%	Hong Kong, April 2016	Investment holding
XPT Inc. (“XPT US”)	100%	United States, April 2016	Technology development
XPT (Jiangsu) Investment Co., Ltd. (“XPT Jiangsu”)	100%	Jiangsu, PRC, May 2016	Investment holding
Shanghai XPT Technology Limited	100%	Shanghai, PRC, May 2016	Technology development
XPT (Nanjing) E-Powertrain Technology Co., Ltd.	100%	Nanjing, PRC, July 2016	Manufacturing of E-Powertrain
XPT (Nanjing) Energy Storage System Co., Ltd. (“XPT NJES”)	100%	Nanjing, PRC, October 2016	Manufacturing of battery pack
NIO Power Express Limited (“PE HK)	100%	Hong Kong, January 2017	Investment holding

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Subsidiaries	Equity interest held	Place and date of incorporation or date of acquisition	Principal activities
NIO User Enterprise Limited (“UE HK”)	100%	Hong Kong, February 2017	Investment holding
Shanghai NIO Sales and Services Co., Ltd. (“UE CNHC”)	100%	Shanghai, PRC, March 2017	Investment holding and sales and after sales management
NIO Energy Investment (Hubei) Co., Ltd. (“PE CNHC”)	100%	Wuhan PRC, April 2017	Investment holding
Wuhan NIO Energy Co., Ltd. (“PE WHJV”)	100%	Wuhan, PRC, May 2017	Investment holding
XTRONICS (Nanjing) Automotive Intelligent Technologies Co.,Ltd. (“XPT NJWL”)	50%	Nanjing, PRC, June 2017	Manufacturing of components

VIE	Economic interest held	Place and date of incorporation or date of acquisition
Prime Hubs Limited (“Prime Hubs”)	100%	BVI, October 2014
NIO Technology Co., Ltd. (“NIO SHTECH”) (formerly known as Shanghai NextEV Technology Co., Ltd.)	100%	Shanghai, PRC, November 2014

In accordance with the Article of Association of XPT NJWL, the Company has the power to control the board of directors of XPT NJWL to unilaterally govern the financial and operating policies of XPT NJWL and the Non-controlling shareholder does not have substantive participating rights, therefore, the Group consolidates this entity.

Variable interest entity

NIO SHTECH was established by Li Bin and Qin Lihong (the “Nominee Shareholders”) in November, 2014. In 2015, NIO SH, NIO SHTECH, and the Nominee Shareholders of NIO SHTECH entered into a series of contractual agreements, including a loan agreement, an equity pledge agreement, exclusive call option agreement and power of attorney that irrevocably authorized the Nominee Shareholders designated by NIO SH to exercise the equity owner’s rights over NIO SHTECH. These agreements provide the Company, as the only shareholder of NIO SH, with effective control over NIO SHTECH to direct the activities that most significantly impact NIO SHTECH’s economic performance and enable the Company to obtain substantially all of the economic benefits arising from NIO SHTECH. Management concluded that NIO SHTECH is a variable interest entity of the Company and the Company is the ultimate primary beneficiary of NIO SHTECH and shall consolidate the financial results of NIO SHTECH in the Group’s consolidated financial statements. As of December 31, 2016 and 2017, NIO SHTECH did not have significant operations, nor any material assets or liabilities.

In October 2014, Prime Hubs, a British Virgin Islands (“BVI”) incorporated company and a consolidated variable interest entity of the Group, was established by the shareholders of the Group to facilitate the adoption of the Company’s employee stock incentive plans. The Company entered into a management agreement with Prime Hubs and Li Bin. The agreement provides the company with effective control over Prime Hubs and enables the Company to obtain substantially all of the economic benefits arising from Prime Hubs. As of December 31, 2016 and 2017, Prime Hubs held 26,900,001 ordinary shares of the Company.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Liquidity

The Group has been incurring losses from operations since inception. The Group incurred net losses of RMB2,573,254 and RMB5,021,174 in the years ended December 31, 2016 and 2017, respectively. Accumulated deficit amounted to RMB4,076,945 and RMB11,711,948 as of December 31, 2016 and 2017, respectively. Net cash used in operating activities was approximately RMB2,201,564 and RMB4,574,719 for the years ended December 31, 2016 and 2017, respectively. As of December 31, 2017, the Group’s working capital was RMB6,691,491.

The Group’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on favorable economic terms to fund its general operations and capital expansion needs. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of December 31, 2017, the Group’s balance of cash and cash equivalents was RMB7,505,954. In addition, up to April 27, 2018, the Company has entered into loan facility agreements with several banks in China for a total principal amount of RMB3,730 million, which will be due by May 17, 2022. Moreover, the Group can adjust the pace of its operation expansion and control the operating expenses of the Group.

Based on cash flows projection from operating and financing activities and existing balance of cash and cash equivalents, management is of the opinion that the Group has sufficient funds for sustainable operations and it will be able to meet its payment obligations from operations and debt related commitments for the next twelve months from the issuance of the consolidated financial statements. Based on the above considerations, the Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

2. Summary of Significant Accounting Policies

(a) Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

(b) Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIE for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors (the “Board”); to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

All significant transactions and balances between the Company, its subsidiaries and the VIE have been eliminated upon consolidation. The non-controlling interests in consolidated subsidiaries are shown separately in the consolidated financial statements.

(c) Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenue and expenses during the reported period in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, the valuation and recognition of share-based compensation arrangements, depreciable lives of property, equipment and software, useful life of intangible assets, assessment for impairment of long-lived assets and intangible assets, inventory valuation for excess and obsolete inventories, lower of cost and net realizable value of inventories, valuation of deferred tax assets as well as redemption value of the convertible redeemable preferred shares. Actual results could differ from those estimates.

(d) Functional currency and foreign currency translation

The Group’s reporting currency is the Renminbi (“RMB”). The functional currency of the Company and its subsidiaries which are incorporated in HK is United States dollars (“USD”), except NIO Sport which operates mainly in United Kingdom and uses Great Britain pounds (“GBP”). The functional currencies of the other subsidiaries and the VIE are their respective local currencies. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters.

Transactions denominated in currencies other than in the functional currency are translated into the functional currency using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into functional currency using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are included in the consolidated statements of comprehensive loss.

The financial statements of the Group’s entities of which the functional currency is not RMB are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Income and expense items are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive (loss)/income in the consolidated statements of comprehensive gain or loss, and the accumulated foreign currency translation adjustments are presented as a component of accumulated other comprehensive loss in the consolidated statements of convertible redeemable preferred shares and shareholders’ deficit. Total foreign currency translation adjustment (gains)/losses were RMB(55,493) and RMB124,374 for the years ended December 31, 2016 and 2017, respectively. The grant-date fair value of the Group’s share-based compensation expenses is reported in USD as the respective valuation is conducted in USD as the shares are denominated in USD.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

(e) Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss and consolidated statements of cash flows from RMB into USD as of and for the year ended December 31, 2017 are solely for the convenience of the reader and were calculated at the rate of USD1.00 = RMB6.6171, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2018. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into USD at that rate on June 30, 2018, or at any other rate.

(f) Fair value

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, restricted cash, short-term investments, trade receivable, amounts due from related parties, prepayments and other current assets, trade payable, amounts due to related parties, short-term borrowings, taxes payable, accruals and other liabilities. As of December 31, 2016 and 2017, the carrying values of these financial instruments are approximated to their fair values due to the short-term maturity of these instruments.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Below is a description of the valuation techniques that the Group uses to measure the fair value of assets that the Group reports on its consolidated balance sheets at fair value on a recurring basis.

Time deposits. The Group values its time deposits held in certain bank accounts using quoted prices for securities with similar characteristics and other observable inputs, and accordingly, the Group classifies the valuation techniques that use these inputs as Level 2.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Short-term borrowings. The rates of interest under the loan agreements with the lending banks were determined based on the prevailing interest rates in the market. The Group classifies the valuation techniques that use these inputs as Level 2.

Short-term receivables and payables. Trade receivable and prepayments and other current assets are financial assets with carrying values that approximate fair value due to their short term nature. Trade payable, accruals and other liabilities are financial liabilities with carrying values that approximate fair value due to their short term nature.

Prepayments and other assets in non-current assets. Prepayments and other assets in non-current assets are financial assets with carrying values that approximates fair value due to the change in fair value after considering the discount rate. The Group estimated fair values of non-current prepayments and other assets using the discount cash flow method.

(g) Cash and cash equivalents

Cash and cash equivalents represent cash on hand, time deposits and highly-liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less. The Group adopted ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230) for interim periods beginning after January 1, 2018, using a retrospective method to each period presented. The changes in restricted cash in the consolidated cash flow were RMB15,335 and RMB9,564 for the years ended December 31, 2016 and 2017, respectively, which were no longer presented within investing activities and were retrospectively included in the changes of cash, cash equivalents and restricted cash as required.

(h) Restricted cash

Cash that is restricted as to withdrawal for use or pledged as security is reported separately on the face of the Consolidated Balance Sheets, and is not included in the total cash and cash equivalents in the Consolidated Statements of Cash Flows. The Group’s restricted cash mainly represents (a) the secured deposits held in designated bank accounts for issuance of bank credit card; (b) time deposit that are pledged for property lease.

(i) Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the average basis and includes all costs to acquire and other costs to bring the inventories to their present location and condition. The Group records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. The Group also reviews inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the vehicles less the estimated cost to convert inventory on hand into a finished product. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Should estimates of future selling prices or production costs change, additional and potentially material increases to this reserve may be required. A small change in the estimates may result in a material charge to the reported financial results.

(j) Trading securities

Trading securities are comprised of bonds and are all designated as trading securities as they have been acquired principally for the purpose of selling in the near term. They are recognized on the trade date, when the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Group enters into contractual arrangements with counterparties, and are normally derecognized when sold. They are initially measured at fair value, with transaction costs taken to the statements of operations and comprehensive loss. Subsequent changes in their fair values and interest are recognized in the statements of comprehensive loss.

(k) Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over their estimated useful lives on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets.

The estimated useful lives are as follows:

Useful lives
Motor vehicles	5 years
Production facilities	10 years
Computer and electronic equipment	3 years
Purchased software	3 years
R&D equipment	5 years
Office equipment	5 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Others	3 to 5 years

The cost of maintenance and repairs is expensed as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment is capitalized as additions to the related assets. Interest expense on outstanding debt is capitalized during the period of significant capital asset construction. Capitalized interest on construction-in-progress is included within property, plant and equipment and is amortized over the life of the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in the statements of comprehensive loss.

(l) Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Intangible assets are amortized using the straight-line method over the estimated useful lives as below:

Useful lives
License	3 years
Domain names and others	5 years

The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

(m) Long-term investments

As of December 31, 2017, the Group’s long-term investments was accounted for using equity method. Investments in entities in which the Group can exercise significant influence and holds an investment in voting

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

common stock or in-substance common stock (or both) of the investee but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC topic 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Under the equity method, the Group initially records its investments at cost. The Group subsequently adjusts the carrying amount of the investments to recognize the Group’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Group evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary.

(n) Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for the years ended December 31, 2016 and 2017.

(o) Revenue recognition

The Group did not generate revenue in 2016 and 2017. It launched the first volume manufactured electric vehicle, the ES8, to the public in December 2017 and will start making deliveries to users in June 2018. The Group’s revenue is expected to be primarily derived from sales of the electrical vehicles and provision of charging solutions and service packages to its users.

(p) Customer incentives

The Group offers customer loyalty program points as customer incentives. For customer incentives offered where prior purchase is not required, the Group accounts for them as selling and marketing expense when the points are generated. Unredeemed incentives are recorded in other current liabilities in the consolidated balance sheet until they are redeemed for merchandise. The Group estimates liabilities under the customer loyalty program based on accumulated customer incentives, and the estimate of probability of redemption in accordance with the historical redemption pattern. As the Group currently does not have sufficient historical information for now to determine point forfeitures or breakage, the Group recorded estimated liabilities for all points earned by customers. As of December 31, 2016 and 2017, liabilities recorded related to membership points are nil and RMB16,460, respectively.

(q) Sales and marketing expenses

Sales and marketing expenses consist primarily of marketing and promotional expenses, salaries and other compensation-related expenses to sales and marketing personnel. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. The Group expenses all advertising costs as incurred and classifies these costs under sales and marketing expenses. For the years ended Dec 31, 2016 and 2017, advertising costs totalled RMB4,095 and RMB63,427, respectively.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

(r) Research and development expenses

Certain costs associated with developing internal-use software are capitalized when such costs are incurred within the application development stage of software development. Other than that, all costs associated with research and development (“R&D”) are expensed as incurred. R&D expenses are primary comprised of charges for R&D and consulting work performed by third parties; salaries, bonuses, share-based compensation, and benefits for those employees engaged in research, design and development activities; costs related to design tools; license expenses related to intellectual property, supplies and services; and allocated costs, including depreciation and amortization, rental fees, and utilities.

(s) General and administrative expenses

General and administrative expenses consist primarily of salaries, bonuses, share-based compensation and benefits for employees involved in general corporate functions and those not specifically dedicated to research and development activities, depreciation and amortization of fixed assets which are not used in research and development activities, legal and professional services fees, rental and other general corporate related expenses.

(t) Employee benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB105,955 and RMB231,070 for the years ended December 31, 2016 and 2017, respectively.

(u) Government grants

The Group’s PRC based subsidiaries received government subsidies from certain local governments. The Group’s government subsidies consisted of specific subsidies and other subsidies. Specific subsidies are subsidies that the local government has provided for a specific purpose, such as product development and renewal of production facilities. Other subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Group; receipt of such subsidy income is not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances. The Group recorded specific purpose subsidies as advances payable when received. For specific subsidies, upon government acceptance of the related project development or asset acquisition, the specific purpose subsidies are recognized to reduce related R&D expenses or the cost of asset acquisition. Other subsidies are recognized as other income upon receipt as further performance by the Group is not required.

(v) Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Group records liabilities related to uncertain tax positions when, despite the Group’s belief that the Group’s tax return positions are supportable, the Group believes that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense. The Group did not recognize uncertain tax positions as of December 31, 2016 and 2017.

(w) Share-based compensation

The Company grants restricted shares (“RS”) and share options to eligible employees and non-employee consultants and accounts for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees.

Employees’ share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at grant date if no vesting conditions are required; or b) for share options or restricted shares granted with only service conditions, using the straight-line vesting method, net of estimated forfeitures, over the vesting period; or c) for share options granted with service conditions and the occurrence of an initial public offering (“IPO”) as performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition will be recorded upon the completion of the IPO, using the graded vesting method; or d) for share options where the underlying share is liability within the scope of ASC 480, using graded vesting method, net of estimated forfeitures, over the vesting period, and remeasure the fair value of the award at each reporting period end until the award is settled.

All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Share-based compensation expenses for share options and restricted shares granted to non-employees are measured at fair value at the earlier of the performance commitment date or the date service is completed, and recognized over the period during which the service is provided. The Group applies the guidance in ASC 505-50 to measure share options and restricted shares granted to non-employees based on the then-current fair value at each reporting date.

The fair value of the restricted shares were assessed using the income approaches / market approaches, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment required complex and subjective judgments regarding the Company’s projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants were made. In addition, the binomial option-pricing model is used to measure the value of share options. The determination of the fair value is affected by the fair value of the ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, actual and projected employee and non-employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of these awards was determined taking into account independent valuation advice.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive share-based awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company for accounting purposes.

Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Group uses historical data to estimate pre-vesting option and records share-based compensation expenses only for those awards that are expected to vest.

(x) Comprehensive income/(loss)

The Group applies ASC 220, Comprehensive Income, with respect to reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss is defined to include all changes in equity of the Group during a period arising from transactions and other event and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the years presented, the Group’s comprehensive loss includes net loss and other comprehensive (loss)/income, which mainly consists of the foreign currency translation adjustment that have been excluded from the determination of net loss.

(y) Leases

Leases are classified at the inception date as either a capital lease or an operating lease. As the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life, or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease.

All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. The Group has not capitalized leases for the years ended December 31, 2016 and 2017. Payments made under operating lease to the lessors are charged to the consolidated statement of comprehensive loss on a straight-line basis over the lease period. Operating lease expenses recorded in the accompanying consolidated statements of comprehensive loss amounted to RMB102,020 and RMB228,478 for the years ended December 31, 2016 and 2017, respectively.

(z) Dividends

Dividends are recognized when declared. No dividends were declared for the years ended December 31, 2016 and 2017, respectively.

(aa) Earnings/(Loss) per share

Basic earnings/(loss) per share is computed by dividing net income/(loss) attributable to holders of ordinary shares, considering the accretions to redemption value of the preferred shares, by the weighted average number

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Diluted earnings/(loss) per share is calculated by dividing net income/(loss) attributable to ordinary shareholders, as adjusted for the accretion and allocation of net income related to the preferred shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the preferred shares using the if-converted method, unvested restricted shares, restricted share units and ordinary shares issuable upon the exercise of outstanding share option (using the treasury stock method). Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

(ab) Segment reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

(ac) Revision to previously issued financial statements

These financial statements as of and for the year ended December 31, 2016 are being revised to correct errors primarily related to:

(1) limited recourse loan provided to an executive by the Company for the issuance of Series A-3 convertible redeemable preferred shares (“Series A-3 Preferred Shares”), which was previously accounted for as non-current receivables with an amount of RMB80,809. It has been revised to account for the limited recourse loan as an option provided to the executive to purchase the Series A-3 Preferred Shares. Accordingly, share based compensation expenses amounting to RMB19,581 should be recognized in the Company’s consolidated financial statements for the year ended December 31, 2016;

(2) costs of software to be sold, leased, or marketed, amounting to RMB59,052, which was previously capitalized by the Group. The Group has revised its consolidated financial statements for the year ended December 31, 2016 to expense the software development costs due to the capitalization criteria was not met;

The impact of these revisions on the previously issued consolidated financial statements are not material.

3. Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” This guidance supersedes current guidance on revenue recognition in Topic 605, “Revenue Recognition.” In addition, there are disclosure requirements related to the nature, amount, timing, and uncertainty of revenue recognition. In August 2015, the FASB issued ASU No. 2015-14 to defer the effective date of ASU No. 2014-09 for all entities by one year. For publicly-traded business entities that follow U.S. GAAP, the deferral results in the new revenue standards’ being effective for fiscal years, and interim periods within those fiscal years,

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

beginning after December 15, 2017, with early adoption permitted for interim and annual periods beginning after December 15, 2016. The Group has not started to generate revenue yet, therefore, there will be no impact when it is adopted in 2018.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The main objective of this update is to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. ASU 2016-01 changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. Further, in March 2018, the FASB issued “Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which provides further guidance on adjustments for observable transaction for equity securities without a readily determinable fair value and clarification on fair value option for liabilities instruments. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. The Company is in the process of evaluating the impact of ASU 2016-01 on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU is effective for reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet, while lessor accounting will remain substantially unchanged. The ASU requires a modified retrospective transition approach for existing leases, whereby the new rules will be applied to the earliest year presented. The Group is currently evaluating the impact that the adoption of this standard will have on its financial condition and results from operations.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies the accounting for share-based payment transactions specifically related to the tax effects associates with share-based compensation, an accounting policy election to determine how forfeitures are recorded and a change in the presentation requirements in the statement of cash flows. Non-public companies are also granted two additional optional provisions that would provide a practical expedient for determining the expected term and a one-time opportunity to change the measurement basis for all liability-classified awards to intrinsic value. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Group is currently evaluating the impact that the adoption of this standard will have on its financial condition and results from operations.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). The ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. The Group does not expect the adoption to have a material impact on its consolidated financial statements.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

4. Concentration and Risks

(a) Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash and trade receivable. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. As of December 31, 2016 and 2017, all of the Group’s cash and cash equivalents, restricted cash and short-term investments were held by major financial institutions located in the PRC and Hong Kong which management believes are of high credit quality. The PRC does not have an official deposit insurance program, nor does it have an agency similar to the Federal Deposit Insurance Corporation (FDIC) in the United States. However, the Group believes that the risk of failure of any of these PRC banks is remote. Bank failure is uncommon in China and the Group believes that those Chinese banks that hold the Group’s cash and cash equivalents and restricted cash are financially sound based on publicly available information.

(b) Currency convertibility risk

The PRC government imposes controls on the convertibility of RMB into foreign currencies. The Group’s cash and cash equivalents and restricted cash denominated in RMB that are subject to such government controls amounted to RMB83,153 and RMB914,460 as of December 31, 2016 and 2017, respectively. The value of RMB is subject to changes in the central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (the “PBOC”). Remittances in currencies other than RMB by the Group in the PRC must be processed through PBOC or other Chinese foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

(c) Foreign currency exchange rate risk

Since July 21, 2005, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. While the international reaction to the RMB appreciation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against other currencies.

5. Inventory

Inventory consists of the following:

	December 31, 2016	December 31, 2017
Raw materials	—	44,061
Work in process	—	22,262
Merchandise	—	23,141

Total	—	89,464

Raw materials and work in process as of December 31, 2017 are mainly used for research and development purpose and will be expensed when incurred.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Merchandise inventory includes branded merchandise of NIO which can be redeemed by deducting membership rewards points of customer loyalty program in the Group’s application store.

6. Prepayments and Other Current Assets

Prepayments and other current assets consist of the following:

	December 31, 2016	December 31, 2017
Deductible VAT input	152,457	456,774
Prepayment to vendors	102,326	185,401
Deposits	8,534	12,582
Other receivables	28,734	19,668

Total	292,051	674,425

Prepayment to vendors mainly consist of prepaid rental for offices and NIO Houses, and prepaid expenses for R&D services provided by suppliers.

7. Property, Plant and Equipment, Net

Property and equipment and related accumulated depreciation were as follows:

	December 31, 2016	December 31, 2017
Construction in process	465,064	1,016,643
Leasehold improvements	199,947	413,368
Computer and electronic equipment	83,585	178,534
Purchased software	55,814	135,775
R&D equipment	52,991	173,741
Production facilities	—	134,080
Office equipment	20,699	33,288
Motor vehicles	1,624	19,681
Others	—	27,331

Subtotal	879,724	2,132,441
Less: Accumulated depreciation	(46,720)	(221,428)

Total property and equipment, net	833,004	1,911,013

The Group recorded depreciation expenses of RMB45,013 and RMB165,960 for the years ended December 31, 2016 and 2017, respectively.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

8. Intangible Assets, Net

Intangible assets and related accumulated amortization were as follows:

	December 31, 2016			December 31, 2017
	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Domain names and others	4,319	(213)	4,106	4,230	(1,017)	3,213
License	3,100	(861)	2,239	3,199	(1,955)	1,244

Total intangible assets, net	7,419	(1,074)	6,345	7,429	(2,972)	4,457

The Group recorded amortization expenses of RMB1,074 and RMB1,898 for the years ended December 31, 2016 and 2017, respectively.

As of December 31, 2017, amortization expenses related to the intangible assets for future periods are estimated to be as follows:

	Year ended December 31,
	2018	2019	2020	2021	2022	2023 and thereafter
Amortization expenses	2,035	993	815	614	—	—

9. Other Non-current Assets

Other non-current assets consist of the following:

	December 31, 2016	December 31, 2017
Prepayments for purchase of property and equipment	16,604	50,882
Long-term deposits	24,163	80,168
Others	—	91

Total	40,767	131,141

Long-term deposit mainly consists of rental deposit for offices and NIO Houses which will not be collectible within one year.

10. Short-term Borrowings

Short-term borrowings consist of the following:

	December 31, 2016	December 31, 2017
Short-term borrowings	—	28,787

In December 2017, the Group entered into a loan agreement totaling RMB10,000 and bearing interest at 4.57% per annum with the maturity date of June 7, 2018.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

In December 2017, the Group entered into another loan agreement totaling RMB18,787 and bearing interest at 4.87% per annum with the maturity date of June 7, 2018.

11. Accruals and Other Liabilities

Accruals and other liabilities consist of the following:

	December 31, 2016	December 31, 2017
Payables for purchase of property and equipment	190,681	410,726
Payable for R&D expenses	248,172	247,923
Accrued expenses	126,384	199,087
Salaries and benefits payable	55,190	170,274
Advance from customers	—	68,439
Non-recourse loan	19,582	55,028
Payables for marketing events	—	37,933
Interest payables	—	24,320
Payables for traveling	7,012	10,678
Other payables	38,302	61,184

Total	685,323	1,285,592

12. Long-term Borrowings

Long-term borrowings consist of the following:

	December 31, 2016	December 31, 2017
Bank loan	—	454,901
Loan from joint investor	37,500	187,500

Total	37,500	642,401

On September 7, 2016, the Group entered into a joint investment agreement with Nanjing Xingzhi Technology Industry Development Co., Ltd (“Nanjing Xingzhi”, formerly known as Nanjing Zijin (New Harbor) Technology Entrepreneurial Special Community Construction Development Co., Ltd). Nanjing Xingzhi invested in XPT NJES, a subsidiary of the Group, with a contribution of RMB37,500. According to the agreement, the annual rate of return on investment of Nanjing Xingzhi equals the benchmark interest rate of one-year RMB loan announced by PBOC. Given Nanjing Xingzhi does not bear the risk of the losses and only entitles to fixed interest income, the Group regarded it a loan in substance and recorded it in liability with the interest expenses amortized through the period.

On May 17, 2017, the Group entered into a secured loan agreement with the Bank of Nanjing of a facility amount of RMB685,000 with a maturity date of May 17, 2022. As of December 31, 2017, the aggregated draw amounted to RMB454,901 and the loan interest payable to Bank of Nanjing was RMB718 with an effective interest rate of 4.75% which is the current market rate. The loan was guaranteed by Nanjing Xingzhi as an incentive for XPT NJES to continue doing business in the respective region. There is no restrictive financial covenants attached to the loan.

On May 18, 2017, the Group entered into a joint investment agreement with Wuhan Donghu New Technology Development Zone Management Committee (“Wuhan Donghu”) to set up a joint venture entity (the

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

“PE WHJV”). Wuhan Donghu subscribed for RMB384,000 paid in capital in PE WHJV with 49% of the shares. As of December 31, 2017, Wuhan Donghu injected RMB150,000 in cash to PE WHJV. Pursuant to the investment agreement, Wuhan Donghu does not have substantive participating rights to PE WHJV, nor is allowed to transfer its equity interest in PE WHJV to other third party. In addition, within five years or when the net assets of PE WHJV is less than RMB550,000, the Group is obligated to purchase from Wuhan Donghu all of its interest in PE WHJV at its investment amount paid plus interest at the current market rate announced by PBOC. As such, the Group consolidates PE WHJV. The investment by Wuhan Donghu is accounted for as a loan because it is only entitled to fixed interest income and subject to repayment within five years or upon the financial covenant violation.

13. Other Non-Current Liabilities

Other non-current liabilities consist of the following:

	December 31, 2016	December 31, 2017
Deferred construction allowance	14,652	61,771
Rental payable	26,425	48,926
Deferred government grants	19,644	30,416
Others	478	—

Total	61,199	141,113

Rental payable represents the difference between the straight-line rental expenses and the actual rental fee paid for long term rental agreements.

14. Research and Development Expenses

Research and development expenses consist of the following:

	Year ended December 31,
	2016	2017
Design and development expenses	948,753	1,455,297
Employee compensation	451,284	1,004,835
Travel expenses	27,085	60,622
Depreciation and amortization expenses	7,819	38,940
Rental and related expenses	10,485	12,367
Others	19,927	30,828

Total	1,465,353	2,602,889

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

15. Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of the following:

	Year ended December 31,
	2016	2017
Employee compensation	473,302	929,928
Marketing and promotional expenses	239,549	523,535
Rental and related expenses	91,535	216,111
Professional services	133,368	238,740
Depreciation and amortization expenses	38,268	128,918
IT consumable, office supply and other low value consumable	21,621	114,668
Travel expenses	32,572	71,278
Others	106,972	127,529

Total	1,137,187	2,350,707

16. Acquisition and Investment in Equity Investees

On June 1, 2017, the Company entered into an agreement with the minority shareholder of NIO Sport for the purchase of the remaining 45% shares of NIO Sport at total consideration of USD4,000 and GBP200 (RMB28,417 equivalent in total). The Company recorded the difference between the carrying amount of the non-controlling interest and the consideration paid in accumulated deficit.

17. Convertible Promissory Note

On February 16, 2017, the Company issued convertible promissory note (“the Note”) in the aggregated principal amount of USD48,000 (RMB312,624 equivalent) to one of its existing convertible redeemable preferred shareholder with compounding interest at 15% per annum, maturing 90 days after the issuance date. Pursuant to the Note agreements, the holders of the Note may (i) convert the outstanding principal and accrued interest of the Note into the most recent round of equity security at a conversion price equal to 97% of the per share price paid by the investors in the event that the Company issues and sells equity security to investors on or before the date of the repayment in full of this Note in an equity financing resulting in gross proceeds to the Company of at least USD100,000 (“Qualified Financing”), however, the Company and the Note holder both agreed that the 3% discount on the price shall not be applicable to the Series C Convertible Redeemable Preferred Shares (“Series C Preferred Shares”), or (ii) convert the outstanding principal and accrued interest of the Note into Series B Convertible Redeemable Preferred Shares (“Series B Preferred Shares”) of the Company at a conversion price of USD2.751 per share if no Qualified Financing occurred before prior to the maturity date. The Company may elect to repay the accrued interests in cash under either way. The issuance cost for the Note was immaterial. On May 17, 2017, the Note was fully repaid in cash together with the accrued interest of USD1,800 (RMB12,389 equivalent).

18. Convertible Redeemable Preferred Shares

In March 2015, the Company issued 165,000,000 shares of Series A-1 convertible redeemable preferred shares (“Series A-1 Preferred Shares”) for USD1.00 per share for cash of USD165,000. The total consideration was paid in three instalments and were fully paid in January 2017. In March and May 2015, the Company issued 130,000,000 shares of Series A-2 convertible redeemable preferred shares (“Series A-2 Preferred Shares”) for

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

USD1.00 per share for cash of USD130,000. In September 2015, the Company issued 24,210,431 shares of Series A-3 Preferred Shares for USD1.6522 per share for cash of USD40,000. The Series A-1, A-2 and A-3 Preferred Shares are collectively referred to as the “Series A Preferred Shares”.

In June, July, August, September 2016 and February 2017, the Company issued 114,867,321 shares of Series B convertible redeemable preferred shares (“Series B Preferred Shares”) for USD2.751 per share for cash of USD316,000.

In March, April, May and July 2017, the Company issued 166,205,830 shares of Series C convertible redeemable preferred shares (“Series C Preferred Shares”) for USD3.885 per share for cash of USD645,709.

In November and December 2017, the Company issued 211,156,415 shares of Series D convertible redeemable preferred shares (“Series D Preferred Shares”) for USD5.353 per share for cash of USD1,130,320. USD12,000 out of the total consideration from one of the investor was not paid until March 28, 2018 and it was treated as a reduction of Series D Preferred Shares until it was paid. In addition, a finder’s commission of USD26,000 was incurred for the Series D Preferred Shares financing. The Company paid 50% of the commission in cash amounted USD13,000 and the remaining 50% by issuance of 2,428,588 shares of Series D Preferred Shares for free to the financial advisory. The total of the finder’s commission was also recorded as an issuance cost as a deduction of the preferred shares.

The Series A-1, A-2, A-3, B, C and D Preferred Shares are collectively referred to as the “Preferred Shares”. All series of Preferred Shares have the same par value of USD0.00025 per share.

The Company classified the Preferred Shares in the mezzanine section of the consolidated balance sheets because they were redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control, that being the Company’s failure to complete a qualified initial public offering (“QIPO”) by December 31, 2021. The Preferred Shares are recorded initially at fair value, net of issuance costs. The issuance costs for Series A-1, A-2, A-3, B, C, and D were USD301, USD189, USD208, USD1,782, USD1,489 and USD764 (RMB1,892, RMB1,177, RMB1,296, RMB11,857, RMB10,039 and RMB5,149, equivalent).

The major rights, preferences and privileges of the Preferred Shares are as follows:

Voting Rights

The holders of the Preferred Shares shall have the right to one vote for each ordinary share into which each outstanding Preferred Share held could then be converted. The holders of the Preferred Shares vote together with the Ordinary Shareholders, and not as a separate class or series, on all matters put before the shareholders. The holders of the Preferred Shares are entitled to appoint a total of 10 out of 11 directors of the Board.

Dividends

Subject to the approval and declaration by the Board of Directors, the holders of the Preferred Shares (exclusive of unpaid shares) are entitled to receive dividends in the following order:

•

Series D Preferred Shareholders are entitled to receive dividends at an amount equal to 5% of the issue price prior to and in preference to any dividend on the Series C preferred Shares, Series B preferred shares, Series A Preferred Shares and ordinary shares;

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

•

Series C Preferred Shareholders are entitled to receive dividends at an amount equal to 5% of the issue price prior to and in preference to any dividend on the Series B preferred shares, Series A Preferred Shares and ordinary shares;

•

Series B Preferred Shareholders are entitled to receive dividends at an amount equal to 5% of the issue price prior to and in preference to any dividend on the Series A Preferred Shares and ordinary shares;

•	Series A Preferred Shareholders are entitled to receive dividends at an amount equal to 5% of the issue price prior to and in preference to any ordinary shares;

•	any remaining dividends shall be distributed on a pro rata basis to holders of all the Preferred Shares and ordinary shares on a fully diluted and as-if converted basis.

No dividends on preferred and ordinary shares have been declared since the issuance date through December 31, 2016 and 2017.

Liquidation

In the event of any liquidation, the holders of Preferred Shares have preference over holders of ordinary shares with respect to payment of dividends and distribution of assets. Upon Liquidation, Series D Preferred Shares shall rank senior to Series C Preferred Shares, Series C Preferred Shares shall rank senior to Series B Preferred Shares, Series B Preferred Shares shall rank senior to Series A-3 Preferred Shares, Series A-3 Preferred Shares shall rank senior to Series A-1 and A-2 Preferred Shares, Series A-1 and A-2 Preferred Shares shall rank senior to ordinary shares.

The holders of Preferred Shares (exclusive of unpaid shares) shall be entitled to receive an amount per share equal to (A) an amount equal to the higher of (1) 100% of the original issue price of such Preferred Shares, and (2) the amount that would be payable on such Preferred Shares if converted into ordinary shares immediately before such Liquidation; and (B) the amount of all declared but unpaid dividends on such Preferred Shares based on such holder’s pro rata portion of the total number of the Preferred Shares. If there are still assets of the Company legally available for distribution, such remaining assets of the Company shall be distributed to the holders of issued and outstanding Ordinary Shares on pro rata basis among themselves.

Conversion

The Preferred Shares (exclusive of unpaid shares) would automatically be converted into common shares 1) upon a QIPO; or 2) upon the written consent of the holders of a majority of the outstanding Preferred Share of each class with respect to conversion of each class.

The initial conversion ratio of Preferred Shares to ordinary shares shall be 1:1, subject to adjustments in the event of (i) share splits, share dividends, combinations, recapitalization and similar events, or (ii) issuance of Ordinary Shares (excluding certain events such as issuance of ordinary shares pursuant to a public offering) at a price per share less than the conversion price in effect on the date of or immediately prior to such issuance.

The Company determined that there were no beneficial conversion features identified for any of the Preferred Shares during any of the periods. In making this determination, the Company compared the fair value of the ordinary shares into which the Preferred Shares are convertible with the respective effective conversion price at the issuance date. In all instances, the effective conversion price was greater than the fair value of the ordinary shares. To the extent a conversion price adjustment occurs, as described above, the Company will re-evaluate whether or not a beneficial conversion feature should be recognized.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Redemption

The Company shall redeem, at the option of any holder of outstanding Preferred Shares, all of the outstanding Preferred Shares (other than the unpaid shares) held by the requesting holder, at any time after the earliest to occur of (a) December 31, 2021, if no QIPO or Approved Sale has been consummated prior to such date, (b) any material change in applicable law that would prohibit or otherwise make it illegal to continue to operate the business under the then-existing equity structure of the Group, which could not be solved by alteration or adjustment of the equity structure of the Group after good faith consultation among the Company and its shareholders, (c) the early termination of employment or service contracts of no less than 30% of the certain key employees (or subsequent persons holding their respective positions) with the Group during any six-month period (excluding any early termination with cause) which has resulted in material adverse effect with respect to the Business of the Group as a whole, and (d) termination or disruption of the business of the Group as a whole, which is attributable to any Group Company’s non-compliance with applicable laws or breach or early termination of material business contracts or business arrangements with any supplier, clients or otherwise (any matter or event as described in items (a) to (d), hereinafter a “Redemption Event”), or (e) any other Preferred Share holder has requested the Company to redeem its shares in any Redemption Event by delivery of a notice.

The redemption amount payable for each Preferred Share (other than the unpaid shares) will be an amount equal to the greater of (a) 100% of the Preferred Shares’ original issue price, plus all accrued but unpaid dividends thereon up to the date of redemption and compound interest on the preferred shares’ original issue price at the rate of 8% per annum, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, mergers or similar transactions, and (b) the fair market value of such Preferred Shares at the date of redemption.

Upon the redemption, Series D Preferred Shares shall rank senior to Series C Preferred Shares, Series C Preferred Shares shall rank senior to Series B Preferred Shares, Series B Preferred Shares shall rank senior to Series A-3 Preferred Shares, Series A-3 Preferred Shares shall rank senior to Series A-1 and A-2 Preferred Shares, Series A-1 and A-2 Preferred Shares shall rank pari passu to each other.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Accounting for Preferred Shares

The Company recognized accretion to the respective redemption value of the Preferred Shares over the period starting from issuance date to December 31, 2021, the earliest redemption date. According to the redemption price calculation described above, the Company recognized accretion of the Preferred Shares amounted to RMB981,233 and RMB2,576,935 during the years ended December 31, 2016 and 2017, respectively.

The Company’s convertible redeemable preferred shares activities for the year ended December 31, 2016 and 2017 are summarized below:

	Series A-1 & A-2		Series A-3		Series B		Series C		Series D		Total
	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)
Balances as of January 1, 2016	295,000,000	1,340,034	24,210,431	276,695	—	—	—	—	—	—	319,210,431	1,616,729
Proceeds from Series A-1 Preferred Shares	—	401,478	—	—	—	—	—	—	—	—	—	401,478
Issuance of preferred shares	—	—	—	—	102,144,675	1,862,134	—	—	—	—	102,144,675	1,862,134
Accretion on convertible redeemable preferred shares to redemption value	—	798,481	—	29,983	—	152,769	—	—	—	—	—	981,233

Balances as of December 31, 2016	295,000,000	2,539,993	24,210,431	306,678	102,144,675	2,014,903	—	—	—	—	421,355,106	4,861,574

Proceeds from Series A-1 Preferred Shares	—	266,511	—	—	—	—	—	—	—	—	—	266,511
Issuance of preferred shares	—	—	—	—	12,722,646	240,066	166,205,830	4,398,313	213,585,003	7,314,387	392,513,479	11,952,766
Accretion on convertible redeemable preferred shares to redemption value	—	2,205,227	—	120,451	—	40,011	—	56,283	—	154,963	—	2,576,935

Balances as of December 31, 2017	295,000,000	5,011,731	24,210,431	427,129	114,867,321	2,294,980	166,205,830	4,454,596	213,585,003	7,469,350	813,868,585	19,657,786

19. Ordinary Shares

Upon inception, each ordinary share was issued at a par value of USD0.00025 per share. Various numbers of ordinary shares were issued to share-based compensation award recipients. As of December 31, 2017, the authorized share capital of the Company is US$500 divided into 2,000,000,000 shares, comprising of: 1,151,269,325 ordinary shares, 165,000,000 Series A-1 Preferred Shares, 130,000,000 Series A-2 Preferred Shares, 31,720,364 Series A-3 Preferred Shares, 114,867,321 Series B Preferred Shares, 167,142,990 Series C Preferred Shares, 240,000,000 Series D Preferred Shares, each at a par value of USD0.00025 per share.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

As of December 31, 2016 and 2017, 1,558,412,315 and 1,151,269,325 ordinary shares were authorized, respectively, 32,003,810 and 36,727,350 shares were issued and 17,773,459 and 23,850,343 shares were outstanding as of December 31, 2016 and 2017, respectively.

20. Share-based Compensation

Compensation expenses recognized for share-based awards granted by the Company were as follows:

	Year Ended December 31,
	2016	2017
Research and development expenses	14,484	23,210
Selling, general and administrative expenses	62,200	67,086

Total	76,684	90,296

There was no income tax benefit recognized in the consolidated statements of comprehensive loss for share-based compensation expenses and the Group did not capitalize any of the share-based compensation expenses as part of the cost of any assets in the years ended December 31, 2016 and 2017.

(a) Prime Hubs’ Restricted Shares Plan

In 2015, the Company adopted the Prime Hubs Restricted Shares Plan (the “Prime Hubs Plan”). Pursuant to the Prime Hubs Plan, restricted shares were granted to certain employees and non-employee consultants of the Group as approved by the board of directors. The restricted shares granted require the non-employee consultants to serve the Group for a period of one year with 100% of the restricted shares vesting upon the completion of the service period and the employees to serve the group for a period of four years with 25% of the restricted shares vesting at each anniversary of the service commencement date. The restricted shares issued under the Prime Hubs Plan are held by Prime Hubs, a consolidated variable interest entity of the Company, and are accounted for as treasury stocks of the Company prior to their vesting.

The following table summarizes activities of the Company’s restricted shares granted under the Prime Hubs Plan:

(i) Employees

Employees	Number of Shares Outstanding	Weighted Average Grant Date Fair Value
		USD
Unvested as of December 31, 2015	13,450,000	0.72
Vested	(3,362,500)	0.72
Forfeited	(1,687,500)	0.72

Unvested as of December 31, 2016	8,400,000	0.72

Granted	2,000,000	2.05
Vested	(3,133,329)	0.84
Forfeited	(208,333)	0.72

Unvested as of December 31, 2017	7,058,338	1.04

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

For the years ended December 31, 2016 and 2017, total share-based compensation expenses recognized for the employee restricted shares granted under the Prime Hubs Plan were RMB8,435 and RMB20,572, respectively.

As of December 31, 2016 and 2017, there were RMB33,251 and RMB37,651 of unrecognized share-based compensation expenses related to the employee restricted shares granted under the Prime Hubs Plan. Such unrecognized expenses are expected to be recognized over a weighted-average period of 2.14 and 1.69 years, respectively, as of December 31, 2016 and 2017.

(ii) Non-Employees

Non-Employees	Number of Shares Outstanding	Weighted Average Grant Date Fair Value
		USD
Unvested as of December 31, 2015	2,950,000	1.25
Vested	(2,950,000)	1.25

Unvested as of December 31, 2016 and 2017	—	—

In January 2017, the Company agreed to repurchase 250,000 vested Prime Hubs restricted shares from a non-employee with total cash consideration of RMB1,686.

For the years ended December 31, 2016 and 2017, total share-based compensation expenses recognized for the non-employee restricted shares granted the Prime Hubs Plan were RMB24,532 and nil, respectively.

As of December 31, 2016, all share-based compensation expenses related to the non-employee restricted shares granted the Prime Hubs Plan had been recognized.

(b) NIO Incentive Plans

In 2015, the Company adopted the 2015 Stock Incentive Plan (the “2015 Plan”), which allows the plan administrator to grant options and restricted shares of the Company to its employees, directors, and consultants.

The Company granted share options to the Group’s non-NIO US employees and both share options and restricted shares to the employees of NIO US. The share options and restricted shares of the Company under 2015 Plan have a contractual term of ten years from the grant date, and vest over a period of four years of continuous service, one fourth (1/4) of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest rateably over the following 36 months. Under the 2015 plan, share options granted to the non-NIO US employees of the Group are only exercisable upon the occurrence of an initial public offering by the Company.

In 2016 and 2017, the Board of Directors further approved the 2016 Stock Incentive Plan (the “2016 Plan”) and the 2017 Stock Incentive Plan (the “2017 Plan”). The 2016 and 2017 Plans have the same terms as 2015 Plan.

As of December 31, 2016 and 2017, the Group had not recognized any share-based compensation expenses for options granted to the non-NIO US employees of the Group, because the Company is unable to determine if it is probable that the performance conditions will be satisfied until the event occurs. As a result, the share-based compensation expenses for these options that are only exercisable upon the occurrence of the Company’s initial

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

public offering will be recognized using the graded-vesting method upon the consummation of the initial public offering. The Group recognized the share options and restricted shares of the Company granted to the employees of NIO US on a straight-line basis over the vesting term of the awards, net of estimated forfeitures.

(i) Share Options

The following table summarizes activities of the Company’s share options under the 2015, 2016 and 2017 Plans:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
		USD	In Years	USD
Outstanding as of December 31, 2015	—	—	—	—
Granted	53,576,606	0.32	—	—
Forfeited	(945,346)	0.39	—	—
Expired	(7,706)	0.10	—	—

Outstanding as of December 31, 2016	52,623,554	0.32	8.30	51,506

Granted	13,460,477	1.46	—	—
Exercised	(2,723,540)	0.39	—	—
Forfeited	(5,236,562)	0.44	—	—
Expired	(348,015)	0.25	—	—

Outstanding as of December 31, 2017	57,775,914	0.57	8.52	114,299

Vested and expected to vest as of December 31, 2016	50,782,627	—	—	49,245
Exercisable as of December 31, 2016	1,297,535	—	—	1,336
Vested and expected to vest as of December 31, 2017	55,832,678	—	—	107,299
Exercisable as of December 31, 2017	5,089,894	—	—	11,070

The weighted-average grant date fair value for options granted under the Company’s 2015, 2016 and 2017 Plans during the years ended December 31, 2016 and 2017 was USD0.90 and USD1.21, respectively, computed using the binomial option pricing model.

The total share-based compensation expenses recognized for share options during the years ended December 31, 2016 and 2017 was RMB17,998 and RMB30,127 respectively.

The fair value of each option granted under the Company’s 2015, 2016 and 2017 Plans during 2016 and 2017 was estimated on the date of each grant using the binomial option pricing model with the assumptions (or ranges thereof) in the following table:

	2016	2017
Exercise price (USD)	0.10-0.61	0.61-2.55
Fair value of the ordinary shares on the date of option grant (USD)	0.96-1.30	1.30-2.55
Risk-free interest rate	1.46%-1.78%	2.31%-2.40%
Expected term (in years)	10	10
Expected dividend yield	0%	0%
Expected volatility	54%	51%-52%
Expected forfeiture rate (post-vesting)	5%	5%

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Risk-free interest rate is estimated based on the yield curve of US Sovereign Bond as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected expiry of the term of the options. The Company has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options.

As of December 31, 2016 and 2017, there were RMB106,675 and RMB58,444 of unrecognized compensation expenses related to the stock options granted to the employees of NIO US, which is expected to be recognized over a weighted-average period of 3.37 and 2.53 years, respectively.

As of December 31, 2016 and 2017, there were RMB192,340 and RMB275,473 of unrecognized compensation expenses related to the stocks options granted to the Group’s non-NIO US employees with a performance condition of an IPO, out of which, unrecognized compensation expenses of RMB54,529 and RMB138,884 related to options for which the service condition had been met and are expected to be recognized when the performance target of an IPO is achieved.

(ii) Restricted shares

The fair value of each restricted share granted with service conditions is estimated based on the fair market value of the underlying ordinary shares of the Company on the date of grant.

The following table summarizes activities of the Company’s restricted shares under the 2015 plan:

	Number of Restricted Shares Outstanding	Weighted Average Grant Date Fair Value
		USD
Unvested at December 31, 2015	—	—
Granted	3,103,809	0.96
Vested	(960,958)	0.96
Forfeited	(305,464)	0.96

Unvested at December 31, 2016	1,837,387	0.96

Vested	(470,015)	0.96
Forfeited	(254,395)	0.96

Unvested at December 31, 2017	1,112,977	0.96

As of December 31, 2016 and 2017, there were RMB11,735 and RMB6,095 of unrecognized compensation expenses related to restricted shares granted to the employees of NIO US, which is expected to be recognized over a weighted-average period of 2.75 and 1.75 years, respectively.

Share-based compensation expenses of RMB6,137 and RMB4,151 related to restricted shares granted to the employees of NIO US was recognized for the years ended December 31, 2016 and 2017, respectively.

(c) Non-recourse Loan

In November 2015, the Company issued an offer letter to one of its key management team member (“the Borrower”). In the offer letter, the Company offered the Borrower to purchase 7,509,933 Series A-3 Preferred

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Shares of the Company at the price of USD1.6522 per share, which equals to the purchase price paid for the same class of preferred shares by other third party investors in the most recent round of financing prior to the offer letter. In addition, the Company agreed to provide a loan in the amount of USD12,408 with an interest rate of 1.8% compounded semiannually to fund the purchase of such Series A-3 Preferred Shares by the Borrower (“the Loan”). The Loan agreement was signed on March 10, 2016, the date of her employment. The Loan is subject to a three-year service condition with 25% immediately vested on the grant date and 25% cliff vesting annually. The Borrower’s personal liability on the Loan, and the Company’s recourse against the Borrower personally on the Loan, shall be limited to 50% of the then-outstanding principal amount of the Loan, including any interest accrued thereon.

Pursuant to ASC 718, the Company accounted for the Loan as a stock liability (the “Award”). Given the underlying of the Award is Series A-3 Preferred Shares, it was treated as a liability award following ASC 480. The Award was initially recognized at fair value and subsequently re-measured by recognizing the change in fair value as an adjustment to the compensation costs. The fair value of the Award granted was estimated on each reporting date using the Black-Scholes option pricing model with the assumptions (or ranges thereof) in the following table:

	2016	2017
Exercise price	1.83	1.82
Fair value of the Preferred Shares on the measurement date	1.80	2.70
Risk-free interest rate	2%	2%
Remaining life (in years)	4.75	3.64
Expected dividend yield	0%	0%
Expected volatility	47-51%	47-48%

Share-based compensation expenses related to the Award of RMB19,582 and RMB35,446 was recognized for the years ended December 31, 2016 and 2017, respectively.

21. Taxation

(a) Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands and conducts most of its business through its subsidiaries located in Mainland China, Hong Kong, United States, United Kingdom and Germany. Under the current laws of the Cayman Islands, the Company is not subject to tax on either income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

PRC

All Chinese companies are subject to enterprise income tax (“EIT”) at a uniform rate of 25%.

Under the EIT Law enacted by the National People’s Congress of PRC on March 16, 2007 and its implementation rules which became effective on January 1, 2008, dividends generated after January 1, 2008 and payable by a foreign investment enterprise in the PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

treaty with the PRC that provides for a different withholding arrangement. Under the taxation arrangement between the PRC and Hong Kong, a qualified Hong Kong tax resident which is the “beneficial owner” and directly holds 25% or more of the equity interest in a PRC resident enterprise is entitled to a reduced withholding tax rate of 5%. The Cayman Islands, where the Company was incorporated, does not have a tax treaty with PRC.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC will be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, there is uncertainty as to the application of the EIT Law. Should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC income tax on worldwide income at a uniform tax rate of 25%.

According to relevant laws and regulations promulgated by the State Administration of Tax of the PRC effective from 2008 onwards, enterprises engaging in research and development activities are entitled to claim 150% of their qualified research and development expenses so incurred as tax deductible expenses when determining their assessable profits for the year (‘Super Deduction’). The additional deduction of 50% of qualified research and development expenses can only be claimed directly in the annual EIT filing and subject to the approval from the relevant tax authorities.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the subsidiaries of the Group incorporated in Hong Kong are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

Other Countries

The maximum applicable income tax rates of other countries where the Company’s subsidiaries having significant operations in the years ended December 31, 2016 and 2017 are as follows:

	For the Year ended December 31,
	2016	2017
United States	42.84%	42.84%
United Kingdom	20.00%	19.25%
Germany	32.98%	32.98%

Composition of income tax expense for the periods presented are as follows:

	For the Year ended December 31,
	2016	2017
Current income tax expense	4,314	7,906

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Reconciliations of the income tax expense computed by applying the PRC statutory income tax rate of 25% to the Group’s income tax expense of the periods presented are as follows:

	For the Year ended December 31,
	2016	2017
Loss before income tax expense	(2,568,940)	(5,013,268)
Income tax expense computed at PRC statutory income tax rate of 25%	(642,235)	(1,253,318)
Non-deductible expenses	91,915	91,093
Foreign tax rates differential	52,495	(74,531)
Additional 50% tax deduction for qualified research and development expenses	(46,527)	(93,513)
Tax exempted interest income	(52)	(845)
Effect of U.S. tax law change	—	165,898
US tax credits	(5,716)	(52,185)
Prior year adjustments	3,594	(10,293)
Tax benefit not utilized	550,840	1,235,600

Income tax expense	4,314	7,906

The PRC statutory income tax rate was used because the majority of the Group’s operations are based in PRC.

(b) Deferred tax

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying business. The statutory income tax rate of 25% or applicable preferential income tax rates were applied when calculating deferred tax assets.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

The Group’s deferred tax assets consist of the following components:

	As of December 31,
	2016	2017
Deferred tax assets
Net operating loss carry-forwards	567,844	1,620,535
Accrued expenses	39,174	84,320
Advertising expenses in excess of deduction limit	9,118	65,737
Tax credit carry-forwards	13,735	60,624
Property, plant and equipment, net	28,849	27,463
Deferred rent	9,478	8,699
Deferred Revenue	2,411	—
Intangible assets	1,643	7,104
Share-based compensation	637	4,106
Unrealized foreign exchange loss	—	55

Total deferred tax assets	672,889	1,878,643

Less: Valuation allowance	(672,889)	(1,878,643)

Total deferred tax assets, net	—	—

Full valuation allowances have been provided where, based on all available evidence, management determined that deferred tax assets are not more likely than not to be realizable in future tax years. Movement of valuation allowance is as follow:

	As of December 31,
	2016	2017
Valuation allowance
Balance at beginning of the year	—	672,889
Additions	672,889	1,205,754

Balance at end of the year	672,889	1,878,643

The Group has tax losses arising in Mainland China of RMB4,620,424 that will expire in one to four years for deduction against future taxable profit.

Loss expiring in 2019	4
Loss expiring in 2020	186,827
Loss expiring in 2021	1,335,168
Loss expiring in 2022	3,098,425

Total	4,620,424

The Group has tax losses arising in Hong Kong and United Kingdom of RMB705,077 for which could be carried forward indefinitely against future taxable income.

The Group has tax losses arising in United States of RMB22,960, RMB232,429 and RMB894,771 that will expire in eighteen, nineteen and twenty years for deduction against future taxable income.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (“Tax Act”) was enacted into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 35% to 21% for tax years beginning after December 31, 2017. The Group is required to recognize the effect of the tax law changes in the period of enactment, such as re-measuring the Group’s U.S. deferred tax assets and liabilities as well as reassessing the net realizability of the deferred tax assets and liabilities. The Tax Act did not give rise to any material impact on the consolidated balance sheets and consolidated statements of comprehensive loss due to the Group’s historical worldwide loss position and the full valuation allowance provided against the Group’s net U.S. deferred tax assets.

In December 2017, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which allows the Group to record provisional amounts during a measurement period not to extend beyond one year from the enactment date. Since the Tax Act was enacted late in the fourth quarter of 2017 (and ongoing guidance and accounting interpretations are expected over the next 12 months), the Group considers the accounting of deferred tax re-measurements and other items to be incomplete due to the forthcoming guidance and its ongoing analysis of final year-end data and tax positions. The Group expects to complete the analysis within the measurement period in accordance with SAB 118. The Group does not expect any subsequent adjustments to have any material impact on the consolidated balance sheets or consolidated statements of comprehensive loss due to our historical worldwide loss position and the full valuation allowance provided against the Group’s net U.S. deferred tax assets.

Uncertain Tax Position

The Group did not identify any significant unrecognized tax benefits for each of the periods presented. The Group did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expense and also does not anticipate any significant change in unrecognized tax benefits within 12 months from December 31, 2017.

22. Loss Per Share

Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the years ended December 31, 2016 and 2017 as follows:

	For the Year ended December 31,
	2016	2017
Numerator:
Net loss	(2,573,254)	(5,021,174)
Accretion on convertible redeemable preferred shares to redemption value	(981,233)	(2,576,935)
Net loss attributable to non-controlling interests	36,938	36,440

Net loss attributable to ordinary shareholders of NIO Inc. for basic/dilutive net loss per share	(3,517,549)	(7,561,669)

Denominator:
Weighted-average number of ordinary shares outstanding — basic and diluted	16,697,527	21,801,525

Basic and diluted net loss per share attributable to ordinary shareholders of NIO Inc.	210.66	346.84

For the years ended December 31, 2016 and 2017, assumed conversion of the Preferred Shares into ordinary shares were excluded from the calculations of diluted net loss per share of the Company due to the anti-dilutive

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

effect. The effects of all outstanding share options have also been excluded from the computation of diluted net loss per share for the years ended December 31, 2016 and 2017 as their effects would be anti-dilutive.

For the years ended December 31, 2016 and 2017, the Company had potential ordinary shares, including non-vested restricted shares, options granted and Preferred Shares. As the Group incurred losses for the years ended December 31, 2016 and 2017, these potential ordinary shares were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company. The weighted-average numbers of non-vested restricted shares, options granted and Preferred Shares excluded from the calculation of diluted net loss per share of the Company were 12,198,170, 26,311,777 and 369,222,548 as of December 31, 2016, 8,323,591, 27,495,737 and 593,611,970 as of December 31, 2017, respectively.

23. Related Party Balances and Transactions

The principal related parties with which the Group had transactions during the years presented are as follows:

Name of Entity or Individual	Relationship with the Company
Bin Li	Principal Shareholder, Chairman of the Board and Chief Executive Officer
Lihong Qin	Principal Shareholder, Director and President of the Company
Baidu Capital L.P.	Shareholder
Suzhou Zenlead XPT New Energy Technologies Co., Ltd.	Affiliate
Hubei Changjiang Nextev New Energy Investment Management Co., Ltd.	Controlled by Principal Shareholder
Jiangsu Xindian Automotive Co., Ltd.	Controlled by Principal Shareholder
Beijing CHJ Information Technology Co., Ltd.	Controlled by Principal Shareholder
Ningbo Meishan Free Trade Port Zone Weilan Investment Co., Ltd.	Controlled by Principal Shareholder
Hubei Changjiang Nextev New Energy Industry Development Capital Partnership (Limited Partnership)	Controlled by Principal Shareholder
Beijing Chehui Hudong Guanggao Co., Ltd.	Affiliate
Beijing Xinyi Hudong Guanggao Co., Ltd.	Affiliate
Bite Shijie (Beijing) Keji Co., Ltd.	Affiliate

(a) The Group entered into the following significant related party transactions:

(i) Provision of service

For the years ended December 31, 2016 and 2017, service income was primarily generated from property management and miscellaneous research and development services the Group provided to its related parties.

	For the Year ended December 31,
	2016	2017
Hubei Changjiang Nextev New Energy Investment Management Co.,Ltd.	—	11,121
Beijing CHJ Information Technology Co., Ltd.	—	4,588
Hubei Changjiang Nextev New Energy Industry Development Capital Partnership (Limited Partnership)	—	4,015
Jiangsu Xindian Automotive Co., Ltd.	—	1,785

	—	21,509

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

(ii) Acceptance of marketing and advertising service

	For the Year ended December 31,
	2016	2017
Beijing Xinyi Hudong Guanggao Co., Ltd.	—	8,021
Bite Shijie (Beijing) Keji Co., Ltd.	—	6,987
Beijing Chehui Hudong Guanggao Co., Ltd.	—	544

	—	15,552

(iii) Loan to related party

	For the Year ended December 31,
	2016	2017
Ningbo Meishan Free Trade Port Zone Weilan Investment Co., Ltd.	—	50,000

(iv) Cost of manufacturing consignment

	For the Year ended December 31,
	2016	2017
Suzhou Zenlead XPT New Energy Technologies Co.,Ltd.	—	18,324

(v) Purchase of property and equipment

	For the Year ended December 31,
	2016	2017
Bite Shijie (Beijing) Keji Co., Ltd.	—	2,960

(vi) Interest payable on behalf of related parties

	For the Year ended December 31,
	2016	2017
Baidu Capital L.P.	—	21,671

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

(b) The Group had the following significant related party balances:

(i) Amounts due from related parties

	As of December 31,
	2016	2017
Ningbo Meishan Free Trade Port Zone Weilan Investment Co., Ltd.	—	50,000
Baidu Capital L.P.	—	21,671
Beijing CHJ Information Technology Co., Ltd.	—	3,624
Bin Li	1,680	1,680
Jiangsu Xindian Automotive Co., Ltd.	—	1,627
Hubei Changjiang Nextev New Energy Investment Management Co., Ltd.	—	954

Total	1,680	79,556

(ii) Amounts due to related parties

	As of December 31,
	2016	2017
Suzhou Zenlead XPT New Energy Technologies Co., Ltd.	—	19,466
Bin Li	15,170	14,289
Lihong Qin	5,667	5,338
Beijing Chehui Hudong Guanggao Co., Ltd.	—	576
Beijing Xinyi Hudong Guanggao Co., Ltd.	—	400

Total	20,837	40,069

24. Commitment and Contingencies

(a) Capital commitments

Capital expenditures contracted for at the balance sheet dates but not recognized in the Group’s consolidated financial statements are as follows:

	As of December 31,
	2016	2017
Property and equipment	1,020,637	1,250,612
Leasehold improvements	—	470,600

Total	1,020,637	1,721,212

(b) Operating lease commitments

The Group leases certain office premises and buildings under non-cancelable leases. Rental expenses under operating leases for the years ended December 31, 2016 and 2017 were RMB102,020 and RMB228,478 respectively.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

As of December 31, 2016 and 2017, the Group had remaining outstanding commitments non-cancelable agreements in respect to its operating leases as follows:

	As of December 31,
	2016	2017
Within one year	127,819	233,486
1 to 2 years	139,442	261,846
2 to 3 years	132,029	278,278
More than 3 years	538,654	912,356

Total	937,944	1,685,966

25. Subsequent Events

On March 28, 2018, the outstanding consideration of RMB78,410 (USD12,000 equivalent) for Series D Preferred Shares was paid in full by the investor.

On April 10, 2018, NIO SH provided an interest free shareholder loan to one of the Series C Preferred Shareholders of the Company with principal amount of RMB703,956. The loan will be due on May 27, 2018 without interest.

26. Parent Company Only Condensed Financial Information

The Company performed a test on the restricted net assets of its consolidated subsidiaries and VIEs in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information for the Company only.

The subsidiaries did not pay any dividend to the Company for the years presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements are not the general-purpose financial statements of the reporting entity and should be read in conjunction with the notes to the consolidated financial statements of the Company.

The Company did not have significant capital and other commitments, or guarantees as of December 31, 2017.

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Condensed Balance Sheets

	As of December 31,
	2016	2017	2017
	RMB	RMB	USD
			Note 2(e)
ASSETS
Current assets:
Cash and cash equivalents	79,691	23,270	3,517
Amounts due from related parties	20,837	1,243,251	187,885
Prepayments and other current assets	19,917	1,642	248

Total current assets	120,445	1,268,163	191,650

Non-current assets:
Investments in subsidiaries and VIEs	893,700	6,977,051	1,054,396

Total non-current assets	893,700	6,977,051	1,054,396

Total assets	1,014,145	8,245,214	1,246,046

LIABILITIES
Current liabilities:
Amounts due to related parties	37,766	135,490	20,476
Accruals and other liabilities	19,582	55,027	8,316

Total current liabilities	57,348	190,517	28,792

Total liabilities	57,348	190,517	28,792

MEZZANINE EQUITY
Series A-1 and A-2 convertible redeemable preferred shares	2,810,189	5,011,731	757,390
Series A-3 convertible redeemable preferred shares	306,678	427,129	64,549
Series B convertible redeemable preferred shares	2,014,903	2,294,980	346,826
Series C convertible redeemable preferred shares	—	4,454,596	673,195
Series D convertible redeemable preferred shares	—	7,547,760	1,140,645
Receivable from a holder of Series A-1 convertible redeemable preferred shares	(270,196)	—	—
Receivable from a holder of Series D convertible redeemable preferred shares	—	(78,410)	(11,850)

Total mezzanine equity	4,861,574	19,657,786	2,970,755

SHAREHOLDERS’ DEFICIT
Ordinary shares	52	60	9
Treasury shares	(9,186)	(9,186)	(1,388)
Additional paid in capital	70,850	131,907	19,934
Accumulated other comprehensive income/(loss)	110,452	(13,922)	(2,104)
Accumulated deficit	(4,076,945)	(11,711,948)	(1,769,952)

Total shareholders’ deficit	(3,904,777)	(11,603,089)	(1,753,501)

Total liabilities, mezzanine equity and shareholders’ deficit	1,014,145	8,245,214	1,246,046

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Condensed Statements of Comprehensive Loss

	For the Year ended December 31,
	2016	2017	2017
	RMB	RMB	USD
			Note 2(e)
Operating expenses:
Selling, general and administrative	(24,684)	(52,518)	(7,937)

Total operating expenses	(24,684)	(52,518)	(7,937)

Loss from operations	(24,684)	(52,518)	(7,937)
Interest income	24,309	2,391	361
Interest expense	—	(12,389)	(1,872)
Equity in loss of subsidiaries and VIEs	(2,539,323)	(4,924,897)	(744,268)
Investment income	2,670	3,498	529
Other income/(loss), net	712	(819)	(124)

Loss before income tax expense	(2,536,316)	(4,984,734)	(753,311)

Income tax expense	—	—	—

Net loss	(2,536,316)	(4,984,734)	(753,311)

Accretion on convertible redeemable preferred shares to redemption value	(981,233)	(2,576,935)	(389,436)

Net loss attributable to ordinary shareholders of NIO Inc.	(3,517,549)	(7,561,669)	(1,142,747)

NIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

Condensed Statements of Cash Flows

	For The Year ended December 31,
	2016	2017	2017
	RMB	RMB	USD
			Note 2(e)
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash used in operating activities	(2,540,639)	(4,920,905)	(743,665)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of trading securities	3,118,559	1,340,911	202,643
Purchase of held for trading securities	(2,346,261)	(1,337,413)	(202,115)
Acquisitions of equity investees	(669,433)	(6,223,178)	(940,469)

Net cash provided by/(used in) investing activities	102,865	(6,219,680)	(939,941)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	—	6,207	938
Proceeds from issuance of convertible promissory note	—	312,624	47,245
Repaymemt of convertible promissory note	—	(325,013)	(49,117)
Proceeds from issuance of convertible redeemable preferred shares, net of issuance costs	2,260,444	11,093,377	1,676,471

Net cash provided by financing activities	2,260,444	11,087,195	1,675,537

Effects of exchange rate changes on cash and cash equivalents	(7,323)	(3,031)	(458)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(184,653)	(56,421)	(8,527)
Cash and cash equivalents at beginning of the year	264,344	79,691	12,043

Cash and cash equivalents at end of the year	79,691	23,270	3,516

Basis of presentation

The Company’s accounting policies are the same as the Group’s accounting policies with the exception of the accounting for the investments in subsidiaries and VIEs.

For the Company only condensed financial information, the Company records its investments in subsidiaries and VIEs under the equity method of accounting as prescribed in ASC 323, Investments—Equity Method and Joint Ventures.

Such investments are presented on the Condensed Balance Sheets as “Investments in subsidiaries and VIEs” and shares in the subsidiaries and VIEs’ loss are presented as “Equity in loss of subsidiaries and VIEs” on the Condensed Statements of Comprehensive Loss. The parent company only condensed financial information should be read in conjunction with the Group’ consolidated financial statements.

NIO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	As of December 31, 2017	As of June 30,
		2018	2018	2018	2018
	RMB	RMB	USD	RMB	USD
			Note 2(e)	Pro forma (Note 28)	Note 2(e) Pro forma (Note 28)
ASSETS
Current assets:
Cash and cash equivalents	7,505,954	4,423,234	668,455	4,423,234	668,455
Restricted cash	10,606	20,092	3,036	20,092	3,036
Trade receivable	—	18,436	2,786	18,436	2,786
Amounts due from related parties	29,556	67,065	10,135	67,065	10,135
Inventory	89,464	721,880	109,093	721,880	109,093
Prepayments and other current assets	674,425	1,221,337	184,573	1,221,337	184,573

Total current assets	8,310,005	6,472,044	978,078	6,472,044	978,078

Non-current assets:
Long-term restricted cash	14,293	36,398	5,501	36,398	5,501
Property, plant and equipment, net	1,911,013	3,189,004	481,934	3,189,004	481,934
Intangible assets, net	4,457	4,324	653	4,324	653
Land use rights, net	—	221,090	33,412	221,090	33,412
Long-term investments	47,125	49,115	7,422	49,115	7,422
Amounts due from related parties	50,000	50,000	7,556	50,000	7,556
Other non-current assets	131,141	254,122	38,404	254,122	38,404

Total non-current assets	2,158,029	3,804,053	574,882	3,804,053	574,882

Total assets	10,468,034	10,276,097	1,552,960	10,276,097	1,552,960

LIABILITIES
Current liabilities:
Short-term borrowings	28,787	180,583	27,290	180,583	27,290
Trade payable	234,011	708,269	107,036	708,269	107,036
Amounts due to related parties	40,069	22,284	3,368	22,284	3,368
Taxes payable	30,055	33,326	5,036	33,326	5,036
Current portion of long-term borrowings	—	143,100	21,626	143,100	21,626
Accruals and other liabilities	1,285,592	2,218,926	335,331	2,020,132	305,290

Total current liabilities	1,618,514	3,306,488	499,687	3,107,694	469,646

Non-current liabilities:
Long-term borrowings	642,401	932,652	140,946	932,652	140,946
Other non-current liabilities	141,113	193,922	29,306	193,922	29,306

Total non-current liabilities	783,514	1,126,574	170,252	1,126,574	170,252

Total liabilities	2,402,028	4,433,062	669,939	4,234,268	639,898

Commitments and contingencies (Note 27)

NIO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	As of December 31, 2017	As of June 30,
		2018	2018	2018	2018
	RMB	RMB	USD	RMB	USD
			Note 2(e)	Pro forma (Note 28)	Note 2(e) Pro forma (Note 28)
MEZZANINE EQUITY
Series A-1 and A-2 convertible redeemable preferred shares (USD0.00025 par value; 295,000,000 authorized, issued and outstanding as of December 31, 2017 and June 30, 2018; no shares issued and outstanding on a pro-forma basis as of June 30, 2018)	5,011,731	8,863,640	1,339,505	—	—
Series A-3 convertible redeemable preferred shares (USD0.00025 par value; 31,720,364 authorized, 24,210,431 issued and outstanding as of December 31, 2017 and June 30, 2018; no shares issued and outstanding on a pro-forma basis as of June 30, 2018)	427,129	735,470	111,147	—	—
Series B convertible redeemable preferred shares (USD0.00025 par value; 114,867,321 authorized, issued and outstanding as of December 31, 2017 and June 30, 2018; no shares issued and outstanding on a pro-forma basis as of June 30, 2018)	2,294,980	3,584,015	541,629	—	—
Series C convertible redeemable preferred shares (USD0.00025 par value; 167,142,990 authorized, 166,205,830 issued and outstanding as of December 31, 2017 and June 30, 2018; no shares issued and outstanding on a pro-forma basis as of June 30, 2018)	4,454,596	5,501,198	831,361	—	—
Series D convertible redeemable preferred shares (USD0.00025 par value; 240,000,000 authorized, 213,585,003 issued and outstanding as of December 31, 2017 and June 30, 2018; no shares issued and outstanding on a pro-forma basis as of June 30, 2018)	7,547,760	7,796,397	1,178,220	—	—
Receivable from a holder of Series D convertible redeemable preferred shares	(78,410)	—	—	—	—
Redeemable non-controlling interests	—	1,124,900	169,999	1,124,900	169,999

Total mezzanine equity	19,657,786	27,605,620	4,171,861	1,124,900	169,999

NIO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	As of December 31, 2017	As of June 30,
		2018	2018	2018	2018
	RMB	RMB	USD	RMB	USD
			Note 2(e)	Pro forma (Note 28)	Note 2(e) Pro forma (Note 28)
SHAREHOLDERS’ DEFICIT
Ordinary shares (USD0.00025 par value; 1,151,269,325 shares authorized as of December 31, 2017 and June 30, 2018; 36,727,350 and 41,178,902 shares issued and 23,850,343 and 31,540,943 shares outstanding as of December 31, 2017 and June 30, 2018, respectively; No shares issued and outstanding on a pro-forma basis as of June 30, 2018)	60	67	10	—	—
Class A Ordinary shares (USD0.00025 par value; No shares authorized, issued and outstanding as of December 31, 2017 and June 30, 2018; 570,511,756 shares issued and outstanding on a pro-forma basis as of June 30, 2018)	—	—	—	944	143
Class B Ordinary Shares (USD0.00025 par value; No shares authorized, issued and outstanding as of December 31, 2017 June 30, 2018; 132,030,222 shares issued and outstanding on a pro-forma basis as of June 30, 2018)	—	—	—	218	33
Class C Ordinary Shares (USD0.00025 par value; No shares authorized, issued and outstanding as of December 31, 2017 June 30, 2018; 148,500,000 shares issued and outstanding on a pro-forma basis as of June 30, 2018)	—	—	—	246	37
Treasury shares	(9,186)	(9,186)	(1,388)	(9,186)	(1,388)
Additional paid in capital	131,907	169,562	25,625	26,847,735	4,057,325
Accumulated other comprehensive loss	(13,922)	(167,077)	(25,249)	(167,077)	(25,249)
Accumulated deficit	(11,711,948)	(21,766,482)	(3,289,429)	(21,766,482)	(3,289,429)

Total NIO Inc. shareholders’ (deficit)/equity	(11,603,089)	(21,773,116)	(3,290,431)	4,906,398	741,472

Non-controlling interests	11,309	10,531	1,591	10,531	1,591

Total shareholders’ (deficit)/equity	(11,591,780)	(21,762,585)	(3,288,840)	4,916,929	743,063

Total liabilities, mezzanine equity and shareholders’ equity	10,468,034	10,276,097	1,552,960	10,276,097	1,552,960

The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All amounts in thousands, except for share and per share data)

	Six Months Ended June 30,
	2017	2018	2018
	RMB	RMB	USD
			Note 2(e)
Revenue:
Vehicle sales	—	44,399	6,710
Other sales	—	1,592	241

Total revenues	—	45,991	6,951

Cost of sales:
Vehicle sales	—	(185,531)	(28,038)
Other sales	—	(13,648)	(2,063)

Total cost of sales	—	(199,179)	(30,101)

Gross loss	—	(153,188)	(23,150)

Operating expenses:
Research and development	(1,031,253)	(1,459,344)	(220,541)
Selling, general and administrative	(964,363)	(1,726,297)	(260,884)

Total operating expenses	(1,995,616)	(3,185,641)	(481,425)

Loss from operations	(1,995,616)	(3,338,829)	(504,575)
Interest income	4,730	49,565	7,490
Interest expenses	(12,681)	(19,642)	(2,968)
Share of losses of equity investee	(2,986)	(7,358)	(1,112)
Investment income	1,991	—	—
Other loss, net	(11,635)	(4,897)	(740)

Loss before income tax expense	(2,016,197)	(3,321,161)	(501,905)

Income tax expense	(4,325)	(4,368)	(660)

Net loss	(2,020,522)	(3,325,529)	(502,565)

Accretion on convertible redeemable preferred shares to redemption value	(1,139,341)	(6,744,283)	(1,019,220)
Net loss attributable to non-controlling interests	29,271	15,278	2,309

Net loss attributable to ordinary shareholders of NIO Inc.	(3,130,592)	(10,054,534)	(1,519,476)

Net loss	(2,020,522)	(3,325,529)	(502,565)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax	(29,678)	(153,155)	(23,145)

Total other comprehensive loss	(29,678)	(153,155)	(23,145)

Total comprehensive loss	(2,050,200)	(3,478,684)	(525,710)
Accretion on convertible redeemable preferred shares to redemption value	(1,139,341)	(6,744,283)	(1,019,220)
Net loss attributable to non-controlling interests	29,271	15,278	2,309

Comprehensive loss attributable to ordinary shareholders of NIO Inc.	(3,160,270)	(10,207,689)	(1,542,621)

Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	20,141,298	28,661,459	28,661,459
Net loss per share attributable to ordinary shareholders
Basic and diluted	(155.43)	(350.80)	(53.01)

The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(All amounts in thousands, except for share and per share data)

	Ordinary Shares		Treasury Shares		Additional Paid in Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Total Shareholders’ Deficit	Non- Controlling Interests	Total Equity
	Shares	Par Value	Shares	Amount
Balance as of December 31, 2016	32,003,810	52	(14,230,351)	(9,186)	70,850	110,452	(4,076,945)	(3,904,777)	(11,583)	(3,916,360)
Accretion on Series A-1 and A-2 convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(1,019,848)	(1,019,848)	—	(1,019,848)
Accretion on Series A-3 convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(40,755)	(40,755)	—	(40,755)
Accretion on Series B convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(34,166)	(34,166)	—	(34,166)
Accretion on Series C convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(44,572)	(44,572)	—	(44,572)
Exercise of share options	577,038	1	—	—	945	—	—	946	—	946
Vesting of restricted shares	—	—	2,743,688	—	10,343	—	—	10,343	—	10,343
Vesting of share options	—	—	—	—	14,004	—	—	14,004	—	14,004
Foreign currency translation adjustment	—	—	—	—	—	(29,678)	—	(29,678)	—	(29,678)
Net loss	—	—	—	—	—	—	(1,991,251)	(1,991,251)	(29,271)	(2,020,522)

Balance as of June 30, 2017	32,580,848	53	(11,486,663)	(9,186)	96,142	80,774	(7,207,537)	(7,039,754)	(40,854)	(7,080,608)

NIO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT (CONTINUED)

(All amounts in thousands, except for share and per share data)

	Ordinary Shares		Treasury Shares		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Deficit	Non- Controlling Interests	Total Equity
	Shares	Par Value	Shares	Amount
Balance as of December 31, 2017	36,727,350	60	(12,877,007)	(9,186)	131,907	(13,922)	(11,711,948)	(11,603,089)	11,309	(11,591,780)
Accretion on Series A-1 and A-2 convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(3,851,909)	(3,851,909)	—	(3,851,909)
Accretion on Series A-3 convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(308,341)	(308,341)	—	(308,341)
Accretion on Series B convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(1,289,035)	(1,289,035)	—	(1,289,035)
Accretion on Series C convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(1,046,602)	(1,046,602)	—	(1,046,602)
Accretion on Series D convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(248,396)	(248,396)	—	(248,396)
Exercise of share options	4,451,552	7	—	—	11,764	—	—	11,771	—	11,771
Vesting of restricted shares	—	—	3,239,048	—	11,478	—	—	11,478	—	11,478
Vesting of share options	—	—	—	—	14,413	—	—	14,413	—	14,413
Capital injection by non-controlling interests	—	—	—	—	—	—	—	—	14,500	14,500
Acquisition of additional interests in subsidiaries from non-controlling interests	—	—	—	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	(153,155)	—	(153,155)	—	(153,155)
Net loss	—	—	—	—	—	—	(3,310,251)	(3,310,251)	(15,278)	(3,325,529)

Balance as of June 30, 2018	41,178,902	67	(9,637,959)	(9,186)	169,562	(167,077)	(21,766,482)	(21,773,116)	10,531	(21,762,585)

The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	Six Months Ended June 30,
	2017	2018	2018
	RMB	RMB	USD
			Note 2(e)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(2,020,522)	(3,325,529)	(502,565)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	66,519	145,074	21,924
Foreign exchange loss	8,156	9,371	1,416
Share-based compensation expenses	35,838	105,564	15,953
Investment income	(1,991)	—	—
Share of losses of equity investee	2,986	7,358	1,112
Loss on disposal of property and equipment	—	163	25
Changes in operating assets and liabilities:
Prepayments and other current assets	(135,253)	(539,363)	(81,510)
Inventories	(75,161)	(632,416)	(95,573)
Other non-current assets	(67,444)	(72,052)	(10,889)
Taxes payable	(15)	3,409	515
Accruals and other liabilities	38,331	610,038	92,191
Other non-current liabilities	15,912	53,603	8,100

Net cash used in operating activities	(2,132,644)	(3,634,780)	(549,301)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and intangible assets	(469,618)	(1,079,270)	(163,103)
Purchase of trading securities	(1,337,413)	—	—
Sale of held for trading securities	137,793	—	—
Loan to related parties	—	(65,342)	(9,875)
Acquisitions of equity investees	(52,500)	(9,350)	(1,413)

Net cash used in investing activities	(1,721,738)	(1,153,962)	(174,391)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	946	11,771	1,779
Proceeds from issuance of series A convertible redeemable preferred shares, net of issuance costs	273,686	—	—
Proceeds from issuance of series B convertible redeemable preferred shares, net of issuance costs	240,066	—	—
Proceeds from issuance of series C convertible redeemable preferred shares, net of issuance costs	4,031,971	—	—
Proceeds from collection of receivable from a holder of Series D convertible redeemable preferred shares	—	78,651	11,886
Capital injection from non-controlling interests	—	14,500	2,191
Proceeds from issuance of redeemable non-controlling interests	—	1,124,900	169,999
Repayment of non-recourse loan	—	82,863	12,523
Proceeds from borrowings	160,617	613,934	92,780
Proceeds from issuance of convertible promissory note	312,624	—	—
Repayment of borrowings	—	(28,787)	(4,350)
Repayment of convertible promissory note	(325,013)	—	—

Net cash provided by financing activities	4,694,897	1,897,832	286,808

Effects of exchange rate changes on cash and cash equivalents	(18,567)	(160,219)	(24,214)
NET INCREASE IN CASH AND CASH EQUIVALENTS	821,948	(3,051,129)	(461,098)
Cash, cash equivalents and restricted cash at beginning of the period	596,631	7,530,853	1,138,090

Cash, cash equivalents and restricted cash at end of the period	1,418,579	4,479,724	676,992

Supplemental Disclosure
Interest paid	12,634	41,002	6,196
Income taxes paid	843	7,915	1,196

The accompanying notes are an integral part of these consolidated financial statements.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS

(All amounts in thousands, except for share and per share data)

1. Organization and Nature of Operations

NIO Inc. (“NIO”, or “the Company”) was incorporated under the laws of the Cayman Islands in November, 2014, as an exempted company with limited liability. The Company was formerly known as NextCar Inc.. It changed its name to NextEV Inc. in December, 2014, and then changed to NIO Inc. in July, 2017. The Company, its subsidiaries and consolidated variable interest entities (“VIEs”) are collectively referred to as “the Group”.

The Group designs and develops high-performance fully electric vehicles. It launched the first volume manufactured electric vehicle, the ES8, to the public in December 2017. The Group jointly manufactures ES8 through strategic collaboration with other Chinese vehicle manufacturers. The Group also offers Energy and Service Packages to its users. As of December 31, 2017 and June 30, 2018, its primary operations are conducted in the People’s Republic of China (“PRC”). The Group began to sell its first vehicles in June 2018. The Company’s principal subsidiaries and VIEs are as follows:

Subsidiaries	Equity interest held	Place and date of incorporation or date of acquisition	Principal activities
NIO NextEV Limited (“NIO HK”) (formerly known as NextEV Limited)	100%	Hong Kong, February 2015	Investment holding
NIO GmbH (formerly known as NextEV GmbH)	100%	Germany, May 2015	Design and technology development
NIO Co., Ltd. (“NIO SH”) (formerly known as NextEV Co., Ltd.)	100%	Shanghai, PRC, May 2015	Headquarter and technology development
NIO USA, Inc. (“NIO US”) (formerly known as NextEV USA, Inc.)	100%	United States, November 2015	Technology development
XPT Limited (“XPT”)	100%	Hong Kong, December 2015	Investment holding
NIO NextEV (UK) Ltd. (formerly known as NextEV (UK) Limited)	100%	United Kingdom, February 2016	Marketing and technology development
NIO Sport Limited (“NIO Sport”) (formerly known as NextEV NIO Sport Limited)	100%	Hong Kong, April 2016	Racing management
XPT Technology Limited (“XPT Technology”)	100%	Hong Kong, April 2016	Investment holding
XPT Inc. (“XPT US”)	100%	United States, April 2016	Technology development
XPT (Jiangsu) Investment Co., Ltd. (“XPT Jiangsu”)	100%	Jiangsu, PRC, May 2016	Investment holding
Shanghai XPT Technology Limited	100%	Shanghai, PRC, May 2016	Technology development

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

Subsidiaries	Equity interest held	Place and date of incorporation or date of acquisition	Principal activities
XPT (Nanjing) E-Powertrain Technology Co., Ltd. (“XPT NJEP”)	100%	Nanjing, PRC, July 2016	Manufacturing of E-Powertrain
XPT (Nanjing) Energy Storage System Co., Ltd. (“XPT NJES”)	100%	Nanjing, PRC, October 2016	Manufacturing of battery pack
NIO Power Express Limited (“PE HK)	100%	Hong Kong, January 2017	Investment holding
NextEV User Enterprise Limited (“UE HK”)	100%	Hong Kong, February 2017	Investment holding
Shanghai NIO Sales and Services Co., Ltd. (“UE CNHC”)	100%	Shanghai, PRC, March 2017	Investment holding and sales and after sales management
NIO Energy Investment (Hubei) Co., Ltd. (“PE CNHC”)	100%	Wuhan PRC, April 2017	Investment holding
Wuhan NIO Energy Co., Ltd. (“PE WHJV”)	100%	Wuhan, PRC, May 2017	Investment holding
XTRONICS (Nanjing) Automotive Intelligent Technologies Co.,Ltd. (“XPT NJWL”)	50%	Nanjing, PRC, June 2017	Manufacturing of components

VIE and VIE’s subsidiaries	Economic interest held	Place and date of incorporation or date of acquisition
Prime Hubs Limited (“Prime Hubs”)	100%	BVI, October 2014
NIO Technology Co., Ltd. (“NIO SHTECH”) (formerly known as Shanghai NextEV Technology Co., Ltd.)	100%	Shanghai, PRC, November 2014
Beijing NIO Network Technology Co., Ltd. (“NIO BJTECH”)	100%	Beijing, PRC, July 2017
Shanghai Anbin Technology Co., Ltd. (“NIO ABTECH”)	100%	Shanghai, PRC, April 2018

In accordance with the Article of Association of XPT NJWL, the Company has the power to control the board of directors of XPT NJWL to unilaterally govern the financial and operating policies of XPT NJWL and the Non-controlling shareholder does not have substantive participating rights, therefore, the Group consolidates this entity.

Variable interest entity

NIO SHTECH was established by Li Bin and Qin Lihong (the “Nominee Shareholders”) in November, 2014. In 2015, NIO SH, NIO SHTECH, and the Nominee Shareholders of NIO SHTECH entered into a series of

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

contractual agreements, including a loan agreement, an equity pledge agreement, exclusive call option agreement and power of attorney that irrevocably authorized the Nominee Shareholders designated by NIO SH to exercise the equity owner’s rights over NIO SHTECH. These agreements provide the Company, as the only shareholder of NIO SH, with effective control over NIO SHTECH to direct the activities that most significantly impact NIO SHTECH’s economic performance and enable the Company to obtain substantially all of the economic benefits arising from NIO SHTECH. Management concluded that NIO SHTECH is a variable interest entity of the Company and the Company is the ultimate primary beneficiary of NIO SHTECH and shall consolidate the financial results of NIO SHTECH in the Group’s consolidated financial statements. In April 2018, the above mentioned contractual agreements were terminated. On the same date, NIO SHTECH became a subsidiary wholly owned by NIO ABTECH, who also became a VIE of the Group on that day. As of December 31, 2017 and June 30, 2018, NIO SHTECH did not have significant operations, nor any material assets or liabilities.

In October 2014, Prime Hubs, a British Virgin Islands (“BVI”) incorporated company and a consolidated variable interest entity of the Group, was established by the shareholders of the Group to facilitate the adoption of the Company’s employee stock incentive plans. The Company entered into a management agreement with Prime Hubs and Li Bin. The agreement provides the company with effective control over Prime Hubs and enables the Company to obtain substantially all of the economic benefits arising from Prime Hubs. As of December 31, 2017 and June 30, 2018, Prime Hubs held 26,900,001 ordinary shares of the Company.

In April 2018, NIO SH entered into a series of contractual arrangements with the Nominee Shareholders as well as NIO ABTECH and NIO BJTECH separately, each including a loan agreement, an equity pledge agreement, exclusive call option agreement and power of attorney that irrevocably authorized the Nominee Shareholders designated by NIO SH to exercise the equity owner’s rights over NIO ABTECH and NIO BJTECH. These agreements provide the Company, as the only shareholder of NIO SH, with effective control over NIO ABTECH and NIO BJTECH to direct the activities that most significantly impact their economic performance and enable the Company to obtain substantially all of the economic benefits arising from them. Management concluded that NIO ABTECH and NIO BJTECH are variable interest entities of the Company and the Company is the ultimate primary beneficiary of them and shall consolidate the financial results of NIO ABTECH and NIO BJTECH in the Group’s consolidated financial statements. As of June 30, 2018, NIO ABTECH and NIO BJTECH did not have significant operations, nor any material assets or liabilities.

Liquidity

The Group has been incurring losses from operations since inception. The Group incurred net losses of RMB2,020,522 and RMB3,325,529 for the six months ended June 30, 2017 and 2018, respectively. Accumulated deficit amounted to RMB11,711,948 and RMB21,766,482 as of December 31, 2017 and June 30, 2018, respectively. Net cash used in operating activities was approximately RMB2,132,644 and RMB3,634,780 for the six months ended June 30, 2017 and 2018, respectively. As of December 31, 2017 and June 30, 2018, the Group’s working capital was RMB6,691,491 and RMB3,165,556.

The Group’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on favorable economic terms to fund its general operations and capital expansion needs. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of December 31, 2017 and June 30,

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2018, the Group’s balance of cash and cash equivalents was RMB7,505,954 and RMB4,423,234. In addition, up to July 30, 2018, the Company has entered into loan facility agreements with several banks in China for a total principal amount of RMB4,765,000, which will be due by May 17, 2022. Moreover, the Group can adjust the pace of its operation expansion and control the operating expenses of the Group.

Based on cash flows projection from operating and financing activities and existing balance of cash and cash equivalents, management is of the opinion that the Group has sufficient funds for sustainable operations and it will be able to meet its payment obligations from operations and debt related commitments for the next twelve months from the issuance of the unaudited interim condensed consolidated financial statements. Based on the above considerations, the Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

2. Summary of Significant Accounting Policies

(a) Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes normally included in the annual financial statements prepared in accordance with U.S. GAAP. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the Group’s unaudited interim condensed consolidated financial statements and accompanying notes include all adjustments (consisting of normal recurring adjustments) considered necessary for the fair statement of the Group’s financial position as of June 30, 2018, and results of operations and cash flows for the six months ended June 30, 2017 and 2018. Interim results of operations are not necessarily indicative of the results for the full year or for any future period. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2017, and related notes included in the Group’s audited consolidated financial statements. The financial information as of December 31, 2017 presented in the unaudited interim condensed consolidated financial statements is derived from the audited consolidated financial statements as of December 31, 2017. Significant accounting policies followed by the Group in the preparation of the accompanying unaudited interim condensed consolidated financial statements are summarized below.

(b) Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIE for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors (the “Board”); to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

All significant transactions and balances between the Company, its subsidiaries and the VIE have been eliminated upon consolidation. The non-controlling interests in consolidated subsidiaries are shown separately in the unaudited interim condensed consolidated financial statements.

(c) Use of estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenue and expenses during the reported period in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, the valuation and recognition of share-based compensation arrangements, depreciable lives of property, equipment and software, useful life of intangible assets, assessment for impairment of long-lived assets and intangible assets, inventory valuation for excess and obsolete inventories, lower of cost and net realizable value of inventories, valuation of deferred tax assets as well as redemption value of the convertible redeemable preferred shares. Actual results could differ from those estimates.

(d) Functional currency and foreign currency translation

The Group’s reporting currency is the Renminbi (“RMB”). The functional currency of the Company and its subsidiaries which are incorporated in HK is United States dollars (“USD”), except NIO Sport which operates mainly in United Kingdom and uses Great Britain pounds (“GBP”). The functional currencies of the other subsidiaries and the VIE are their respective local currencies. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters.

Transactions denominated in currencies other than in the functional currency are translated into the functional currency using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into functional currency using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are included in the consolidated statements of comprehensive loss.

The financial statements of the Group’s entities of which the functional currency is not RMB are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Income and expense items are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive loss in the consolidated statements of comprehensive gain or loss, and the accumulated foreign currency translation adjustments are presented as a component of accumulated other comprehensive loss in the consolidated statements of convertible redeemable preferred shares and shareholders’ deficit. Total foreign currency translation adjustment losses were RMB29,678 and RMB153,155 for the six months ended June 30, 2017 and 2018, respectively. The grant-date fair value of the Group’s share-based compensation expenses is reported in USD as the respective valuation is conducted in USD as the shares are denominated in USD.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

(e) Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss and consolidated statements of cash flows from RMB into USD as of and for the six months ended June 30, 2018 are solely for the convenience of the reader and were calculated at the rate of USD1.00 = RMB6.6171, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2018. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into USD at that rate on June 30, 2018, or at any other rate.

(f) Cash, cash equivalents and restricted cash

Cash, cash equivalents and restricted cash as reported in the consolidated statement of cash flows are presented separately on our consolidated balance sheet as follows:

	December 31, 2017	June 30, 2018
Cash and cash equivalents	7,505,954	4,423,234
Restricted cash	10,606	20,092
Long-term restricted cash	14,293	36,398

Total	7,530,853	4,479,724

(g) Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over their estimated useful lives on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets.

The estimated useful lives are as follows:

Useful lives
Building and construction	20 years
Motor vehicle	5 years
Production facilities	10 years
Computer and electronic equipment	3 years
Purchased software	3 years
R&D equipment	5 years
Office equipment	5 years
Leasehold improvements	Shorter of the estimated useful life or lease term
Others	3 to 5 years

Depreciation for tooling is computed using the units-of-production method whereby capitalized costs are amortized over the total estimated productive life of the related assets.

The cost of maintenance and repairs is expensed as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment is capitalized as additions to the related assets.

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Interest expense on outstanding debt is capitalized during the period of significant capital asset construction. Capitalized interest on construction-in-progress is included within property, plant and equipment and is amortized over the life of the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in the statements of comprehensive loss.

(h) Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives which are 536 months and represent the shorter of the estimated usage periods or the terms of the agreements.

(i) Revenue recognition

Revenue is recognized when or as the control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as the Group performs; or

•	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates revenue to each performance obligation based on its relative standalone selling price. The Group generally determines standalone selling prices based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgements on these assumptions and estimates may impact the revenue recognition.

When either party to a contract has performed, the Group presents the contract in the statement of financial position as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents the contract

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liability when the payment is made or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer. The Group’s contract liabilities were mainly resulted from the multiple performance obligations identified in the vehicle sales contract and the sales of Energy and Service Packages, which is recorded as deferred revenue and advance from customers.

Vehicle sales

The Group generates revenue from sales of electric vehicle, the ES8, together with a number of embedded products and services through a series of contracts. The Group identifies the users who purchase the ES8 as its customers. There are multiple distinct performance obligations explicitly stated in a series of contracts including sales of ES8, charging pile, vehicle internet connection service and extended lifetime warranty which are accounted for in accordance with ASC 606. The standard warranty provided by the Group is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when NIO transfers the control of ES8 to the users.

Customers only pay the amount after deducting the government subsidy they are entitled to for the purchase of electric vehicles, which is applied on their behalf and collected by the Group or Jianghuai Automobile Group Co., Ltd. (“JAC”) from the government. The Group has concluded the government subsidy should be considered as a part of the transaction price it charges the customers for the electric vehicle, as the subsidy is granted to the buyers of the electric vehicle and the buyers remain liable for such amount if in the event the subsidies were not received by the Group. For efficiency reason, the Group or JAC applies and collects the payment on customers’ behalf. In the instance that some eligible customer selects installment payment for battery, the Group believes such arrangement contains a significant financing component and as a result adjusts the amount considering the impact of time value on the transaction price using an appropriate discount rate (i.e. the interest rates of the loan reflecting the credit risk of the borrower). Interest income resulting from a significant financing component will be presented separately from revenue from contracts with customers as this is not the Group’s ordinary business.

The Group uses a cost plus a margin approach to determine the estimated standalone selling price for each individual distinct performance obligation identified, considering the Group’s pricing policies and practices, and the data utilized in making pricing decisions. The overall contract price is then allocated to each distinct performance obligation based on the relative estimated standalone selling price in accordance with ASC 606. The revenue for ES8 sales and the charging pile are recognized at a point in time when the control of the product is transferred to the customer. For the vehicle internet connection service, the Group recognizes the revenue using a straight-line method. As for the extended lifetime warranty, given limited operating history and lack of historical data, the Group decides to recognize the revenue over time base on a straight-line method initially, and will continue monitoring the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available.

As the consideration for the vehicle and all embedded services must be paid in advance, which means the payments received are prior to the transfer of goods or services by the Group, the Group records a contract liability (deferred revenue) for the allocated amount regarding to those unperformed obligations.

Sales of Energy and Service Packages

The Group also sells the two packages, Energy Package and Service Package in exchange of considerations. The Energy Package provides ES8 users with a comprehensive range of charging solutions (including charging

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and battery swapping). The energy service is applied by users on the mobile application depending on their needs and the Group can decide the most appropriate service to offer according to its available resource. Through the Service Package, the Group offers ES8 users with a “worry free” vehicle ownership experience (including free repair service with certain limitations, routine maintenance service, enhanced data package, etc.), which can be applied by user via mobile application.

The Group identifies the users who purchase Energy Package and Service Package meet the definition of a customer. The agreements for Energy Package and Service Package create legal enforceability to both parties on a monthly basis as the respective Energy or Service Packages can be canceled at any time without any penalty. The Group concludes the energy or service provided in Energy Package or Service Package respectively meets the stand-ready criteria and contains only one performance obligation within each package, the revenue is recognized overtime on a monthly basis as customer simultaneously receives and consumes the benefits provided and the term of legally enforced contract is only one month.

Incentives

The Group offers a self-managed customer loyalty program points, which can be used in the Group’s online store and at NIO houses to redeem NIO merchandise. The Group determines the value of each points based on cost of the NIO merchandise that can be redeemed with points. Customers and NIO fans and advocates have a variety of ways to obtain the points. The major accounting policy for its points program is described as follows:

(i) Sales of ES8 vehicle

The Group concludes the points offered linked to the purchase transaction of the ES8 vehicle is a material right and accordingly a separate performance obligation according to ASC 606, and should be taken into consideration when allocating the transaction price of the ES8 sales. The Group also estimates the probability of the points redemption when perform the allocation. Since the historical information is not yet exist for the Group to determine any potential points forfeitures and the fact that most merchandises can be redeemed without requiring a significant amount of points comparing with the amount of points provided to users, the Group believes it is reasonable to assume all points will be redeemed and no forfeiture is estimated currently. The amount allocated to the points as separate performance obligation is recorded as contract liability (deferred revenue) and revenue should be recognized when future goods or services are transferred. The Group will continue to monitor when and if forfeiture rate data becomes available and will apply and update the estimated forfeiture rate at each reporting period.

(ii) Sales of Energy Package

Energy Package—When the customers charge their ES8 without using the Group’s charging network, the Group will grant points based on the actual cost the customers incur. The Group records the value of the points as a reduction of revenue from the Energy Package.

Since historical information does not yet exist for the Group to determine any potential points forfeiture and most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to users, the Group does not expect points forfeiture.

(iii) Other scenarios

Customers or the users of the mobile application can also obtain points through any other ways such as frequent sign-ins to the Group’s mobile application, sharing articles from the application to users’ own social

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media. The Group believes these points are to encourage user engagement and generate market awareness. As a result, the Group accounts for such points as selling and marketing expenses with a corresponding liability recorded under other current liabilities of its consolidated balance sheets upon the points offering. The Group estimates liabilities under the customer loyalty program based on cost of the NIO merchandise that can be redeemed, and its estimate of probability of redemption. At the time of redemption, the Group records a reduction of inventory and other current liabilities. In certain cases where merchandise is sold for cash in addition to points, the Group records other income, and for six months period ended June 30, 2017 and June 30, 2018, nil and RMB1,785 were recorded, respectively.

Similar to the reasons above, the Group estimates no points forfeiture currently and continue to assess when and if a forfeiture rate should be applied.

For the period ended June 30, 2018, the revenue portion allocated to the points as separate performance obligation was RMB90, which is recorded as contract liability (deferred revenue). For the period ended June 30, 2018, the total points recorded as a reduction of revenue was nil. For the period ended June 30, 2017 and 2018, the total points recorded as selling and marketing expenses were RMB5,569 and RMB48,012.

As of December 31, 2017 and June 30, 2018, liabilities recorded related to unredeemed points were RMB 16,460 and RMB42,227, respectively.

Practical expedients and exemptions

The Group follows the guidance for immaterial promises when identifying the performance obligations in the vehicle sales contracts and concludes the lifetime roadside assistance and out-of-town charging services are not performance obligations considering these two services are value-added services to enhance user experience rather than critical items for ES8 driving and forecasted usage for these two services are very limited. The Group also performs an estimation on the stand-alone fair value of each promises applying cost plus margin approach and concludes standalone fair value of roadside assistance and out-of-town charging services are insignificant individually and in aggregate, less than 1% of ES8 gross selling price and aggregate fair value of each individual promises.

Considering the qualitative assessment and the result of the quantitative estimate, the Group concluded not to assess whether promises are performance obligation if they are immaterial in the context of the contract and the relative stand-alone fair value individually and in aggregate is less than 3% of the contract price, namely the road-side assistance and out-of-town charging services. Related costs are then accrued instead.

(j) Cost of Sales

Vehicle

Cost of vehicle revenue includes direct parts, material, processing fee, loss compensation to JAC, labor costs, manufacturing overhead (including depreciation of assets associated with the production), shipping and logistic costs, and reserves for estimated warranty expenses. Cost of vehicle revenue also includes adjustments to warranty expense and charges to write-down the carrying value of the inventory when it exceeds its estimated net realizable value and to provide for on-hand inventory that is either obsolete or in excess of forecasted demand.

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Service and Other

Cost of service and other revenue includes direct parts, material, labor costs, vehicle internet connectivity costs, and depreciation of assets that are associated with sales of energy and service packages.

(k) Sales and marketing expenses

Sales and marketing expenses consist primarily of marketing and promotional expenses, salaries and other compensation-related expenses to sales and marketing personnel. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. The Group expenses all advertising costs as incurred and classifies these costs under sales and marketing expenses. For the six months ended June 30, 2017 and 2018, advertising costs totaled RMB32,048 and RMB23,620, respectively.

(l) Employee benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB97,982 and RMB193,079 for the six months ended June 30, 2017 and 2018, respectively.

3. Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” This guidance supersedes current guidance on revenue recognition in Topic 605, “Revenue Recognition.” In addition, there are disclosure requirements related to the nature, amount, timing, and uncertainty of revenue recognition. In August 2015, the FASB issued ASU No. 2015-14 to defer the effective date of ASU No. 2014-09 for all entities by one year. For publicly-traded business entities that follow U.S. GAAP, the deferral results in the new revenue standards’ being effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted for interim and annual periods beginning after December 15, 2016. The Group started to generate revenue in June 2018.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The main objective of this update is to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. ASU 2016-01 changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. Further, in June 2018, the FASB issued “Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which provides further guidance on adjustments for observable transaction for equity securities without a readily determinable fair value and clarification on fair value option for liabilities instruments. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. The adaption of ASU 2016-01 has no impact on its consolidated financial statements.

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In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU is effective for reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet, while lessor accounting will remain substantially unchanged. The ASU requires a modified retrospective transition approach for existing leases, whereby the new rules will be applied to the earliest year presented. In January 2018, the FASB issued ASU No. 2018-01, Land Easement Practical Expedient Transition to Topic 842, to permit an entity to elect an optional practical expedient to not evaluate land easements under ASC 842, that exist or expired before the entity’s adoption of ASC 842 and that were not previously accounted for as leases under ASC 840. The ASU is effective during the same period of adoption of ASU 2016-02. We will be required to recognize and measure leases existing at, or entered into after, the beginning of the earliest comparative period presented using a modified retrospective approach, with certain practical expedients available. We intend to elect the available practical expedients upon adoption. Upon adoption, we expect our consolidated balance sheet to include a right of use asset and liability related to substantially all of our lease arrangements. We are continuing to assess the impact of adopting the ASU on our financial position, results of operations and related disclosures and have not yet determined whether the effect will be material.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies the accounting for share-based payment transactions specifically related to the tax effects associates with share-based compensation, an accounting policy election to determine how forfeitures are recorded and a change in the presentation requirements in the statement of cash flows. Non-public companies are also granted two additional optional provisions that would provide a practical expedient for determining the expected term and a one-time opportunity to change the measurement basis for all liability-classified awards to intrinsic value. There was no significant impact upon adoption in 2018.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). The ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The standard should be applied to each period presented using a retrospective transition method. The adoption of this standard does not have a material impact on the Group’s consolidated financial statements, but resulted in restricted cash being included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows.

4. Concentration and Risks

(a) Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash and trade receivable. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. As of December 31, 2017 and June 30, 2018, all of the Group’s cash and cash equivalents, restricted cash were held by major financial institutions located in the PRC and Hong Kong which management believes are of high credit quality. The PRC does not have an official deposit insurance program, nor does it have an agency similar to the Federal Deposit Insurance Corporation (FDIC) in the United States. However, the Group believes that the risk of failure of any of these PRC banks is remote. Bank failure is uncommon in China and the Group believes that those Chinese banks that hold the Group’s cash and cash equivalents and restricted cash are financially sound based on publicly available information.

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(b) Currency convertibility risk

The PRC government imposes controls on the convertibility of RMB into foreign currencies. The Group’s cash and cash equivalents and restricted cash denominated in RMB that are subject to such government controls amounted to RMB914,460 and RMB1,965,536 as of December 31, 2017 and June 30, 2018, respectively. The value of RMB is subject to changes in the central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (the “PBOC”). Remittances in currencies other than RMB by the Group in the PRC must be processed through PBOC or other Chinese foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

(c) Foreign currency exchange rate risk

Since July 21, 2005, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. While the international reaction to the RMB appreciation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against other currencies.

5. Inventory

Inventory consists of the following:

	December 31, 2017	June 30, 2018
Raw materials	44,061	572,248
Work in process	22,262	6,894
Finished goods	—	127,400
Merchandise	23,141	15,338

Total	89,464	721,880

Raw materials as of December 31, 2017 are mainly used for research and development purpose and will be expensed when incurred. In the second quarter of 2018, the Group started selling vehicles and procured raw materials for volume production purpose.

Work in progress are mainly used for research and development of new models and will be expensed when incurred. Electric drive systems in production are also recorded as work in progress.

Finished goods include vehicles ready for transit at production factory, vehicles in transit to fulfill customer orders, new vehicles available for immediate sale at our sales and service center locations, and charging piles.

Merchandise inventory includes branded merchandise of NIO which can be redeemed by deducting membership rewards points of customer loyalty program in the Group’s application store.

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6. Prepayments and Other Current Assets

Prepayments and other current assets consist of the following:

	December 31, 2017	June 30, 2018
Deductible VAT input	456,774	693,294
Prepayment to vendors	185,401	468,811
Deposits	12,582	13,053
Other receivables	19,668	46,179

Total	674,425	1,221,337

Prepayment to vendors mainly consist of prepayment for raw materials, prepaid rental for offices and NIO Houses, and prepaid expenses for R&D services provided by suppliers.

7. Property, Plant and Equipment, Net

Property and equipment and related accumulated depreciation were as follows:

	December 31, 2017	June 30, 2018
Construction in process	1,016,643	875,876
Mould and tooling	2,619	871,038
Leasehold improvements	413,368	382,865
Building and construction	—	385,403
Computer and electronic equipment	178,534	281,632
Purchased software	135,775	171,551
R&D equipment	173,741	243,854
Production facilities	134,080	216,509
Office equipment	33,288	35,571
Motor vehicles	19,681	54,286
Others	24,712	47,640

Subtotal	2,132,441	3,566,225
Less: Accumulated depreciation	(221,428)	(377,221)

Total property and equipment, net	1,911,013	3,189,004

The Group recorded depreciation expenses of RMB65,535 and RMB143,719 for the six months ended June 30, 2017 and June 30, 2018, respectively.

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8. Intangible Assets, Net

Intangible assets and related accumulated amortization were as follows:

	December 31, 2017			June 30, 2018
	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Domain names and others	4,230	(1,017)	3,213	5,085	(1,461)	3,624
License	3,199	(1,955)	1,244	3,153	(2,453)	700

Total intangible assets, net	7,429	(2,972)	4,457	8,238	(3,914)	4,324

The Group recorded amortization expenses of RMB984 and RMB942 for the six months ended June 30, 2017 and 2018, respectively.

9. Land Use Rights, Net

Land use rights and related accumulated amortization were as follows:

	December 31, 2017	June 30, 2018
Land use rights	—	221,503
Less: Accumulated amortization—land use rights	—	(413)

Total Land use rights, net	—	221,090

In June 2018, XPT NJEP entered into an agreement to purchase the land use rights for manufacturing of e-powertrain for the Group.

The Group recorded amortization expenses for land use rights of nil and RMB413 for the six months ended June 30, 2017 and 2018, respectively.

10. Other Non-current Assets

Other non-current assets consist of the following:

	December 31, 2017	June 30, 2018
Prepayments for purchase of property and equipment	50,882	161,247
Receivable of battery installment	—	1,939
Long-term deposits	80,168	90,848
Others	91	88

Total	131,141	254,122

Long-term deposit mainly consists of rental deposit for offices and NIO Houses which will not be collectible within one year.

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11. Short-term Borrowings

Short-term borrowings consist of the following:

	Maturity Date	Principal Amount	Interest Rate Per Annum	Type	December 31, 2017	June 30, 2018
Loan I—IX	2018/8/11 - 2019/6/24	180,583	4.35% - 5.00%	Bank loan	28,787	180,583

12. Accruals and Other Liabilities

Accruals and other liabilities consist of the following:

	December 31, 2017	June 30, 2018
Payables for purchase of property and equipment	410,726	1,006,307
Advance from customers	68,439	269,258
Payables for R&D expenses	247,923	195,783
Salaries and benefits payable	170,274	185,542
Exercised portion of non-recourse loan	—	171,104
Payables for marketing events	37,933	114,149
Accrued expenses	199,087	94,213
Loan from joint investor (current portion)	—	41,773
Non-recourse loan	55,028	27,690
Deposit from exercise of non-recourse loan	—	21,365
Payables for traveling	10,678	10,868
Interest payables	24,320	5,469
Current portion of deferred revenue	—	1,004
Warranty	—	430
Other payables	61,184	73,971

Total	1,285,592	2,218,926

13. Long-term Borrowings

Long-term borrowings consist of the following:

	December 31, 2017	June 30, 2018
Bank loan	454,901	548,652
Loan from joint investor	187,500	384,000

Total	642,401	932,652

On September 7, 2016, the Group entered into a joint investment agreement with Nanjing Xingzhi Technology Industry Development Co., Ltd (“Nanjing Xingzhi”, formerly known as Nanjing Zijin (New Harbor) Technology Entrepreneurial Special Community Construction Development Co., Ltd). Nanjing Xingzhi invested in XPT NJES, a subsidiary of the Group, with a contribution of RMB37,500. According to the agreement, the annual rate of return on investment of Nanjing Xingzhi equals the benchmark interest rate of one-year RMB loan

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announced by PBOC. Given Nanjing Xingzhi does not bear the risk of the losses and only entitles to fixed interest income, the Group regarded it a loan in substance and recorded it in liability with the interest expenses amortized through the period. On May 16, 2018, the Group entered into an agreement with Nanjing Xingzhi to purchase Nanjing Xingzhi’s shareholding in XPT NJES at a price of RMB41,773, which approximately the entire principal plus interest accrued so far.

On May 17, 2017, the Group entered into a secured loan agreement with the Bank of Nanjing of a facility amount of RMB685,000 with a maturity date of May 17, 2022. As of June 30, 2018, the aggregated draw amounted to RMB576,752, among which RMB143,100 due within one year was presented under current portion of long-term borrowings and the loan interest payable to Bank of Nanjing was RMB2,621 with an effective interest rate of 4.75%~5.80% which is the current market rate. The loan was guaranteed by Nanjing Xingzhi as an incentive for XPT NJES to continue doing business in the respective region. There is no restrictive financial covenants attached to the loan.

On May 18, 2017, the Group entered into a joint investment agreement with Wuhan Donghu New Technology Development Zone Management Committee (“Wuhan Donghu”) to set up a joint venture entity (the “PE WHJV”). Wuhan Donghu subscribed for RMB384,000 paid in capital in PE WHJV with 49% of the shares. On June 30, 2017, September 29, 2017 and April 16, 2018, Wuhan Donghu injected RMB50,000, RMB100,000 and RMB234,000 in cash to PE WHJV, respectively. Pursuant to the investment agreement, Wuhan Donghu does not have substantive participating rights to PE WHJV, nor is allowed to transfer its equity interest in PE WHJV to other third party. In addition, within five years or when the net assets of PE WHJV is less than RMB550,000, the Group is obligated to purchase from Wuhan Donghu all of its interest in PE WHJV at its investment amount paid plus interest at the current market rate announced by PBOC. As such, the Group consolidates PE WHJV. The investment by Wuhan Donghu is accounted for as a loan because it is only entitled to fixed interest income and subject to repayment within five years or upon the financial covenant violation.

On September 28, 2017, the Group entered into a loan agreement with China Merchants Bank of a facility amount of RMB200,000 with a maturity date of September 27, 2018. As of June 30, 2018, the aggregated draw amounted to RMB50,000 subject to a floating interest rate of 10% above the benchmark interest rate of three-year RMB loan announced by PBOC.

On February 2, 2018, the Group entered into a loan agreement with China CITIC Bank of a principal of RMB50,000 with a maturity date of February 1, 2021. The loan is subject to a floating interest rate of 10% above the average quoted interest rate of one-year RMB loan announced by the National Interbank Funding Center.

On May 14, 2018, the Group entered into a loan agreement with Bank of Shanghai of a facility amount of RMB1,500,000 with a maturity date of December 15, 2025. As of June 30, 2018, the aggregated draw amounted to RMB15,000 subject to a floating interest rate of 20% above the benchmark interest rate of five-year RMB loan announced by PBOC.

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14. Other Non-Current Liabilities

Other non-current liabilities consist of the following:

	December 31, 2017	June 30, 2018
Deferred construction allowance	61,771	95,647
Rental payable	48,926	64,029
Deferred government grants	30,416	32,163
Warranty	—	1,214
Deferred revenue	—	869

Total	141,113	193,922

Rental payable represents the difference between the straight-line rental expenses and the actual rental fee paid for long term rental agreements.

15. Revenue

Revenue by source consists of the following:

	Six Months Ended June 30,
	2017	2018
Vehicle sales	—	44,399
Sales of charging pile	—	1,582
Sales of Packages	—	7
Others	—	3

Total revenue	—	45,991

Deferred revenue consists of the following:

	December 31, 2017	June 30, 2018
Vehicle sales	—	1,873

There are no other unfulfilled performance obligations other than deferred revenue.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

(a) Significant change in deferred revenue

Deferred revenue equals to the total transaction price allocated to the performance obligations that are unsatisfied, or partially satisfied, which mainly arises from the undelivered charging pile, the vehicle internet connection service, the extended lifetime warranty service as well as the points offered to customers embedded in the ES8 sales contract. The following table shows a conciliation in the current reporting period related to carried-forward deferred revenue.

	Six Months Ended June 30, 2018
	Vehicle Sales	Sales of Packages
Deferred revenue – beginning of period	—	—
Additions	1,955	—
Revenue recognized	(82)	—

Deferred revenue – end of period	1,873	—

The Group expects that 54% of the transaction price allocated to unsatisfied performance obligation as at June 30, 2018 will be recognized as revenue during the period from June 30, 2018 to June 30, 2019. The remaining 46% will be recognized during the period from July 1, 2019 to December 31, 2022.

16. Manufacturing in collaboration with JAC

The Group entered into an arrangement with JAC for the manufacture of the ES8 for five years in May 2016. Pursuant to the arrangement, JAC will build up a new manufacturing plant (“Hefei Manufacturing Plant”) and is responsible for the equipment used on the product line while NIO is responsible for the tooling. For each vehicle produced the Group will pay processing fee to JAC on a per-vehicle basis monthly for the first three years on the basis that NIO will provide all the raw materials to JAC. In addition, for the first 36 months after agreed time of start of production, which is April 2018, the Group will compensate JAC operating losses incurred in Hefei Manufacturing Plant. For the six months ended June 30, 2017 and 2018, JAC charged the Group nil and RMB65,065, respectively, based on the actual losses incurred in Hefei Manufacturing Plant during the same periods, which was recorded into cost of sales.

17. Research and Development Expenses

Research and development expenses consist of the following:

	Six Months Ended June 30,
	2017	2018
Employee compensation	441,577	745,515
Design and development expenses	537,418	600,576
Travel expenses	23,284	42,165
Depreciation and amortization expenses	16,903	37,144
Rental and related expenses	4,829	15,368
Others	7,242	18,576

Total	1,031,253	1,459,344

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

18. Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of the following:

	Six Months Ended June 30,
	2017	2018
Employee compensation	399,729	796,121
Marketing and promotional expenses	220,136	263,844
Professional services	121,001	185,683
Rental and related expenses	73,513	174,567
Depreciation and amortization expenses	49,616	107,930
IT consumable, office supply and other low value consumable	25,288	59,598
Travel expenses	23,725	57,922
Others	51,355	80,632

Total	964,363	1,726,297

19. Convertible Promissory Note

On February 16, 2017, the Company issued convertible promissory note (“the Note”) in the aggregated principal amount of USD48,000 (RMB312,624 equivalent) to one of its existing convertible redeemable preferred shareholder with compounding interest at 15% per annum, maturing 90 days after the issuance date. Pursuant to the Note agreements, the holders of the Note may (i) convert the outstanding principal and accrued interest of the Note into the most recent round of equity security at a conversion price equal to 97% of the per share price paid by the investors in the event that the Company issues and sells equity security to investors on or before the date of the repayment in full of this Note in an equity financing resulting in gross proceeds to the Company of at least USD100,000 (“Qualified Financing”), however, the Company and the Note holder both agreed that the 3% discount on the price shall not be applicable to the Series C Convertible Redeemable Preferred Shares (“Series C Preferred Shares”), or (ii) convert the outstanding principal and accrued interest of the Note into Series B Convertible Redeemable Preferred Shares (“Series B Preferred Shares”) of the Company at a conversion price of USD2.751 per share if no Qualified Financing occurred before prior to the maturity date. The Company may elect to repay the accrued interests in cash under either way. The issuance cost for the Note was immaterial. On May 17, 2017, the Note was fully repaid in cash together with the accrued interest of USD1,800 (RMB12,389 equivalent).

20. Convertible Redeemable Preferred Shares

In March 2015, the Company issued 165,000,000 shares of Series A-1 convertible redeemable preferred shares (“Series A-1 Preferred Shares”) for USD1.00 per share for cash of USD165,000. The total consideration was paid in three instalments and were fully paid in January 2017. In March and May 2015, the Company issued 130,000,000 shares of Series A-2 convertible redeemable preferred shares (“Series A-2 Preferred Shares”) for USD1.00 per share for cash of USD130,000. In September 2015, the Company issued 24,210,431 shares of Series A-3 Preferred Shares for USD1.6522 per share for cash of USD40,000. The Series A-1, A-2 and A-3 Preferred Shares are collectively referred to as the “Series A Preferred Shares”.

In June, July, August, September 2016 and February 2017, the Company issued 114,867,321 shares of Series B convertible redeemable preferred shares (“Series B Preferred Shares”) for USD2.751 per share for cash of USD316,000.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

In March, April, May and July 2017, the Company issued 166,205,830 shares of Series C convertible redeemable preferred shares (“Series C Preferred Shares”) for USD3.885 per share for cash of USD645,709.

In November and December 2017, the Company issued 211,156,415 shares of Series D convertible redeemable preferred shares (“Series D Preferred Shares”) for USD5.353 per share for cash of USD1,130,320. USD12,000 out of the total consideration from one of the investor was not paid until March 28, 2018 and it was treated as a reduction of Series D Preferred Shares until it was paid. In addition, a finder’s commission of USD26,000 was incurred for the Series D Preferred Shares financing. The Company paid 50% of the commission in cash amounted USD13,000 and the remaining 50% by issuance of 2,428,588 shares of Series D Preferred Shares for free to the financial advisory. The total of the finder’s commission was also recorded as an issuance cost as a deduction of the preferred shares.

The Series A-1, A-2, A-3, B, C and D Preferred Shares are collectively referred to as the “Preferred Shares”. All series of Preferred Shares have the same par value of USD0.00025 per share.

The Company classified the Preferred Shares in the mezzanine section of the consolidated balance sheets because they were redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control, that being the Company’s failure to complete a QIPO by December 31, 2021. The Preferred Shares are recorded initially at fair value, net of issuance costs. The issuance costs for Series A-1, A-2, A-3, B, C, and D were USD301, USD189, USD208, USD1,782, USD1,489 and USD901 (RMB1,892, RMB1,177, RMB1,296, RMB11,857, RMB10,039 and RMB6,033, equivalent).

The major rights, preferences and privileges of the Preferred Shares are as follows:

Voting Rights

The holders of the Preferred Shares shall have the right to one vote for each ordinary share into which each outstanding Preferred Share held could then be converted. The holders of the Preferred Shares vote together with the Ordinary Shareholders, and not as a separate class or series, on all matters put before the shareholders. The holders of the Preferred Shares are entitled to appoint a total of 10 out of 11 directors of the Board.

Dividends

Subject to the approval and declaration by the Board of Directors, the holders of the Preferred Shares (exclusive of unpaid shares) are entitled to receive dividends in the following order:

•

Series D Preferred Shareholders are entitled to receive dividends at an amount equal to 5% of the issue price prior to and in preference to any dividend on the Series C preferred Shares, Series B preferred shares, Series A Preferred Shares and ordinary shares;

•

Series C Preferred Shareholders are entitled to receive dividends at an amount equal to 5% of the issue price prior to and in preference to any dividend on the Series B preferred shares, Series A Preferred Shares and ordinary shares;

•

Series B Preferred Shareholders are entitled to receive dividends at an amount equal to 5% of the issue price prior to and in preference to any dividend on the Series A Preferred Shares and ordinary shares;

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

•	Series A Preferred Shareholders are entitled to receive dividends at an amount equal to 5% of the issue price prior to and in preference to any ordinary shares;

•	any remaining dividends shall be distributed on a pro rata basis to holders of all the Preferred Shares and ordinary shares on a fully diluted and as-if converted basis.

No dividends on preferred and ordinary shares have been declared since the issuance date through December 31, 2017 and June 30, 2018.

Liquidation

In the event of any liquidation, the holders of Preferred Shares have preference over holders of ordinary shares with respect to payment of dividends and distribution of assets. Upon Liquidation, Series D Preferred Shares shall rank senior to Series C Preferred Shares, Series C Preferred Shares shall rank senior to Series B Preferred Shares, Series B Preferred Shares shall rank senior to Series A-3 Preferred Shares, Series A-3 Preferred Shares shall rank senior to Series A-1 and A-2 Preferred Shares, Series A-1 and A-2 Preferred Shares shall rank senior to ordinary shares.

The holders of Preferred Shares (exclusive of unpaid shares) shall be entitled to receive an amount per share equal to (A) an amount equal to the higher of (1) 100% of the original issue price of such Preferred Shares, and (2) the amount that would be payable on such Preferred Shares if converted into ordinary shares immediately before such Liquidation; and (B) the amount of all declared but unpaid dividends on such Preferred Shares based on such holder’s pro rata portion of the total number of the Preferred Shares. If there are still assets of the Company legally available for distribution, such remaining assets of the Company shall be distributed to the holders of issued and outstanding Ordinary Shares on pro rata basis among themselves.

Conversion

The Preferred Shares (exclusive of unpaid shares) would automatically be converted into ordinary shares 1) upon a QIPO; or 2) upon the written consent of the holders of a majority of the outstanding Preferred Share of each class with respect to conversion of each class.

The initial conversion ratio of Preferred Shares to ordinary shares shall be 1:1, subject to adjustments in the event of (i) share splits, share dividends, combinations, recapitalization and similar events, or (ii) issuance of Ordinary Shares (excluding certain events such as issuance of ordinary shares pursuant to a public offering) at a price per share less than the conversion price in effect on the date of or immediately prior to such issuance.

The Company determined that there were no beneficial conversion features identified for any of the Preferred Shares during any of the periods. In making this determination, the Company compared the fair value of the ordinary shares into which the Preferred Shares are convertible with the respective effective conversion price at the issuance date. In all instances, the effective conversion price was greater than the fair value of the ordinary shares. To the extent a conversion price adjustment occurs, as described above, the Company will re-evaluate whether or not a beneficial conversion feature should be recognized.

Redemption

The Company shall redeem, at the option of any holder of outstanding Preferred Shares, all of the outstanding Preferred Shares (other than the unpaid shares) held by the requesting holder, at any time after the

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

earliest to occur of (a) December 31, 2021, if no QIPO or Approved Sale has been consummated prior to such date, (b) any material change in applicable law that would prohibit or otherwise make it illegal to continue to operate the business under the then-existing equity structure of the Group, which could not be solved by alteration or adjustment of the equity structure of the Group after good faith consultation among the Company and its shareholders, (c) the early termination of employment or service contracts of no less than 30% of the certain key employees (or subsequent persons holding their respective positions) with the Group during any six-month period (excluding any early termination with cause) which has resulted in material adverse effect with respect to the Business of the Group as a whole, and (d) termination or disruption of the business of the Group as a whole, which is attributable to any Group Company’s non-compliance with applicable laws or breach or early termination of material business contracts or business arrangements with any supplier, clients or otherwise (any matter or event as described in items (a) to (d), hereinafter a “Redemption Event”), or (e) any other Preferred Share holder has requested the Company to redeem its shares in any Redemption Event by delivery of a notice.

The redemption amount payable for each Preferred Share (other than the unpaid shares) will be an amount equal to the greater of (a) 100% of the Preferred Shares’ original issue price, plus all accrued but unpaid dividends thereon up to the date of redemption and compound interest on the preferred shares’ original issue price at the rate of 8% per annum, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, mergers or similar transactions, and (b) the fair market value of such Preferred Shares at the date of redemption.

Upon the redemption, Series D Preferred Shares shall rank senior to Series C Preferred Shares, Series C Preferred Shares shall rank senior to Series B Preferred Shares, Series B Preferred Shares shall rank senior to Series A-3 Preferred Shares, Series A-3 Preferred Shares shall rank senior to Series A-1 and A-2 Preferred Shares, Series A-1 and A-2 Preferred Shares shall rank pari passu to each other.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

Accounting for Preferred Shares

The Company recognized accretion to the respective redemption value of the Preferred Shares over the period starting from issuance date to December 31, 2021, the earliest redemption date. According to the redemption price calculation described above, the Company recognized accretion of the Preferred Shares amounted to RMB1,139,341 and RMB6,744,283 during the six months ended June 30, 2017 and 2018, respectively.

The Company’s convertible redeemable preferred shares activities for the six months ended June 30, 2017 and 2018 are summarized below:

	Series A-1 & A-2		Series A-3		Series B		Series C		Series D		Total
	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)
Balances as of December 31, 2016	295,000,000	2,539,993	24,210,431	306,678	102,144,675	2,014,903	—	—	—	—	421,355,106	4,861,574

Proceeds from Series A-1 Preferred Shares	—	266,511	—	—	—	—	—	—	—	—	—	266,511
Issuance of preferred shares	—	—	—	—	12,722,646	240,066	140,452,805	3,619,766	—	—	153,175,451	3,859,832
Accretion on convertible redeemable preferred shares to redemption value	—	1,019,848	—	40,755	—	34,166	—	44,572	—	—	—	1,139,341

Balances as of June 30, 2017	295,000,000	3,826,352	24,210,431	347,433	114,867,321	2,289,135	140,452,805	3,664,338	—	—	574,530,557	10,127,258

Balances as of December 31, 2017	295,000,000	5,011,731	24,210,431	427,129	114,867,321	2,294,980	166,205,830	4,454,596	213,585,003	7,469,350	813,868,585	19,657,786

Proceeds from Series D Preferred Shares	—	—	—	—	—	—	—	—	—	78,651	—	78,651
Accretion on convertible redeemable preferred shares to redemption value	—	3,851,909	—	308,341	—	1,289,035	—	1,046,602	—	248,396	—	6,744,283

Balances as of June 30, 2018	295,000,000	8,863,640	24,210,431	735,470	114,867,321	3,584,015	166,205,830	5,501,198	213,585,003	7,796,397	813,868,585	26,480,720

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

21. Redeemable non-controlling interests

XPT (Jiangsu) Automotive Technology Co., Ltd. (“XPT Auto”), the Group’s wholly owned subsidiary had its redeemable preferred share (“XPT Auto PS”) financing of RMB 1,294,900 to certain third party strategic investors in the second quarter of 2018. These third party strategic investors’ contributions in XPT Auto were accounted for as the Group’s redeemable non-controlling interests, and were classified as Mezzanine equity. Pursuant to XPT Auto’s share purchase agreement, the XPT Auto PS issued to third party strategic investors have the same rights as the existing ordinary shareholder of XPT Auto except that they have following privileges:

Redemption

The holders of XPT Auto PS have the option to request XPT Auto to redeem those shares under certain circumstance: (1) a qualified initial public offering of XPT Auto has not occurred by the fifth anniversary after the issuance of XPT Auto PS; (2) XPT Auto doesn’t meet its performance target (revenue and net profit) for each of the year during FY2019 and FY2023; or (3) a deadlock event lasts for 60 working days and cannot be resolved.

The redemption price should be equal to the original issue price plus simple interest on the original issue price at the rate of 10% per annum minus the dividends paid up to the date of redemption.

Liquidation

In the event of any liquidation, the holders of XPT Auto PS have preference over holders of ordinary shares. On a return of capital on liquidation, XPT Auto’s assets available for distribution among the investors shall first be paid to XPT Auto PS investors at the amount equal to the original issue price plus simple interest on the original issue price at the rate of 10% per annum minus the dividends paid up to the date of liquidation. The remaining assets of XPT Auto shall all be distributed to its ordinary shareholders.

The Company recognized accretion to the respective redemption value of the XPT Auto PS over the period starting from issuance date. On June 29, 2018, RMB 1,124,900 out of the total consideration was paid by those investors and the remaining RMB 170,000 were still outstanding as of June 30, 2018.

22. Ordinary Shares

Upon inception, each ordinary share was issued at a par value of USD0.00025 per share. Various numbers of ordinary shares were issued to share-based compensation award recipients. As of December 31, 2017 and June 30, 2018, the authorized share capital of the Company is US$500 divided into 2,000,000,000 shares, comprising of: 1,151,269,325 ordinary shares, 165,000,000 Series A-1 Preferred Shares, 130,000,000 Series A-2 Preferred Shares, 31,720,364 Series A-3 Preferred Shares, 114,867,321 Series B Preferred Shares, 167,142,990 Series C Preferred Shares, 240,000,000 Series D Preferred Shares, each at a par value of USD0.00025 per share.

As of December 31, 2017 and June 30, 2018, 1,151,269,325 ordinary shares were authorized, 36,727,350 and 41,178,902 shares were issued and 23,850,343 and 31,540,943 shares were outstanding as of December 31, 2017 and June 30, 2018, respectively.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

23. Share-based Compensation

Compensation expenses recognized for share-based awards granted by the Company were as follows:

	Six Months Ended June 30,
	2017	2018
Research and development expenses	10,900	12,418
Selling, general and administrative expenses	24,938	93,146

Total	35,838	105,564

There was no income tax benefit recognized in the consolidated statements of comprehensive loss for share-based compensation expenses and the Group did not capitalize any of the share-based compensation expenses as part of the cost of any assets in the six months ended June 30, 2017 and 2018.

(a) Prime Hubs’ Restricted Shares Plan

In 2015, the Company adopted the Prime Hubs Restricted Shares Plan (the “Prime Hubs Plan”). Pursuant to the Prime Hubs Plan, restricted shares were granted to certain employees and non-employee consultants of the Group as approved by the board of directors. The restricted shares granted require the non-employee consultants to serve the Group for a period of one year with 100% of the restricted shares vesting upon the completion of the service period and the employees to serve the group for a period of four years with 25% of the restricted shares vesting at each anniversary of the service commencement date. The restricted shares issued under the Prime Hubs Plan are held by Prime Hubs, a consolidated variable interest entity of the Company, and are accounted for as treasury stocks of the Company prior to their vesting.

The following table summarizes activities of the Company’s restricted shares granted under the Prime Hubs Plan:

(i) Employees

Employees	Number of Shares Outstanding	Weighted Average Grant Date Fair Value
		USD
Unvested as of December 31, 2016	8,400,000	0.72

Vested	(2,841,667)	0.72
Forfeited	(208,333)	0.72

Unvested as of June 30, 2017	5,350,000	0.72

Unvested as of December 31, 2017	7,058,338	1.04

Vested	(2,924,996)	0.83

Unvested as of June 30, 2018	4,133,342	1.19

For the six months ended June 30, 2017 and 2018, total share-based compensation expenses recognized for the employee restricted shares granted under the Prime Hubs Plan were RMB8,250 and RMB9,563, respectively.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

As of December 31, 2017 and June 30, 2018, there were RMB37,651 and RMB26,050 of unrecognized share-based compensation expenses related to the employee restricted shares granted under the Prime Hubs Plan. Such unrecognized expenses are expected to be recognized over a weighted-average period of 1.69 and 1.44 years, respectively, as of December 31, 2017 and June 30, 2018.

(ii) Non-Employees

As of December 31, 2016, the Prime Hubs restricted shares granted to non-employees were fully vested.

In January 2017, the Company agreed to repurchase 250,000 vested Prime Hubs restricted shares from a non-employee with total cash consideration of RMB1,686.

For the six months ended June 30, 2017 and 2018, total share-based compensation expenses recognized for the non-employee restricted shares granted the Prime Hubs Plan were nil.

(b) NIO Incentive Plans

In 2015, the Company adopted the 2015 Stock Incentive Plan (the “2015 Plan”), which allows the plan administrator to grant options and restricted shares of the Company to its employees, directors, and consultants.

The Company granted share options to the Group’s non-NIO US employees and both share options and restricted shares to the employees of NIO US. The share options and restricted shares of the Company under 2015 Plan have a contractual term of ten years from the grant date, and vest over a period of four years of continuous service, one fourth (1/4) of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest rateably over the following 36 months. Under the 2015 plan, share options granted to the non-NIO US employees of the Group are only exercisable upon the occurrence of an initial public offering by the Company.

In 2016 and 2017, the Board of Directors further approved the 2016 Stock Incentive Plan (the “2016 Plan”) and the 2017 Stock Incentive Plan (the “2017 Plan”). The 2016 and 2017 Plans have the same terms as 2015 Plan.

As of December 31, 2017 and June 30, 2018, the Group had not recognized any share-based compensation expenses for options granted to the non-NIO US employees of the Group, because the Company is unable to determine if it is probable that the performance conditions will be satisfied until the event occurs. As a result, the share-based compensation expenses for these options that are only exercisable upon the occurrence of the Company’s initial public offering will be recognized using the graded-vesting method upon the consummation of the initial public offering. The Group recognized the share options and restricted shares of the Company granted to the employees of NIO US on a straight-line basis over the vesting term of the awards, net of estimated forfeitures.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

(i) Share Options

The following table summarizes activities of the Company’s share options under the 2015, 2016 and 2017 Plans for the six months ended June 30, 2017 and 2018:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
		USD	In Years	USD
Outstanding as of December 31, 2016	52,623,554	0.32	8.30	51,506

Granted	4,449,700	1.15	—	—
Exercised	(577,038)	0.27	—	—
Forfeited	(3,526,310)	0.39	—	—
Expired	(149,488)	0.13	—	—

Outstanding as of June 30, 2017	52,820,418	0.39	8.47	74,582

Outstanding as of December 31, 2017	57,775,914	0.57	8.52	114,299

Granted	38,612,866	2.44	—	—
Exercised	(4,451,552)	0.37	—	—
Forfeited	(2,657,239)	0.70	—	—
Expired	(340,447)	0.38	—	—

Outstanding as of June 30, 2018	88,939,542	1.39	8.80	286,757

Vested and expected to vest as of June 30, 2017	50,823,823	—	—	71,122
Exercisable as of June 30, 2017	3,557,094	—	—	5,377
Vested and expected to vest as of June 30, 2018	85,641,307	—	—	273,015
Exercisable as of June 30, 2018	2,968,041	—	—	11,932

The weighted-average grant date fair value for options granted under the Company’s 2017 Plan during the six months ended June 30, 2017 and 2018 was USD 1.02 and USD 1.82, respectively, computed using the binomial option pricing model.

The total share-based compensation expenses recognized for share options during the six months ended June 30, 2017 and 2018 was RMB14,004 and RMB14,413 respectively.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

The fair value of each option granted under the Company’s 2017 Plan during the six months ended June 30, 2017 and 2018 was estimated on the date of each grant using the binomial option pricing model with the assumptions (or ranges thereof) in the following table:

	Six Months Ended June 30,
	2017	2018
Exercise price (USD)	0.61-2.55	0.1-3.38
Fair value of the ordinary shares on the date of option grant (USD)	1.30-1.80	3.38-4.62
Risk-free interest rate	2.31%-2.40%	2.74%-2.85%
Expected term (in years)	10.00	10.00
Expected dividend yield	0%	0%
Expected volatility	52%	50%-51%
Expected forfeiture rate (post-vesting)	5%	5%

Risk-free interest rate is estimated based on the yield curve of US Sovereign Bond as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected expiry of the term of the options. The Company has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options.

As of December 31, 2017 and June 30, 2018, there were RMB58,444 and RMB79,740 of unrecognized compensation expenses related to the stock options granted to the employees of NIO US, which is expected to be recognized over a weighted-average period of 2.53 and 2.62 years, respectively.

As of December 31, 2017 and June 30, 2018, there were RMB275,473 and RMB626,454 of unrecognized compensation expenses related to the stocks options granted to the Group’s non-NIO US employees with a performance condition of an IPO, out of which, unrecognized compensation expenses of RMB138,884 and RMB234,120 related to options for which the service condition had been met and are expected to be recognized when the performance target of an IPO is achieved.

(ii) Restricted shares

The fair value of each restricted share granted with service conditions is estimated based on the fair market value of the underlying ordinary shares of the Company on the date of grant.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

The following table summarizes activities of the Company’s restricted shares under the 2015 plan:

	Number of Restricted Shares Outstanding	Weighted Average Grant Date Fair Value
		USD
Unvested at December 31, 2016	1,837,387	0.96

Vested	(152,021)	0.96
Forfeited	(254,395)	0.96

Unvested at June 30, 2017	1,430,971	0.96

Unvested at December 31, 2017	1,112,977	0.96

Vested	(314,052)	0.96
Forfeited	(63,056)	0.96

Unvested at June 30, 2018	735,869	0.96

As of December 31, 2017 and June 30, 2018, there were RMB6,095 and RMB3,461 of unrecognized compensation expenses related to restricted shares granted to the employees of NIO US, which is expected to be recognized over a weighted-average period of 1.75 and 1.25 years, respectively.

Share-based compensation expenses of RMB2,093 and RMB1,915 related to restricted shares granted to the employees of NIO US was recognized for the six months ended June 30, 2017 and 2018, respectively.

(c) Non-recourse Loan

In November 2015, the Company issued an offer letter to one of its key management team member (“the Borrower”). In the offer letter, the Company offered the Borrower to purchase 7,509,933 Series A-3 Preferred Shares of the Company at the price of USD1.6522 per share, which equals to the purchase price paid for the same class of preferred shares by other third party investors in the most recent round of financing prior to the offer letter. In addition, the Company agreed to provide a loan in the amount of USD12,408 with an interest rate of 1.8% compounded semiannually to fund the purchase of such Series A-3 Preferred Shares by the Borrower (“the Loan”). The Loan agreement was signed on March 10, 2016, the date of her employment. The Loan is subject to a three-year service condition with 25% immediately vested on the grant date and 25% cliff vesting annually. The Borrower’s personal liability on the Loan, and the Company’s recourse against the Borrower personally on the Loan, shall be limited to 50% of the then-outstanding principal amount of the Loan, including any interest accrued thereon.

In June 2018, the Borrower repaid the loan pursuant to the agreement, including the interest accrued, to the Company, amounting to RMB82,863. By the time of the repayment, 75% of the Award was vested and considered as exercised while 25% remained as unvested.

Pursuant to ASC 718, the Company accounted for the Loan as a stock liability (the “Award”). Given the underlying of the Award is Series A-3 Preferred Shares, it was treated as a liability award following ASC 480. The Award was initially recognized at fair value and subsequently re-measured by recognizing the change in fair value as an adjustment to the compensation costs until the Award is settled, i.e. upon redemption or QIPO. The

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

fair value of the Award granted was estimated on each reporting date using the Black-Scholes option pricing model with the assumptions (or ranges thereof) in the following table:

	Six Months Ended June 30,
	2017	2018
Exercise price	1.82	1.76
Fair value of the Preferred Shares on the measurement date	2.08	4.69
Risk-free interest rate	2%	2%
Remaining life (in years)	4.15	1.25
Expected dividend yield	0%	0%
Expected volatility	48%	37%

Share-based compensation expenses related to the Award of RMB11,491 and RMB79,673 was recognized for the six months ended June 30, 2017 and 2018, respectively.

24. Taxation

(a) Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands and conducts most of its business through its subsidiaries located in Mainland China, Hong Kong, United States, United Kingdom and Germany. Under the current laws of the Cayman Islands, the Company is not subject to tax on either income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

PRC

All Chinese companies are subject to enterprise income tax (“EIT”) at a uniform rate of 25%.

Under the EIT Law enacted by the National People’s Congress of PRC on March 16, 2007 and its implementation rules which became effective on January 1, 2008, dividends generated after January 1, 2008 and payable by a foreign investment enterprise in the PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. Under the taxation arrangement between the PRC and Hong Kong, a qualified Hong Kong tax resident which is the “beneficial owner” and directly holds 25% or more of the equity interest in a PRC resident enterprise is entitled to a reduced withholding tax rate of 5%. The Cayman Islands, where the Company was incorporated, does not have a tax treaty with PRC.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

PRC will be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, there is uncertainty as to the application of the EIT Law. Should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC income tax on worldwide income at a uniform tax rate of 25%.

According to relevant laws and regulations promulgated by the State Administration of Tax of the PRC effective from 2008 onwards, enterprises engaging in research and development activities are entitled to claim 150% of their qualified research and development expenses so incurred as tax deductible expenses when determining their assessable profits for the year (‘Super Deduction’). The additional deduction of 50% of qualified research and development expenses can only be claimed directly in the annual EIT filing and subject to the approval from the relevant tax authorities.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the subsidiaries of the Group incorporated in Hong Kong are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

Other Countries

The maximum applicable income tax rates of other countries where the Company’s subsidiaries having significant operations in the six months ended June 30, 2017 and 2018 are as follows:

	Six Months Ended June 30,
	2017	2018
United States	42.84%	29.84%
United Kingdom	19.25%	19.00%
Germany	32.98%	32.98%

Composition of income tax expense for the periods presented are as follows:

	Six Months Ended June 30,
	2017	2018
Current income tax expense	4,325	4,368

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

Reconciliations of the income tax expense computed by applying the PRC statutory income tax rate of 25% to the Group’s income tax expense of the periods presented are as follows:

	Six Months Ended June 30,
	2017	2018
Loss before income tax expense	(2,016,197)	(3,321,161)
Income tax expense computed at PRC statutory income tax rate of 25%	(504,049)	(830,290)
Non-deductible expenses	47,925	52,193
Foreign tax rates differential	(20,349)	40,635
Additional 50% tax deduction for qualified research and development expenses	(33,662)	(16,258)
Tax exempted interest income	(460)	(5,221)
US tax credits	(22,765)	(20,627)
Prior year adjustments	—	4,876
Tax benefit not utilized	537,685	779,060

Income tax expense	4,325	4,368

The PRC statutory income tax rate was used because the majority of the Group’s operations are based in PRC.

(b) Deferred tax

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying business. The statutory income tax rate of 25% or applicable preferential income tax rates were applied when calculating deferred tax assets.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

The Group’s deferred tax assets consist of the following components:

	As of December 31,	As of June 30,
	2017	2018
Deferred tax assets
Net operating loss carry-forwards	1,620,535	2,332,971
Accrued expenses	84,320	62,756
Advertising expenses in excess of deduction limit	65,737	105,226
Tax credit carry-forwards	60,624	82,491
Property, plant and equipment, net	27,463	32,130
Deferred rent	8,699	22,307
Deferred revenue	—	(3,751)
Intangible assets	7,104	10,992
Share-based compensation	4,106	4,404
Prepaid expense	—	18,908
Unrealized foreign exchange loss	55	55
Donation carry-forward (3Yrs)	—	13
Employee education expenditure carry-forward	—	2
Unrealized financing cost	—	(2,304)

Total deferred tax assets	1,878,643	2,666,200

Less: Valuation allowance	(1,878,643)	(2,666,200)

Total deferred tax assets, net	—	—

Full valuation allowances have been provided where, based on all available evidence, management determined that deferred tax assets are not more likely than not to be realizable in future tax years. Movement of valuation allowance is as follow:

	As of December 31,	As of June 30,
	2017	2018
Valuation allowance
Balance at beginning of the period	672,889	1,878,643
Additions	1,205,754	787,557

Balance at end of the period	1,878,643	2,666,200

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (“Tax Act”) was enacted into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 35% to 21% for tax years beginning after December 31, 2017. The Group is required to recognize the effect of the tax law changes in the period of enactment, such as re-measuring the Group’s U.S. deferred tax assets and liabilities as well as reassessing the net realizability of the deferred tax assets and liabilities. The Tax Act did not give rise to any material impact on the consolidated balance sheets and consolidated statements of comprehensive loss due to the Group’s historical worldwide loss position and the full valuation allowance provided against the Group’s net U.S. deferred tax assets.

In December 2017, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which allows the Group to

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

record provisional amounts during a measurement period not to extend beyond one year from the enactment date. Since the Tax Act was enacted late in the fourth quarter of 2017 (and ongoing guidance and accounting interpretations are expected over the next 12 months), the Group considers the accounting of deferred tax re-measurements and other items to be incomplete due to the forthcoming guidance and its ongoing analysis of final year-end data and tax positions. The Group expects to complete the analysis within the measurement period in accordance with SAB 118. The Group does not expect any subsequent adjustments to have any material impact on the consolidated balance sheets or consolidated statements of comprehensive loss due to our historical worldwide loss position and the full valuation allowance provided against the Group’s net U.S. deferred tax assets.

Uncertain Tax Position

The Group did not identify any significant unrecognized tax benefits for each of the periods presented. The Group did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expense and also does not anticipate any significant change in unrecognized tax benefits within 12 months from June 30, 2018.

25. Loss Per Share

Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the six months ended June 30, 2017 and 2018 as follows:

	Six Months Ended June 30,
	2017	2018
Numerator:
Net loss	(2,020,522)	(3,325,529)
Accretion on convertible redeemable preferred shares to redemption value	(1,139,341)	(6,744,283)
Net loss attributable to non-controlling interests	29,271	15,278

Net loss attributable to ordinary shareholders of NIO Inc. for basic/dilutive net loss per share	(3,130,592)	(10,054,534)

Denominator:
Weighted-average number of ordinary shares outstanding — basic and diluted	20,141,298	28,661,459

Basic and diluted net loss per share attributable to ordinary shareholders of NIO Inc.	(155.43)	(350.80)

For the six months ended June 30, 2017 and 2018, assumed conversion of the Preferred Shares into ordinary shares were excluded from the calculations of diluted net loss per share of the Company due to the anti-dilutive effect. The effects of all outstanding share options have also been excluded from the computation of diluted net loss per share for the six months ended June 30, 2017 and 2018 as their effects would be anti-dilutive.

For the six months ended June 30, 2017 and 2018, the Company had potential ordinary shares, including non-vested restricted shares, options granted and Preferred Shares. As the Group incurred losses for the six months ended June 30, 2017 and 2018, these potential ordinary shares were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company. The weighted-average numbers of non-vested restricted shares, options granted and preferred shares excluded from the calculation of diluted net loss per share of the

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

Company were 8,172,204, 42,977,537 and 516,679,430 as of June 30, 2017, 5,746,798, 52,414,708 and 814,807,327 as of June 30, 2018 respectively.

26. Related Party Balances and Transactions

The principal related parties with which the Group had transactions during the years presented are as follows:

Name of Entity or Individual	Relationship with the Company
Bin Li	Principal Shareholder, Chairman of the Board and Chief Executive Officer
Lihong Qin	Principal Shareholder, Director and President of the Company
Baidu Capital L.P.	Shareholder
Suzhou Zenlead XPT New Energy Technologies Co., Ltd.	Affiliate
NIO Capital	Controlled by Principal Shareholder
Hubei Changjiang Nextev New Energy Investment Management Co., Ltd.	Controlled by Principal Shareholder
Jiangsu Xindian Automotive Co., Ltd.	Controlled by Principal Shareholder
Beijing CHJ Information Technology Co., Ltd.	Controlled by Principal Shareholder
Ningbo Meishan Free Trade Port Zone Weilan Investment Co., Ltd.	Controlled by Principal Shareholder
Shanghai NIO Hongling Investment Management Co., Ltd	Controlled by Principal Shareholder
Hubei Changjiang Nextev New Energy Industry Development Capital Partnership (Limited Partnership)	Controlled by Principal Shareholder
Beijing Chehui Hudong Guanggao Co., Ltd.	Affiliate
Beijing Xinyi Hudong Guanggao Co., Ltd.	Affiliate
Bite Shijie (Beijing) Keji Co., Ltd.	Affiliate

(a) The Group entered into the following significant related party transactions:

(i) Provision of service

For the six months ended June 30, 2017 and 2018, service income was primarily generated from property management and miscellaneous research and development services the Group provided to its related parties.

	Six Months Ended June 30,
	2017	2018
Shanghai NIO Hongling Investment Management Co., Ltd	—	899

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

(ii) Acceptance of marketing and advertising service

	Six Months Ended June 30,
	2017	2018
Beijing Xinyi Hudong Guanggao Co., Ltd.	7,575	9,249
Beijing Chehui Hudong Guanggao Co., Ltd.	—	2,830
Bite Shijie (Beijing) Keji Co., Ltd.	5,266	582

	12,841	12,661

(iii) Loan to related party

	Six Months Ended June 30,
	2017	2018
NIO Capital	—	66,166
Ningbo Meishan Free Trade Port Zone Weilan Investment Co., Ltd.	50,000	—

	50,000	66,166

On January 12, 2018, the Group granted two interest free loans to NIO Capital, with principal amount of USD5,000 each. The loans mature in 6 months. One of the loan can be converted into ordinary shares of a subsidiary of NIO Capital upon maturity at the option of the Group.

(iv) Cost of manufacturing consignment

	Six Months Ended June 30,
	2017	2018
Suzhou Zenlead XPT New Energy Technologies Co., Ltd.	—	10,763

(v) Interest payable on behalf of related parties

	Six Months Ended June 30,
	2017	2018
Baidu Capital L.P.	—	8,065

(vi) Purchase of property and equipment

	Six Months Ended June 30,
	2017	2018
Bite Shijie (Beijing) Keji Co., Ltd.	2,422	—

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

(b) The Group had the following significant related party balances:

(i) Amounts due from related parties

	As of December 31,	As of June 30,
	2017	2018
NIO Capital	—	66,166
Ningbo Meishan Free Trade Port Zone Weilan Investment Co., Ltd.	50,000	50,000
Shanghai NIO Hongling Investment Management Co.,	—	899
Baidu Capital L.P.	21,671	—
Beijing CHJ Information Technology Co., Ltd.	3,624	—
Bin Li	1,680	—
Jiangsu Xindian Automotive Co., Ltd.	1,627	—
Hubei Changjiang Nextev New Energy Investment Management Co., Ltd.	954	—

Total	79,556	117,065

(ii) Amounts due to related parties

	As of December 31,	As of June 30,
	2017	2018
Suzhou Zenlead XPT New Energy Technologies Co., Ltd.	19,466	12,704
Beijing Xinyi Hudong Guanggao Co., Ltd.	400	9,580
Bin Li	14,289	—
Lihong Qin	5,338	—
Beijing Chehui Hudong Guanggao Co., Ltd.	576	—

Total	40,069	22,284

27. Commitment and Contingencies

(a) Capital commitments

Capital expenditures contracted for at the balance sheet dates but not recognized in the Group’s consolidated financial statements are as follows:

	As of December 31,	As of June 30,
	2017	2018
Property and equipment	1,250,612	2,424,131
Leasehold improvements	470,600	494,012

Total	1,721,212	2,918,143

(b) Operating lease commitments

The Group leases certain office premises and buildings under non-cancelable leases. Operating lease expenses recorded in the accompanying consolidated statements of comprehensive loss amounted to RMB70,447

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

and RMB190,856 for the six months ended June 30, 2017 and 2018, respectively. As of December 31, 2017 and June 30, 2018, the Group had remaining outstanding commitments non-cancelable agreements in respect to its operating leases as follows:

	As of December 31,	As of June 30,
	2017	2018
Within one year	233,486	293,305
1 to 2 years	261,846	348,740
2 to 3 years	278,278	333,798
More than 3 years	912,356	944,911

Total	1,685,966	1,920,754

28. Unaudited Pro-forma Balance Sheet and Net Loss per Share for Conversion of the Preferred Shares

Immediately prior to the completion of a planned IPO of the Company, the holders of the Preferred Shares of the Company intends to convert the Preferred Shares into ordinary shares on a one-for-one basis. Each fully paid Preferred Shares held by Tencent will be converted into the same number of fully paid Ordinary Shares to be re-designated as Class B Ordinary Shares, each fully paid Preferred Shares held by the Originalwish Limited and mobike Global Ltd. will be converted into the same number of fully paid Ordinary Shares to be re-designated as Class C Ordinary Shares, while each of the other fully paid Preferred Shares will be converted into the same number of fully paid Ordinary Shares to be re-designated as Class A Ordinary Shares, based on the applicable Preferred Share Conversion Price then in effect respectively. Holders of Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares have the same rights, except for voting rights. Holders of Class A Ordinary Shares are entitled to one vote per share, holders of Class B Ordinary Shares are entitled to four votes per share while holders of Class C ordinary shares are entitled to eight votes per share.

The unaudited pro-forma balance sheet as of June 30, 2018 presents an adjusted financial position as if the Series A-1 and A-2, A3, B, C and D convertible redeemable preferred shares had been converted into ordinary shares as of December 31, 2017 at the conversion ratio of one for one.

NIO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

The unaudited pro-forma net loss per share for the six months ended June 30, 2017 and 2018 after giving effect to the conversion of the Preferred Shares into ordinary shares as of the inception of the year at the conversion ratio of one-for-one is as follows:

Six Months Ended June 30, 2018
Numerator:
Net loss attributable to the Company’s ordinary shareholders	(10,054,534)
Pro-forma effect of conversion of the Series A-1 and A-2 convertible redeemable preferred shares	3,851,909
Pro-forma effect of conversion of the Series A-3 convertible redeemable preferred shares	308,341
Pro-forma effect of conversion of the Series B convertible redeemable preferred shares	1,289,035
Pro-forma effect of conversion of the Series C convertible redeemable preferred shares	1,046,602
Pro-forma effect of conversion of the Series D convertible redeemable preferred shares	248,396

Pro-forma net loss attributable to the Company’s ordinary shareholders—Basic and diluted	(3,310,251)

Denominator:
Weighted-average ordinary shares outstanding for calculation of pro-forma basic and diluted net loss per ordinary share	28,661,459
Pro-forma effect of conversion of the Series A-1 and A-2 convertible redeemable preferred shares	295,000,000
Pro-forma effect of conversion of the Series A-3 convertible redeemable preferred shares	24,210,431
Pro-forma effect of conversion of the Series B convertible redeemable preferred shares	114,867,321
Pro-forma effect of conversion of the Series C convertible redeemable preferred shares	166,205,830
Pro-forma effect of conversion of the Series D convertible redeemable preferred shares	213,585,003
Pro-forma effect of conversion of the exercised portion of non-recourse loan	5,632,450

Denominator for pro-forma basic and diluted net loss per ordinary share calculation	848,162,494

Pro-forma basic and diluted net loss per ordinary share attributable to the Company’s Ordinary shareholders	(3.90)

The effects of all outstanding share options with a performance condition of an IPO and the related share based compensation expenses were excluded from the computation of diluted pro-forma net loss per share for the six months ended June 30, 2018 because they are contingent upon the completion of an initial public offering by the Company and that contingency have not been resolved.

29. Subsequent Events

In late July 2018, RMB125,000 out of RMB 170,000 was further paid by one of the third party strategic investors into XPT Auto with the same terms as described in Note 21 above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering amended and restated memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.4 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration

Prime Hubs Limited	January 6, 2015	26,900,001 ordinary shares	US$6,725.0

Originalwish Limited	March 18, 2015	122,045,675 series A-1 preferred shares	US$122,045,675

Hillhouse NEV Holdings Limited	March 18, 2015	50,000,000 series A-2 preferred shares	US$50,000,000.0

Shunwei TMT II Limited	March 18, 2015	10,000,000 series A-2 preferred shares	US$10,000,000.0

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration

mobike Global Ltd.	March 18, 2015	26,454,325 series A-1 preferred shares	US$26,454,325.0

HCM VI Limited	March 18, 2015	1,500,000 series A-1 preferred shares	US$1,500,000.0
Shunwei Growth II Limited	March 18, 2015	20,000,000 series A-2 preferred shares	US$20,000,000.0

Energy Lee Limited	May 6, 2015	15,000,000 series A-1 preferred shares	US$15,000,000.0

Mount Putuo Investment Limited	May 6, 0215	30,000,000 series A-2 preferred shares	US$30,000,000.0

Smart Group Global Limited	June 23, 2015	20,000,000 series A-2 preferred shares	US$20,000,000.0

Sequoia Capital China GF HoldcoIII-A, Ltd.	September 12, 2015	18,157,895 series A-3 preferred shares	US$30,000,000.0

Joy Capital I, L.P.	September 12, 2015	6,052,536 series A-3 preferred shares	US$10,000,000.0

Padmasree Warrior	March 10, 2016	7,509,933 series A-3 preferred shares	US$12,407,911.3

Anderson Investments Pte. Ltd.	July 21, 2016	21,810,251 series B preferred shares	US$60,000,000.0

Hillhouse NEV Holdings Limited	July 21, 2016	3,635,042 series B preferred shares	US$10,000,000.0

Shunwei TMT II Limited	July 21, 2016	3,635,042 series B preferred shares	US$10,000,000.0

Shunwei Growth II Limited	July 21, 2016	7,270,083 series B preferred shares	US$20,000,000.0

Mount Putuo Investment Limited	July 21, 2016	10,905,125 series B preferred shares	US$30,000,000.0

SCC Growth IV Holdco A, Ltd.	July 21, 2016	3,635,042 series B preferred shares	US$10,000,000.0

Joy Capital I, L.P.	July 21, 2016	1,817,521 series B preferred shares	US$5,000,000.0

Bluestone Company Limited	July 21, 2016	10,905,125 series B preferred shares	US$30,000,000.0

Magic Stone Alternative Private Equity Fund, L.P.	July 21, 2016	10,905,125 series B preferred shares	US$30,000,000.0

TPG Growth III SF Pte. Ltd.	July 21, 2016	5,452,563 series B preferred shares	US$15,000,000.0

Ultimate Lenovo Limited	July 21, 2016	5,452,563 series B preferred shares	US$15,000,000.0

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration

Renaissance Era International Private Equity Fund I L.P.	July 21, 2016	1,817,521 series B preferred shares	US$5,000,000.0

Palace Investments Pte. Ltd.	July 21, 2016	1,817,521 series B preferred shares	US$5,000,000.0
Grandfield Investment Ltd.	July 21, 2016	5,816,067 series B preferred shares	US$16,000,000.0

IDG China Venture Capital Fund IV L.P.	August 19, 2016	1,611,232 series B preferred shares	US$4,432,500.0

IDG China IV Investors L.P.	August 19, 2016	206,289 series B preferred shares	US$567,500.0

Bright Sky II, L.P.	September 30, 2016	5,452,563 series B preferred shares	US$15,000,000.0

ORIENT HONTAI LIMITED	February 8, 2017	2,908,033 series B preferred shares	US$8,000,000.0

LONG WINNER INVESTMENT LIMITED	February 9, 2017	1,817,521 series B preferred shares	US$5,000,000.0

HH RSV-X Holdings Limited	February 9, 2017	7,997,092 series B preferred shares	US$22,000,000.0

Baidu Capital L.P.	March 24, 2017	25,740,026 series C preferred shares	US$100,000,000.0

West City Asia Limited	March 24, 2017	2,574,003 series C preferred shares	US$10,000,000.0

Haitong International Investment Holdings Limited.	March 24, 2017	2,574,003 series C preferred shares	US$10,000,000.0

Haixia NEV International Limited Partnership	March 24, 2017	5,148,005 series C preferred shares	US$20,000,000.0

New Margin Capital Hong Kong Co., Limited	March 24, 2017	2,574,003 series C preferred shares	US$10,000,000.0

Palace Investments Pte. Ltd.	March 24, 2017	1,287,001 series C preferred shares	US$5,000,000.0

Image Frame Investment (HK) Limited	March 24, 2017	25,740,026 series C preferred shares	US$100,000,000.0

Total Prestige Investment Limited	March 24, 2017	1,750,322 series C preferred shares	US$6,800,000.0

Zhide EV Investment Limited	March 24, 2017	2,574,003 series C preferred shares	US$10,000,000.0

Bright Sky II, L.P.	March 24, 2017	2,574,003 series C preferred shares	US$10,000,000.0

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration

TPG Growth III SF Pte. Ltd.	March 24, 2017	1,673,102 series C preferred shares	US$6,500,000.0

Bluestone Company Limited	March 24, 2017	7,722,008 series C preferred shares	US$30,000,000.0

CEG Smart Travel Co., Limited	March 24, 2017	2,923,844 series C preferred shares	US$11,359,369.2
IDG China Venture Capital Fund IV L.P.	March 24, 2017	228,185 series C preferred shares	US$886,500.0

IDG China IV Investors L.P.	March 24, 2017	29,215 series C preferred shares	US$113,500.0

CYBER TYCOON LIMITED	March 24, 2017	4,385,929 series C preferred shares	US$17,039,333.0

Honor Best International Limited	March 24, 2017	8,771,858 series C preferred shares	US$34,078,667.0

Tanzanite Gem Holdings Limited	March 24, 2017	15,444,016 series C preferred shares	US$60,000,000.0

Anderson Investments Pte. Ltd.	May 3, 2017	10,296,010 series C preferred shares	US$40,000,000.0

Ultimate Lenovo Limited	May 3, 2017	7,722,007 series C preferred shares	US$30,000,000.0

CYBER TYCOON LIMITED	May 3, 2017	676,276 series C preferred shares	US$2,627,333.0

Honor Best International Limited	May 3, 2017	1,352,553 series C preferred shares	US$5,254,667.0

CHAMPION ELITE GLOBAL LIMITED	May 3, 2017	257,400 series C preferred shares	US$1,000,000.0

CHINA INDUSTRIAL INTERNATIONAL TRUST ASSET MANAGEMENT COMPANY LIMITED	May 3, 2017	3,861,004 series C preferred shares	US$15,000,000.0

HF Holdings Limited	May, 3, 2017	2,574,003 series C preferred shares	US$10,000,000.0

Tea Leaf Limited	May 3, 2017	7,979,408 series C preferred shares	US$31,000,000.0

BLISSFUL DAYS HOLDINGS LIMITED	July 6, 2017	1,029,601 series C preferred shares	US$4,000,000.0

Guangfa Xinde Capital Management Limited	July 6, 2017	1,300,000 series C preferred shares	US$5,050,500.0

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration

Bluefuture Fund L.P.	July 6, 2017	3,861,004 series C preferred shares	US$15,000,000.0

UBS AG, London Branch	July 6, 2017	5,148,005 series C preferred shares	US$20,000,000.0
KEEN EAGLE CAPITAL INVESTMENT LIMITED	July 6, 2017	2,574,003 series C preferred shares	US$10,000,000.0
China Oceanwide International Asset Management Limited	July 6, 2017	2,574,003 series C preferred shares	US$10,000,000.0

CMFHK Fortune 100 SPC	July 20, 2017	1,287,001 series C preferred shares	US$5,000,000.0

Image Frame Investment (HK) Limited	November 10, 2017	61,648,781 series D preferred shares	US$330,000,000.0

TPP Follow-on I Holding D Limited	November 10, 2017	3,736,290 series D preferred shares	US$20,000,000.0

LEAP PROSPECT LIMITED	November 10, 2017	29,890,318 series D preferred shares	US$160,000,000.0

Serenity WL Holdings Ltd.	November 10, 2017	5,604,435 series D preferred shares	US$30,000,000.0

SCOTTISH MORTGAGE INVESTMENT TRUST PLC	November 10, 2017	4,670,361 series D preferred shares	US$25,000,000.0

PACIFIC HORIZON INVESTMENT TRUST PLC	November 10, 2017	467,037 series D preferred shares	US$2,500,000.0

Myriad Opportunities Master Fund Limited	November 10, 2017	4,670,362 series D preferred shares	US$25,000,000.0

LONE SPRUCE, L.P.	November 10, 2017	134,506 series D preferred shares	US$720,000.0

Lone Cypress, LTD.	November 10, 2017	3,601,784 series D preferred shares	US$19,280,000.0

ULTRA RESULT HOLDINGS LIMITED	November 10, 2017	2,802,217 series D preferred shares	US$15,000,000.0

AL NAHDHA INVESTMENT LLC	November 10, 2017	2,120,345 series D preferred shares	US$11,350,000.0

Al Beed Group	November 10, 2017	467,036 series D preferred shares	US$2,500,000.0

Oldbridge Invest L.L.C.	November 10, 2017	28,022 series D preferred shares	US$150,000.0

AC Limited	November 10, 2017	1,868,145 series D preferred shares	US$10,000,000.0

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration

BEST CASTLE LIMITED	November 10, 2017	5,604,435 series D preferred shares	US$30,000,000.0
HUBEI SCIENCE & TECHNOLOGY INVESTMENT GROUP (HONG KONG) COMPANY LIMITED	November 10, 2017	5,604,435 series D preferred shares	US$30,000,000.0

WP NIO Investment Partnership, LP	November 10, 2017	3,736,290 series D preferred shares	US$20,000,000.0
Lezmenia Assets Limited	November 10, 2017	1,401,109 series D preferred shares	US$7,500,000.0

LAPATHIA HOLDINGS LIMITED	November 10, 2017	1,401,108 series D preferred shares	US$7,500,000.0

PV Vision Limited	November 10, 2017	6,538,507 series D preferred shares	US$35,000,000.0

Silver Ridge Fund I Limited Partnership	November 10, 2017	934,072 series D preferred shares	US$5,000,000.0

The Mabel Chan 2012 Family Trust	November 10, 2017	373,629 series D preferred shares	US$2,000,000.0

Magic Stone Special Opportunity Fund IV L.P.	November 10, 2017	597,806 series D preferred shares	US$3,200,000.0

Mega Treasure Investment Limited	November 10, 2017	1,120,887 series D preferred shares	US$6,000,000.0

Tanzanite Gem Holdings Limited	November 10, 2017	12,329,756 series D preferred shares	US$66,000,000.0

SCC Growth IV Holdco A, Ltd.	November 10, 2017	934,072 series D preferred shares	US$5,000,000.0

Joy Next Investment Management Limited	November 10, 2017	2,241,774 series D preferred shares	US$12,000,000.0

Anderson Investments Pte. Ltd.	November 10, 2017	9,340,724 series D preferred shares	US$50,000,000.0

HH DYU Holdings Limited	November 10, 2017	3,736,290 series D preferred shares	US$20,000,000.0

TPG Growth III SF Pte. Ltd.	November 10, 2017	1,214,294 series D preferred shares	US$6,500,000.0

Bluestone Company Limited	November 10, 2017	4,670,362 series D preferred shares	US$25,000,000.0

Bright Sky II, L.P.	November 10, 2017	4,670,362 series D preferred shares	US$25,000,000.0

Diamond Division Limited	November 10, 2017	523,081 series D preferred shares	US$2,800,000.0

WEST CITY ASIA LIMITED	November 10, 2017	653,851 series D preferred shares	US$3,500,000.0

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Haixia NEV International Limited Partnership	November 10, 2017	5,604,435 series D preferred shares	US$30,000,000.0

Palace Investments Pte.Ltd.	November 10, 2017	896,710 series D preferred shares	US$4,800,000.0
KEEN EAGLE CAPITAL INVESTMENT LIMITED	November 10, 2017	373,629 series D preferred shares	US$2,000,000.0

Caitong Funds SPC – New Technology Fund Segregated Portfolio	November 24, 2017	4,670,362 series D preferred shares	US$25,000,000.0

CICC Ehealthcare Investment Limited	November 24, 2017	2,802,217 series D preferred shares	US$15,000,000.0

CapThrone Investment Limited Partnership	November 24, 2017	1,868,145 series D preferred shares	US$10,000,000.0

HCM VI Limited	November 24, 2017	2,428,588 series D preferred shares	US$13,000,000.0

STAR AZURE INTERNATIONAL LIMITED	December 1, 2017	4,670,362 series D preferred shares	US$25,000,000.0

Oceanwide Sigma Limited	December 15, 2017	934,072 series D preferred shares	US$5,000,000.0

Directors, executive officers and employees and consultants of our company	August 1, 2018	29,692,274 ordinary Shares issued by exercising the vested options	Services to our company

Directors, executive officers and employees and consultants of our company	Various dates	Options to purchase 88,939,542 ordinary shares	Services to our company

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-10 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

NIO Inc.

Exhibit Index

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Tenth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	Form of Eleventh Amended and Restated Memorandum and Articles of Association of the Registrant (effective immediately prior to the closing of this offering)

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Ordinary Shares

4.3*	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

4.4	Shareholders Agreement between the Registrant and other parties thereto dated November 10, 2017

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	2015 Share Incentive Plan

10.2	2016 Share Incentive Plan

10.3	2017 Share Incentive Plan

10.4	2018 Share Incentive Plan

10.5	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.6	Form of Employment Agreement between the Registrant and its executive officers (Non-PRC citizens)

10.7	Form of Employment Agreement between the Registrant and its executive officers (PRC citizens)

10.8	Employment Agreement between the Registrant and Louis T. Hsieh dated September 25, 2017

10.9	Employment Agreement and Severance Agreement between the Registrant and Padmasree Warrior dated November 23, 2015 and January 1, 2016, respectively

10.10*	English translation of Manufacture Cooperation Agreement between the registrant and Jianghuai Automobile Group Co., Ltd. dated May 25, 2016

10.11	English translation of Power of Attorney among shareholders of Shanghai Anbin, Shanghai Anbin and NIO Co., Ltd. dated April 19, 2018

10.12	English translation of Loan Agreements among shareholders of Shanghai Anbin, Shanghai Anbin and NIO Co., Ltd. dated April 19, 2018

10.13	English translation of Equity Interest Pledge Agreements among shareholders of Shanghai Anbin, Shanghai Anbin and NIO Co., Ltd. dated April 19, 2018

10.14	English translation of Exclusive Business Cooperation Agreements among shareholders of Shanghai Anbin, Shanghai Anbin and NIO Co., Ltd. dated April 19, 2018

10.15	English translation of Exclusive Option Agreements among shareholders of Shanghai Anbin, Shanghai Anbin and NIO Co., Ltd. dated April 19, 2018

Exhibit Number	Description of Document

10.16	English translation of Power of Attorney among shareholders of Beijing NIO, Beijing NIO and NIO Co., Ltd. dated April 19, 2018

10.17	English translation of Loan Agreements among shareholders of Beijing NIO, Beijing NIO and NIO Co., Ltd. dated April 19, 2018

10.18	English translation of Equity Interest Pledge Agreements among shareholders of Beijing NIO, Beijing NIO and NIO Co., Ltd. dated April 19, 2018

10.19	English translation of Exclusive Business Cooperation Agreements among shareholders of Beijing NIO, Beijing NIO and NIO Co., Ltd. dated April 19, 2018

10.20	English translation of Exclusive Option Agreements among shareholders of Beijing NIO, Beijing NIO and NIO Co., Ltd. dated April 19, 2018

21.1	Significant Subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.4	Consent of Denny Ting Bun Lee

24.1	Powers of Attorney (included on signature page)

99.1	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of Han Kun Law Offices regarding certain PRC law matters

99.3	Consent of Frost & Sullivan

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on August 13, 2018.

NIO INC.

By:	/s/ Bin Li
Name: Bin Li
Title: Chairman of the Board of Directors
and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Bin Li and Louis T. Hsieh as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bin Li		August 13, 2018
Bin Li	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Lihong Qin		August 13, 2018
Lihong Qin	Director

/s/ Padmasree Warrior		August 13, 2018
Padmasree Warrior	Director

/s/ Tian Cheng		August 13, 2018
Tian Cheng	Director

/s/ Xiang Li		August 13, 2018
Xiang Li	Director

/s/ Hai Wu		August 13, 2018
Hai Wu	Director

/s/ Yaqin Zhang		August 13, 2018
Yaqin Zhang	Director

/s/ Xiangping Zhong		August 13, 2018
Xiangping Zhong	Director

Signature	Title	Date

/s/ Zhaohui Li		August 13, 2018
Zhaohui Li	Director

/s/ Louis T. Hsieh		August 13, 2018
Louis T. Hsieh	Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of NIO Inc. has signed this registration statement or amendment thereto in Newark, Delaware on August 13, 2018.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director